Exhibit 10.1

CREDIT AGREEMENT

dated as of April 1, 2005

among

VOLUME SERVICES AMERICA, INC.,

VOLUME SERVICES, INC. and SERVICE AMERICA CORPORATION,
as Borrowers,

CENTERPLATE, INC.,

as a Guarantor,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

GECC CAPITAL MARKETS GROUP, INC.,
as Lead Arranger and Book Runner,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and Lender

and

THE LENDERS APPOINTED AS SYNDICATION

AGENT AND DOCUMENTATION AGENT

$215,000,000 Senior Secured Credit Facilities

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SCHEDULES*

Schedule 1.1(b)	—	Projected Distributable Cash

Schedule 1.1(c)	—	Net Debt

Schedule 1.1(d)	—	Net Senior Debt

Schedule 2.2	—	Revolving Credit Commitments and Term Loan Commitments

Schedule 2.18	—	Existing Letters of Credit

Schedule 3.5(c)	—	Fiscal Periods

Schedule 3.8	—	Subsidiaries

Schedule 3.14	—	Tax Matters

Schedule 3.16	—	ERISA Matters

Schedule 3.17	—	Environmental Matters

Schedule 3.20	—	Labor Matters

Schedule 3.21	—	Insurance

Schedule 3.25	—	Non-Guarantor Expenditures

Schedule 3.26	—	Capital Stock; Interest in Joint Ventures

Schedule 3.27	—	Broker

Schedule 3.28	—	Intellectual Property

Schedule 3.29	—	Deposit and Disbursement Accounts

Schedule 3.30	—	Government Contracts

Schedule 4.2(a)	—	Other Counsel to First Credit Event Loan Parties

Schedule 6.1	—	Indebtedness

Schedule 6.2	—	Liens

Schedule 6.4	—	Investments

Schedule 9.11	—	Notice Addresses

*   Schedules are not filed herein, but will be provided to the Securities and Exchange Commission upon request.

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EXHIBITS

Exhibit A	—	Form of Monthly Report

Exhibit B	—	Form of Assignment and Acceptance Agreement

Exhibit C	—	Form of Intercompany Subordination Agreement

Exhibit D	—	Form of Revolving Loan Borrowing Request

Exhibit E	—	Form of Holdings Guarantee Agreement

Exhibit F	—	Form of Intellectual Property Security Agreement

Exhibit G	—	Form of Pledge Agreement

Exhibit H	—	Form of Security Agreement

Exhibit I	—	Form of Subsidiary Guarantee Agreement

Exhibit J	—	Form of Term Notes

Exhibit K	—	Form of Revolving Notes

Exhibit L	—	Form of Swingline Note

Exhibit M	—	Closing Checklist

Exhibit N	—	Form of Master Documentary Agreement

Exhibit O	—	Form of Master Standby Agreement

-ii-

CREDIT AGREEMENT

          This CREDIT AGREEMENT, dated as of April 1, 2005 (this “Agreement”), is entered into by and among VOLUME SERVICES AMERICA, INC., a Delaware corporation (“VSA”), VOLUME SERVICES, INC., a Delaware corporation (“VS”), SERVICE AMERICA CORPORATION, a Delaware corporation (“SAC”) (VSA, VS and SAC are sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), CENTERPLATE, INC., a Delaware corporation (“Holdings”), THE LENDERS SIGNATORY HERETO FROM TIME TO TIME, as the Lenders (as defined herein), GECC CAPITAL MARKETS GROUP, INC., as Lead Arranger and Book Runner (in such capacity, the “Lead Arranger”), and GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”).

RECITALS:

          WHEREAS, the Borrowers have requested that the Lenders extend revolving and term credit facilities to the Borrowers of up to Two Hundred and Fifteen Million Dollars ($215,000,000) in the aggregate for the purpose of refinancing certain indebtedness of the Borrowers and to provide (a) working capital financing for the Borrowers, (b) funds for other general corporate purposes of the Borrowers and their respective Subsidiaries, and (c) funds for Capital Expenditures and to finance payments of dividends on Holdings Capital Stock and the payment of interest on Holdings Subordinated Notes, in each case to the extent that such Capital Expenditures and payments of dividends and interest are permitted hereunder; and for these purposes, the Lenders are willing to make certain loans and other extensions of credit to the Borrowers of up to such amount upon the terms and conditions set forth herein; and

          WHEREAS, the Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, security interests in and Liens upon substantially all of their existing and after-acquired personal and real property; and

          WHEREAS, Holdings is willing to guarantee all of the obligations of the Borrowers to the Administrative Agent and the Lenders under the Loan Documents, to grant a Lien upon substantially all of its existing and after-acquired personal and real property to secure such guaranty.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

          “ABR Loan” shall mean any ABR Revolving Loan, Swingline Loan or ABR Term Loan as the context requires.

          “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.2.

          “ABR Term Loan” shall mean the Term Loan or any portion thereof bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.1.

          “Accounts” shall have the meaning given such term in the Security Agreement.

          “Activation Event” has the meaning ascribed to it in Section 5.17(c).

          “Activation Notice” has the meaning ascribed to it in Section 5.17(c).

          “Additional Security Documents” shall have the meaning given to such term in Section 5.11(b)(i).

          “Adjusted EBITDA” shall mean, for any Fiscal Period, (a) EBITDA for such Fiscal Period plus (b) to the extent deducted in calculating EBITDA for such period, the Non-Cash Items for such Fiscal Period.

          “Administrative Agent” shall have the meaning given to such term in the preamble hereto.

          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (it being understood any two or more investment funds that invest in commercial loans and that are managed or advised by the same investment advisor or by an Affiliate of such investment advisor shall be deemed Affiliates). Unless otherwise provided herein, each reference to an Affiliate shall be deemed to refer to an Affiliate of Holdings or its Subsidiaries.

          “Agent Fees” shall have the meaning given to such term in Section 2.5(c).

          “Agreement” shall have the meaning given to such term in the preamble hereto.

          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

          “Amortization” shall mean, for any Fiscal Period, amortization of Holdings and its Subsidiaries for such Fiscal Period measured on a consolidated basis in accordance with U.S. GAAP.

          “Annual Clean-Up” shall have the meaning given to such term in Section 2.10(j).

          “Annual Excess Cash Flow” shall mean, for each Annual Fiscal Period, based on the audited financial statements of Holdings delivered pursuant to Section 5.4(c), (a) Adjusted EBITDA for such Annual Fiscal Period, less (b) the sum of (i) Cash Interest Expense on all Indebtedness for such Annual Fiscal Period, (ii) principal payments (if any) required or made with respect to the Senior Indebtedness during such Annual Fiscal Period, (iii) Capital Expenditures paid in cash during such Annual Fiscal Period (other than Capital Expenditures made with Asset Sale Proceeds, funds from the Dividend/CapEx Funding Account and the CapEx Funding Account, the Equity Offering Proceeds from the issuance of IDSs to the extent not required to be applied to prepay the Obligations under Section 2.10, and repayments of loans or returns of capital under Service Contracts), (iv) Tax Provisions paid in cash during such Annual Fiscal Period, (v) any increase in the outstanding principal amount of Revolving Loans and Swingline Loans from the first day of such Annual Fiscal Period to the last day of such Annual Fiscal Period and (vi) Distributions paid in cash to Persons that are not Loan Parties during such Fiscal Period to the extent permitted under Section 6.16.

          “Annual Fiscal Period” shall have the meaning given to such term in Section 3.5(c).

          “Applicable Margin” shall mean (i) from the Closing Date until delivery of financial statements for the Monthly Fiscal Period ending on or about June 30, 2005, (a) 1.50% per annum for Revolving Loans that are ABR Loans and for Swingline Loans and (b) 3.50% per annum for Revolving Loans that are Eurodollar Loans, and (ii) thereafter, a percentage per annum, determined from the chart set forth below based on the Total Leverage Ratio calculated as of the relevant determination date:

	Revolving Loans that	Revolving Loans that
Total Leverage Ratio	are ABR Loans	are Eurodollar Loans
Above 4.00 to 1.00	1.75%	3.75%
At or below 4.00 to 1.00 and above 3.25 to 1.00	1.50%	3.50%

	Revolving Loans that	Revolving Loans that
Total Leverage Ratio	are ABR Loans	are Eurodollar Loans
At or below 3.25 to 1.00 and above 2.50 to 1.00	1.25%	3.25%
At or below 2.50 to 1.00	1.00%	3.00%

provided, (a) no change in the Applicable Margin shall be effective until the first day of the first full calendar month that commences more than five (5) Business Days after the date on which the Administrative Agent receives the monthly financial statements and the Monthly Report pursuant to Section 5.4(a) calculating the Total Leverage Ratio as of the last day of each Monthly Fiscal Period, and (b) for so long (but only for so long) as any Borrower has not submitted to the Administrative Agent the information described in the foregoing clause (a) when required under Section 5.4(a), the Applicable Margin shall be determined as if the Total Leverage Ratio then in effect was greater than 4.00 to 1.00. Downward adjustments in the Applicable Margin will only take effect (and only remain effective) provided no Default or Event of Default has occurred and is continuing.

          “Applicable Percentage” shall mean, with respect to any and all matters relating to any Lender at any time, (a) with respect to the Revolving Loans or the Revolving Credit Commitments prior to the Commitment Termination Date, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender at such time by (ii) the aggregate Revolving Credit Commitments of all Lenders at such time, (b) with respect to the Term Loan or the Term Loan Commitments, prior to the Commitment Termination Date, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender at such time by (ii) the aggregate Term Loan Commitments of all Lenders at such time, (c) with respect to all Loans or Commitments prior to the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate Commitments of that Lender at such time by (ii) the aggregate Commitments of all Lenders at such time, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender at such time by (ii) the outstanding principal balance of the Loans held by all Lenders at such time.

          “Asset Sale Proceeds” shall mean cash proceeds actually received by any Loan Party or any Subsidiary from any Disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset of such Loan Party or Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable or otherwise, and cash available to a Loan Party or Subsidiary upon any release of funds from previously established reserves), net of (a) reasonable attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required payments on Indebtedness (other than Indebtedness incurred under the Loan Documents), and other reasonable fees, expenses and reserves (including brokerage and consultant fees) and (b) taxes paid or payable as a result thereof (including withholding taxes incurred in connection with cross-border transactions, if applicable, and taxes estimated by any Borrower to be payable as a result thereof or as a result of such transactions), excluding cash proceeds from Dispositions permitted under Section 6.5 and clauses (a), (c), (e) and (f) of Section 6.6, Unamortized Contract Value Proceeds and any fees or other payments that are required to be made periodically in the ordinary course pursuant to the terms of the Service Contracts; provided that (x) if such Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth such Borrower’s intention to use, or to cause the applicable Loan Party or Subsidiary to use, any portion of such proceeds to (A) purchase assets useful in the business of the Loan Parties or (B) fund Consolidated Service Contract Capital Expenditures, in each case with reference to clause (A) or (B) within 12 months of such receipt, such portion of such proceeds shall not constitute Asset Sale Proceeds except to the extent not so used within such 12-month period or to the extent an Event of Default occurs or is continuing during such 12-month period, and (y) the aggregate amount of all such proceeds from Dispositions received after the Closing Date that may be reinvested by the Loan Parties pursuant to the immediately preceding clause (x) shall not exceed $5,000,000, and the amount of such proceeds from any single Disposition (or series of related Dispositions) received after the Closing Date that may be reinvested by the Loan Parties pursuant to the immediately preceding clause (x) shall not exceed $1,000,000; provided further that any such cash proceeds received in excess of $500,000 at any time prior to reinvestment thereof shall either (1) be used by the Borrowers to repay the Revolving Loans (without any commitment reduction) and, if the outstanding Revolving Loans have been repaid in full, the remaining balance of such proceeds, if any, shall be dealt with in the manner set forth in clause (2) below of this definition, or (2) be deposited to and held in a deposit account and/or an investment account of any Borrower in which the Administrative Agent on behalf of the Secured Parties has a first priority perfected Lien pursuant to a Control Agreement until such time as the Borrowers may use such proceeds to make reinvestments in manner permitted under the first proviso of this definition. For purposes of calculating “Asset Sale Proceeds”, all fees, commissions and other costs and expenses payable to Holdings, any Borrower or any Affiliates of any of them shall be disregarded, other than such fees, commissions and other costs and expenses paid to such Affiliates (excluding Holdings, the Borrowers or any Subsidiary) on terms that are no less favorable to Holdings, such Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that was not an Affiliate.

          “Assignment and Acceptance Agreement” shall have the meaning assigned to such term in Section 8.1(a).

          “Available Cash” shall mean, for any Monthly Fiscal Period, (a) Adjusted EBITDA for the twelve Monthly Fiscal Periods ending with such Monthly Fiscal Period, less (b) the sum of (i) Cash Interest Expense related to the Senior Indebtedness, (ii) principal payments (if any) required or made with respect to the Senior Indebtedness, (iii) Capital Expenditures made in cash (other than Capital Expenditures made with Asset Sale Proceeds, proceeds of asset sales described in the first proviso of the definition of “Asset Sale Proceeds”, Insurance Proceeds, funds from the Dividend/CapEx Funding Account and the CapEx Funding Account, the Equity Offering Proceeds from the issuance of IDSs to the extent not required to be applied to prepay the Obligations under Section 2.10, equity issuance proceeds described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, and repayments of loans or returns of capital under Service Contracts), (iv) Tax Provisions paid in cash and (v) Holdings Administrative Expenses, in each case for the twelve Monthly Fiscal Periods ending with such Monthly Fiscal Period, plus (c) all tax credits and net operating loss carryforwards used during the twelve Monthly Fiscal Periods ending with such Monthly Fiscal Period, divided by (d) 12.

          “Available Revolving Loan Advance” means, as of any Dividend Payment Date, the outstanding principal amount of any Revolving Loan advance that (on or prior to such Dividend Payment Date) has been made by the Revolving Lenders to the Borrowers under this Agreement, is intended by the Borrowers to be used solely to fund payments of Dividends on such Dividend Payment Date to the extent expressly permitted under Section 6.16(e), and has not in fact been used for any other purpose.

          “Blackstone” shall mean The Blackstone Group L.P. and its successors.

          “Blocked Accounts” has the meaning ascribed to it in Section 5.17(a).

          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

          “Borrower” or “Borrowers” shall have the meaning given to such term in the preamble hereto.

          “Borrower Intercompany Indebtedness” shall have the meaning given to such term in Section 3.18.

          “Borrower Intercompany Note” shall mean that certain promissory note, dated as of December 10, 2003, executed by the Borrowers in favor of Holdings.

          “Borrower Representative” means VSA in its capacity as Borrower Representative pursuant to the provisions of Section 2.23.

          “Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Request” shall mean a request by the Borrower Representative in accordance with the terms of Section 2.2(h) with respect to Revolving Loans in substantially the form of Exhibit D.

          “Brand Acquisitions” has the meaning ascribed to it in Section 6.8(a).

          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day that does not constitute a Eurodollar Business Day.

          “Canadian Foreign Subsidiary” shall mean each Subsidiary that is organized, formed or incorporated under the laws of Canada or any province thereof.

          “CapEx Funding Account” shall mean a segregated deposit or brokerage account established by the Borrower Representative with Keybank National Association or any other bank acceptable to the Administrative Agent, in which the Administrative Agent has a first priority perfected security interest on behalf of the Secured Parties pursuant to a Control Agreement to which the Borrower Representative, the Administrative Agent and Keybank National Association are a party, and from which funds may be deposited and withdrawn in accordance with Section 2.22.

          “Capital Expenditures” shall mean, for any Person, without duplication, (a) all expenditures incurred by such Person that, in accordance with U.S. GAAP, are or should be included in “purchase of property and equipment”, “purchase of location contract rights” or similar items reflected in the statement of cash flows of such Person, (b) all expenditures by such Person to acquire by purchase or otherwise the business or fixed assets of, or stock or other evidence of beneficial ownership of, any other Person, (c) capital, routine maintenance and repair costs incurred in connection with the negotiation, implementation, maintenance and repairs required with respect to any Service Contract, (d) amounts expended to purchase or redeem the Capital Stock of a minority shareholder or equity holder of a Non-Wholly-Owned Entity, including amounts expended as consideration in a merger or consolidation of a Non-Wholly-Owned Entity, and (e) any loans to, or investments made in, customers made in connection with Service Contracts; provided, however, that Capital Expenditures for Holdings and its Subsidiaries shall not include (i) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are permitted to be made under this Agreement and are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Holdings and its Subsidiaries within 12 months of receipt of such proceeds, (ii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, the Borrowers or any of the Borrowers’ Subsidiaries) and for which none of Holdings, the Borrowers or any of the Borrowers’ Subsidiaries has provided or is required to provide or incur, directly or indirectly, any cash payment obligation to such third party or any other Person (whether before, during or after such period), (iii) expenditures by any Loan Party to acquire assets or stock of a Person that is a Loan Party prior to such expenditure, and (iv) the purchase price expended by any Loan Party for any Permitted Business Acquisition permitted under Section 6.5(a).

          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with U.S. GAAP.

          “Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any joint venture interest and any limited liability company membership interest, including the IDSs with respect to Holdings, but excluding any debt securities convertible into such equity.

          “Cash Collateral Account” shall mean the segregated deposit account established by the Borrower Representative with KeyBank National Association or any other bank acceptable to the Administrative Agent (or to the extent agreed to by the Administrative Agent in writing after the Closing Date, any brokerage account established by the Borrower Representative with a securities intermediary acceptable to the Administrative Agent) over which the Administrative Agent has full control and dominion and a first priority perfected security interest, which account shall be subject to the terms of the Cash Collateral Agreement.

          “Cash Collateral Agreement” shall mean that certain Cash Collateral Control Agreement, dated as of the Closing Date, among the Borrower Representative, the Administrative Agent and Keybank National Association as the depositary bank, as amended, restated, replaced (including with an agreement with a securities intermediary or another financial institution) or otherwise modified with the consent of the Administrative Agent, governing the Cash Collateral Account.

          “Cash Collateral Minimum Balance” shall mean, as of any date, an amount equal to the sum of (i) five months of interest on the Holdings Subordinated Notes outstanding at such time, plus (ii) $2,500,000.

          “Cash Collateral Shortfall Amount” shall mean, at any time, an amount, if any, by which the Cash Collateral Minimum Balance exceeds the aggregate amount of immediately available funds in the Cash Collateral Account at such time.

          “Cash Equivalent” shall have the meaning ascribed to it in Section 2.18(c)(i).

          “Cash Interest Expense” shall mean, for any Fiscal Period without duplication, cash interest payments made in respect of the Indebtedness outstanding under the Loan Documents, the Holdings Subordinated Notes, and other permitted Indebtedness, including, without limitation or duplication, cash payments in respect of Deferred Subordinated Note Interest and interest thereon, such amounts to be net of any interest income (after giving effect to any interest rate hedges) during such Fiscal Period, but excluding the amount of the Deferred Subordinated Note Interest that has accrued on or prior to the date of determination during such Fiscal Period and not been paid in cash.

          “CERCLA” shall have the meaning given such term in the definition of “Environmental Law”.

          “Change of Control” shall mean the occurrence of any of the following events:

     (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings or any or all of the Borrowers to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act);

     (ii) the adoption of a plan relating to the liquidation or dissolution of Holdings or any or all of the Borrowers;

     (iii) the acquisition by any Person or group (as such term in used in Section 13(d)(3) of the Exchange Act) of a direct or indirect interest in more than 30% of the ownership of Holdings, or the voting power of the Capital Stock of Holdings, by way of purchase, merger or consolidation or otherwise;

     (iv) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

     (v) Holdings ceases to own and control, beneficially and of record, 100% of the issued and outstanding shares of Capital Stock of VSA; or

     (vi) VSA ceases to own and control, beneficially and of record, 100% of the issued and outstanding shares of Capital Stock of the Borrowers (other than VSA); or

     (vii) a “Change of Control” (as defined in the Subordinated Notes Indenture) shall occur.

          “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Exhibit M.

          “Closing Costs” shall mean the reasonable transaction costs incurred by each of Holdings and the Borrowers in connection with the Related Transactions.

          “Closing Date” shall mean April 1, 2005.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” shall mean all real and personal property of the Loan Parties in which the Administrative Agent (for the benefit of itself and the other Secured Parties) has been granted a Lien to secure the Obligations.

          “Collection Account” means that certain account of the Administrative Agent, account number 50-232-854 in the name of the Administrative Agent at Deutsche Bank Trust Company Americas in New York, New York ABA No. 021-001-033, or such other account as may be specified in writing by the Administrative Agent as the “Collection Account.”

          “Commitment Termination Date” means the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of Lenders’ obligations under this Agreement to make Revolving Loans and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Article VII, and (c) the date of indefeasible prepayment in full by the Borrowers of all of the Revolving Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 2.18(c), and the permanent reduction of all Commitments to zero dollars ($0).

          “Commitments” shall mean (i) as to any Lender, such Lender’s Term Loan Commitment and Revolving Loan Commitment (including without duplication its Letter of Credit Commitment and, if such Lender is the Swingline Lender, its Swingline Loan

Commitment, each as a subfacility of such Lender’s Revolving Credit Commitment), and (ii) as to all Lenders, their aggregate Term Loan Commitments and Revolving Credit Commitments (including without duplication their aggregate Letter of Credit Commitments and the Swingline Loan Commitment as subfacilities of their Revolving Credit Commitments).

          “Commitment Fee” shall have the meaning given to such term in Section 2.5(a).

          “Concentration Account Bank” shall have the meaning ascribed to it in Section 5.17(a).

          “Concentration Account” shall have the meaning ascribed to it in Section 5.17(a).

          “Consolidated Service Contract Capital Expenditures” shall mean Capital Expenditures made by Holdings, the Borrowers and the Subsidiaries on a consolidated basis with respect to the negotiation, implementation, extension, renewal, amendment or replacement of, or pursuant to any terms of, any Service Contract, including, without limitation, advances and loans made by any of Holdings, the Borrowers or the Subsidiaries pursuant to such Service Contracts.

          “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Holdings who (a) was a member of such Board of Directors as of the Closing Date, or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of at least a majority of the members of such Board of Directors as of the date of the nomination or election.

          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling,” “Controls” and “Controlled” shall have meanings correlative thereto.

          “Control Agreement” shall mean each agreement among a Loan Party, the Administrative Agent and (a) a bank at which such Loan Party maintains deposit accounts, (b) the issuer of uncertificated securities with respect to uncertificated securities in the name of such Loan Party that are not held in a securities account in the name of such Loan Party, (c) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of such Loan Party, or (d) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by such Loan Party, in each case granting “control” over such assets to the Administrative Agent in a manner that perfects the Lien of the Administrative Agent on behalf of the Secured Parties under the UCC, in the form and substance reasonably acceptable to the Administrative Agent.

          “Copyright License” means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to use any Copyright or Copyright registration.

          “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles (as such term is defined in the Security Agreement) of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          “Cost Savings” shall mean, in connection with any Permitted Business Acquisition, tangible and quantifiable cost reductions (for example, head count reductions and reductions due to facility closures) that the Borrowers demonstrate to the reasonable satisfaction of the Administrative Agent will occur in connection with such Permitted Business Acquisition.

          “Covered Taxes” shall have the meaning given to such term in Section 2.17(a).

          “Credit Event” shall have the meaning given to such term in Article IV.

          “Debt Offering Proceeds” shall mean cash proceeds actually received by a Loan Party from the incurrence, issuance or sale by any Loan Party or any Subsidiary of any Indebtedness (other than Indebtedness permitted pursuant to Section 6.1 and Indebtedness constituting Obligations), net of all taxes (including withholding taxes incurred in connection with cross-border transactions, if applicable, and including taxes estimated by any Borrower to be payable as a result thereof or as a result of such transactions) and fees (including investment banking fees), commissions, costs and other expenses incurred in connection with such issuance or sale. For purposes of calculating “Debt Offering Proceeds”, all reasonable fees, commissions and other costs and expenses payable to Holdings, any Borrower or any Affiliate or any of them shall be disregarded, other than such fees, commissions and other costs and expenses paid to Affiliates (excluding Holdings, any Borrower or any Subsidiary) on terms that are no less favorable to Holdings, any Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that was not an Affiliate.

          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          “Default Rate” shall have the meaning given to such term in Section 2.6(f).

          “Deferred Subordinated Note Interest” shall mean, at any time, all interest accrued on the Holdings Subordinated Notes, the payment of which has been deferred pursuant to the terms of this Agreement or otherwise, to the extent remaining unpaid, together with all interest on such interest, the payment of which has also been deferred pursuant to the terms of this Agreement, in each case to the extent remaining unpaid.

          “Depreciation” shall mean, for any Fiscal Period, depreciation of Holdings and its Subsidiaries for such Fiscal Period measured on a consolidated basis in accordance with U.S. GAAP.

          “Disbursement Account” has the meaning ascribed to it in Section 5.17(b).

          “Disposition” shall mean, with respect to any Person, the sale, lease, transfer or other disposition, including on liquidation, dissolution or winding up, by such Person of any properties or assets or any interest therein (including any Capital Stock of any Subsidiaries and any joint venture interests held by such Person) owned or leased by such Person. For the avoidance of doubt, a transfer of property (other than leased property) by a Person not having legal title to such property shall not constitute a Disposition of such property by such Person.

          “Distributable Cash” shall mean, for any Monthly Fiscal Period, (a) Available Cash for such Monthly Fiscal Period less (b) Cash Interest Expense with respect to the Holdings Subordinated Notes and Deferred Subordinated Note Interest during such Monthly Fiscal Period (excluding Deferred Subordinated Note Interest to the extent paid in cash from funds withdrawn from the Dividend/CapEx Funding Account and, to the extent permitted in Section 2.22, the CapEx Funding Account).

          “Distribution” shall mean, with respect to Holdings or any of its Subsidiaries, (i) any Dividend by such Person and (ii) any payment by such Person on account of any Indebtedness that is subordinated in right of payment to the Obligations, including without limitation the Borrower Intercompany Indebtedness, Holdings Subordinated Notes, Deferred Subordinated Note Interest and any Guarantees thereof.

          “Dividend” shall mean, with respect to any Person, any dividend, distribution or return on any equity capital paid in cash or any other property (excluding common equity of such Person) to the stockholders, partners or members of such Person as such, or any redemption, retirement, purchase or other acquisition of any shares of any class of its Capital Stock, any partnership or membership interests or other equity interests, or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests of such Person, or the setting aside of any funds for any of the foregoing purposes (other than the contribution of funds to the Dividend/CapEx Funding Account or the CapEx Funding Account). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

          “Dividend/CapEx Funding Account” shall mean a segregated brokerage account established by the Borrower Representative with McDonald Investments, Inc. or another financial institution acceptable to the Administrative Agent, in which the Administrative Agent has a first priority perfected security interest on behalf of the Secured Parties pursuant to Control Agreements in form and substance reasonably satisfactory to the Administrative Agent, to which the Borrower Representative, McDonald Investments, Inc. (or such other financial institution) and the Administrative Agent are parties, and from which funds may be withdrawn in accordance with Section 2.20.

          “Dividend Payment Amount” shall mean, for any Dividend Payment Date and its Related Monthly Fiscal Period, the sum of (a) Distributable Cash for such Related Monthly Fiscal Period, plus (b) the amount withdrawn from the Dividend/CapEx Funding Account or, to the extent permitted by Section 2.22, the CapEx Funding Account by the Borrower Representative no more than one Business Day prior to such Dividend Payment Date to distribute as Dividends, such amount not to exceed the Dividend Shortfall Amount for such Related Monthly Fiscal Period, less (c) the Cash Collateral Shortfall Amount on such Dividend Payment Date; provided that if there is a Dividend Shortfall Amount for such Related Monthly

Fiscal Period, the Dividend Payment Amount may, at the option of the Borrowers, be increased by the amount of Unrestricted Cash on Hand as of such Dividend Payment Date and the proceeds of any Available Revolving Loan Advance that is outstanding as of such Dividend Payment Date (such increased amount referred to herein as the “Excess Dividend Amount”) so long as all of the following conditions are met with respect to such Dividend Payment Date and its Related Monthly Fiscal Period: (i) the sum of such Excess Dividend Amount plus the Dividend Payment Amount for such Dividend Payment Date (calculated before giving effect to any increase thereof pursuant to this proviso) shall not exceed the Projected Distributable Cash for such Dividend Payment Date, and (ii) the sum of the Excess Dividend Amount for such Dividend Payment Date (calculated after giving effect to any increase thereof pursuant to this proviso) plus the aggregate Excess Dividend Amounts for all prior Related Monthly Fiscal Periods in the same Annual Fiscal Period as such Related Monthly Fiscal Period shall not exceed the Projected Annual Dividend Shortfall Amount for such Annual Fiscal Period.

          “Dividend Payment Date” shall mean the 20th day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day. commencing on April 20, 2005.

          “Dividend Shortfall Amount” shall mean, for any Monthly Fiscal Period, the amount, if any, by which the Projected Distributable Cash for such Monthly Fiscal Period exceeds actual Distributable Cash for such Monthly Fiscal Period.

          “Dividend Suspension Period” shall mean any period during which the payment of Dividends is suspended in accordance with Section 6.19.

          “Dollars” or “$” shall mean lawful money of the United States of America.

          “Domestic Subsidiary” shall mean each Subsidiary that is organized, formed or incorporated in the United States of America or any State thereof.

          “EBITDA” shall mean, for any Fiscal Period, consolidated net income (or loss), as the case may be, of Holdings and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP for such Fiscal Period (excluding all extraordinary gains or losses), and adding back to the extent deducted in determining such consolidated net income (or loss) for such Fiscal Period: (a) Interest Expense, (b) Depreciation, (c) Amortization, (d) Closing Costs in an amount not to exceed $8,000,000, and (e) Tax Provisions, in each case for such Fiscal Period, provided that in the event Holdings or any of its Subsidiaries makes a Permitted Business Acquisition during such period, EBITDA for such period shall be calculated on a pro forma basis, based on the results of such acquired person as if such Permitted Business Acquisition had occurred on the first day of such period; and provided, further, that with respect to any such Permitted Business Acquisition, EBITDA may be further adjusted for post-acquisition cost savings so long as any and all such adjustments are satisfactory to the Administrative Agent and the Administrative Agent has received from the Borrowers all supporting financial information as the Administrative Agent may reasonably request in order to properly consider its approval of such adjustments.

          “Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

          “Environmental Claim” shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the threat, the existence, or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

          “Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to human health or safety, including the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. §§ 4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., and any similar or implementing state or foreign law, and all amendments or regulations promulgated thereunder.

          “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, in each case arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of any Hazardous Materials whether on, at, in, under, from or about or in the vicinity of any real or personal property.

          “Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

          “Equity Offering Proceeds” shall mean cash proceeds actually received by a Loan Party or any Subsidiary from the issuance of any IDSs or any other equity security in consideration for the infusion of capital (other than proceeds from the sale of (a) Capital Stock of Holdings to directors, officers or employees of Holdings, any Borrower or any Subsidiary in connection with permitted employee compensation, stock option and incentive arrangements, (b) Capital Stock of Holdings used to finance investments permitted under Sections 6.4(k), 6.5(a) and 6.15, (c) any redemption of securities in connection with the sale of IDS Securities by GECC or Blackstone pursuant to the Secondary Registration, provided that such redemption does not require any cash payment or distribution by any Loan Party to any Person as consideration for, or in order to effectuate, such redemption and (d) Capital Stock issued to any Loan Party), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses incurred in connection with such issuance or sale. For purposes of calculating “Equity Offering Proceeds”, all reasonable fees, commissions and other costs and expenses payable to Holdings, any Borrower or any Affiliate of any of them shall be disregarded, other than such fees, commissions and other costs and expenses paid to Affiliates (excluding Holdings, any Borrower or any Subsidiary) on terms that are no less favorable to Holdings, such Borrower or such Subsidiary (as the case may be) than would be obtained in a comparable arm’s-length transaction with a Person that was not an Affiliate.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

          “Eurodollar Business Day” shall mean a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

          “Eurodollar Loan” shall mean any Revolving Loan or the Term Loan (or any portion thereof) bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

          “Eurodollar Rate” shall mean, with respect to a Eurodollar Borrowing, for any Interest Period, a rate per annum of interest determined by the Administrative Agent equal to:

          (a) the offered rate for deposits in United States Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full Eurodollar Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction and rounded upward, if necessary, to the nearest one-hundredth (1/100th)) of reserve requirements in effect on the day that is 2 Eurodollar Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

          If such interest rates shall cease to be available from Telerate News Service, the Eurodollar Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrower Representative.

          “Event of Default” shall have the meaning given such term in Article VII.

          “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

          “Excluded Service Contracts” shall mean any and all Existing Service Contracts (including all extensions and renewals thereof) that contain a restriction on Liens on equipment that would prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties.

          “Existing Letters of Credit” shall mean the letters of credit issued before the Closing Date and described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 2.18 hereto, and “Existing Letter of Credit” means any one of them.

          “Existing Service Contract” shall mean (a) any Significant Service Contract existing on the Closing Date and described on Schedule 3.24, (b) the Material Service Contract, and (c) any other Service Contract existing on the Closing Date (in each case other than the type described in clauses (a) or (b) above of this definition), in each case together with any renewal or extension of any Service Contract described under clauses (a), (b) or (c) of this definition.

          “Facility” shall mean the Revolving Credit Commitments (including without duplication the Letter of Credit Commitments and the Swingline Loan Commitment as subfacilities of the Revolving Credit Commitments) and the Term Loan Commitments.

          “Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

          “Fees” shall mean the Commitment Fees, the Letter of Credit Participation Fees, the Letter of Credit Fees, the prepayment fee in Section 2.5(d) and the Agent Fees.

          “Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

          “First Tier Foreign Subsidiary” shall mean any Foreign Subsidiary owned directly by Holdings or the Domestic Subsidiaries.

          “Fiscal Period” shall have the meaning given to such term in Section 3.5(c).

          “Foreign Subsidiary” shall mean each Subsidiary that is not a Domestic Subsidiary.

          “Foreign Subsidiary Non-Guarantor Expenditures” shall mean (i) any amount expended to acquire an interest in, to invest in or to lend to a Canadian Foreign Subsidiary, including, without limitation any purchase price expended in connection with any Permitted Business Acquisition, and (ii) any assets or property sold, leased or transferred to a Canadian Foreign Subsidiary. Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time shall (x) be calculated net of any Foreign Subsidiary Non-Guarantor Expenditures that have been repaid or returned to Loan Parties in connection with such expenditure and (y) shall also be reduced by the amount of distributions paid in cash by Canadian Foreign Subsidiaries to the Loan Parties that do not otherwise constitute a repayment or return of Foreign Subsidiary Non-Guarantor Expenditures of the type referred to in the immediately preceding clause (x).

          “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis or, when reference is made to another jurisdiction, generally accepted accounting principles in such jurisdiction applied on a consistent basis.

          “GECC” shall mean General Electric Capital Corporation, a Delaware corporation.

          “GECC Fee Letter” shall have the meaning given to such term in Section 2.5(c).

          “General Intangibles” shall have the meaning given such term in the Security Agreement.

          “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          “Guarantee” of or by any Person shall mean (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement or (ii) reasonable and customary indemnity obligations arising under Service Contracts in the ordinary course of business.

          “Guarantee Agreements” shall mean the Holdings Guarantee Agreement and the Subsidiary Guarantee Agreement.

          “Guarantors” shall mean Holdings and the Subsidiary Guarantors.

          “Hazardous Materials” shall mean any material meeting the definition of a “hazardous substance” in CERCLA 42 U.S.C. §9601(14) and all explosive or radioactive substances or wastes, toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum, petroleum distillates or fractions or residues, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or materials or equipment containing PCBs, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law, or that reasonably could form the basis of an Environmental Claim.

          “Holdings” shall have the meaning given to such term in the preamble hereto.

          “Holdings Administrative Expenses” shall mean the legal, accounting, reporting, overhead and other administrative costs and expenses incurred by Holdings (excluding those incurred in connection with the closing of the issuance of any of the IDS Securities).

          “Holdings Common Stock” shall have the meaning given to such term in the definition of “IDS Securities”.

          “Holdings Guarantee Agreement” shall mean the Holdings Guarantee Agreement, substantially in the form of Exhibit E, made by Holdings in favor of the Administrative Agent for the benefit of the Secured Parties.

          “Holdings Subordinated Note Documents” shall mean the Holdings Subordinated Note Indenture and all Holdings Subordinated Notes issued pursuant thereto.

          “Holdings Subordinated Note Indenture” shall mean that certain Indenture, dated as of December 10, 2003, between Holdings and The Bank of New York, as Indenture Trustee.

          “Holdings Subordinated Notes” shall mean the 13.5% subordinated notes due 2013 issued by Holdings on December 10, 2003 pursuant to the Holdings Subordinated Note Indenture (including any additional subordinated notes issued after the Closing Date in connection with the sale of IDSs), as the same may be amended, restated, modified or supplemented from time to time (and including subordinated notes issued in respect of capitalized interest and interest paid-in-kind) pursuant to the Prospectus.

          “IDS Securities” shall mean the Income Deposit Securities issued by Holdings (the “IDSs”), each unit of which consists of one share of common stock of Holdings (“Holdings Common Stock”) and a portion of the $105,244,772 aggregate principal amount of the Holdings Subordinated Notes pursuant to that certain Prospectus dated as of December 4, 2003 (the “Prospectus”), and any future issuances of IDSs.

          “IDSs” shall have the meaning given to such term in the definition of “IDS Securities.”

          “Indenture Trustee” shall mean The Bank of New York in its capacity as trustee for the holders of the Holdings Subordinated Notes, together with its successors in such capacity.

          “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities incurred and outstanding in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof; provided that, if the sole asset of such Person is its general partnership interest in such partnership, the amount of such Indebtedness shall be deemed equal to the value of such general partnership interest and the amount of any Indebtedness in respect of any Guarantee of such partnership Indebtedness shall be limited to the same extent as such Guarantee may be limited.

          Indebtedness shall not include any (i) obligation of the Borrowers or any of the Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any Service Contract or (ii) reasonable and customary indemnity obligations incurred in the ordinary cause of business of the Borrowers and their Subsidiaries.

          “Indemnified Person” shall have the meaning given to such term in Section 9.4(b).

          “Initial Projections” shall have the meaning given to such term in Section 3.5(b).

          “Insurance Proceeds” shall mean (a) the cash proceeds from insurance actually received by any Loan Party or any Subsidiary, including without limitation casualty insurance proceeds, insurance settlements, condemnation awards and other settlements, with respect to any loss, damage, destruction or condemnation of tangible assets owned by such Loan Party or such Subsidiary (excluding (i) assets with respect to which such parties do not hold title pursuant to a Service Contract and where the asset in question was obtained for the customer’s exclusive use pursuant to the contract terms, but including proceeds available to a Loan Party or Subsidiary upon any release of funds from previously established reserves with respect thereto, and (ii) any of the foregoing proceeds that such Loan Party or any such Subsidiary is contractually obligated to pay to or for the benefit of a customer pursuant to a Service Contract if such proceeds are required to be used for the replacement or restoration of the assets which are the subject of such casualty event and if such Loan Parties or such Subsidiary does not have title to the assets which are the subject of such casualty event), and (b) business interruption insurance proceeds paid in lump sums (and not on a periodic basis) of $500,000 or more (or at any time that an Event of Default has occurred and is continuing, any such lesser amounts, whether paid on a periodic basis or in lump sums), in each case (under clauses (a) and (b) above) net of taxes and reasonable expenses and reserves; provided that if the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use, or to cause the applicable Loan Party or Subsidiary to use, any portion of such proceeds to (A) purchase assets useful in the business of the Borrower and the Subsidiaries or (B) fund Consolidated Service Contract Capital Expenditures, in each case with respect to (A) or (B) within 12 months of such receipt, such portion of such proceeds shall not constitute Insurance Proceeds except to the extent (i) such proceeds are not so used within such 12-month period or (ii) an Event of Default occurs or is continuing during such 12-month period (except if the Loan Party or Subsidiary is required to reinvest the proceeds in a particular facility pursuant to a Service Contract, this clause (ii) will not apply to the extent necessary to permit such Loan Party or Subsidiary to so reinvest in such facility); provided, further, that no proceeds realized with respect to a single event or series of related events of $1,000,000 or less shall constitute Insurance Proceeds unless the aggregate amount of all relevant proceeds received after the Closing Date exceeds $10,000,000 in aggregate or $5,000,000 during any Annual Fiscal Period; provided further that any such cash proceeds received in excess of $500,000 at any time prior to reinvestment thereof shall either (x) be used by the Borrowers to repay the Revolving Loans (without any commitment reduction) and, if the outstanding Revolving Loans have been repaid in full, the remaining balance of such proceeds, if any, shall be dealt with in the manner set forth in clause (y) below of this definition, or (y) be deposited to and held in a deposit account and/or an investment account of any Borrower in which the Administrative Agent on behalf of the Secured Parties has a first priority perfected Lien pursuant to a Control Agreement until such time as the Borrowers may use such proceeds to make reinvestments in manner permitted under the first proviso of this definition.

          “Intellectual Property” shall mean any and all Licenses, Patents, Copyrights and Trademarks.

          “Intellectual Property Security Agreement” shall mean the Intellectual Property Security Agreement, dated as of the date hereof, among Holdings, the Borrowers and certain Subsidiaries and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

          “Intercompany Subordination Agreement” shall mean that certain Subordination Agreement dated as of the Closing Date by and among Holdings, the Borrowers, the Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit C.

          “Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted EBITDA to (b) Cash Interest Expense (excluding (i) Deferred Subordinated Note Interest to the extent paid in cash from funds withdrawn from the Dividend/CapEx Funding Account and, to the extent permitted in Section 2.22, the CapEx Funding Account and (ii) the amount of any required prepayment premium paid in cash by the Borrowers to the Prior Creditors in connection with the prepayment of the term loan under the Prior Credit Agreement on or prior to the Closing Date), in each case for the twelve Monthly Fiscal Periods ending on such date of determination; provided, however, that for any date of determination prior to the first anniversary of the Closing Date, Cash Interest Expense shall be measured for the period commencing on the Closing Date and ending on the date of determination, divided by the number of days in such period and multiplied by 365.

          “Interest Deferral Period” shall mean any period during which the payment of interest on the Holdings Subordinated Notes is deferred in accordance with Section 6.18.

          “Interest Expense” shall mean, for any Fiscal Period, (a) gross interest expense of Holdings and its Subsidiaries for such Fiscal Period determined on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) any interest accrued on the Deferred Subordinated Note Interest plus (b) capitalized interest of Holdings and its Subsidiaries on a consolidated basis for such Fiscal Period minus (c) gross interest income of Holdings and its Subsidiaries on a consolidated basis for such Fiscal Period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by Holdings and its Subsidiaries with respect to interest rate protection agreements.

          “Interest Payment Date” shall mean, with respect to Eurodollar Loans (without regard to the term of the related Interest Period) and ABR Loans, the 20th day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day, commencing on April 20, 2005.

          “Interest Period” shall mean as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect, and the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.7 or repaid or prepaid in accordance with Section 2.9 or 2.10; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) the Borrower Representative shall not be entitled to elect a six month Interest Period with respect to any class of Loans unless such Interest Period is available to all of the Lenders of such class and the Administrative Agent has received satisfactory confirmation of the same from all of the Lenders of such class. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          “Joint Venture Non-Guarantor Expenditures” shall mean (i) any amount expended to acquire an interest in, to invest in or to lend to a Non-Wholly-Owned Entity in which any Loan Party owns Capital Stock, including, without limitation any purchase price expended in connection with any Permitted Business Acquisition, but excluding amounts expended to acquire interests in any Non-Wholly Owned Entity which as a result of such acquisition becomes a Wholly-Owned Subsidiary, and (ii) any assets or property sold, leased or transferred to a Non-Wholly-Owned Entity. Joint Venture Non-Guarantor Expenditures outstanding at any time shall be (x) calculated net of any Joint Venture Non-Guarantor Expenditures that have been repaid or returned to Loan Parties and (y) reduced by the amount of any distributions paid in cash by Non-Wholly-Owned Entities to the Loan Parties that do not otherwise constitute a repayment or return of Joint Venture Non-Guarantor Expenditures of the type referred to in the immediately preceding clause (x).

          “Lead Arranger” shall have the meaning given to such term in the preamble hereto.

          “Lender” shall mean each Person listed on the signature pages hereto as a Lender, together with each such institution’s successors and permitted assigns; provided, the term “Lenders” shall also include the Swingline Lender and the Letter of Credit Issuer unless the context otherwise requires.

          “Letter of Credit Cash Collateral Account” shall have the meaning ascribed to it in Section 2.18(c)(i).

          “Letter of Credit Commitments” shall mean (i) as to any Revolving Lender, the commitment of such Lender to incur Letter of Credit Obligations hereunder pursuant to Section 2.18(a) and (b), which commitment is a subfacility of such Lender’s Revolving Credit Commitment, and (ii) as to all Revolving Lenders, the aggregate Letter of Credit Commitments of such Lenders.

          “Letter of Credit Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Letter of Credit Obligations that have not yet been reimbursed at such time. The Letter of Credit Exposure of any Revolving Lender at any time shall mean its Applicable Percentage of the aggregate Letter of Credit Exposure at such time.

          “Letter of Credit Fees” shall have the meaning given to such term in Section 2.5(b).

          “Letter of Credit Issuer” has the meaning ascribed to it in Section 2.18(a).

          “Letter of Credit Obligations” shall mean all outstanding obligations incurred by the Administrative Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the Administrative Agent or another Letter of Credit Issuer or the purchase of a participation as set forth in Section 2.18(b) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by the Administrative Agent or Lenders thereupon or pursuant thereto.

          “Letter of Credit Participation Fee” shall have the meaning given such term in Section 2.5(b).

          “Letter of Credit Sublimit” shall mean Thirty-Five Million Dollars ($35,000,000), as such amount may be adjusted from time to time in accordance with this Agreement.

          “Letters of Credit” shall mean documentary or standby letters of credit issued for the account of any Borrower by any Letter of Credit Issuer, and bankers’ acceptances issued by any Borrower, for which Administrative Agent and Lenders have incurred Letter of Credit Obligations.

          “License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.

          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For purposes of clarification, (i) deposit accounts maintained by any Borrower or any of its Subsidiaries for the benefit of third parties under Service Contracts, and any interest of such third parties therein, and (ii) any obligation of a Loan Party to return or resell assets, at the termination of, or to perform under the terms of, a Service Contract, in each case shall not be considered Liens.

          “Litigation” shall mean any action, claim, lawsuit, demand, investigation or proceeding that is pending or, to the knowledge of any Loan Party, threatened against any Loan Party, before any Governmental Authority or before any arbitrator or panel of arbitrators.

          “Loan” and/or “Loans” shall mean the Revolving Loans, the Term Loan and/or the Swingline Loans, in each case as the context requires.

          “Loan Account” has the meaning ascribed to it in Section 2.4(d).

          “Loan Documents” shall mean this Agreement, the Notes, the Letters of Credit, the Guarantee Agreements, the GECC Fee Letter, the Post Closing Letter Agreement, the Master Documentary Agreement, the Master Standby Agreement, the Security Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

          “Loan Party” shall mean any Borrower or any Guarantor, as the context requires, and “Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

          “Margin Stock” shall have the meaning given such term in Regulation U.

          “Master Documentary Agreement” shall mean the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among the Borrowers, as Applicants, and GECC, in the form of Exhibit N attached hereto.

          “Master Standby Agreement” shall mean the Master Agreement for Standby Letters of Credit dated as of the Closing Date among the Borrowers, as Applicants, and GECC, in the form of Exhibit O attached hereto.

          “Material Adverse Effect” shall mean any fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities or properties of the Loan Parties taken as a whole; (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of any Loan Document; (c) materially impairs or is reasonably expected to materially impair the ability of any Loan Party to pay and perform any Obligations; (d) materially impairs or is reasonably expected to materially impair the ability of the Administrative Agent or any Lender to enforce its rights and remedies under any Loan Document; or (e) has or is reasonably expected to have any material adverse effect on a material portion of the Collateral, the Liens of the Administrative Agent for the benefit of itself and the Secured Parties in such Collateral or the priority of such Liens.

          “Material Service Contract” shall mean that certain “Material Service Contract” as identified in a writing dated February 17, 2005 by Holdings addressed and delivered to the Administrative Agent.

          “Monthly Fiscal Period” shall have the meaning given to such term in Section 3.5(c).

          “Monthly Report” shall have the meaning given to such term in Section 5.4(a).

          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          “Net Debt” shall mean, as of any date, (a) the actual outstanding amount of all funded Indebtedness of Holdings and its Subsidiaries on such date, measured on a consolidated basis (provided that with respect to the portion thereof represented by the Revolving Credit Commitments, such amount shall be calculated as the weighted average principal balance of Revolving Credit Exposure outstanding during the immediately preceding twelve Monthly Fiscal Periods), plus (b) without duplication (i) the principal amount of the outstanding Term Loan, and (ii) all other Indebtedness of Holdings and its Subsidiaries on such date, measured on a consolidated basis (including, without limitation, the outstanding principal amount of Holdings Subordinated Notes and Deferred Subordinated Note Interest), less (c) the amount of cash of Holdings and its Subsidiaries on the balance sheet on such date in excess of $7,500,000 to the extent such excess cash consists of immediately available, unrestricted funds in deposit accounts (which deposit accounts either (1) are swept on a daily basis to the Concentration Account or (2) constitute Blocked Accounts or the Concentration Account and are subject to a Control Agreement, in either case pursuant to Section 5.17 hereof), excluding for all purposes of this clause (c) all cash in the Cash Collateral Account and all cash held for the benefit of third parties pursuant to Service Contracts (whether or not such cash is held in deposit accounts in the name of Holdings or any of its Subsidiaries). Net Debt shall not include (i) obligations of Holdings or any of its Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any service contract or any reasonable and customary indemnification obligations incurred by Holdings or its Subsidiaries, and (ii) any early termination payments that would be owed by Holdings and its Subsidiaries on such date if all outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements were terminated. For the purposes of determining Net Debt at any time prior to the first anniversary of the Closing Date, the weighted average principal balance of the Revolving Credit Exposure with respect to any portion of such period that falls prior to the Closing Date shall be deemed to be equal to the amount set forth on Schedule 1.1(c).

          “Net Senior Debt” shall mean, as of any date, (a) all Indebtedness of Holdings and its Subsidiaries on such date, measured on a consolidated basis (provided that with respect to the portion thereof represented by the Revolver Commitments, such amount shall be calculated as the weighted average principal balance of Revolving Credit Exposure outstanding during the immediately preceding twelve Monthly Fiscal Periods), plus (b) without duplication, the principal amount of the outstanding Term Loan, less (c) the amount of cash of Holdings and its Subsidiaries on the balance sheet on such date in excess of $7,500,000 to the extent such excess cash consists of immediately available, unrestricted funds in deposit accounts (which deposit accounts either (1) are swept on a daily basis to the Concentration Account or (2) constitute Blocked Accounts or the Concentration Account and are subject to a Control Agreement, in either case pursuant to Section 5.17 hereof), excluding for all purposes of this clause (c) all cash in the Cash Collateral Account and all cash held for the benefit of third parties pursuant to Service Contracts (whether or not such cash is held in deposit accounts in the name of Holdings or any of its Subsidiaries). Net Senior Debt shall not include (i) the outstanding principal amount of any Holdings Subordinated Notes and any Deferred Subordinated Note Interest, (ii) any early termination payments that would be owed if all outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements were terminated, and (iii) obligations of Holdings or any of its Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any Service Contract or any reasonable and customary indemnification obligation incurred by Holdings or its Subsidiaries. For the purposes of determining Net Senior Debt at any time prior to the first anniversary of the Closing Date, the weighted average principal balance of the Revolving Credit Exposure with respect to any portion of such period that falls prior to the Closing Date shall be deemed to be to be equal to the amount set forth on Schedule 1.1(d).

          “New Client Service Contracts” shall have the meaning given to such term in the definition of Permitted Lien Restriction.

          “New Service Contract” shall mean any Service Contract other than an Existing Service Contract.

          “Non-Cash Items” shall mean, for any Fiscal Period, all non-cash charges for such Fiscal Period, provided that in the case of any non-cash writedowns during such Fiscal Period with respect to the value of Service Contracts, such non-cash writedowns shall be limited to an amount not to exceed $2,000,000 in the aggregate during such Fiscal Period.

          “Non-Funding Lender” shall have the meaning given to such term in Section 8.9(a)(ii).

          “Non-Guarantor Expenditures” shall mean (i) Foreign Subsidiary Non-Guarantor Expenditures, and (ii) Joint Venture Non-Guarantor Expenditures.

          “Non-U.S. Lender” shall have the meaning given to such term in Section 2.17(a).

          “Non-Wholly-Owned Entities” shall mean (a) any Subsidiary other than a Wholly-Owned Subsidiary or a Foreign Subsidiary, and (b) any joint venture in which the Loan Parties own less than a majority of the equity interests of such joint venture and which is not otherwise Controlled by any of the Loan Parties.

          “Notes” shall mean any promissory notes of the Borrowers issued or executed pursuant to this Agreement.

          “Obligations” shall mean all obligations owing by any Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, and shall include all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Administrative Agent or any Lender by any Loan Party arising out of this Agreement or any other Loan Document, including all obligations to repay the Loans, all reimbursement obligations related to the Letter of Credit Obligations, and all obligations to pay, interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Loan Party or for which any Loan Party is liable as indemnitor or guarantor under the Loan Documents, whether or not evidenced by any note or other instrument.

          “Other Taxes” shall have the meaning given to such term in Section 2.17(b).

          “Patent License” shall mean rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right with respect to any invention on which a Patent is in existence.

          “Patents” shall mean all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          “Permitted Business Acquisition” shall mean any acquisition by any Loan Party of all or any portion of the assets of, or shares or other equity interests in, a Person or division or line of business of a Person (or any subsequent investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto each of the following conditions are satisfied in full: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) the board of directors or similar authority of the Person whose assets or Capital Stock are being acquired has approved the transaction; (d) at least 90% of the Capital Stock of any acquired or newly formed corporation, partnership, association or other business entity (other than any Non-Wholly-Owned Entity) is owned directly by a Loan Party or its Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been taken; (e) Holdings, the Borrowers and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10, 6.11 and 6.12 recomputed as at the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrowers shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information for such Subsidiary or assets (with target’s financial statements certified by a certified public accounting firm reasonably acceptable to the Administrative Agent, unless the Administrative Agent has agreed in writing to waive such requirement of certification of the target’s financial statements by a certified public accounting firm), and any other information as may reasonably be requested by the Administrative Agent; (f) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.1); (g) the Administrative Agent shall receive at least 10 Business Days’ prior written notice (or such later notice as the may be approved in writing by the Administrative Agent in its sole discretion) of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition; (h) such acquisition shall only involve assets located in the United States or Canada (subject to the restrictions on acquisition and investment in Canadian Foreign Subsidiaries set forth in Sections 6.4(a) and 6.5) and comprising a business, or those assets of a business, of the type permitted to be engaged in under Section 6.8, and which business would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Borrowers prior to such acquisition; (i) the acquisition target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of such proposed acquisition, as determined based upon the target’s financial statements for its most recently completed twelve consecutive fiscal months prior to the date of consummation of such proposed acquisition and after giving effect to any Cost Savings reasonably approved by the Administrative Agent, provided, however that if approved by the Administrative Agent in writing, the acquisition target in connection with a Brand Acquisition may have an operating loss for the trailing twelve-month period preceding the date of such proposed acquisition so long as such operating loss does not exceed $500,000 individually for such target and $2,000,000 in the aggregate for all operating losses associated with such target and all other Brand Acquisition targets acquired after the Closing Date; (j) the business and assets acquired in such proposed acquisition shall be free and clear of all Liens (other than Permitted Liens); (k) the Loan Parties shall have complied fully with Section 5.11 in connection with such acquisition; (l) the Administrative Agent shall have received a certificate of the chief financial officer of Holdings to the effect that (i) the Loan Parties take as a whole will be solvent upon the consummation of such acquisition and (ii) Holdings and the Borrowers have completed their due diligence investigation with respect to the target and such proposed acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to the Administrative Agent and Lenders; (m) after giving effect to any proposed stock acquisition, the target (other than any Non-Wholly-Owned Entity) shall be a wholly-owned direct or indirect Subsidiary of a Borrower or a Guarantor or shall have merged with or into any Borrower or Guarantor with such Borrower or Guarantor being the survivor of such merger; and (n) the Administrative Agent shall have received at least ten Business Days’ prior to the consummation of such acquisition (or as soon as available prior to the consummation of such acquisition, if the drafts referred to below are not then available), copies of the draft acquisition agreement and related draft agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent, and the Administrative Agent shall have received final execution copies of the acquisition agreement and related agreements and instruments promptly (and in any event within fifteen days after) the consummation of such acquisition.

          “Permitted JV Lien Restriction” shall mean a restriction on Liens on equipment purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures, which restriction is set forth in any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to and which restriction would prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties, provided that each of the following conditions are met:

          (a) the Loan Parties shall have used their best efforts to exclude such restriction on Liens from the terms of any such joint venture agreement or joint venture arrangement described above in this definition, which best efforts shall not in any event require that the Loan Parties (i) pay any additional fees or consideration to any Person, (ii) alter the economics of such joint venture agreement or joint venture arrangement or (iii) refuse to enter into such joint venture agreement or joint venture arrangement on the basis of the inclusion of such restriction after the Loan Parties have otherwise used their best efforts to try to have such restriction excluded or removed from such joint venture agreement or joint venture arrangement; and

          (b) as of any date of determination, the sum of (i) the aggregate net book value of equipment owned by the Loan Parties and acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures as of such date of determination that is subject to a restriction on Liens thereon imposed under any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to, plus (ii) the aggregate net book value of equipment owned by the Loan Parties as of such date of determination that is subject to a restriction on Liens thereon imposed under all New Client Service Contracts that prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties (A) located at the venue(s) to which such New Client Service Contracts relate, (B) title to which is held by a Loan Party and (C) which is not subject to a Lien in favor of one or more of the clients parties to such Service Contracts, shall not exceed the greater of (x) $20,000,000 and (y) 25% of the sum of the total Capital Expenditures made or incurred by the Loan Parties after the Closing Date for all New Client Service Contracts plus the total Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Closing Date.

          “Permitted Lien Restriction” shall mean a restriction on Liens on equipment that is the subject of any Service Contracts and that would prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties, provided that each of the following conditions are met:

          (a) the Loan Parties shall have used their best efforts to exclude such restriction on Liens from the terms of any New Client Service Contracts (defined below) and any extensions or renewals of any Existing Service Contracts (other than Excluded Service Contracts), which best efforts shall not in any event require that the Loan Parties (i) pay any additional fees or consideration to any Person, (ii) alter the economics of such Service Contract or (iii) refuse to enter into such Service Contract on the basis of the inclusion of such restriction after the Loan Parties have otherwise used their best efforts to try to have such restriction excluded or removed from such Service Contract; and

          (b) as of any date of determination, the sum of (i) the aggregate net book value of equipment owned by the Loan Parties as of such date of determination that is subject to a restriction on Liens thereon imposed under New Service Contracts with clients or relating to teams as to whom none of the Loan Parties has an Existing Service Contract (referred to herein as “New Client Service Contracts”) (A) located at the venue(s) to which such New Client Service Contracts relate, (B) title to which is held by a Loan Party and (C) which is not subject to a Lien in favor of one or more of the clients parties to such Service Contracts, plus (ii) the aggregate net book value of equipment owned by the Loan Parties and purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures and that is subject to a restriction on Lien thereon imposed under any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to, shall not exceed the greater of (x) $20,000,000 and (y) 25% of the sum of total Capital Expenditures made or incurred by the Loan Parties after the Closing Date for all New Client Service Contracts plus the total Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Closing Date.

          “Permitted Liens” shall mean all Liens expressly permitted under Section 6.2.

          “Permitted Liquid Investments” shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long-tern debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s; (f) mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and (g) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of total assets of Holdings and its Subsidiaries, on a consolidated basis, as of the end of Holdings’ most recently completed Annual Fiscal Period.

          “Permitted Non-Wholly-Owned Entity Capital Expenditures” shall mean Capital Expenditures made by any Borrower or any Wholly-Owned Subsidiary on behalf of a Non-Wholly-Owned Entity to the extent that each of the following conditions are met:

          (a) such Capital Expenditures are made to acquire or purchase assets used or useful in the business of the Borrowers or such Wholly-Owned Subsidiary;

          (b) a Borrower or such Wholly-Owned Subsidiary has and at all times retains title to the assets purchased or acquired in connection with such Capital Expenditures and such assets are reflected in on the balance sheet of such Borrower or such Wholly-Owned Subsidiary as an asset of such Borrower or such Wholly-Owned Subsidiary in accordance with GAAP; and

          (c) such Capital Expenditures are permitted under Section 6.15.

          “Permitted Service Contract” shall mean any Service Contract if, in the case of a New Service Contract, immediately after its becoming effective or, in the case of a Service Contract being renewed or extended, immediately after the effectiveness of such renewal or extension: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto and performance thereunder shall be consummated in accordance with applicable laws, and (c) all rights in such Service Contract are owned directly by a Borrower, a Subsidiary or a joint venture in which a Borrower or a Subsidiary has at least a 50% interest.

          “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          “Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof, among Holdings, the Borrowers, certain Subsidiaries and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G.

          “Pledged Stock” shall have the meaning given to such term in the Pledge Agreement.

          “Post-Closing Letter Agreement” shall mean that certain Post-Closing Letter Agreement dated as of the Closing Date by and among the Borrowers, Holdings and the Administrative Agent.

          “Prepayment Notice” shall have the meaning given to such term in Section 2.10(h).

          “Prime Rate” shall mean for any day, a floating rate equal to the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent). Each change in the Prime Rate shall be effective immediately from and after the time of such change.

          “Prior Credit Agreement” shall mean that certain Credit Agreement, dated as of December 10, 2003, by and among VSA, Holdings, certain financial institutions, CIBC World Markets Corp., as a Lead Arranger and Keybank National Association as Letter of Credit Issuer, the Swingline Lender and the Administrative Agent.

          “Prior Creditors” shall mean Keybank National Association and each other Person party to the Prior Credit Agreement as a “Lender” (as such term is defined in the Prior Credit Agreement).

          “Prior Lender Obligations” shall mean any and all Indebtedness, liabilities and other obligations (other than contingent indemnity obligations not yet due) of the Loan Parties to the Prior Creditors under the Prior Credit Agreement and the “Loan Documents” as such term is defined in the Prior Credit Agreement.

          “Projected Annual Dividend Shortfall Amount” shall mean, for any Annual Fiscal Period, the amount shown below for such Annual Fiscal Period:

Annual Fiscal Period 2005	$9,200,000

Annual Fiscal Period 2006	$15,800,000

Annual Fiscal Period 2007	$6,200,000

Annual Fiscal Period 2008	$0

Annual Fiscal Period 2009	$5,700,000

Annual Fiscal Period 2010	$2,900,000

          “Projected Distributable Cash” shall mean, for any Monthly Fiscal Period, the projected amount of Distributable Cash for such Monthly Fiscal Period set forth in Schedule 1.1(b).

          “Projections” shall mean Holdings, the Borrowers and their Subsidiaries forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capital expenditure projections, prepared in a manner consistent with the projections provided to the Lead Arranger prior to the Closing Date.

          “Properties” shall have the meaning given to such term in Section 3.17(a).

          “Prospectus” shall have the meaning given to such term in the definition of “IDS Securities.”

          “Qualified Assignee” shall mean (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an

“accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to the Borrowers without the imposition of any withholding or similar taxes; provided that no Person determined by Administrative Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding any of the IDS Securities or Subordinated Debt or Capital Stock issued by any Loan Party shall be a Qualified Assignee (other than GECC or any Affiliate of GECC).

          “Quarterly Fiscal Period” shall have the meaning given to such term in Section 3.5(c).

          “Real Estate” shall mean all of the real property owned, leased, subleased, or used by any Loan Party.

          “Refinancing” shall mean the repayment in full by the Borrowers of the Prior Lender Obligations on the Closing Date.

          “Refunded Swingline Loans” shall have the meaning given to such term in Section 2.3(c).

          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Related Monthly Fiscal Period” shall mean, with respect to any Dividend Payment Date, the most recent Monthly Fiscal Period for which a Monthly Report has been delivered in accordance with Section 5.4(a).

          “Related Person” has the meaning ascribed to it in Section 5.17(g).

          “Related Transactions” shall mean the initial borrowing under the Facility on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

          “Related Transactions Documents” shall mean the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

          “Relationship Bank” has the meaning ascribed to it in Section 5.17(a).

          “Release” shall have the meaning given such term in CERCLA, 42 U.S.C. §9601(22).

          “Remedial Action” shall mean (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way respond to any Hazardous Material in the Environment; or (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material.

          “Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan.

          “Required Lenders” shall mean Lenders having (a) prior to the Commitment Termination Date, more than 51% of the Commitments of all Lenders, or (b) on and at all times after the Commitment Termination Date, more than 51% of the aggregate outstanding amount of the Term Loan and the Revolving Credit Exposure.

          “Required Revolving Lenders” shall mean Lenders holding 51% of the Revolving Credit Commitments (or the Total Revolving Credit Exposure if the Revolving Credit Commitments are no longer in effect).

          “Responsible Officer” of any corporation, company, partnership, organization or other legal entity shall mean and include any executive officer, the general counsel or any Financial Officer of such corporation, company, partnership, organization or other legal entity and any other officer or similar official thereof responsible for the administration of the obligations of such corporation, company, partnership, organization or other legal entity in respect of this Agreement.

          “Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

          “Revolving Credit Commitments” shall mean (i) as to any Revolving Lender, the commitment of such Lender to make Revolving Loans hereunder pursuant to Section 2.2(a) as set forth on Schedule 2.2 to this Agreement or in the most recent Assignment and Acceptance Agreement executed by such Lender, and (ii) as to all Revolving Lenders, the aggregate Revolving Credit Commitments of such Lenders, which aggregate Revolving Credit Commitments shall be in the amount of the Total Revolving Commitment Amount as then in effect.

          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender plus the amount at such time of such Lender’s Applicable Percentage of the Letter of Credit Exposure plus the amount at such time of such Lender’s Applicable Percentage of the Swingline Exposure.

          “Revolving Credit Maturity Date” shall mean April 1, 2010.

          “Revolving Lender” shall mean a Lender with a Revolving Credit Commitment.

          “Revolving Loans” shall mean the revolving loans made by each Revolving Lender to the Borrowers pursuant to Section 2.2. Each Revolving Loan shall be a Eurodollar Loan or an ABR Revolving Loan.

          “Revolving Notes” shall mean each senior promissory note delivered to a Revolving Lender pursuant to this Agreement substantially in the form of Exhibit K, and each senior promissory note delivered in substitution or exchange for any other Revolving Note pursuant to this Agreement.

          “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

          “Secondary Registration” shall mean the registration and sale of IDS Securities by Holdings on behalf of GECC or Blackstone occurring after the Closing Date pursuant to (a) that certain Registration Rights Agreement dated December 10, 2003 by and among Holdings, VSI Management Direct L.P., BCP Volume L.P., BCP Offshore Volume L.P., Recreational Services L.L.C., Lawrence E. Honig and Kenneth R. Frick, and (b) that certain Amended and Restated Stockholders Agreement, dated as of December 10, 2003, among Holdings, BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P. and Recreational Services L.L.C.

          “Secured Parties” shall have the meaning given such term in the Security Agreement.

          “Security Agreement” shall mean the Security Agreement, dated as of the date hereof, among Holdings, the Borrowers, the Subsidiaries and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit H.

          “Security Documents” shall mean the Security Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, the Cash Collateral Agreement, the Control Agreements, the Additional Security Documents and each of the security agreements, pledge agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

          “Senior Indebtedness” shall mean Indebtedness in respect of borrowed money of Holdings, the Borrowers, and their respective Subsidiaries that is senior in priority of payment to the Holdings Subordinated Notes (and the related guaranties), including without limitation Indebtedness outstanding under the Loan Documents.

          “Senior Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Net Senior Debt as of such date of determination to (b) Adjusted EBITDA for the twelve Monthly Fiscal Periods ending as of such date of determination.

          “Service Contract” shall mean any contract for the provision of services to which any Loan Party or any Subsidiary thereof is a party that does not result in such party engaging in any business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto.

          “Settlement Date” shall have the meaning given to such term in Section 8.9(a)(ii).

          “Significant Service Contract” shall mean a Service Contract pursuant to which 5% or more of EBITDA was generated for the most recently ended twelve Monthly Fiscal Periods.

          “Source” shall have the meaning given to such terms in Section 9.22.

          “Subordinated Debt” shall mean the Indebtedness of Holdings evidenced by the Holdings Subordinated Notes and any other Indebtedness of any Loan Party subordinated to the Obligations in a manner and form satisfactory to the Administrative Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

          “Subordinated Note Interest Payment Date” shall mean the 20th day of each calendar month or, if such day is not a Business Day, the immediately succeeding Business Day, commencing as of April 20, 2005.

          “Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50%, of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise provided herein, each reference to a Subsidiary shall be deemed to refer to a Subsidiary of Holdings.

          “Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, dated as of the date hereof, executed by certain Subsidiaries of the Borrowers in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit I.

          “Subsidiary Guarantor” shall mean each direct or indirect Subsidiary of any Borrower that executes, or joins after the Closing Date, the Subsidiary Guarantee Agreement.

          “Swingline Advance” has the meaning ascribed to it in Section 2.3(a).

          “Swingline Availability” has the meaning ascribed to it in Section 2.3(a).

          “Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall mean its Applicable Percentage of the aggregate Swingline Exposure at such time.

          “Swingline Lender” shall mean GECC.

          “Swingline Loan” shall mean, as the context may require, at any time, the aggregate amount of Swingline Advances outstanding to any Borrower or to all Borrowers pursuant to Section 2.3.

          “Swingline Loan Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans hereunder pursuant to Section 2.3(a), which commitment constitutes a subfacility of the Revolving Credit Commitment of such Lender and shall be in the amount of the Swingline Sublimit as then in effect.

          “Swingline Note” shall mean each senior promissory note delivered to the Swingline Lender pursuant to this Agreement substantially in the form of Exhibit L and each senior promissory note delivered in substitution or exchange for any other Swingline Note pursuant to this Agreement.

          “Swingline Sublimit” shall mean Ten Million Dollars ($10,000,000), as such amount may be adjusted from time to time in accordance with this Agreement.

          “Tax Provisions” shall mean, for any Fiscal Period, the sum of (a) the provision for taxes based on income or profits which were deducted from gross income in the computation of net income, plus (b) without duplication, the cash amount of any such taxes paid in excess of the corresponding provisions.

          “Termination Date” shall mean the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Section 2.18, and (d) none of the Borrowers shall have any further right to borrow any monies or request the issuance of any Letters of Credit under this Agreement.

          “Term Lenders” shall mean those Lenders having Term Loan Commitments.

          “Term Loan” has the meaning assigned to it in Section 2.1(a). The Term Loan shall be a Eurodollar Loan or an ABR Term Loan.

          “Term Loan Applicable Margin” shall mean (a) in the case of all or any portion of the Term Loan comprising an ABR Borrowing, 1.25% per annum on and at all times after the Closing Date and (b) in the case of all or any portion of the Term Loan comprising a Eurodollar Borrowing, 3.25% per annum on and at all times after the Closing Date.

          “Term Loan Commitments” shall mean (a) as to any Term Lender, the commitment of such Lender to make its Applicable Percentage of the Term Loan hereunder pursuant to Section 2.1(a) as set forth on Schedule 2.2 to the Agreement, and (b) as to all Term Lenders, the aggregate Term Loan Commitments of such Lenders, which aggregate Term Loan Commitments shall be in the amount of One Hundred Seven Million Five Hundred Thousand Dollars ($107,500,000) as such amount may be adjusted from time to time in accordance with this Agreement. After advancing the Term Loan, (i) each reference to a Term Lender’s Term Loan Commitment shall refer to such Lender’s Applicable Percentage of the outstanding Term Loan, and (ii) each reference to the aggregate Term Loan Commitments shall refer to the aggregate outstanding Term Loan.

          “Term Loan Maturity Date” shall mean October 1, 2010.

          “Term Notes” shall mean each senior promissory note delivered to a Term Loan Lender pursuant to this Agreement and substantially in the form of Exhibit J, and each senior promissory note delivered in substitution or exchange for any other Term Note pursuant to this Agreement.

          “Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Net Debt as of such date to (b) Adjusted EBITDA for the twelve Monthly Fiscal Periods ending as of such date.

          “Total Revolving Commitment Amount” shall mean One Hundred Seven Million Five Hundred Thousand Dollars ($107,500,000), as such amount may be adjusted from time to time in accordance with this Agreement.

          “Total Revolving Credit Exposure” shall mean, at any time, the aggregate amount of the Revolving Credit Exposure of all Lenders at such time.

          “Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to use any Trademark.

          “Trademarks” shall mean all of the following now owned or hereafter existing or adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.

          “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

          “Unamortized Contract Value Proceeds” shall mean the cash proceeds of any unamortized contract value or return of capital or investment paid to a Loan Party pursuant to a

Service Contract after the Closing Date to the extent exceeding in the aggregate $10,000,000 for all such proceeds (or to the extent exceeding $12,500,000 in the aggregate, in the case of each of those certain Service Contracts identified in a writing delivered by Holdings to the Administrative Agent prior to the Closing Date), provided that if the Borrower Representative shall deliver a certificate to the Administrative Agent promptly following receipt of any such proceeds setting forth the intention of a Loan Party to use any portion of such proceeds to (x) enter into replacement contracts (or extend or renew existing contracts) that constitute Permitted Service Contracts or (y) fund Consolidated Service Contract Capital Expenditures, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Unamortized Contract Value Proceeds (except to the extent not so used within such 18-month period); provided further that any such cash proceeds received in excess of $500,000 at any time prior to reinvestment thereof shall either (x) be used by the Borrowers to repay the Revolving Loans (without any commitment reduction) and, if the outstanding Revolving Loans have been repaid in full, the remaining balance of such proceeds, if any, shall be dealt with in the manner set forth in clause (y) below of this definition, or (y) be deposited to and held in a deposit account and/or an investment account of any Borrower in which the Administrative Agent on behalf of the Secured Party has a first priority perfected Lien pursuant to a Control Agreement until such time as the Borrowers may use such proceeds to make reinvestments in manner permitted under the first proviso of this definition.

          “Unrestricted Cash on Hand” means, as of any Dividend Payment Date, unrestricted cash on hand of the Borrowers excluding (i) any such cash that constitutes Distributable Cash under clause (a) of the definition herein of the term “Distributable Cash”, and (ii) any cash that is held in the Dividend/CapEx Funding Account, the CapEx Funding Account, the Cash Collateral Account or the Letter of Credit Cash Collateral Account.

          “U.S. GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

          “Waivable Prepayment” shall have the meaning given to such term in Section 2.10(i).

          “Wholly-Owned Subsidiary” shall mean a Subsidiary, at least 99% of the Capital Stock of which (other than directors’ qualifying shares) is owned by Holdings, any of the Borrowers or one of their Wholly-Owned Subsidiaries.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

     SECTION 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented, joined or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with U.S. GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained herein, all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with U.S. GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.5; and provided further that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant or definition herein to eliminate the effect of any change in U.S. GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend any covenant or any definition for such purpose), then (i) the Borrowers and the Required Lenders shall negotiate in good faith to agree upon an appropriate amendment to such covenant and (ii) the Borrowers’ compliance with such covenant shall be determined on the basis of U.S. GAAP in effect immediately before the relevant change in U.S. GAAP became effective until such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. Unless otherwise expressly provided therein, each exception to the covenants contained in Article 6 shall apply in the aggregate to all Loan Parties and their Subsidiaries.

          All Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These recitals to this Agreement shall be construed as part of the Agreement.

ARTICLE II

THE CREDIT FACILITIES

     SECTION 2.1 Term Loan.

               (a) Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties in the Loan Documents, each Term Lender agrees, severally and not jointly, to make a term loan (collectively, for all Term Lenders, the “Term Loan”) on the Closing Date to the Borrowers in the amount of such Term Lender’s Term Loan Commitment. The obligations of each Term Lender hereunder to make its share of the Term Loan shall be several and not joint

               (b) The Borrowers shall repay the Term Loan in twenty-two (22) consecutive quarterly installments on the first day of July, October, January and April of each year commencing July 1, 2005 in the amount of $268,750.

               (c) Notwithstanding Section 2.1(b), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Term Loan Maturity Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

               (d) Each payment of principal with respect to the Term Loan shall be paid to the Administrative Agent for the ratable benefit of each Term Lender making a Term Loan, ratably in proportion to each such Term Lender’s respective Applicable Percentage of the Term Loan.

               (e) The Term Loan shall be comprised of ABR Loans and/or Eurodollar Loans as the Borrower Representative may request pursuant to this Section 2.1. Each Term Loan Lender may at its option make any Term Loan comprising a Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Term Loan Lender to make such Term Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement and such Term Loan Lender shall not be entitled to any amounts payable under Section 2.11 or Section 2.17 in respect of increased costs arising as a result of such exercise. Term Loan Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower Representative shall not be entitled to request all or any portion of the Term Loan be comprised of Eurodollar Loans if such request would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings (including any Revolving Credit Borrowing) having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. Any such request by the Borrower Representative to have all or a portion of the Term Loan be comprised of a Eurodollar Loan or to continue or convert a Term Loan must be made by 12:00 p.m. (New York City time), three Business Days prior to (1) the date of any proposed Term Loan Borrowing which is to bear interest at the Eurodollar Rate, (2) the end of each Interest Period with respect to any Term Loan to be continued as a Eurodollar Loan, or (3) the date on which Borrower Representative wishes to convert any ABR Term Loan to a Eurodollar Loan for a Interest Period designated by Borrower Representative in such election. If no election is received with respect to a Eurodollar Loan by 12:00 p.m. (New York City time) on the third Business Day prior to the end of the Interest Period with respect thereto, that Eurodollar Loan shall be converted to an ABR Loan at the end of its Interest Period. Borrower Representative must make such election by notice to the Administrative Agent in writing, by telecopy or overnight courier. The Borrowers shall not be entitled to convert all or any portion of the Term Loan to a Eurodollar Loan or to continue all or any portion of the Term Loan as a Eurodollar Loan if a Default or Event of Default has occurred and is continuing. Notwithstanding anything in this Agreement to the contrary, the Borrowers may not elect to have the Term Loan or any portion thereof be comprised of a Eurodollar Loan until the earlier of (i) 20 days after the Closing Date or (ii) completion of primary syndication as determined by the Administrative Agent and Lead Arranger. Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request all or any portion of the Term Loan be comprised of a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

     SECTION 2.2 The Revolving Credit Commitment.

               (a) Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties in the Loan Documents, each Revolving Lender agrees, severally and not jointly, to make its Applicable Percentage of the Revolving Loans to the Borrowers, at any time and from time to time on or after the Closing Date and until the Commitment Termination Date in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment, as the same may be reduced from time to time pursuant to Sections 2.8 or 2.10 hereof.

               (b) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Loan required to be made by such other Lender). The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount which is (i) an integral multiple of $1,000,000 (or, in the case of Swingline Loans, $500,000) and not less than $1,000,000 (and, in the case of Swingline Loans, $500,000) or (ii) equal to the remaining available balance of the Revolving Credit Commitments; provided that Revolving Loans used to pay Refunded Swingline Loans may be in the amount of such Refunded Swingline Loans and Revolving Loans used to reimburse any Letter of Credit Obligations may be in the amount of such reimbursed Letter of Credit Obligations.

               (c) Each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or (except in the case of Swingline Loans) Eurodollar Loans as the Borrower Representative may request pursuant to this Section 2.2. Each Revolving Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the joint and several obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement and such Revolving Lender shall not be entitled to any amounts payable under Section 2.11 or Section 2.17 in respect of increased costs arising as a result of such exercise. Revolving Credit Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower Representative shall not be entitled to request any Revolving Credit Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings (including any Term Loan Eurodollar Borrowings) having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. The Borrowers shall not be entitled to convert all or any portion of the Revolving Loans to a Eurodollar Loan or to continue all or any portion of the Revolving Loans as a Eurodollar Loan if a Default or Event of Default has occurred and is continuing. Notwithstanding anything in this Agreement to the contrary, no Revolving Loan may be made as, or converted into, a Eurodollar Loan until the earlier of (i) 20 days after the Closing Date or (ii) completion of primary syndication as determined by the Administrative Agent and Lead Arranger.

               (d) Subject to paragraph (f) below, each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer to such account as the Administrative Agent may designate in same day funds not later than 1:00 p.m. (New York time) on the requested funding date, in the case of an ABR Loan, and not later than 12:00 p.m. (New York time) on the requested funding date, in the case of a Eurodollar Loan. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, the Administrative Agent shall

(i) in the case of any Revolving Loan made to reimburse any Letter of Credit Obligations or to refund any Swingline Loan, apply the amounts so received to effect such reimbursement or refund as contemplated by Sections 2.3(c) or 2.18, and (ii) in the case of each Revolving Loan the proceeds of which are to be received by any Borrower, transfer the amounts so received to the Borrower Representative’s Disbursement Account; provided, however, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Revolving Lenders.

               (e) Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s portion of such Revolving Credit Borrowing, the Administrative Agent may assume that such Revolving Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing in accordance with paragraph (d) above and may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Revolving Lender and the Borrowers jointly and severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Revolving Loans comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) for two Business Days and thereafter at the Alternate Base Rate. If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such principal amount shall constitute such Revolving Lender’s Loan as part of such Revolving Credit Borrowing for purposes of this Agreement.

               (f) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

               (g) The Borrowers may refinance all or any part of a Revolving Credit Borrowing with another Revolving Credit Borrowing or a Swingline Loan. Any Revolving Credit Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with the applicable provisions of this Agreement with the proceeds of the new Revolving Credit Borrowing and the proceeds of such new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Revolving Lenders to the Administrative Agent or by the Administrative Agent to the Borrowers pursuant to paragraph (c) above.

In order to request a Revolving Credit Borrowing, the Borrower Representative shall hand deliver or send by facsimile to the Administrative Agent a duly completed Borrowing Request substantially in the form of Exhibit D, (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m. (New York City time), three Business Days before a proposed Revolving Credit

Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 p.m. (New York City time), one Business Day before a proposed Revolving Credit Borrowing; provided, however, that Borrowing Requests with respect to Revolving Credit Borrowings to be made on the Closing Date may, at the discretion of the Administrative Agent, be delivered later than the times specified above. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower Representative and shall specify the following information: (i) whether such Revolving Credit Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Revolving Credit Borrowing (which shall be a Business Day); (iii) the amount of such Revolving Credit Borrowing; and (iv) if such Revolving Credit Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Revolving Credit Borrowing Request, each requested Revolving Credit Borrowing shall comply with the requirements set forth herein. If no election as to the Type of Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly (and in any event on the same day that the Administrative Agent receives such notice, if received by 1:00 p.m., New York City time, on such day) advise the Revolving Lenders of any notice given pursuant to this Section 2.2 and of such Revolving Lender’s portion of the requested Revolving Credit Borrowing. If the Borrower Representative shall not have delivered a Borrowing Request in accordance with this Section 2.2 prior to the end of the Interest Period then in effect for any Revolving Credit Borrowing requesting that such Borrowing be refinanced, then the Borrower Representative shall (unless the Borrower Representative has notified the Administrative Agent, not less than three Business Days prior to the end of such Interest Period, that such Borrowing is to be repaid at the end of such Interest Period) be deemed to have delivered a Borrowing Request requesting that such Revolving Credit Borrowing be refinanced with a new Revolving Credit Borrowing of equivalent amount, and such new Revolving Credit Borrowing shall be an ABR Borrowing. Any such election to convert or continue a Revolving Loan as a Eurodollar Loan must be made by 12:00 p.m. (New York City time), three Business Days prior to (1) the end of each Interest Period with respect to any Revolving Loan to be continued as a Eurodollar Loan, or (2) the date on which Borrower Representative wishes to convert any ABR Revolving Loan to a Eurodollar Loan for a Interest Period designated by Borrower Representative in such election. If no election is received with respect to a Eurodollar Loan by 12:00 p.m. (New York City time) on the third Business Day prior to the end of the Interest Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing), that Eurodollar Loan shall be converted to an ABR Loan at the end of its Interest Period. Borrower Representative must make such election to convert or continue a Revolving Loan by notice to the Administrative Agent in writing, by telecopy or overnight courier.

               (h) Within the limits set forth above, the Borrowers may borrow, pay or prepay and reborrow Revolving Credit Borrowings on or after the Closing Date and prior to the Commitment Termination Date, subject to the terms, conditions and limitations set forth herein.

     SECTION 2.3 The Swingline Loan Commitment.

               (a) Administrative Agent shall notify the Swingline Lender upon Administrative Agent’s receipt of any Borrowing Request for the Swingline Loan. Subject to the terms and conditions hereof, the Swingline Lender hereby agrees to (and may, in its discretion, during a Default or an Event of Default) make available from time to time until the Commitment Termination Date advances (each, a “Swingline Advance”) in accordance with any such notice. The provisions of this Section 2.3 shall not relieve Revolving Lenders of their obligations to make Revolving Loans under Section 2.2. The aggregate amount of Swingline Advances outstanding shall not exceed at any time the lesser of (i) the Swingline Loan Commitment at such time and (ii) the Total Revolving Commitment Amount less the Total Revolving Credit Exposure at such time (“Swingline Availability”). Until the Commitment Termination Date, the Borrowers may from time to time borrow, repay and reborrow under this Section 2.3. Each Swingline Advance shall be made pursuant to a Borrowing Request delivered to the Administrative Agent by the Borrower Representative on behalf of the applicable Borrower in accordance with Section 2.2(h). Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swingline Advance. Unless the Swingline Lender has received at least one Business Day’s prior written notice from the Required Revolving Lenders instructing it not to make a Swingline Advance, the Swingline Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 4.1, be entitled to fund that Swingline Advance, and to have each Revolving Lender make Revolving Loans in accordance with Section 2.3(c) or purchase participating interests in accordance with Section 2.3(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swingline Loan shall constitute an ABR Loan. The Borrowers shall repay the aggregate outstanding principal amount of each Swingline Advance not later than five Business Days after the date of such Swingline Advance.

               (b) The entire unpaid balance of the Swingline Loan, together with accrued interest thereon, shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

               (c) The Swingline Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, may on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swingline Lender to so act on its behalf) request each Revolving Lender (including the Swingline Lender) to make a Revolving Loan to the Borrowers (which shall be an ABR Loan) in an amount equal to that Revolving Lender’s Applicable Percentage of the principal amount of the applicable Borrower’s Swingline Loan (the “Refunded Swingline Loan”) outstanding on the date such notice is given. Unless any Event of Default of the type described in paragraphs (g) or (h) of Article VII has occurred (in which event the procedures of Section 2.3(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Revolving Lender shall disburse directly to the Administrative Agent its Applicable Percentage of a Revolving Loan on behalf of the Swingline Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Loans shall be immediately paid to the Swingline Lender and applied to repay the Refunded Swingline Loan of the applicable Borrower.

               (d) If, prior to refunding a Swingline Loan with a Revolving Loan pursuant to Section 2.3(c), any Event of Default of the type described in paragraphs (g) or (h) of Article VII has occurred, then, subject to the provisions of Section 2.3(e) below, each Revolving Lender shall, on the dates such Revolving Loan was to have been made for the benefit of the Borrowers, purchase from the Swingline Lender an undivided participation interest in such Swingline Loan in an amount equal to its Applicable Percentage of such Swingline Loan. Upon request, each Revolving Lender shall promptly transfer to the Swingline Lender, in immediately available funds, the amount of its participation interest.

               (e) Each Revolving Lender’s obligation to make Revolving Loans in accordance with Section 2.3(c) and to purchase participation interests in accordance with Section 2.3(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to the Administrative Agent or the Swingline Lender, as applicable, the amount required pursuant to Sections 2.3(c) or 2.3(d), as the case may be, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Alternate Base Rate thereafter.

     SECTION 2.4 Evidence of Debt; Repayment of Loans. (a) The outstanding principal balance of (i) subject to Section 2.1(b), the Term Loan shall be payable on the earlier of (A) the Term Loan Maturity Date and (B) the date of acceleration of the Term Loan pursuant to Article VII or deemed acceleration of the Term Loan (as the result of an Event of Default described in paragraphs (g) or (h) of Article VII); (ii) each Revolving Loan shall be payable on the earlier of (A) the Revolving Credit Maturity Date and (B) the date of acceleration of the Revolving Loans pursuant to Article VII or deemed acceleration of the Revolving Loans (as the result of an Event of Default described in paragraphs (g) or (h) of Article VII); and (iii) each Swingline Loan shall be payable on the earlier of (A) five Business Days after the making of such Swingline Loan, (B) the date of acceleration of the Swingline Loan pursuant to Article VII or deemed acceleration of the Swingline Loan (as the result of an Event of Default described in paragraphs (g) or (h) of Article VII) and (C) the Revolving Credit Maturity Date.

               (c) Each Lender shall maintain on its books and records in accordance with its usual practice a loan account or accounts evidencing the Indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement and the Notes. The entries made in the accounts maintained pursuant to this paragraph shall, absent manifest error, be presumptive evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans and other Obligations in accordance with their terms.

               (d) The Administrative Agent shall maintain on its books and records a loan account (the “Loan Account”) on its books to record: all Revolving Loans, all Swingline Advances and the Term Loan, all payments made by the Borrowers with respect thereto, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Administrative Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. The Administrative Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on the Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

               (e) Notwithstanding any other provision of this Agreement, (i) any Term Lender may request a Term Note to evidence its Term Loan Commitment, which shall be promptly executed and delivered by the Borrowers to such Term Lender in the form of Exhibit J, after which the Term Loan Commitment of such Term Lender shall be represented by one or more Term Notes payable to the payee named therein or its registered assigns, (ii) any Revolving Lender may request a Revolving Note to evidence its Revolving Credit Commitment, which shall be promptly executed and delivered by the Borrowers to such Revolving Lender, after which the Revolving Credit Commitment and Revolving Credit Exposure of such Revolving Lender shall be represented by one or more Revolving Notes payable to the payee named therein or its registered assigns and (iii) any Swingline Lender may request a Swingline Note in the form of Exhibit L to evidence its Swingline Loan Commitment, which shall be promptly executed and delivered by the Borrowers to such Swingline Lender, after which the Swingline Loan Commitment of such Swingline Lender shall be represented by one or more Swingline Notes payable to the payee named therein or its registered assigns.

     SECTION 2.5 Fees. (a) The Borrowers agree to pay to each Revolving Lender, through the Administrative Agent, on each Interest Payment Date, and on the Commitment Termination Date, a commitment fee (a “Commitment Fee”) on the average daily unused amount of the Revolving Credit Commitment of such Revolving Lender during such calendar month (or other period commencing with the date of acceptance by the Borrowers of the Commitments of such Revolving Lender or ending with the date on which the last of the Commitments of such Revolving Lender shall be terminated) at a rate per annum equal to 1.00%. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Revolving Lender’s Commitment Fee (including the Revolving Lender that is the Swingline Lender), the outstanding Swingline Loans during the period for which such Revolving Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee shall commence to accrue on the Closing Date and shall cease to accrue on the Commitment Termination Date.

               (b) The Borrowers further agree to pay (i) to each Revolving Lender, through the Administrative Agent, on each Interest Payment Date and on the Commitment Termination Date, a fee (a “Letter of Credit Participation Fee”) on such Revolving Lender’s Applicable Percentage of the average daily aggregate Letter of Credit Exposure, during such calendar month (or other period commencing with the date of acceptance by the Borrowers of the Commitments of such Revolving Lender or ending with the Commitment Termination Date) at a rate per annum, calculated on a daily basis, equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans, provided that if an Event of Default has occurred and is continuing, such rate shall be increased to two percent (2%) per annum above the Applicable Margin for Eurodollar Loans; and (ii) to the Letter of Credit Issuer, the fees separately agreed upon by the Borrowers and the Letter of Credit Issuer of the times, in the amounts and in the manner as set forth herein and in the other Loan Documents plus, in connection with the issuance, amendment or transfer of any such Letter of Credit or any Letter of Credit Obligations thereunder, the Letter of Credit Issuer’s customary documentary and processing charges (collectively, the “Letter of Credit Fees”). All Letter of Credit Participation Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

               (c) Each Borrower agrees to pay to GECC, for its account, the fees set forth in the letter agreement dated the Closing Date, among Holdings, the Borrowers and GECC (the “GECC Fee Letter”) at the times and in the amounts set forth therein (the “Agent Fees”).

               (d) If (1) the Borrowers (A) pay after acceleration of the maturity date thereof or voluntarily prepay all or any portion of the Term Loan, or (B) whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, prepay the Revolving Loan and reduce or terminate the Revolving Credit Commitment, or (2) any of the Revolving Credit Commitments are otherwise terminated prior to the Revolving Credit Maturity Date, the Borrowers shall pay to Administrative Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder (and not as a penalty) an amount equal to the Applicable Fee Percentage (as defined below) multiplied by the sum of (i) the principal amount of the Term Loan paid after acceleration of the maturity date thereof or voluntarily prepaid, and (ii) the amount of the reduction or termination of the Revolving Credit Commitment. As used herein, the term “Applicable Fee Percentage” shall mean (x) two percent (2%), in the case of a prepayment, reduction or termination on or prior to the first anniversary of the Closing Date, and (y) one percent (1%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof. The Loan Parties agree that the Applicable Fee Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable to any Lender, in the case of any prepayment of the Loans of such Lender in connection with a refinancing of the Facility arranged by the Lead Arranger, if such Lender participates as a lender in such refinancing.

               (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Letter of Credit Fees and other fees for the account of Letter of Credit Issuer provided for in Section 2.5(b)(ii) and Section 2.18(d) shall be paid directly to the Letter of Credit Issuer. Once paid, none of the Fees shall be refundable under any circumstances, except to the extent provided in Section 9.19 hereof.

     SECTION 2.6 Interest on Loans. (a) The Swingline Loan and the Revolving Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate equal to the Alternate Base Rate from time to time in effect plus the Applicable Margin from time to time in effect.

               (b) Subject to the provisions of Section 2.7, the Revolving Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect.

               (c) The Term Loan comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate equal to the Alternate Base Rate from time to time in effect plus the Term Loan Applicable Margin from time to time in effect.

               (d) Subject to the provisions of Section 2.7, the Term Loan comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Term Loan Applicable Margin from time to time in effect.

               (e) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall give the Borrower Representative prompt notice of each such determination.

               (f) Upon the occurrence and during the continuation of an Event of Default, the outstanding principal amount of all Loans then outstanding shall bear interest from and including the date of the occurrence of such Event of Default to, but excluding, the date when no Event of Default shall be continuing, at a rate per annum equal to two percent (2%) per annum above the rate otherwise in effect (the “Default Rate”).

     SECTION 2.7 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising a Borrowing are not generally available or are no longer available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrowers and the Revolving Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Revolving Lenders that the circumstances giving rise to such notice no longer exist, any request by any Borrower for a Eurodollar Borrowing shall be deemed to be a request for an ABR Borrowing. Each such determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

     SECTION 2.8 Termination and Reduction of Commitments.

               (a) The Revolving Credit Commitments and the Swingline Loan Commitment shall be automatically and permanently terminated at 3:00 p.m., New York City time, on the Revolving Credit Maturity Date.

               (b) Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent, the Borrower Representative may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments (and in turn proportionately reduce the Total Revolving Commitment Amount); provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the remaining amount of the applicable Commitments) and (ii) each reduction or termination of the Revolving Credit Commitments prior to the Revolving Credit Maturity Date shall be accompanied by the Borrowers’ payment of the prepayment fee if and to the extent required under Section 2.5(d).

               (c) The Revolving Credit Commitments (and the Total Revolving Commitment Amount) shall be automatically and permanently reduced by the amount of any prepayment of Revolving Credit Exposure to the extent required by Section 2.10 (or by the amount of any prepayment of Revolving Credit Exposure that would have been required to be so applied if Revolving Credit Exposure equal to such amount had been outstanding).

               (d) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Revolving Lenders in accordance with their respective applicable Commitments. The Borrowers shall pay to the Administrative Agent for the account of the Revolving Lenders, on the date of each termination or reduction, the Commitment Fees and, to the extent applicable, Letter of Credit Participation Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.9 Voluntary Prepayments. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Loans, in whole or in part, upon at least three Business Days’ prior written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) by the Borrower Representative to the Administrative Agent; provided, however, that each partial prepayment (other than of a Swingline Loan) shall be in an amount which is in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate outstanding amount which remains outstanding). Each prepayment of Term Loans or Revolving Loans under this Section 2.9 (if in the case of Revolving Loans, such prepayment results in a partial reduction in the Revolving Credit Commitments or a termination in the Revolving Credit Commitments pursuant to Section 2.8) shall be accompanied by the Borrowers’ payment of any prepayment fee if and to the extent required under Section 2.5(d).

               (b) In the event that the Revolving Credit Commitments are terminated, the Borrowers shall on the date of such termination repay or prepay all its outstanding Swingline Loans and Revolving Credit Borrowings, reduce the Letter of Credit Exposure to zero and cause all Letters of Credit to be canceled and returned to the Letter of Credit Issuer. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower Representative, the Swingline Lender and the Revolving Lenders of the Total Revolving Credit Exposure and (ii) if after giving effect to such reduction, the Total Revolving Credit Exposure would exceed the Total Revolving Commitment Amount, then the Borrowers shall, on the date of such reduction, as applicable, repay or prepay Revolving Credit Borrowings or repay or prepay Swingline Loans or reduce the Letter of Credit Exposure (which for purposes of this clause (ii) may include cash collateralization of Letter of Credit Exposure in a manner consistent with Section 2.18(c)(i)), in an aggregate amount sufficient to eliminate such excess.

     SECTION 2.10 Mandatory Prepayments.

               (a) On the date of any termination or reduction of the Revolving Credit Commitments, and on any date that the Total Revolving Credit Exposure exceeds the Total Revolving Commitment Amount, the Borrowers shall pay or prepay so much of the Revolving Credit Borrowings and Swingline Loans, and then shall deposit cash collateral with the Administrative Agent for Letter of Credit Exposure in a manner consistent with the terms of Section 2.18(c)(i), as shall be necessary in order that the Total Revolving Credit Exposure does not exceed the Total Revolving Commitment Amount.

               (b) Upon the receipt of any Asset Sale Proceeds, Insurance Proceeds, Debt Offering Proceeds, Unamortized Contract Value Proceeds and Equity Offering Proceeds, the Borrowers shall prepay the Obligations by an amount equal to 100% of such Asset Sale Proceeds, Insurance Proceeds, Debt Offering Proceeds, Unamortized Contract Value Proceeds, and Equity Offering Proceeds, provided, however, that, if IDSs are issued after the Closing Date at a time when no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto and no Interest Deferral Period is in effect, then the Borrowers shall (i) first deposit Equity Offering Proceeds from the issuance of such IDSs into the Cash Collateral Account to the extent of the Cash Collateral Shortfall Amount after giving effect to the new Holdings Subordinated Notes issued as a part of such IDSs and (ii) then prepay the Obligations by an amount equal to 50% of (A) the net cash proceeds of the new Holdings Subordinated Notes issued as part of such IDSs, less (B) the funds deposited in the

Cash Collateral Account pursuant to clause (i) of this proviso, and Holdings and the Borrowers shall be permitted to retain the balance; provided, further, however, that if Equity Offering Proceeds are raised other than from the issuance of additional IDSs at a time when no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to the event that gave rise to such Equity Offering Proceeds and no Interest Deferral Period is in effect, then the percentage of Equity Offering Proceeds required to be applied to the Obligations shall be reduced from 100% to 50%.

               (c) During each Dividend Suspension Period (except when an Interest Deferral Period is also in effect), the Borrowers shall prepay the Obligations on each Dividend Payment Date by an amount equal to 100% of the Distributable Cash for the Monthly Fiscal Period most recently ended for which a Monthly Report has been delivered.

               (d) During each Interest Deferral Period, the Borrowers shall prepay the Obligations on each Subordinated Note Interest Payment Date by an amount equal to (i) 75% of the interest payable on the Holdings Subordinated Notes but for the Interest Deferral Period, to the extent of Available Cash for the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered, plus (ii) 100% of the Distributable Cash for such Monthly Fiscal Period, measured as if no Interest Deferral Period had occurred and all interest payable on the Holdings Subordinated Notes was paid in cash.

               (e) Upon the occurrence of an Event of Default, all or a portion of the funds in the Dividend/CapEx Funding Account, the CapEx Funding Account and the Cash Collateral Account shall, at the election of the Required Lenders with notice to the Administrative Agent, but without further notice or instruction to the Borrowers, be applied by the Administrative Agent to the prepayment of the Obligations in the manner set forth in Section 2.14.

               (f) Upon delivery of the annual audited financial statements of Holdings and its Subsidiaries pursuant to Section 5.4(c) for each Annual Fiscal Period, commencing with the Annual Fiscal Period 2005. The Borrowers shall prepay the Obligations by an amount equal to 50% of the Annual Excess Cash Flow for such Annual Fiscal Period; provided, however, that if no Event of Default has occurred and is continuing, no Interest Deferral Period is in effect and the Borrowers are in compliance with the financial ratios set forth in Section 6.18 as of the last day of such Annual Fiscal Period and the most recently ended Monthly Fiscal Period for which the Borrowers are required to have delivered a Monthly Report, then the Borrowers shall prepay the Obligations by an amount equal to 50% of the excess, if any, of (i) the Annual Excess Cash Flow for such Annual Fiscal Period over (ii) the amount, if any, deposited into the CapEx Funding Account pursuant to Section 2.22 for such Annual Fiscal Period; provided, further, however, that if any Borrower withdraws any funds from the CapEx Funding Account other than to make Capital Expenditures promptly after such withdrawal, then such Borrower shall immediately prepay the Obligations by an amount equal to 50% of the funds so withdrawn from the CapEx Funding Account.

               (g) All prepayments of the Obligations required in paragraphs (b), (c), (d) and (f) of this Section 2.10 shall be applied as follows unless an Event of Default has occurred and is continuing: first, to Fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; third, to prepay the scheduled principal installments of the Term Loan in inverse order of maturity, until the Term Loan has been prepaid in full; fourth, to interest then due and payable on the Swingline Loan; fifth, to the principal balance of the Swingline Loan outstanding until the same has been repaid in full; sixth, to interest then due and payable on Revolving Loans; seventh, to the principal balance of Revolving Loans outstanding until the same has been paid in full; eighth, to the payment of all other Obligations that are then due and payable; and ninth, the remaining balance thereof, if any, shall be distributed to the Borrower Representative. Neither the Revolving Loan Commitment nor the Swingline Loan Commitment shall be permanently reduced by the amount of any such prepayments applied to the repayment of Obligations as provided above pursuant to this Section 2.10(g). If an Event of Default has occurred and is continuing, all prepayments of the Obligations required in paragraphs (b), (c), (d) and (f) of this Section 2.10 shall be applied in accordance with Section 2.14.

               (h) Upon receipt of any proceeds or any Annual Excess Cash Flow referred to in paragraphs (b), (c), (d) and (f) above of this Section 2.10, the Administrative Agent shall notify the Lenders of the receipt of such proceeds on the Business Day such proceeds are received, together with the calculation of any prepayment fee, if appropriate, and each Lender’s pro rata share of such prepayment (the “Prepayment Notice”), and except as provided in paragraph (i) below and in Section 2.14, shall promptly apply such proceeds in the manner set forth in paragraph (g) above. All prepayments under this Section 2.10 shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment.

               (i) If no Event of Default has occurred and is continuing and no Interest Deferral Period is in effect, each Term Lender shall have the right not to accept its ratable share of any prepayment under paragraphs (b), (c), (d) and (f) above of this Section 2.10 (a “Waivable Prepayment”) and shall be deemed to have exercised such right unless it gives written notice to the Borrowers and the Administrative Agent of its election to accept its ratable share of such Waivable Prepayment no later than five (5) Business Days after the Administrative Agent delivers the Prepayment Notice. To the extent that any Term Lender elects not to accept its ratable share of a Waivable Prepayment, such share of the Waivable Prepayment shall be offered ratably to the other Term Lenders that have accepted their share of such Waivable Prepayment and the Revolving Lenders based upon their Revolving Credit Exposure (with no reduction in the Revolving Credit Commitments). If no Event of Default has occurred and is continuing and no Interest Deferral Period is in effect, the application of any prepayment by the Administrative Agent shall be made on the earlier of (i) the sixth Business Day immediately following delivery of the Prepayment Notice to the Lenders and (ii) the date that all Term Lenders have notified the Administrative Agent in writing of whether they accept or reject their portion of the Waivable Prepayment.

               (j) The Borrowers shall reduce the Revolving Credit Exposure of the Lenders to zero during at least one consecutive thirty (30) day period during each Annual Fiscal Period beginning with the 2005 Annual Fiscal Period (the “Annual Clean-Up”); provided, however, that (a) any Letters of Credit outstanding as of the commencement of an Annual Clean-Up shall be permitted to remain outstanding during such Annual Clean-Up, and the Borrowers shall be entitled to request the issuance of a Letter of Credit and (b) for purposes of determining compliance with the foregoing Annual Clean-Up provision, there shall be excluded from the calculation of Revolving Credit Exposure, without duplication, (i) outstanding Revolving Loans, the proceeds of which were used to finance Permitted Business Acquisitions in an amount up to, but not exceeding, the specific dollar limitations on such acquisitions set forth in Section 6.5(a) (without giving effect to any increase in such dollar limitations that may apply in Section 6.5(a) from the receipt of net proceeds of certain equity issuances made after the closing), and (ii) up to the Dollar amount specified in the table set forth below in this Section 2.10(j) of outstanding Revolving Loans if and to the extent that (x) the proceeds of which Revolving Loans were used to make Consolidated Service Contract Capital Expenditures during the corresponding period in the table below and (y) such Capital Expenditures were expressly permitted to be made under Section 6.15:

Maximum Aggregate Dollar
Amount of Outstanding
Period	Revolving Loans:
2005 Annual Fiscal Period	$10,000,000
2006 Annual Fiscal Period	$15,000,000
2007 Annual Fiscal Period	$20,000,000
2008 Annual Fiscal Period	$20,000,000
2009 Annual Fiscal Period	$20,000,000
2010 Annual Fiscal Period	$20,000,000

     SECTION 2.11 Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or the Letter of Credit Issuer in respect of any Letter of Credit or of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of (i) the rate of tax imposed on the overall net income of such Lender or the Letter of Credit Issuer and (ii) any Covered Taxes described in Section 2.17), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets or deposits with or for the account of or credit extended by or, in the case of the Letters of Credit, participated in by such Lender (except any such reserve requirement which is reflected in the Eurodollar Rate) or the Letter of Credit Issuer or shall impose on such Lender or the Letter of Credit Issuer or the interbank Eurodollar market any other condition affecting this Agreement, any Letter of Credit (or any participation with respect thereto), the Letter of Credit Exposure, the Letter of Credit Commitment or any Eurodollar Loans of such Lender or the Letter of Credit Issuer, and the result of any of the foregoing shall be to increase the cost to such Lender or the Letter of Credit Issuer of making or maintaining its Letter of Credit Exposure, its Letter of Credit Commitment or any Eurodollar Loan (or, in the case of the Letter of Credit Issuer, of making any payment under any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Letter of Credit Issuer to be material, then from time to time the Borrowers will pay to such Lender or the Letter of Credit Issuer upon demand such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer for such additional costs incurred or reduction suffered.

               (b) If any Lender or the Letter of Credit Issuer shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Letter of Credit Issuer or any Lender’s or the Letter of Credit Issuer’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or issued after the date hereof by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or its obligations pursuant hereto to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Letter of Credit Issuer to be material, then from time to time the Borrowers shall pay to such Lender or the Letter of Credit Issuer upon demand such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

               (c) A certificate of each Lender or the Letter of Credit Issuer setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or the Letter of Credit Issuer or its holding company as specified in paragraphs (a) and (b) above, as the case may be, shall be delivered to the Borrower Representative through the Administrative Agent and shall be conclusive absent manifest error. The Borrowers shall pay each Lender or the Letter of Credit Issuer the amount shown as due on any such certificate delivered by it within ten (10) days after its receipt of the same.

               (d) Promptly after any Lender or the Letter of Credit Issuer has determined, in its sole judgment, that it will make a request for increased compensation pursuant to this Section 2.11, such Lender or the Letter of Credit Issuer will notify the Borrower Representative in writing thereof. Failure on the part of any Lender or the Letter of Credit Issuer so to notify the Borrower Representative or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand compensation with respect to such period or any other period; provided that the Borrowers shall not be under any obligation to compensate any Lender or the Letter of Credit Issuer under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is six months prior to such request if such Lender or the Letter of Credit Issuer knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such six month period. The protection of this Section 2.11 shall be available to each Lender and the Letter of Credit Issuer regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

               (e) In the event (i) any Lender or the Letter of Credit Issuer delivers a written notice to the Borrower Representative pursuant to paragraph (c) above, (ii) any Revolving Lender delivers a notice to the Borrower Representative pursuant to Section 2.12(a), or (iii) any Lender makes written demand for indemnification upon the Borrower Representative for payment pursuant to Section 2.17(c), in each case the Borrowers may require, at the Borrowers’ expense and subject to Section 2.13, such Lender or the Letter of Credit Issuer that delivers such notice or makes such demand to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 8.1) all its interests, rights and obligations hereunder (including, in the case of a Lender, all of its Commitments and the Loans at the time owing to it and participations in Letters of Credit held by it and its obligations to acquire such participations) to a financial institution specified by the Borrowers; provided that (w) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (x) the Borrowers shall have received the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) and in the event of an assignment of a Revolving Credit Commitment, the Letter of Credit Issuer to such assignment, (y) the Borrowers shall have paid to the assigning Lender or the Letter of Credit Issuer all monies accrued and owing hereunder to it (including pursuant to this Section 2.11) and (z) in the case of a required assignment by the Letter of Credit Issuer, all outstanding Letters of Credit issued by the Letter of Credit Issuer shall be canceled and returned to the Letter of Credit Issuer or cash collateralized in the manner described in Section 2.18(c) hereof.

     SECTION 2.12 Change in Legality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower Representative and to the Administrative Agent, such Lender may:

                    (i) if it is a Revolving Lender, declare that Eurodollar Loans will not thereafter be made by it hereunder, whereupon any request by the Borrower Representative for a Eurodollar Borrowing shall, as to such Revolving Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

                    (ii) as to any Revolving Lender or Term Lender require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under subparagraphs (i) and (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Revolving Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

               (b) For purposes of this Section 2.12, a notice to the Borrower Representative by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower Representative.

     SECTION 2.13 Indemnity. The Borrowers shall indemnify each Lender against any loss or expense (including taxes, except in the case of Section 2.13(c) below) that such Lender may sustain or incur as a consequence of its obligation to make Eurodollar Loans arising as a result of (a) any failure by the Borrowers to fulfill on the date of any Borrowing or proposed Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrowers to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such Borrowing, refinancing, conversion or continuation has been given pursuant hereto, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall exclude loss of margin hereunder but shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.13 (and the reasons therefor) shall be delivered to the Borrower Representative through the Administrative Agent and shall be conclusive absent manifest error.

     SECTION 2.14 Application and Allocation of Payments.

               (a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swingline Loan and, second, the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii)

voluntary prepayments shall be applied as determined by the Borrower Representative, subject to the provisions of Section 2.9; and (iv) mandatory prepayments shall be applied as set forth in Section 2.10. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Applicable Percentage. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of the Borrowers as Administrative Agent may deem advisable notwithstanding any previous entry by the Administrative Agent in the Loan Account or any other books and records. In the absence of a specific determination by the Administrative Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: first, to Fees and the Administrative Agent’s expenses reimbursable hereunder; second, to interest on the Swingline Loan; third, to principal payments on the Swingline Loan; fourth, to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; fifth, to principal payments on the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Section 2.18, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; sixth, to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 9.4; and seventh, the remaining balance thereof, if any, shall be returned to the Borrower Representative, except in the case where the maturity date of the Obligations have been accelerated pursuant to Article VII or deemed accelerated pursuant to paragraphs (g) or (h) of Article VII and any Obligations remain outstanding. Each prepayment of Revolving Loans (to the extent the commitments are reduced or terminated in connection therewith) and any prepayment of the Term Loan after acceleration of the maturity date thereof applied pursuant to this Section 2.14(a), in each case shall be accompanied by the corresponding prepayment fee pursuant to Section 2.5(d) determined with respect to the amount so prepaid.

               (b) The Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of the Borrower and cause to be paid all Fees, expenses, charges, costs (including insurance premiums in accordance with Section 5.2(e)) and interest and principal, other than principal of the Revolving Loan, owing by the Borrowers under this Agreement or any of the other Loan Documents if and to the extent the Borrowers fail to pay promptly any such amounts as and when due. At the Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loans hereunder.

               (c) Except as required under Section 2.12 and subject to Section 2.10 and except as otherwise expressly provided in this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and Letter of Credit Obligations, each payment of the Commitment Fees or Letter of Credit Participation Fees, each reduction of the Revolving Credit Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated (except in the case of Swingline Loans) pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans or participations in Letter of Credit Obligations, as applicable).

Each Lender agrees that in computing such Lender’s portion of any Borrowing of Loans or participations in Letter of Credit Obligations, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing of Loans or participations in Letter of Credit Obligations, computed to the next higher or lower whole dollar amount.

     SECTION 2.15 [Intentionally Omitted]

     SECTION 2.16 Payments. (a) The Borrowers shall make each payment without set-off or counterclaim (including principal of or interest on any Loans, Letter of Credit Obligations or any Fees or other amounts) required to be made by it hereunder and under any other Loan Document not later than 12:00 p.m. (New York time) on the date when due in Dollars to the Collection Account, in immediately available funds. Any payments received after 12:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. The Administrative Agent shall distribute such payments to the Lenders and the Letter of Credit Issuer promptly upon receipt in like funds as received.

               (b) Whenever any payment (including principal of or interest on any Loans, any Fees or any other Obligations) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (except in the case of payment of principal of a Eurodollar Borrowing if the effect of such extension would be to extend such payment into the next succeeding month, in which event such payment shall be due on the immediately preceding Business Day), and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.17 Taxes. (a) Any and all payments by the Borrowers to the Administrative Agent, the Letter of Credit Issuer or any Lender hereunder or under the other Loan Documents shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (the “Taxes”), excluding (i) in the case of each Lender, the Letter of Credit Issuer or the Administrative Agent, taxes that would not be imposed but for a connection between such Lender, the Letter of Credit Issuer or the Administrative Agent (as the case may be) and the jurisdiction imposing such tax, other than a connection arising solely by virtue of the activities of such Lender, the Letter of Credit Issuer or the Administrative Agent (as the case may be) pursuant to or in respect of any Loan Document, including entering into, lending money or extending credit pursuant to, receiving payments under, or enforcing, such Loan Document, and (ii) in the case of each Lender, the Letter of Credit Issuer or the Administrative Agent, any United States withholding taxes payable with respect to any payments made hereunder or under the other Loan Documents under laws (including any statute, treaty, ruling, determination or regulation) in effect on the Initial Date (as hereinafter defined) applicable to such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, other than any United States withholding taxes payable solely as a result of any change in such laws occurring after the Initial Date (all such non-excluded Taxes, the “Covered Taxes”). For purposes of this Section 2.17, the term “Initial Date” shall mean (i) in the case of the Administrative Agent, the Letter of Credit Issuer or any Lender, the date on which such Person became a party to this Agreement and (ii) in the case of any assignment, including any assignment by a Lender or the Letter of Credit Issuer to a new lending office, the date of such assignment. If any Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Letter of Credit Issuer or the Administrative Agent, (i) in the case of any Covered Taxes, the sum payable by the Borrowers shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrowers shall not, however, be required to pay any amounts pursuant to clause (i) of the preceding sentence to any Lender, the Letter of Credit Issuer or the Administrative Agent that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) if such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, fails to comply with the requirements of paragraph (f) and paragraph (g) of this Section 2.17.

               (b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

               (c) The Borrowers will indemnify each Lender, the Letter of Credit Issuer and the Administrative Agent for the full amount of Covered Taxes and Other Taxes (including any Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender, the Letter of Credit Issuer or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto whether or not such Covered Taxes or Other Taxes were correctly or legally asserted. A certificate in reasonable detail as to the amount of such payment or liability prepared by a Lender, the Letter of Credit Issuer or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 10 days after the date any Lender (or any assignee thereof), the Letter of Credit Issuer or the Administrative Agent, as the case may be, makes written demand therefor upon the Borrower Representative.

               (e) Within 30 days after the date of any payment of Covered Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender, the Letter of Credit Issuer or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.11, the original or a certified copy of a receipt evidencing payment thereof.

               (d) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the Obligations, the expiration of the Letters of Credit and the termination of the Commitments and this Agreement.

               (f) Each Lender (other than a Non-U.S. Lender) shall deliver to the Administrative Agent and to the Borrower Representative, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower Representative or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI (or any successor forms), as the case may be, properly completed and duly executed by such Lender. Each Non-U.S. Lender agrees that (i) at least 10 days prior to the first Interest Payment Date following the Initial Date in respect of such Lender, it will (A) deliver to the Borrower Representative and the Administrative Agent (if appropriate) two duly completed copies of either United States Internal Revenue Service Form W-8 BEN or W-8 ECI or successor applicable form, as the case may be, certifying in each case that the Letter of Credit Issuer, such Lender or the Administrative Agent, as the case may be, is entitled to receive payments under this Agreement and the other Loan Documents payable to it without deduction or withholding of any United States federal income taxes and backup withholding taxes or is entitled to receive such payments at a reduced rate pursuant to a treaty provision or (B) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3) of the Code, deliver to the Borrower Representative and the Administrative Agent (I) a statement under penalties of perjury that such Lender (w) is not a “bank” under Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (x) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code, and (y) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(c) of the Code, (II) such factual representations as the Borrower Representative may reasonably request to allow the Borrowers to conclude that such Lender is not a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 and (III) an Internal Revenue Service Form W-8BEN; (ii) it will deliver to the Borrower Representative and the Administrative Agent (if appropriate) two further copies of such form or any successor applicable form or other manner of certification on or before the date such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by such Non-U.S. Lender; and (iii) it will obtain such extensions of time for filing and complete such forms or certifications as may be reasonably requested by the Borrower Representative or the Administrative Agent; unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower Representative and the Administrative Agent. Each Person that shall become a participant pursuant to Section 8.1 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this paragraph (f) to the assigning Lender from which the related participation shall have been purchased, the Administrative Agent and the Borrower Representative. If the Borrower Representative and the Administrative Agent have not received forms, certificates and other documents required by this Section 2.17(f) from a Lender indicating that payments hereunder or under this Agreement or any other Loan Document are not subject to United States withholding tax (or are subject to such withholding tax at a rate reduced by an applicable tax treaty), the Borrowers shall withhold such taxes from such payments due to such Lender at the applicable statutory rate (or at the applicable reduced rate, in the case of any payments subject to withholding tax at a rate reduced by an applicable tax treaty).

               (g) The Letter of Credit Issuer and any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by the Borrower Representative or to change the jurisdiction of its applicable lending office, if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which would be payable or may thereafter accrue and would not, in the sole good faith determination of the Letter of Credit Issuer or such Lender, be otherwise disadvantageous to the Letter of Credit Issuer or such Lender.

               (h) Nothing contained in this Section 2.17 shall require any Lender or the Letter of Credit Issuer or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

     SECTION 2.18 Letters of Credit. Subject to and in accordance with the terms of this Agreement, Borrower Representative, on behalf of the Borrowers, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of the Borrowers.

               (a) Issuance. Subject to the terms and conditions of the Agreement, the Administrative Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the Borrowers and for the Borrowers’ or other Guarantors’ account (so long as the beneficiary of such Letter of Credit is not a Borrower or a Guarantor), Letter of Credit Obligations by causing Letters of Credit to be issued by GECC or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion (each, an “Letter of Credit Issuer”) for the Borrowers’ or other Guarantors’ account and guaranteed by the Administrative Agent; provided, that if the Letter of Credit Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by the Administrative Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of the Administrative Agent, as more fully described in Section 2.18(b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) the Letter of Credit Sublimit and (ii) the Total Revolving Commitment Amount less the aggregate outstanding Revolving Loans and Swingline Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Administrative Agent, in its sole discretion, and neither Administrative Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

               (b) (i) Advances Automatic; Participations. In the event that the Administrative Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a

Revolving Loan to the applicable Borrower under Section 2.2 of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Article IV, and each Revolving Lender shall be obligated to pay its Applicable Percentage thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to the Administrative Agent for the Administrative Agent’s own account its Applicable Percentage of any such Revolving Loan or payment by the Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent its Applicable Percentage thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Applicable Percentage of any such payment.

               (ii) If it shall be illegal or unlawful for the Borrowers to incur any Revolving Loan as contemplated by Section 2.18(b)(i) above because of an Event of Default of the type described in paragraphs (g) or (h) of Article VII has occurred or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an Letter of Credit Issuer, or if the Letter of Credit Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from the Administrative Agent (or such Letter of Credit Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Applicable Percentage (based on the Revolving Credit Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from the Administrative Agent (or such Letter of Credit Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Applicable Percentage (based on the Revolving Credit Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Loans.

               (c) Cash Collateral.

                    (i) If the Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Commitment Termination Date, each Borrower will pay to the Administrative Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to the Administrative Agent (“Cash Equivalents”) in an amount equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit then outstanding. Such funds or Cash Equivalents shall be held by the Administrative Agent in a cash collateral account (the “Letter of Credit Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Administrative Agent. The Letter of Credit Cash Collateral Account shall be in the name of the Borrower Representative and shall be pledged to, and subject to the control of, the Administrative Agent, for the benefit of the Administrative Agent and Lenders, in a manner satisfactory to the Administrative Agent. Each Borrower hereby pledges and grants to the Administrative Agent, on behalf of itself and Lenders, a security interest in the Letter of Credit Cash Collateral Account, all such funds and Cash Equivalents held in the Letter of Credit Cash

Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.

                    (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Borrowers shall either (A) provide cash collateral therefor in the manner described in Section 2.18 (c)(i), (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 103% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to the Administrative Agent in its sole discretion.

                    (iii) From time to time after funds are deposited in the Letter of Credit Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, the Administrative Agent may apply such funds or Cash Equivalents then held in the Letter of Credit Cash Collateral Account to the payment of any amounts, and in such order as the Administrative Agent may elect, as shall be or shall become due and payable by the Borrowers to the Administrative Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

                    (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Letter of Credit Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Borrowers to the Administrative Agent and Lenders in respect thereof, any funds remaining in the Letter of Credit Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the Borrowers or as otherwise required by law. Interest earned on deposits in the Letter of Credit Cash Collateral Account shall be for the account of the Administrative Agent.

               (d) Fees and Expenses. The Borrowers agree to pay to the Administrative Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by the Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, the Letter of Credit Participation Fee pursuant to Section 2.5(b). In addition, the Borrowers shall pay to any Letter of Credit Issuer, on demand, such fees (including all per annum fees), charges and expenses of such Letter of Credit Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

               (e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give the Administrative Agent at least 2 Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Letter of Credit Issuer) and a completed application for standby letter of credit or application for documentary letter of credit (as applicable) in the form supplied by the Letter of Credit Issuer. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by the Borrower Representative and approvals by the Administrative Agent and the Letter of Credit Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Administrative Agent and the Letter of Credit Issuer.

               (f) Obligation Absolute. The obligation of the Borrowers to reimburse the Administrative Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to the Administrative Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of the Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

                    (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

                    (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), the Administrative Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer), the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

                    (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by the Letter of Credit Issuer shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer;

                    (iv) payment by the Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any Letter of Credit Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit, provided that payment by the Letter of Credit Issuer shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer or such guaranty;

                    (v) any other circumstance or event whatsoever, that is similar to any of the foregoing, provided that such act or omission shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the Letter of Credit Issuer; or

                    (vi) the fact that a Default or an Event of Default has occurred and is continuing.

               (g) Indemnification; Nature of Lenders’ Duties.

                    (i) In addition to amounts payable as elsewhere provided in the Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save harmless Administrative Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Administrative Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent or any Lender seeking indemnification or of any Letter of Credit Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender (as finally determined by a court of competent jurisdiction).

                    (ii) As between the Administrative Agent and any Lender and the Borrowers, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither the Administrative Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by the Administrative Agent under any Letter of Credit or guaranty thereof, the Administrative Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of the Administrative Agent or any Lender.

None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

                    (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by the Borrowers in favor of any Letter of Credit Issuer in any Letter of Credit application, reimbursement agreement or similar document, instrument or agreement between or among the Borrowers and such Letter of Credit Issuer, including the Master Documentary Agreement and the Master Standby Agreement entered into with the Administrative Agent.

     SECTION 2.19 Cash Collateral Account. The Borrowers shall have on deposit on the Closing Date immediately available funds in the Cash Collateral Account an amount equal to not less than $8,419,000. Upon the issuance of any IDSs after the Closing Date, the Borrowers shall immediately deposit additional immediately available funds in the Cash Collateral Account such that the Cash Collateral Shortfall Amount is zero, including without limitation at least five months of interest on the Holdings Subordinated Notes issued as part of such additional IDSs. The Borrowers shall also deposit additional immediately available funds in the Cash Collateral Account on each Dividend Payment Date prior to the payment of any Dividends to Holdings to the extent of any Cash Collateral Shortfall Amount. Funds will be withdrawn from the Cash Collateral Account only by the Administrative Agent upon request by the Required Lenders, and to the extent withdrawn such funds may be applied, at the sole discretion of the Required Lenders, (i) to prepay the Obligations to the extent provided in Section 2.10 or (ii) to pay interest on behalf of Holdings on the Holdings Subordinated Notes and interest on Deferred Subordinated Note Interest. All return on investment from the funds in the Cash Collateral Account shall remain in the Cash Collateral Account and be subject to the terms of the Cash Collateral Agreement.

     SECTION 2.20 Dividend/CapEx Funding Account. The balance of available funds on deposit in the Dividend/CapEx Funding Account on the Closing Date shall be not more than $9,540,000. The Borrowers may deposit immediately available funds in the Dividend/CapEx Funding Account up to 50% of Annual Excess Cash Flow for each Annual Fiscal Period, commencing with the Annual Fiscal Period 2005, upon the delivery of the annual audited financial statements of Holdings and its Subsidiaries pursuant to Section 5.4(c) for such Annual Fiscal Period. The Borrower Representative may withdraw funds from the Dividend/CapEx Funding Account if no Event of Default has occurred and is continuing to the extent such funds are (i) distributed to Holdings to pay Dividends to the extent otherwise permitted under Section 6.16, (ii) applied to pay Deferred Subordinated Note Interest to the extent otherwise permitted under Section 6.16, (iii) to make Capital Expenditures, (iv) deposited in the Cash Collateral Account or (v) used for other general corporate purposes. The Administrative Agent shall withdraw funds from the Dividend/CapEx Funding Account to the extent contemplated in Section 2.10.

     SECTION 2.21 [Reserved].

     SECTION 2.22 CapEx Funding Account. The balance of available funds on deposit in the CapEx Funding Account on the Closing Date shall be not more than $3,847,000. Upon the delivery of the annual audited financial statements of Holdings and its Subsidiaries pursuant to Section 5.4(c) for each Annual Fiscal Period, commencing with the Annual Fiscal Period 2005, if no Event of Default has occurred and is then continuing, no Interest Deferral Period is in effect and the Borrowers are in compliance with the financial ratios set forth in Section 6.18 as of the last day of such Annual Fiscal Period and the most recently ended Monthly Fiscal Period for which the Borrowers are required to have delivered a Monthly Report, then the Borrowers may deposit immediately available funds in the CapEx Funding Account in an amount not to exceed the lesser of (i) 100% of Annual Excess Cash Flow for such Annual Fiscal Period or (ii) the unused portion of the basket for Capital Expenditures for such Annual Fiscal Period permitted in Section 6.15(a) that may be carried forward for Capital Expenditures in future years. Prior to any such deposit, the Borrowers shall have opened the CapEx Funding Account with the Administrative Agent, subject to the terms of a duly executed Control Agreement in form and substance substantially similar to the Control Agreement for the Dividend/CapEx Funding Account or otherwise satisfactory to the Required Lenders. If no Event of Default has occurred and is continuing, no Interest Deferral Period is in effect and the Borrowers are in compliance with the financial ratios set forth in Section 6.18 as of the last day of the most recently ended Monthly Fiscal Period for which the Borrowers are required to have delivered a Monthly Report, the Borrower Representative may withdraw funds from the CapEx Funding Account to the extent that (i) such funds are promptly applied to make Capital Expenditures or (ii) 50% of such withdrawn funds are applied to prepay the Obligations pursuant to Section 2.10 and the remainder of such withdrawn funds are (A) applied to pay Dividends to the extent otherwise permitted under Section 6.16, (B) applied to pay Deferred Subordinated Note Interest to the extent otherwise permitted under Section 6.16, (C) deposited in the Cash Collateral Account or (D) otherwise used for other general corporate purposes. The Administrative Agent shall withdraw funds from the CapEx Funding Account to the extent contemplated in Section 2.10(f).

     SECTION 2.23 Reliance on Notices; Appointment of Borrower Representative. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request, notice of conversion/continuation of a Loan to a Eurodollar Loan or similar notice believed by the Administrative Agent to be genuine. The Administrative Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Administrative Agent has actual knowledge to the contrary. Each Borrower hereby designates VSA as its Borrower Representative and agent on its behalf for the purposes of issuing Borrowing Requests and notices of conversion/continuation of any Loans to Eurodollar Loans or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pertaining to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or the Borrowers under any Loan Document to Borrower Representative on behalf of such Borrower or the Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

     SECTION 2.24 Joint and Several Liability. Each Borrower shall be jointly and severally liable for all Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          Each of Holdings and the Borrowers represents and warrants to each of the Lenders and the Administrative Agent that:

     SECTION 3.1 Organization; Powers. Each of the Loan Parties and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

     SECTION 3.2 Authorization. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder, the other Related Transaction Documents and the other Related Transactions and (a) have been duly authorized by all corporate, partnership or stockholder action, as the case may be, required to be obtained by the respective Loan Parties and by any corporate, partnership or stockholder action required of any other Loan Party and (b) do not and will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of the respective Loan Parties, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, or other material agreement or instrument to which the respective Loan Parties are parties, respectively or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, certificate of designation for preferred stock, or other material agreement or instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Security Documents.

     SECTION 3.3 Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party which is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.4 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Related Transactions, except for (a) the filing of Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and filings with respect to real property Liens and pledges of Capital Stock of Foreign Subsidiaries contemplated pursuant to Section 5.11, and (b) such other approvals as have been made or obtained and are in full force and effect.

     SECTION 3.5 Financial Statements. (a) Holdings and its Subsidiaries have heretofore furnished to the Lenders (i) its consolidated balance sheets and consolidated statements of operations and of cash flows, audited by and accompanied by the opinion of a firm of nationally recognized public accountants as of and for the Annual Fiscal Periods ended December 28, 2004 and (ii) its unaudited consolidated balance sheet and consolidated statements of operations and of cash flows as of and for the Quarterly Fiscal Period ended September 28, 2004. Such financial statements present fairly the financial condition and results of operations of each of Holdings and its consolidated Subsidiaries as of such dates and for such periods. None of the Loan Parties has, or shall have as of the Closing Date any material guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing statements or the notes thereto. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

               (b) On and as of the Closing Date, the financial projections of Holdings, the Borrowers and their respective consolidated Subsidiaries for the period from April 1, 2005 through the last day of Annual Fiscal Period 2010 (giving effect to the Related Transactions) previously delivered to Lenders (the “Initial Projections”) are based on good faith estimates and assumptions made by the management of the Borrowers and Holdings, it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Initial Projections may differ from the projected results and that the differences may be material. Notwithstanding the foregoing, as of the Closing Date, management of the Borrowers believed that the Initial Projections were reasonable and attainable.

               (c) The monthly, quarterly and annual fiscal periods of Holdings and the Borrowers that will occur during the term of this Agreement are listed in Schedule 3.5(c) (each, a “Fiscal Period” and respectively, the “Monthly Fiscal Periods”, the “Quarterly Fiscal Periods” or the “Annual Fiscal Periods”).

     SECTION 3.6 No Material Adverse Change. There has been no material adverse change in the assets, business, properties, liabilities, financial condition, results of operations or prospects of the consolidated Loan Parties, taken as a whole, since December 31, 2004.

     SECTION 3.7 Title to Properties; Possession Under Leases. (a) Each of the Loan Parties has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

               (b) Each of the Loan Parties has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect except in each case where a failure to comply or to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties enjoys peaceful and undisturbed possession under all such leases, except where a failure to do so could not reasonably be expected to result in a Material Adverse Effect.

               (c) Each of the Loan Parties owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.8 Subsidiaries. Schedule 3.8 sets forth as of the Closing Date the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

     SECTION 3.9 Litigation; Compliance with Laws. (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened against or affecting any Loan Party or any business, property or rights of any such Person (i) relating to any Loan Document or, as of the Closing Date, the Related Transactions, (ii) seeking to establish or asserting a default or to terminate any Significant Service Contract or Material Service Contract, or (iii) that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

               (b) None of the Loan Parties and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any Environmental Law), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10 Compliance with Agreements. (a) None of the Loan Parties is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

               (b) None of the Loan Parties is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in either case where such default could reasonably be expected to result in a Material Adverse Effect. Immediately after giving effect to the Related Transactions, no Default or Event of Default shall have occurred and be continuing.

     SECTION 3.11 Federal Reserve Regulations. (a) None of the Loan Parties and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

               (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

     SECTION 3.12 Investment Company; Public Utility Holding Company. None of the Loan Parties is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.13 Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only (i) on the Closing Date, to refinance the Prior Credit Agreement, (ii) to finance Capital Expenditures (to the extent permitted hereunder), (iii) to pay certain transaction costs arising in connection with the Related Transactions, (iv) to finance payments of dividends on Holdings Capital Stock and the payment of interest on Holdings Subordinated Notes, in each case to extent such payments of dividends and interest are permitted hereunder, and (v) for working capital and other general corporate purposes of the respective Loan Parties.

     SECTION 3.14 Tax Returns. Each of the Loan Parties and any member of a consolidated, combined or unitary group of which a Loan Party is a member (together with the Loan Parties, the “Loan Party Group Members”) has timely filed or caused to be timely filed all federal, and all material state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown thereon to be due and payable by it and all assessments received by it, except taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.3 and for which the relevant Loan Party has set aside on its books adequate reserves in accordance with GAAP. Each of the Loan Party Group Members has paid in full or made adequate provision (in accordance with GAAP) for the payment of all taxes due with respect to all periods ending on or before the Closing Date, which taxes, if not paid or adequately provided for, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14 with respect to each of the Loan Party Group Members, (a) no material claims are being asserted in writing with respect to any taxes, (b) as of the Closing Date no presently effective waivers or extensions of statutes of limitation with respect to taxes have been given or requested, (c) as of the Closing Date no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority and (d) no currently pending material issues have been raised in writing by the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority. For purposes of this Section 3.14, “taxes” shall mean any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any Governmental Authority.

     SECTION 3.15 No Material Misstatements.

               (a) No information contained in this Agreement, any of the other Loan Documents, any projections, financial statements or collateral reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Loan Party to Administrative Agent or any Lender pursuant to the terms of this Agreement, when taken as a whole, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.

               (b) All Initial Projections delivered as of the Closing Date concerning the Loan Parties that have been made available to the Lead Arranger, the Administrative Agent or any Lender by a Loan Party, have been prepared in good faith based upon assumptions believed by Holdings and the Borrowers to be reasonable at the time made (it being understood that actual results may materially vary from the Initial Projections). All Projections delivered after the Closing Date concerning the Loan Parties that are made available to the Lead Arranger, the Administrative Agent or any Lender by a Loan Party, will be prepared in good faith based upon assumptions believed by Holdings and the Borrowers to be reasonable at the time made (it being understood that actual results may materially vary from the Projections).

     SECTION 3.16 Employee Benefit Plans. Each of the Loan Parties and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and the regulations and published interpretations thereunder except for such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event in excess of $500,000 has occurred within the six years immediately preceding the Closing Date as to which Holdings, any Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports for which the 30-day notice requirement is waived. Except as set forth in Schedule 3.16, within the six years immediately preceding the Closing Date, neither Holdings, any Borrower nor any ERISA Affiliate has (i) incurred any liability under Title IV of ERISA with respect to the termination of any Plan, or (ii) filed an application for a waiver of the minimum funding standard with respect to any Plan under Section 412(d) of the Code or Section 303 of ERISA. As of the Closing Date, the accumulated benefit obligation under each Plan (on a termination basis and based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto for which a valuation is available, exceed by more than $2,000,000 the value of the assets of such Plan, and the accumulated benefit obligation of all underfunded Plans (on a termination basis and based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto for which valuations are available, exceed by more than $4,000,000 the value of the assets of all such underfunded Plans. None of Holdings, any Borrower and the ERISA Affiliates have incurred or could reasonably be expected to incur any Withdrawal Liability. None of Holdings, any Borrower and the ERISA Affiliates have received any written notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated.

     SECTION 3.17 Environmental Matters. Except as set forth in Schedule 3.17:

               (a) There has not been a Release or threatened Release of Hazardous Materials at, on, under or around the properties currently owned or currently or formerly operated by any Loan Party (the “Properties”) in amounts or concentrations which (i) constitute or constituted a violation of Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect; (ii) could reasonably be expected to give rise to an Environmental Claim which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect; or (iii) could reasonably be expected to impair materially the fair saleable value of any material currently owned Property;

               (b) The Properties and all operations of the Loan Parties are in compliance, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits required to be obtained by Holdings and its Subsidiaries have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, are not reasonably likely to result in a Material Adverse Effect;

               (c) None of the Loan Parties has received any written notice of an Environmental Claim in connection with the Properties or the operations of any Borrower or the Subsidiaries or with regard to any Person whose liabilities for environmental matters any Loan Party has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in either such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect;

               (d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on, under or around any of the Properties in a manner that could reasonably be expected to give rise to liability to any Loan Party under any Environmental Law, nor have any of the Loan Parties retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which, in each case, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect; and

               (e) No Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials into the Environment has been recorded with respect to currently owned or leased properties except for Permitted Liens.

     SECTION 3.18 Capitalization of Holdings and the Borrowers. As of the Closing Date, after giving effect to the Related Transactions, the outstanding principal amount of the loans made from time to time on and after December 10, 2003 by Holdings to the Borrowers is

$132,300,000 (the “Borrower Intercompany Indebtedness”), pursuant to and evidenced by the Borrower Intercompany Note.

     SECTION 3.19 Security Documents.

               (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in 100% of the issued and outstanding Capital Stock of all Domestic Subsidiaries owned by Holdings, the Borrowers or any other Subsidiary (other than the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation — Service Systems Associates) and 65% of the issued and outstanding Capital Stock of all First Tier Foreign Subsidiaries owned by Holdings, the Borrowers or any Domestic Subsidiary and, when the Pledged Stock, together with duly executed stock transfer powers, is delivered to the Administrative Agent (or, as applicable in the case of Capital Stock of Foreign Subsidiaries, the requisite filings or registrations are made), the Pledge Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Stock, in each case prior and superior in right to any other Person.

               (b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) subject thereto and, when financing statements in appropriate form are filed in the offices specified on the schedules to the Security Agreement, the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, to the extent contemplated therein and subject to Section 9-315 of the UCC, and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens; it being understood that the Borrowers and their Subsidiaries shall not be required to grant a Lien under the Loan Documents on any Excluded Property (as such term is defined in the Security Agreement).

               (c) The Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Intellectual Property Security Agreement), and when financing statements in appropriate form are filed in the offices specified on the schedules to the Security Agreement and the Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Intellectual Property Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, to the extent contemplated therein and subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens, it being understood that (i) subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof, and (ii) the Loan Parties shall not be required to make any filings or recordings with any Governmental Authority outside of the United States, or to take any other action in any country outside of the United States with respect to any foreign Intellectual Property registered under the laws of any foreign country.

               (d) The Cash Collateral Agreement and each Control Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Cash Collateral Account, the CapEx Funding Account and the Dividend/CapEx Funding Account, respectively, and each other deposit account of a Loan Party, which security interest constitutes a fully perfected Lien on and security interest in all right, title and interest of the grantors thereunder in such accounts to the extent contemplated therein and subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

     SECTION 3.20 Labor Matters. Except as set forth in Schedule 3.20, there are no strikes, lockouts or slowdowns pending or threatened against any Loan Party as of the Closing Date. After the Closing Date, there are no strikes, lockouts or slowdowns pending or threatened against any Loan Party which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Loan Party have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters, except as could not reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or for which any claim may be made against such Loan Party, the Borrowers or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the relevant Loan Party to the extent required by GAAP, except as could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Related Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party (or any predecessor) is a party or by which any Loan Party (or any predecessor) is bound.

     SECTION 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all insurance maintained by or for the benefit of the Loan Parties as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Loan Parties have insurance in such amounts and covering such risks and liabilities (and with such deductibles and exclusions) as are in accordance with normal industry practice.

     SECTION 3.22 Solvency. (a) Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted and are proposed to be conducted on and after the Closing Date.

               (b) None of Holdings or any Borrower intends to, none will permit any Subsidiary to, and none believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     SECTION 3.23 Subordinated Debt. This Agreement, and all amendments, restatements, supplements, modifications, replacements, restructurings, increases, refinancings and refundings hereof, insofar as the same shall evidence the Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder, shall constitute the “Credit Agreement” within the meaning of the Holdings Subordinated Note Documents (except to the extent that any such amendments, restatements, supplements, modifications, replacements, restructurings, increases, refinancings and refundings of or to this Agreement entered into after the Closing Date are prohibited by Sections 4.01(f) or 4.03 of the Holdings Subordinated Note Indenture as in effect on the Closing Date and not otherwise consented to by the majority of the holders of the Holdings Subordinated Notes then outstanding). This Agreement, together with each of the other Loan Documents and all amendments, restatements, supplements, modifications, replacements, restructurings, increases, refinancings and refundings hereof and thereof, insofar as the same shall evidence the Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder, shall constitute “Senior Credit Documents” within the meaning of the applicable Holdings Subordinated Note Documents (except to the extent that any such amendments, restatements, supplements, modifications, replacements, restructurings, increases, refinancings and refundings entered into after the Closing Date are prohibited by Sections 4.01(f) or 4.03 of the Subordinated Notes Indenture as in effect on the Closing Date and not otherwise consented to by the majority of the holders of the Holdings Subordinated Notes then outstanding). The Revolving Loans (including without limitation, the Revolving Loans incurred after the Closing Date), the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder constitute “Senior Lender Indebtedness” within the meaning of the Holdings Subordinated Note Documents. The Term Loans constitute “Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents. The Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder and the Term Loans constitute “Designated Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Designated Senior Indebtedness” pursuant to the Holdings Subordinated Note Documents.

     SECTION 3.24 Material Contracts. Holdings has furnished to the Administrative Agent prior to the Closing Date a writing setting forth a list of material contracts to which Holdings, the Borrowers and their respective Subsidiaries are parties (referred to herein as the “List of Material Contracts”). The List of Material Contracts contains as of the Closing Date is a true, correct and complete list of all material contracts to which Holdings, the Borrowers and their respective Subsidiaries are parties. As of the Closing Date, all such material contracts are in full force and effect and no material defaults currently exist thereunder.

     SECTION 3.25 Non-Guarantor Expenditures. As of the Closing Date, the investments by any Loan Party in Foreign Subsidiaries, Non-Wholly Owned Entities, including without limitation loans, advances and leases of assets or property and all other Non-Guarantor Expenditures, are described on Schedule 3.25.

     SECTION 3.26 Capital Stock; Interest in Non-Wholly-Owned Entities. As of the Closing Date, Schedule 3.26 sets forth a complete and accurate list describing the authorized Capital Stock of, as well as the record and beneficial ownership thereof, the Borrowers and each of their Subsidiaries. As of the Closing Date, no Non-Wholly-Owned Entities exist other than (i) Service America Corporation-Service System Associates, a joint venture formed pursuant to the Connecticut Uniform Partnership Act, (ii) Service America/National Business Services Enterprises Joint Venture, a joint venture formed pursuant to the District of Columbia Uniform Partnership Act, and (iii) a joint venture between Service America Corporation and AH Star LTD, pursuant to an existing oral agreement between the parties. As of the Closing Date, Service America Corporation, a Delaware corporation, has (i) a fifty percent (50%) interest in Service America Corporation-Service System Associates, a joint venture formed pursuant to the Connecticut Uniform Partnership Act, (ii) a sixty percent (60%) interest in Service America/National Business Services Enterprises Joint Venture, a joint venture formed pursuant to the District of Columbia Uniform Partnership Act, and (iii) a joint venture between Service America Corporation and AH Star LTD, pursuant to an existing oral agreement between the parties.

     SECTION 3.27 Brokers. Except as disclosed on Schedule 3.27 to this Agreement, prior the Closing Date, no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

     SECTION 3.28 Intellectual Property. As of the Closing Date, each Loan Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Schedule 3.28. Each Loan Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 3.28, no Loan Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

     SECTION 3.29 Deposit and Disbursement Accounts. Schedule 3.29 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date, including the Disbursement Account, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

     SECTION 3.30 Government Contracts. Except as set forth in Schedule 3.30, as of the Closing Date, no Loan Party is a party to any contract or agreement with any Governmental

Authority and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

     SECTION 3.31 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party; or the business relationship of any Loan Party with any supplier material to its operations.

     SECTION 3.32 Patriot Act. Each Loan Party is in compliance with the (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

CONDITIONS OF LENDING

               The obligations of the Lenders to make any Loan or to incur any Letter of Credit Obligation (each, a “Credit Event”), or to convert or continue any Loan as a Eurodollar Loan, are subject to the satisfaction of the following conditions:

     SECTION 4.1 All Credit Events. On the date of each Borrowing or incurrence of any Letter of Credit Obligation:

               (a) The Administrative Agent shall have received a notice of such Borrowing (or such notice shall have been deemed given to extent expressly provided for in this Agreement) or, in the case of the incurrence of any Letter of Credit Obligation, the Letter of Credit Issuer and the Administrative Agent shall have received a notice requesting the incurrence of such Letter of Credit Obligation.

               (b) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit Obligation, with the same effect as though made on and as of such date, except that (i) to the extent such representations and warranties expressly is made as of an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) to the extent any materiality qualifier is contained in any such representations and warranties, such representations and warranties shall be accurate in all respects on and as of the date of such Borrowing or issuance of such Letter of Credit Obligation;

               (c) At the time of and immediately after such Borrowing or incurrence of such Letter of Credit Obligation, as the case may be, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each incurrence of a Letter of Credit Obligation shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Borrower on the date of such Borrowing or incurrence, as the case may be, as to the matters specified in paragraphs (b) and (c) of this Section 4.1, and (ii) a reaffirmation by the Borrowers of the cross-guaranty provisions set forth in Section 9.21 and of the granting and continuance of Administrative Agent’s Liens, on behalf of itself and the other Secured Parties, pursuant to the Security Documents.

     SECTION 4.2 First Credit Event. On the Closing Date:

               (a) Each of the Lead Arranger and the Administrative Agent shall have received, on behalf of itself, the Lenders and the Letter of Credit Issuer, favorable written opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, covering the following matters subject to customary assumptions and qualifications: due organization, valid existence and good standing of the Loan Parties; due authorization, execution and delivery by the Loan Parties of the Loan Documents; no conflicts with laws, organizational documents and agreements (including, without limitation, no conflicts with the Holdings Subordinated Note Documents); enforceability of the Loan Documents; creation and perfection of Liens in favor of the Administrative Agent; that the Revolving Loans (including without limitation, the Revolving Loans incurred after the Closing Date), the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit constitute “Senior Lender Indebtedness” within the meaning of the Holdings Subordinated Note Documents; that the Term Loans constitute “Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents; that the Revolving Loans, the Swingline Loans and any reimbursement obligations in respect of any drawn Letters of Credit hereunder and the Term Loans constitute “Designated Senior Indebtedness” within the meaning of the Holdings Subordinated Note Documents; and such other matters that are customary for credit facilities of this type and (ii) the other counsel for the Loan Parties listed on Schedule 4.2(a) hereto as to the matters specified therein, in each case (A) dated the Closing Date, (B) addressed to the Lead Arranger, the Letter of Credit Issuer, the Administrative Agent and the Lenders, (C) covering such other matters relating to the Loan Documents and the Related Transactions as the Lead Arranger, the Administrative Agent or any Lender may reasonably request and (D) otherwise in form and substance satisfactory to the Lead Arranger, the Administrative Agent and the Lenders. Each of Holdings and the Borrowers hereby instructs such counsel to deliver such opinions.

               (b) All legal matters incident to this Agreement, the initial Borrowings, issuance of Notes and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, the Letter of Credit Issuer, the Administrative Agent and to counsel for the Lead Arranger and the Administrative Agent. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the Borrowers, Holdings, the Administrative Agent and the Lenders; and the Administrative Agent shall have received such documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Exhibit M, each in form and substance reasonably satisfactory to the Administrative Agent.

               (c) The Lead Arranger and the Administrative Agent shall have received (i) a certificate as to the good standing of each Loan Party as of a recent date from the Secretary of State of the State where such Loan Party is organized and from the Secretaries of State of each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation and a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect; (ii) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of the Closing Date by the Secretary of State of the State where such loan party is organized; and (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation, including all amendments thereto, of such Loan Party as in effect on the Closing Date and at all times prior to the date of the resolutions described in clause (C) below, (B) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions or other authorizing action duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation or formation documents of such Loan Party have not been amended except as attached to such certificate, and (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; (v) evidence satisfactory to the Administrative Agent and the Lenders that the certificate or articles of incorporation of each Loan Party in effect on the Closing Date have been filed with the respective Secretaries of State where such Loan Party is organized; and (vi) such other documents as the Lead Arranger, the Administrative Agent, the Lenders, the Letter of Credit Issuer or counsel for the Lead Arranger, the Administrative Agent and the Lenders, may reasonably request.

               (d) The Lead Arranger and the Administrative Agent shall have received a certificate of the Borrowers, dated the Closing Date and signed by a Financial Officer of and on behalf of the Borrowers, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.1.

               (e) The Lead Arranger and the Administrative Agent shall have received evidence of the termination and repayment in full of the Prior Credit Agreement and the release of all Liens securing the obligations of the Loan Parties thereunder, all in form and substance satisfactory to the Administrative Agent.

               (f) The Lead Arranger, the Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, all fees and expenses required to be paid to GECC on the Closing Date pursuant to the

GECC Fee Letter and, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any letter agreement to which a Loan Party is a party relating to the Related Transactions.

               (g) The Subsidiary Guarantee Agreement shall have been duly executed by all Domestic Subsidiaries (other than Non-Wholly-Owned Entities), the Holdings Guarantee Agreement shall have been executed by Holdings, and each Guarantee Agreement shall have been delivered to the Administrative Agent and shall be in full force and effect.

               (h) The Security Agreement and the Intellectual Property Security Agreement shall have been duly executed by the Loan Parties party thereto and shall have been delivered to the Administrative Agent and shall be in full force and effect on such date, and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and Lien on the Collateral described in each such agreement (subject to any Permitted Lien) shall have been delivered to the Administrative Agent, and all promissory notes and instruments (including the Borrower Intercompany Note) of the Loan Parties shall have been endorsed in blank and delivered to the Administrative Agent.

               (i) The Loan Parties shall have executed and delivered that certain Intercompany Subordination Agreement, all in form and substance satisfactory to the Administrative Agent and the Lenders, and the Borrower Intercompany Note shall have been pledged to the Administrative Agent for the benefit of the Secured Parties, and the Administrative Agent shall have received the original Borrower Intercompany Note together with an endorsement duly executed in blank.

               (j) The Term Notes, the Revolving Notes and the Swingline Note shall have been duly issued, executed and delivered by the Borrowers to the Administrative Agent.

               (k) The Master Documentary Agreement and the Master Standby Agreement shall have been duly executed by the Borrowers and delivered to the Administrative Agent and shall be in full force and effect.

               (l) The Control Agreements shall have been duly executed by the parties thereto and delivered to the Administrative Agent and shall be in full force and effect on such date with respect to each of the following deposit or investment accounts of the Loan Parties: (i) the Cash Collateral Account, (ii) the Dividend/CapEx Funding Account, (iii) the CapEx Funding Account, (iv) the Concentration Account and (v) the Disbursement Account into which proceeds of Loans are funded and the Blocked Accounts maintained by the Loan Parties with Bank of America, N.A.

               (m) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Administrative Agent and shall be in full force and effect, and 100% of the issued and outstanding Capital Stock of the Borrowers and all Domestic

Subsidiaries owned by Holdings, the Borrowers or any other Subsidiary (other than the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation — Service Systems Associates), and 65% of the issued and outstanding Capital Stock of all First Tier Foreign Subsidiaries owned by Holdings, the Borrowers or any Domestic Subsidiary shall have been duly and validly pledged thereunder to the Administrative Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Administrative Agent.

               (n) The Administrative Agent and the Lenders shall have received copies of favorable UCC, tax and judgment lien search reports with respect to each Loan Party in all necessary or appropriate jurisdictions and under all legal and trade names of all Loan Parties together with copies of the financing statements disclosed by such search, accompanied by evidence satisfactory to the Administrative Agent and the Lenders that the Liens indicated in any such financing statement would be permitted under Section 6.2 or have been released. The Administrative Agent shall have received duly executed documentation evidencing the termination of all Liens granted in the Pledged Stock and in any other Collateral in connection with existing Indebtedness of any Borrower or any of the Subsidiaries or any other Person (other than Permitted Liens), all in form and substance satisfactory to the Lenders and the Administrative Agent.

               (o) The Administrative Agent shall have received certified copies of the Holdings Subordinated Note Documents and all other material documents executed or delivered in connection therewith, all in form and substance satisfactory to the Lenders and the Administrative Agent.

               (p) The Administrative Agent shall have received copies of, or an insurance broker’s or agent’s certificate as to coverage under, the insurance policies required by Section 5.2 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

               (q) The Related Transactions shall have been consummated prior to or simultaneously with the initial Credit Event hereunder in accordance with applicable law. The Existing Letters of Credit shall have been (i) cancelled, (ii) cash collateralized, or (iii) back-stopped with Letters of Credit on terms and in a manner satisfactory to the Administrative Agent.

               (r) After giving effect to the Related Transactions, (i) none of the Loan Parties shall have any preferred stock outstanding (other than preferred stock owned by Loan Parties and pledged pursuant to the Pledge Agreement) and no Indebtedness other than the Obligations and guarantees thereof and Indebtedness otherwise permitted under Section 6.1, and (ii) Holdings shall have outstanding no equity interest or Indebtedness other than its Capital Stock and the Holdings Subordinated Notes.

               (s) The Lenders shall have received the audited annual consolidated financial statements of Holdings and its consolidated Subsidiaries for the Annual Fiscal Period ended December 31, 2004, together with the consolidated income statement of Holdings and its consolidated Subsidiaries for the Monthly Fiscal Period ended January 31, 2005, each in form and substance satisfactory to the Lenders and the Administrative Agent, together with a certificate of Holdings, dated the Closing Date and signed by a Financial Officer of Holdings, to the effect that such financial statements fairly presents the financial position of the Loan Parties on a consolidated basis in accordance with U.S. GAAP (subject to year-end adjustments in the case of the monthly income statement), and the Lenders shall be reasonably satisfied that such financial statements and the financing arrangements contemplated hereby are not materially inconsistent with the Initial Projections and the model contained therein. On or prior to the Closing Date, the Borrowers shall also have provided (x) the Initial Projections, (y) a certificate of the chief financial officer of the Borrowers confirming that the financial covenants contained in Sections 6.10, 6.11 and 6.12, determined on a pro forma consolidated basis for the Borrowers and its Subsidiaries for the twelve-month Fiscal Period most recently ended prior to the Closing Date (adjusted to give effect to the Related Transactions on or about the Closing Date as if such Related Transactions occurred on the first day of such twelve-month Fiscal Period), are not violated and certifying that as of the Closing Date, and on a pro forma basis, (a) the Total Leverage Ratio does not exceed 4.65:1.00; (b) the Senior Leverage Ratio does not exceed 2.25:1.00; and (c) the Interest Coverage Ratio is no less than 2.05:1.00, and (z) such other financial information as the Lenders shall reasonably have requested in connection with the Related Transactions.

               (t) All requisite Governmental Authorities and all material third parties shall have approved or consented to the Related Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the consummation of Related Transactions.

               (u) The Borrower Representative shall have established the Cash Collateral Account, which shall be maintained in the sole dominion and control of the Administrative Agent on behalf of the Secured Parties, and shall have on deposit in such account an amount equal to not less than $8,419,000.

               (v) The Borrower Representative shall have established the Dividend/CapEx Funding Account, which shall be maintained in the sole dominion and control of the Administrative Agent on behalf of the Secured Parties, and shall have funds on deposit in such account an amount equal to not less than $9,540,000.

               (w) The Borrower Representative shall have established the CapEx Funding Account, which shall be maintained in the sole dominion and control of the Administrative Agent on behalf of the Secured Parties, and shall have on deposit in such account an amount equal to not less than $3,847,000.

               (x) The GECC Fee Letter shall have been executed by the Borrowers and delivered to the Administrative Agent.

               (y) The Loan Parties shall have delivered to the Administrative Agent such other documents as the Lead Arranger, the Administrative Agent, the Lenders, the Letter of

Credit Issuer and counsel for the Lead Arranger, the Administrative Agent and the Lenders, may reasonably request, all in form and substance satisfactory to the Lenders and the Administrative Agent.

               (z) The Administrative Agent shall have received a solvency certificate from the chief financial officer, certifying as to the solvency of the Loan Parties on a consolidated basis after giving effect to the consummation of the Related Transactions on the Closing Date.

               (aa) The Loan Parties shall have received for the Facility an implied senior secured debt rating of not less than B2 from Moody’s and such rating shall not have been withdrawn by Moody’s.

ARTICLE V

AFFIRMATIVE COVENANTS

         Each of Holdings and the Borrowers covenants and agree with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect and until the Termination Date each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to:

     SECTION 5.1 Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except for the liquidation or dissolution of Subsidiaries, if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by a Borrower or a Subsidiary in such liquidation or dissolution, provided that Subsidiaries that are Guarantors may not be liquidated into Subsidiaries that are not Guarantors.

               (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all material applicable laws, rules, regulations (including any Environmental Law) and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

     SECTION 5.2 Insurance.

               (a) Coverage. Keep its insurable properties insured at all times by financially sound and reputable insurers (having a minimum A.M. Best rating of A:X or as may be otherwise agreed by the Administrative Agent) against such risks, in such amounts and with terms, conditions, limits and deductibles as is customary for companies of the same or similar size in the same or similar businesses as the Borrowers and the Subsidiaries, including general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law or any other Loan Document, provided that without limiting the foregoing insurance requirements, the Borrowers and their Subsidiaries shall at all times on and after the Closing Date and prior to the Termination Date maintain general liability, excess and umbrella liability coverage of not less than $75,000,000 in the aggregate. On or prior to the Closing Date, the Borrowers shall furnish to the Administrative Agent a schedule of insurance evidencing compliance with this Section 5.2(a), together with a certificate of a Responsible Officer, certifying that such schedule is true, correct and complete. On an annual basis after the Closing Date, no later than the time for delivery of Borrowers’ financial statements under Section 5.4(c), Borrowers shall deliver to the Administrative Agent an updated schedule of insurance in the same or substantially similar form as the schedule of insurance referred to in the immediately preceding sentence, together with a certificate of a Responsible Officer, certifying that such schedule is true, correct and complete.

               (b) Endorsements. The Borrowers shall cause all insurance policies carried and maintained in accordance with Section 5.2(a) to be endorsed as follows:

                    (i) The Administrative Agent and the Secured Parties shall be loss payee as respects the property policies required to be maintained pursuant to Section 5.2(a). Administrative Agent and the Secured Parties shall be additional insureds as respects the liability and casualty policies required to be maintained pursuant to Section 5.2(a). It shall be understood that any obligation imposed upon the Borrowers, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Borrowers and not that of the Administrative Agent and Secured Parties. The foregoing shall not limit the right of the Loan Parties to name third parties as loss payees and/or additional insureds under such property and liability policies to the extent required under the Service Contracts; and

                    (ii) With respect to property and casualty policies required to be maintained pursuant to Section 5.2(a), the interests of the Administrative Agent and the Secured Parties shall not be invalidated by any action or inaction of the Loan Parties or any other Person, and shall insure Administrative Agent and the Secured Parties regardless of any breach or violation by Borrowers or any other Person, of any warranties, declarations or conditions of such policies; and,

                    (iii) Inasmuch as the liability policies required to be maintained pursuant to Section 5.2(a) are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and,

                    (iv) The insurers thereunder shall waive all rights of subrogation against the Administrative Agent and the Secured Parties, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise; and,

                    (v) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Administrative Agent and the Secured Parties; and,

                    (vi) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by the Borrowers or the carrier which affect the interests of the Administrative Agent and Secured Parties, such cancellation or change shall not be effective as to Administrative Agent and the Secured Parties until 30 days (ten (10) days in the case of non-payment of premium) after receipt by the Administrative Agent of written notice sent by registered mail from such insurer.

               (c) Certifications. On the Closing Date, and at each policy renewal, but not less than annually, the Borrowers shall provide to the Administrative Agent a certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term of the insurances required to be maintained pursuant to Section 5.2(a) and shall specifically list the special provisions delineated in subsection (b) above for such insurance required for this Section 5.2.

               (d) Insurance Report. Concurrently with the furnishing of all certificates referred to in this Section 5.2, the Borrowers shall furnish Administrative Agent with a letter from an independent insurance broker, acceptable to Administrative Agent, stating that (i) all premiums then due by the Borrowers have been paid, (ii) in the opinion of such broker, the insurance then maintained by the Loan Parties is in compliance with this Section 5.2, (iii) the endorsements in subsection (b), above, have been or shall soon be, endorsed to the Borrowers’ relevant insurance policies and (iv) upon its first knowledge, such broker shall advise the Administrative Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Borrowers hereunder.

               (e) General. Upon request, Borrowers shall furnish the Administrative Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 5.2 or any provision of this Agreement shall impose on the Administrative Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Loan Parties, nor shall the Administrative Agent be responsible for any representations or warranties made by or on behalf of the Loan Parties to any insurance broker, company or underwriter. The Administrative Agent, at its sole option, may obtain such insurance if not provided by the Loan Parties and otherwise required to be maintained pursuant to Section 5.2(a), and in such event, the Borrowers shall reimburse the Administrative Agent upon demand for the cost thereof together with interest.

               (f) Claims. Each Loan Party irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent) as such Loan Party‘s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Loan Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance, provided that the Administrative Agent shall not exercise any rights or powers with respect to the foregoing appointment in this Section unless and until an Event of Default has occurred and is continuing. The Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.

     SECTION 5.3 Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the affected Loan Party or a Subsidiary of such Loan Party, shall have set aside on its books adequate reserves with respect thereto in accordance with U.S. GAAP.

     SECTION 5.4 Financial Statements, Reports, etc. In the case of the Borrowers, furnish to the Administrative Agent and each Lender:

               (a) Within 40 days after the end of each Monthly Fiscal Period (the “Reported Month”), and in any event no less than three (3) Business Days prior to the earlier of the Subordinated Note Interest Payment Date and the Dividend Payment Date in each calendar month, commencing with the Monthly Fiscal Period ending March 31, 2005, a Monthly Report substantially in the form of Exhibit A (the “Monthly Report”) which shall include, among other things:

                    (i) a monthly consolidated cash flow statement and a monthly consolidated balance sheet for Holdings and its Subsidiaries for the Reported Month and year-to-date;

                    (ii) a certification from the Borrowers of (A) EBITDA and Adjusted EBITDA for the twelve Monthly Fiscal Periods ending on the last day of the Reported Month, (B) Available Cash, Distributable Cash, Dividend Shortfall Amount and Dividend Payment Amount, in each case for such Reported Month, (C) interest on the Holdings Subordinated Notes and interest on Deferred Subordinated Note Interest scheduled to be paid on the Subordinated Note Interest Payment Date immediately following the required date of delivery for such Monthly Report, (D) the aggregate outstanding amount of Deferred Subordinated Note Interest, if any, and (E) Consolidated Service Contract Capital Expenditures for such Reported Month and Cumulatively for the Annual Fiscal Period to-date;

                    (iii) a certification from the Borrowers of the amount of any Insurance Proceeds, Asset Sale Proceeds, Debt Offering Proceeds, Unamortized Contract Value Proceeds and Equity Offering Proceeds, in each case with respect to the Reported Month and where relevant, on a cumulative annual basis;

                    (iv) a detailed report of the additions and withdrawals of funds from the Cash Collateral Account, the Dividend/CapEx Funding Account and the CapEx Funding Account, if any, during such Monthly Fiscal Period;

                    (v) a computation from the Borrowers in reasonable detail demonstrating the calculation of the Total Leverage Ratio, the Senior Leverage Ratio and the Interest Coverage Ratio and a certification from the Borrowers of compliance with the financial covenants contained in Sections 6.10, 6.11, 6.12, 6.18 and 6.19;

                    (vi) confirmation from the Borrowers of the absence of a Default or Event of Default or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

                    (vii) confirmation from the Borrowers of the absence of any default or event of default pursuant to the Holdings Subordinated Note Documents, or if such a default or event of default has occurred, specifying the nature and extent thereof and any corrective action proposed to be taken with respect thereto;

               (b) within 45 days after the end of each Quarterly Fiscal Period (subject to an additional extension not to exceed 10 days to the extent the Exchange Act is hereafter amended in a manner so as to permit all public companies subject to regulation by the Exchange Act to file their quarterly financial statements beyond 45 days after their fiscal quarter end, disregarding for purposes hereof any extension of the filing period that may be made by way of application for extension under the applicable Exchange Act rules and regulations) an unaudited consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial condition of the Loan Parties on a consolidated basis as of the close of such Quarterly Fiscal Period and the consolidated results of their operations during such Quarterly Fiscal Period, together with the corresponding consolidating statements prepared in a manner consistent with the consolidating financial statements delivered to the Lenders prior to the Closing Date, provided that the filing of Form 10-Q with the Securities and Exchange Commission shall satisfy the requirements of this paragraph solely with respect to the financial statements required to be delivered pursuant to this paragraph (b) so long as such filing is made within 45 days after the end of each Quarterly Fiscal Period (subject to an additional extension not to exceed 10 days to the extent the Exchange Act is hereafter amended in a manner so as to permit all public companies subject to regulation by the Exchange Act to file their quarterly financial statements beyond 45 days after their fiscal quarter end, disregarding for purposes hereof any extension of the filing period that may be made by way of application for extension under the applicable Exchange Act rules and regulations);

               (c) within 90 days after the end of each Annual Fiscal Period (subject to an additional extension not to exceed 10 days to the extent the Exchange Act is hereafter amended in a manner so as to permit all public companies subject to regulation by the Exchange Act to file their annual financial statements beyond 90 days after their fiscal year end, disregarding for purposes hereof any extension of the filing period that may be made by way of application for extension under the applicable Exchange Act rules and regulations), a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial condition of the Loan Parties on a consolidated basis as of the close of such Annual Fiscal Period and the consolidated results of their operations during such Annual Fiscal Period, together with the corresponding consolidating statements prepared in a manner consistent with the consolidating financial statements delivered to the Lenders prior to the Closing Date, all audited by independent certified public accountants acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect, provided that disclosures by such accountants of changes in accounting principles shall not be deemed such a qualification) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Loan Parties on a consolidated basis in accordance with GAAP, together with a written discussion by management of annual results compared to prior year results and management letters, if available, provided that the filing of Form 10-K with the Securities and Exchange Commission shall satisfy the requirements of this paragraph solely with respect to the delivery of the financial statements required pursuant to this paragraph (c) so long as such filing is made within 90 days after the end of the applicable Annual Fiscal Period (subject to an additional extension not to exceed 10 days to the extent the Exchange Act is hereafter amended in a manner so as to permit all public companies subject to regulation by the Exchange Act to file their annual financial statements beyond 90 days after their fiscal year end, disregarding for purposes hereof any extension of the filing period that may be made by way of application for extension under the applicable Exchange Act rules and regulations);

               (d) if, as a result of any change in accounting principles and policies from those as in effect on the date of this Agreement, the financial statements of the Loan Parties on a consolidated basis delivered pursuant to paragraph (a), (b) or (c) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a), (b) or (c) above following such change, a schedule prepared by a Financial Officer on behalf of Holdings and the Borrowers reconciling such changes to what the financial statements would have been without such changes;

               (e) simultaneously with the delivery of any financial statements pursuant to paragraph (b) or (c) above, a balance sheet and related statements of operations, cash flows and stockholders’ equity for each unconsolidated Subsidiary for the applicable period;

               (f) as soon as available, but not later than 90 days after the end of each Fiscal Year, an annual operating plan for the Borrowers, on a consolidated basis, approved by the Board of Directors of the Borrowers, for the following Fiscal Year, which includes a statement of all of the material assumptions on which such plan is based, together with updated monthly Projections for the following year and updated annual Projections for the four year period commencing after such following year, all prepared in a manner consistent with the manner in which annual operating plans have previously been provided to the Lead Arranger prior to the

Closing Date (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures;

               (g) promptly following the creation or acquisition of any Subsidiary, a certificate from Responsible Officer identifying such new Subsidiary and the ownership interest of each of the Borrowers and the Subsidiaries therein, which certificate shall further specify whether or not such Subsidiary is required to become a Guarantor;

               (h) promptly following entry into any Service Contract or the purchase, lease or acquisition of all or any substantial part of the assets of any other Person involving Capital Expenditures in excess of $7,500,000, a certificate from a Responsible Officer identifying such Service Contract or such purchase, lease or acquisition and confirming that it is a Permitted Service Contract or Permitted Business Acquisition, as the case may be;

               (i) promptly, a copy of all reports submitted in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrowers or any Subsidiary;

               (j) within ninety (90) days after the beginning of each Annual Fiscal Period, an updated version of the schedule of insurance policies delivered as Schedule 3.21;

               (k) promptly, and in any event within three Business Days after any officer of any Borrower or any of its Subsidiaries obtains knowledge thereof, notice of the occurrence of any event which constitutes a default or an event of default under the Holdings Subordinated Note Documents;

               (l) promptly upon receipt thereof, and in any event within three Business Days, a copy of any written notice received by any Loan Party or Subsidiary stating or alleging that (i) such Loan Party or Subsidiary has breached its obligations under a Service Contract, (ii) any other event has occurred that permits the early termination of a Service Contract or (iii) a Service Contract has been terminated;

               (m) promptly, and in any event within three Business Days after any officer of any Borrower or any of its Subsidiaries obtains knowledge thereof, (i) notice that any Service Contract has terminated prior to its stated date of termination or has not been renewed following termination at its stated date of termination, and (ii) if such Service Contract is a Significant Service Contract or a Material Service Contract, a certificate of a Financial Officer of the Borrowers demonstrating compliance with Section 6.9(e);

               (n) (i) promptly (and in any event within three Business Days) after any Loan Party enters into any Service Contract (or any extension or renewal thereof) that contains any restrictions on the granting of Liens on equipment owned by any Loan Party, provide written notice to the Administrative Agent thereof, which notice shall include an estimate of the total Capital Expenditures to be made or incurred by the Loan Parties after the Closing Date with respect to any such Service Contracts that constitute New Client Service Contracts; (ii) promptly provide the Administrative Agent with written notice of the total amount of Capital Expenditures made or incurred by the Loan Parties after the Closing Date with respect to any such Service Contracts that constitute New Client Service Contracts once expended, (iii) promptly (and in any event within three Business Days) after any Non-Wholly-Owned Entity enters into any joint venture agreement or joint venture arrangement (or any extension or renewal thereof) that contains any restrictions on the granting of Liens on equipment owned by any Loan Party and purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures, provide written notice to the Administrative Agent thereof, which notice shall include an estimate of the total Permitted Non-Wholly-Owned Entity Capital Expenditures to be made or incurred by the Loan Parties after the Closing Date with respect to any such joint venture agreement or joint venture arrangement; (iv) promptly provide the Administrative Agent with written notice of the total amount of Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Closing Date with respect to any such joint venture agreement or joint venture arrangement of type referred to in the immediately preceding clause (iii) once expended, and (v) promptly provide the Administrative Agent with any other information that the Administrative Agent may reasonably request in order to verify compliance with the condition set forth in clause (b) of the definition of Permitted Lien Restriction and clause (b) of the definition of Permitted JV Lien Restriction;

               (o) promptly, from time to time, such other information and reports regarding the operations, business affairs and financial condition of any Loan Party, the Collateral or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request; and

               (p) within 5 Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants.

     SECTION 5.5 Litigation, Default and Other Notices. Promptly after any Responsible Officer of any Loan Party obtains actual knowledge thereof, furnish to the Administrative Agent and each Lender written notice of the following:

               (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

               (b) any Litigation commenced or threatened in writing against any Loan Party that (i) seeks damages in excess of $3,000,000 or, if the amount of damages sought are not specified, in the reasonable judgment of the Borrowers could result in liability in excess of $3,000,000, (ii) seeks solely injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any Plan and could reasonably be expected to result in any liability on the part of any Loan Party or ERISA Affiliate in excess of $250,000 individually or in the aggregate, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Claims and could reasonably be expected to result in any liability on the part of any Loan Party in excess of $250,000 individually or in the aggregate or (vi) involves any product recall; and

               (c) any other development specific to a Loan Party that is not a matter of general public knowledge and that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

               (d) any loss, damage, or destruction to any item of tangible Collateral in the amount of $250,000 or more, whether or not covered by insurance.

     SECTION 5.6 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and any applicable similar non-U.S. law, except to the extent that the failure to comply with this subsection would not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of Holdings, any Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event (other than with respect to which the requirement of notice thereof to the PBGC is waived) has occurred, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly (and in any event within 30 days) after any Responsible Officer learns of receipt thereof, a copy of any notice that Holdings, any Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 30 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of any such notice given to the PBGC, (iv) promptly (and in any event within 30 days) after the filing of an application for a waiver of the minimum funding standard, and promptly (and in any event within 30 days) after the grant of such a waiver, a statement of a Financial Officer setting forth details as to such waiver, (v) promptly after any Responsible Officer learns thereof and in any event within 30 days after receipt thereof by Holdings, any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Holdings, any Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is reasonably expected to be, terminated, insolvent or in reorganization, in each case within the meaning of Title IV of ERISA, and (vi) promptly after any Responsible Officer learns of any other event, transaction or condition that could reasonably be expected to result in the incurrence of any liability by Holdings, any Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee pension benefit plans (as defined in Section 3(2) of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of Holdings, any Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, a statement of a Financial Officer setting forth the nature thereof and the action, if any, proposed to be taken with respect thereto; provided that in the case of each of clauses (i) through (vi) above, notice to the Administrative Agent shall only be required if such event or condition, together with all other events or conditions referred to in clauses (i) through (vi) above, could reasonably be expected to result in liability of Holdings, any Borrower or any Subsidiary in an aggregate amount exceeding $2,000,000.

     SECTION 5.7 Maintaining Records; Access; Inspections. Maintain all financial records in accordance with GAAP and except to the extent prohibited by the terms of the Service Contracts, permit any Persons designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Loan Parties at reasonable times, upon reasonable prior notice to the Borrowers, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or any Lender upon reasonable prior notice to the Borrowers to discuss the affairs, finances and condition of, any Loan Party with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). If a Default or Event of Default has occurred and is continuing, each such Loan Party shall provide such access to the Administrative Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, the Borrowers shall (i) provide the Administrative Agent with access to their suppliers, and (ii) at the Borrowers’ own expense, provide the Administrative Agent with appraisals of their assets as the Administrative Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to the Administrative Agent. Each Loan Party shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that the Administrative Agent may reasonably request. Each Loan Party shall deliver any document or instrument necessary for the Administrative Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Loan Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Loan Party. The Administrative Agent will give Lenders at least 5 days’ prior written notice of regularly scheduled audits, which audits shall not occur more frequently than once per year unless an Event of Default shall have occurred and be continuing. Representatives of other Lenders may accompany the Administrative Agent’s representatives on regularly scheduled audits at no charge to the Borrowers. Each of Holdings and the Borrowers authorizes (i) the Administrative Agent and (ii) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and, at the Administrative Agent’s request, shall instruct those accountants and advisors to disclose and make available to the Administrative Agent and each Lender any and all financial statements and other supporting financial documents, schedules and information relating to any Loan Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Loan Party.

     SECTION 5.8 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only (i) on the Closing Date, to refinance the Prior Lender Obligations, (ii) to finance Capital Expenditures to the extent permitted hereunder, (iii) to pay certain transaction costs arising in connection with the consummation of the Related Transactions, (iv) to finance payments of dividends on Holdings Capital Stock and the payment of interest on Holdings Subordinated Notes, in each case to the extent such payments of dividends and interest are permitted hereunder, and (v) for working capital and other general corporate purposes of the respective Borrowers and their Subsidiaries.

     SECTION 5.9 Compliance with Environmental Laws. Comply, and make reasonable best efforts to cause all lessees and other Persons occupying its currently owned or leased properties to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Properties, except in the case of such noncompliance as could not reasonably be expected to result in a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and currently owned or leased properties, and conduct, to the extent required under Environmental Laws, any Remedial Action in accordance with Environmental Laws except, in each of the foregoing, as could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.10 Preparation of Environmental Reports. If a Default or Event of Default caused by reason of a breach of Section 3.17 or Section 5.9 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to Lenders within 90 days after such request, at the expense of the Borrowers, an environmental site assessment report for the Properties owned by a Loan Party in fee simple and constituting Collateral for the Obligations that are the subject of such default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any Remedial Action required under any applicable Environmental Law in connection with such properties.

     SECTION 5.11 Additional Guaranties; Security; Further Assurances.

               (a) Additional Subsidiary Guarantors. Take, and will cause each of their Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Non-Wholly-Owned Entities) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Non-Wholly-Owned Entities) are Subsidiary Guarantors. Without limiting the generality of the foregoing, in the event that any Loan Party shall form or acquire any such new Subsidiary, Holdings, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Administrative Agent with notice of such formation or acquisition, setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary to:

                    (i) within 45 days after such formation or acquisition, execute a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Subsidiary Guarantee Agreement, and grantor, pledgor, mortgagor or the like under the applicable Security Documents;

                    (ii) if such Subsidiary owns any real property located in the United States the value of which exceeds $500,000, to execute and deliver to the Administrative Agent such mortgages, deeds of trust or other agreements or instruments covering such real property and fixtures as shall be necessary to create and perfect valid and enforceable Liens (subject only to Permitted Liens) on such real property and fixtures as collateral security for the Obligations, together in each case with such Uniform Commercial Code financing statements, environmental reports, title insurance policies, and surveys, as the Administrative Agent or the Required Lenders may reasonably request;

                    (iii) to the extent not otherwise covered pursuant to clause (ii) above, take such actions (including delivering such securities, other investment property or instruments and authorizing such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject only to Permitted Liens) on all or substantially all of the assets of such new Subsidiary as collateral security for the Obligations, as requested by the Administrative Agent or Required Lenders; and

                    (iv) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.2 on the Closing Date or as the Administrative Agent or the Required Lenders shall have requested.

               (b) Additional Security.

                    (i) Cause, and will cause each of their Subsidiaries (other than a Foreign Subsidiary, except to the extent provided in subsection (c) below, and Non-Wholly-Owned Entities) to cause, (A) all of their owned real properties with a value greater than $500,000 and all other personal property located in the United States, and (B) all other material assets of the Borrowers and such Subsidiaries as are not covered by the original Security Documents and as may be reasonably requested by the Administrative Agent or the Required Lenders in their discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of real property, title insured Liens in favor of the Administrative Agent pursuant to the Security Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Administrative Agent or the Required Lenders shall request in its or their reasonable discretion (collectively, the “Additional Security Documents”). With respect to any owned real property with a value greater than $500,000 located in the United States acquired by any Loan Party subsequent to the initial Borrowing Date, such Person will cause to be delivered to the Administrative Agent with respect to such property, documents, instruments, including mortgages, deeds of trust, deeds to secure debt, title insurance policies, surveys, flood hazard certifications, environmental reports and legal opinions, all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders. In furtherance of the foregoing terms of this Section 5.11, each Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by any Loan Party of any owned real property located in the United States having a value greater than $500,000, setting forth in reasonable detail the location and a description of the asset(s) so acquired. Without limiting the generality of the foregoing, Holdings and the Borrowers will cause, and will cause each of their respective Subsidiaries to cause, 100% of the issued and outstanding Capital Stock of all Domestic Subsidiaries owned by Holdings, the Borrowers or any other Subsidiary (other than the Capital Stock of Subsidiaries that constitute Non-Wholly Owned Entities not owned by the Loan Parties and the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation -Service Systems Associates), and 65% of the issued and outstanding Capital Stock of all First Tier Foreign Subsidiaries (except as provided in subsection (c) below) owned by Holdings, the Borrowers or any Domestic Subsidiary, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents

                    (ii) All security interests, mortgages and pledges securing the Obligations shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders, and shall constitute valid and enforceable perfected security interests, mortgages and pledges superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Additional Security Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrowers shall cause to be delivered to the Administrative Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 5.11 has been complied with.

               (c) Foreign Subsidiaries Security. If the Administrative Agent or the Required Lenders provide written notice to the Borrower Representative that there has been a change in the relevant sections of the Code or the regulations, published rulings or notices, or other official pronouncements issued or promulgated thereunder (and the Borrowers agree in its reasonable judgment that such change has occurred), seek an opinion from counsel (which shall be chosen by the Borrowers and reasonably satisfactory to the Administrative Agent), with respect to any Foreign Subsidiary of Holdings which has not already had all of its stock pledged pursuant to the Pledge Agreement, that (i) a pledge (A) of 65% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, or (B) of any promissory note issued by such Foreign Subsidiary to Holdings or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Subsidiary Guarantee Agreement, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, or (iv) the entering into by such Foreign Subsidiary of a pledge agreement in form and substance substantially identical to the Pledge Agreement, in any such case would not cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for United States federal income tax purposes, and would not have any other materially adverse United States federal income tax consequences to Holdings or any of its Affiliates. If the Borrowers receive an opinion of counsel (A) to the effect described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed); (B) to the effect described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Subsidiary Guarantee Agreement (or another guaranty in substantially identical form, if needed), guaranteeing the Obligations; (C) to the effect described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of such Foreign Subsidiary’s assets and securing the Secured Obligations; or (D) to the effect described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Administrative Agent, for the benefit of the Secured Parties, all of the Capital Stock and promissory notes owned by such Foreign Subsidiary, in each case to the extent that entering into such Subsidiary Guarantee Agreement, Security Agreement or Pledge Agreement is permitted by the laws of the respective foreign jurisdiction, and with all documents delivered pursuant to this Section 5.11(c) shall be in form, scope and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

               (d) Further Assurances. Holdings and each Borrower will, and will cause each of the other Loan Parties to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, Control Agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent, the Administrative Agent and the Required Lenders may reasonably require. Without limiting the foregoing, the Borrowers shall obtain on or prior to the Closing Date a landlord waiver, in form and substance satisfactory to the Administrative Agent, with respect to its corporate headquarters located at 201 East Broad Street, Spartanburg, South Carolina and shall use its commercially reasonable efforts to obtain landlord waivers with respect to its leased office space at Suite 400, 300 First Stamford Place, Stamford, Connecticut.

               (e) Appraisals. If the Administrative Agent or any Lender reasonably determines that they are required by law or regulation to have appraisals prepared in respect of any real property of any of the Borrowers and any of their Subsidiaries constituting Collateral, the Borrowers will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

               (f) General. Holdings and each Borrower agree that each action required by paragraphs (a) through (e) of this Section 5.11 shall be completed as soon as possible, but in no event later than forty-five days (or such shorter time period expressly provided herein) after such action is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts to obtain consents from third parties (except in the case of the landlord waiver for the Loan Parties headquarters in Spartanburg, South Carolina, which landlord waiver is required to be obtained as a condition precedent to closing) with respect to its compliance with this Section 5.11 or with respect to the Excluded Property (as defined in the Security Agreement.

     SECTION 5.12 Fiscal Year; Accounting. In the case of each Loan Party, cause its respective Annual Fiscal Period to end on the Tuesday closest to December 31 of such Annual Fiscal Period.

     SECTION 5.13 Dividends. In the case of each Borrower, permit its Subsidiaries to pay Dividends to Loan Parties and cause such Dividends to be paid to Loan Parties to the extent required to pay the monetary obligations of the Borrowers, subject to any prohibitions that may be imposed by applicable requirements of law.

     SECTION 5.14 Compliance with Statutes, etc. Comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 5.15 Supplemental Disclosure. From time to time as may be reasonably requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Loan Parties shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and the Required Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

     SECTION 5.16 Intellectual Property. Each Loan Party will conduct its business and affairs without infringement of or interference in any material respect with any Intellectual Property of any other Person.

     SECTION 5.17 Cash Management System. On or prior to the Closing Date, the Borrowers will establish and will maintain until the Termination Date, the cash management systems described below in this Section 5.17 (the “Cash Management Systems”):

               (a) On or before the Closing Date and until the Termination Date, the Borrowers will (i) establish blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Schedule 3.29, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Blocked Accounts in such Borrower’s name or any such Subsidiary’s name and at a bank identified in Schedule 3.29 (each, a “Relationship Bank”). On or before the Closing Date, the Borrower shall establish the concentration account in its name (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for each such Borrower in Schedule 3.29 (the “Concentration Account Bank”). From the Closing Date and thereafter, the Borrowers shall, and shall cause their Subsidiaries to, cause the applicable Relationship Bank to forward through daily sweeps all amounts in the Blocked Accounts maintained with such Relationship Banks to the

Concentration Account Bank (or, in the case of those Blocked Accounts identified on Schedule 3.29 as “Delayed Sweep Blocked Accounts,” the Borrowers shall, and shall cause their Subsidiaries to, cause the applicable Relationship Bank to, no less than once every five (5) days), forward all amounts in such Blocked Accounts to the Concentration Account, provided that no daily sweep shall be required on any day with respect to any Blocked Account that has no funds on deposit in such Blocked Account on such day.

               (b) The Borrower Representative shall maintain, in its name, an account identified on Schedule 3.29 (the “Disbursement Account”), into which the Administrative Agent shall, from time to time, deposit proceeds of Revolving Credit Loans and Swingline Advances made pursuant to Sections 2.2 and 2.3 for use by such Borrower solely in accordance with the provisions of Section 5.8.

               (c) With respect to the Blocked Accounts, Concentration Account and the Disbursement Account of the Borrowers and their Subsidiaries set forth on Schedule 3.29 on the Closing Date, the applicable Borrower or Subsidiary in whose name such deposit account is maintained shall have entered into a Control Agreement with the Administrative Agent and the applicable Relationship Bank, Concentration Account Bank or bank at which a Disbursement Account is maintained, on or before (i) the Closing Date (or such later date as the Administrative Agent shall consent to in writing), with respect to the Concentration Account, the Disbursement Account and all Blocked Accounts of the Borrowers and their Subsidiaries maintained with Bank of America, N.A.; (ii) the forty-fifth (45th) day after the Closing Date (or such later date as the Administrative Agent shall consent to in writing), with respect to all Blocked Accounts identified on Schedule 3.29 as being maintained at a Relationship Bank with which the Administrative Agent has a pre-negotiated form of Control Agreement; and (iii) the ninetieth (90th) day after the Closing Date (or such later date as the Administrative Agent shall consent to in writing), with respect to all Blocked Accounts identified on Schedule 3.29 as being maintained at a Relationship Bank with which the Administrative Agent does not have a pre-negotiated form of Control Agreement; provided that (w) with respect to the Blocked Accounts described in clause (iii) above of this Section 5.17(c), the Administrative Agent will use the same form of account control agreement, if any, entered into in connection with the Prior Credit Agreement provided that such form is reasonably satisfactory to the Administrative Agent and, if such form of such account control agreement is not reasonably satisfactory to the Administrative Agent, the Administrative Agent may, upon the request of the Borrower Representative, grant exceptions to the 90-day deadline set forth in Section 5.17(c)(iii) as may be appropriate in its reasonable judgment, (x) the Administrative Agent may at any time in its sole discretion agree in writing to grant exceptions to the requirements in clauses (ii) and (iii) above to obtain Control Agreements upon the request of Borrower Representative, (y) a Control Agreement shall not be required under clauses (ii) and (iii) above with respect to any Blocked Account that does not at any time have a daily balance of funds on deposit therein of more than $75,000 to the extent that the aggregate daily balance of all funds on deposit in Blocked Accounts which are not subject to Control Agreements under this clause (y) does not at any time exceed $500,000, and (z) the Borrowers shall not be required to obtain Control Agreements with respect to the three Blocked Accounts maintained by the Loan Parties with Charter One Bank, Peoples Bank and American Bank and having the account numbers previously identified in writing by Holdings to the Administrative Agent prior to the Closing Date. For the avoidance of doubt, the Borrowers acknowledge and agree that even if a Control Agreement is not required as a result of the application of any of the exceptions set forth in this Section 5.17(c), the Borrowers shall still be required to comply with the required daily sweep provisions set forth in Section 5.17(a).

               (d) Each Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide, among other things, that (1) with respect to the Relationship Banks at which a Blocked Account is maintained, such Relationship Bank agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may be given by the Administrative Agent at any time at which an Event of Default has occurred and is continuing (such event being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to the Concentration Account and to commence the process of daily sweeps from such Blocked Account into the Concentration Account and (2) with respect to the Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from the Administrative Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in the Disbursement Account, accounts payable, field disbursement accounts or payroll accounts as of any date of determination in excess of $100,000 in any such account.

               (e) So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 3.29 to add or replace a Relationship Bank, or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided that (i) the Administrative Agent shall have received prior written notice of the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, the applicable Loan Party and such bank shall have executed and delivered to the Administrative Agent a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent.

               (f) The Blocked Accounts, Disbursement Account and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each applicable Loan Party shall have granted a Lien to the Administrative Agent, on behalf of itself and the Secured Parties, pursuant to the Security Agreement.

               (g) All amounts deposited in the Collection Account shall be deemed received by Administrative Agent in accordance with Section 2.16 and shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.14. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

               (h) Each Loan Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (i) hold in trust for the Administrative Agent, for the benefit of itself and the Secured Parties, all checks, cash and other items of payment made payable to the Loan Parties and received by such Loan Party or any such Related Person, and (ii) within 1 Business Day after receipt by such Loan Party or any such Related Person of any checks, cash or other items of payment made payable to the Loan Parties, deposit the same into a Blocked Account of such Loan Party. Each Loan Party and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

     SECTION 5.18 Holdings’ Use of Distributions from Any Borrower. (a) Holdings shall promptly utilize the proceeds of any and all Distributions from any Borrower on such Borrower’s Capital Stock and on the Borrower Intercompany Indebtedness received by it from time to time for the purposes expressly contemplated in Section 6.16, and for no other purpose.

          (b) Any such amounts received from time to time by Holdings that are not so applied in accordance with Section 5.18(a) within five Business Days of receipt shall be transferred by Holdings to the applicable Borrower as a capital contribution.

ARTICLE VI

NEGATIVE COVENANTS

          Each of Holdings and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Termination Date, none of the Loan Parties will, and will not cause or permit any of their respective Subsidiaries to:

     SECTION 6.1 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

               (a) Indebtedness of the Borrowers and their Subsidiaries existing on the date hereof and set forth in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended, provided that such Indebtedness permitted under clause (i) or clause (ii) above shall not be (A) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) in a principal amount which exceeds the Indebtedness (plus accrued interest and premiums thereon) being renewed, extended or refinanced or (C) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

               (b) Indebtedness created hereunder and under the other Loan Documents;

               (c) in the case of the Guarantors, their respective Guaranties under the Guarantee Agreements;

               (d) Indebtedness of any Loan Party or its Subsidiaries owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to such Loan Party or its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person incurred in the ordinary course of business and Indebtedness in respect of insurance premiums;

               (e) (i) Indebtedness of any Canadian Foreign Subsidiary owed to any Borrower or any other Subsidiary so long as the aggregate amount of all Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time, including such Indebtedness and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $7,500,000 in the aggregate; and (ii) Indebtedness of any Non-Wholly-Owned Entity owed to any Borrower or any other Subsidiary so long as the aggregate amount of all Joint Venture Non-Guarantor Expenditures outstanding at any time, including such Indebtedness and all Joint Venture Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $15,000,000 in the aggregate; provided, however that for purposes of determining compliance with the $15,000,000 limitation in this clause (ii), there shall not be counted as an investment any Permitted Non-Wholly-Owned Entity Capital Expenditures;

               (f) Indebtedness of any Loan Party owed to any other Loan Party;

               (g) Indebtedness of a Loan Party or a Subsidiary thereof in respect of performance bonds, bid bonds, appeal bonds, completion guaranties, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinanced Indebtedness is not greater than the amount of Indebtedness being refinanced;

               (h) Indebtedness of a Loan Party or a Subsidiary thereof arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

               (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness in an aggregate principal amount outstanding at any time not in excess of $5,000,000 incurred by a Loan Party or a Subsidiary thereof prior to or within 90 days after a Capital Expenditure in order to finance such Capital Expenditure, and extensions, renewals and refinancings thereof if the interest rate with respect thereto and other terms thereof are no less favorable to such Loan Party or a Subsidiary thereof than the Indebtedness being refinanced and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced, provided that such refinancing Indebtedness shall not be (i) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (plus unpaid accrued interest and premiums thereon), (ii) in a principal amount that exceeds the Indebtedness being renewed, extended or refinanced or (iii) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

               (j) Indebtedness in respect of reasonable and customary indemnification, adjustment of purchase price or similar obligations arising from agreements of a

Loan Party or a Subsidiary thereof, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary and not constituting Indebtedness for borrowed money;

               (k) Borrower Intercompany Indebtedness, provided that (i) such Indebtedness shall be subordinated pursuant to the Intercompany Subordination Agreement and (ii) Holdings shall have pledged its rights in respect of such Indebtedness pursuant to the Loan Documents;

               (l) the Holdings Subordinated Notes (including additional Holdings Subordinated Notes issued after the Closing Date in connection with the sale of IDSs) and guarantees thereof and of related obligations by the Loan Parties, provided that all such Indebtedness shall be subordinated to payment of the Obligations on terms and conditions set forth in the Holdings Subordinated Note Indenture;

               (m) all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in paragraphs (a) through (k) above;

               (n) other unsecured Indebtedness (other than for borrowed money) not to exceed $5,000,000 in the aggregate at anytime.

     SECTION 6.2 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, or sell or transfer any account receivable or any right in respect thereof, except:

               (a) Liens on property or assets of the Loan Parties or their Subsidiaries existing on the date hereof and set forth in Schedule 6.2, provided that such Liens shall secure only those obligations that they secure on the date hereof (and extensions, renewals and refinancings of such obligations permitted by Section 6.1(a)) and shall not subsequently apply to any other property or assets of such Loan Parties;

               (b) any Lien created under the Loan Documents;

               (c) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or that are being contested in compliance with Section 5.3;

               (d) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the appropriate Loan Party or a Subsidiary thereof shall have set aside on its books reserves in accordance with GAAP;

               (e) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workmen’s compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

               (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, but excluding obligations for borrowed money;

               (g) zoning restrictions, easements, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Loan Party or a Subsidiary thereof;

               (h) Liens on capital assets, real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by a Loan Party or a Subsidiary thereof (including the interests of vendors and lessors under conditional sale and title retention agreements and capitalized lease obligations), provided that (i) such Liens secure only the Indebtedness permitted by Section 6.1(i), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such capital assets, real property, improvements or equipment at the time of such acquisition, improvement or completion of construction thereof, (iii) such expenditures are permitted by this Agreement and (iv) such Lien does not secure any other property or assets of the Loan Parties or their Subsidiaries (other than accessions to such capital assets, real property, improvements or equipment and provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

               (i) the sale in the ordinary course of business of defaulted accounts receivable in connection with the liquidation of such claims consistent with past practices of the Borrowers and their Subsidiaries;

               (j) Liens securing judgments for the payment of money in an aggregate amount not in excess of $5,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged in writing its obligation to cover), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

               (k) precautionary UCC filings made with respect to leased equipment and proceeds thereof under operating leases pursuant to which Holdings or any of its Subsidiaries are the lessee;

               (l) any operating leases or operating subleases to other persons of properties or assets owned or leased by a Loan Party or a Subsidiary thereof;

               (m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of a Loan Party or a Subsidiary thereof to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Loan Parties and their Subsidiaries;

               (n) the replacement, extension or renewal of any Lien permitted by paragraph (h) above, provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; and provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement; and

               (o) Liens required to be created pursuant to the terms of any Permitted Service Contract; provided that such Liens shall (i) apply only to tangible property located at the premises subject to such Permitted Service Contract and (ii) be limited to assets with a fair market value of $2,000,000 in the aggregate at any time for all Permitted Service Contracts combined.

     SECTION 6.3 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     SECTION 6.4 Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

               (a) investments (i) existing on the date hereof in the Capital Stock of the Subsidiaries; (ii) by Holdings in the common stock of VSA; (iii) by VSA in the common stock of the Borrowers (other than VSA); (iv) by the Borrowers or any Subsidiary in any Subsidiary Guarantor; (v) by any Loan Party or any Subsidiary in Canadian Foreign Subsidiaries in which any Borrower or a Subsidiary owns Capital Stock, provided that the aggregate amount of Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time, including the aggregate amount of the consideration (whether cash or property, as valued at the time each such investment is made) for all investments made pursuant to this clause (v) and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $7,500,000 in the aggregate; and (vi) by any Loan Party or any Subsidiary in Non-Wholly-Owned Entities in which any Borrower or a Subsidiary owns Capital Stock, provided that the aggregate amount of Joint Venture Non-Guarantor Expenditures outstanding at any time, including the aggregate amount of the consideration (whether cash or property, as valued at the time each such investment is made) for all investments made pursuant to this clause (vi) and all Joint Venture Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $15,000,000 in the aggregate; provided, however that for purposes of determining compliance with the $15,000,000 limitation in this clause (vi), there shall not be counted as an investment any Permitted Non-Wholly-Owned Entity Capital Expenditures;

               (b) Permitted Liquid Investments, together with investments that were Permitted Liquid Investments when made pursuant to clauses (a) through (e) of the definition thereof but only until the maturity of such investments and excluding any extensions, renewals or rollovers thereof;

               (c) investments arising out of the receipt by the Borrowers or any Subsidiary of non-cash consideration for the sale of assets, provided that such consideration (if the stated amount or value thereof is in excess of $500,000, individually, or $1,500,000 in the aggregate for all such investments) is pledged upon receipt pursuant to the Pledge Agreement to the extent required thereby;

               (d) Indebtedness among Loan Parties and their Subsidiaries permitted under Section 6.1;

               (e) loans and advances to officers, directors and employees (and partnerships for their benefit) of any Loan Party, whether in respect of salary advances, for payment of taxes or otherwise, provided, however, that the aggregate amount of such loans and advances, including those outstanding on the Closing Date and refinancings thereof, shall not exceed $2,000,000 at any time;

               (f) (i) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) prepayments and other credits to suppliers made in the ordinary course of business which is consistent with the past practices of Holdings, the Borrowers and the Subsidiaries;

               (g) investments existing on the Closing Date and set forth on Schedule 6.4;

               (h) investments resulting from pledges and deposits referred to in Section 6.2(e) or (f);

               (i) investments permitted by Section 6.5(a) and Section 6.16(b);

               (j) loans and other investments by any Borrower or any of its Subsidiaries to customers made in connection with entering into a Permitted Service Contract; provided, however, that all such loans and other investments may not exceed $10,000,000 in any Annual Fiscal Period or $20,000,000 in aggregate amount outstanding at any time (such loans and other investments to be included in the calculation of Consolidated Service Contract Capital Expenditures); provided, however that for purposes of determining compliance with the dollar limitations set forth above in this paragraph (j), there shall not be counted as an investment any Permitted Non-Wholly-Owned Entity Capital Expenditures;

               (k) investments (other than loans and advances to officers, directors or employees of Holdings and its Subsidiaries) funded with proceeds from the issuance of Capital Stock of Holdings described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, to the extent such proceeds are not required to prepay the Obligations under Section 2.10, and are not applied to Capital Expenditures under Section 6.15 or investments permitted under Section 6.5(a); and

               (l) investments in assets used or useful in the business of the Borrowers and their Subsidiaries funded with Asset Sale Proceeds or Insurance Proceeds, in each case to the extent such funding from proceeds is expressly permitted under the definitions of “Asset Sale Proceeds” and “Insurance Proceeds”, respectively.

     SECTION 6.5 Mergers; Consolidations; Sales of Assets; Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section 6.5 shall not prohibit the following so long as no Default or Event of Default exists or would result therefrom:

               (a) Permitted Business Acquisitions, provided that the maximum aggregate purchase price expended in connection with all such acquisitions or series of related acquisitions during the term of this Agreement (i) shall not exceed $12,500,000 for any single such acquisition occurring on or after the Closing Date, and (ii) shall not exceed an amount equal to the sum of (A) $35,000,000 in the aggregate for all such acquisitions occurring on or after the Closing Date plus (B) the amount of any net cash proceeds from the issuance of Capital Stock of Holdings described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, to the extent such net cash proceeds are (x) not required to prepay the Obligations under Section 2.10, (y) not applied to Capital Expenditures under Section 6.15 or investments permitted under Section 6.4(k) and (z) in fact used to pay a portion of the purchase price for such acquisitions; provided, further that (1) in no event shall the maximum aggregate amount of Joint Venture Non-Guarantor Expenditures made in connection with all such acquisition(s) during the term of this Agreement of Non-Wholly-Owned Entities (or interests therein) or of assets owned or to be owned by or transferred to Non-Wholly-Owned Entities, together with all other Joint Venture Non-Guarantor Expenditures outstanding at any time and all Joint Venture Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, exceed $15,000,000 in the aggregate, and (2) in no event shall the maximum aggregate amount of Foreign Subsidiary Non-Guarantor Expenditures made in connection with all such acquisition(s) during the term of this Agreement of Canadian Foreign Subsidiaries (or interests therein) or of assets owned or to be owned by or transferred to Canadian Foreign Subsidiaries, together with all other Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, exceed $7,500,000 in the aggregate;

               (b) (i) the merger of any Wholly-Owned Subsidiary into any Borrower in a transaction in which any Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary Guarantor into or with any other Subsidiary Guarantor, (iii) the merger or consolidation of any Non-Wholly Owned Entity as long as the surviving entity is either (x) a Loan Party and the aggregate amount of consideration paid by any Loan Party to the equity holders of such joint venture as part of such merger or consolidation (which payment will, for purposes of this Agreement, be considered Capital Expenditures) would be permitted under Section 6.15, or (y) not a Loan Party and the aggregate amount of cash proceeds received by any Loan Party in connection with such merger are treated as Equity Offering Proceeds and are applied in accordance with Section 2.10;

               (c) (i) sales, leases or transfers of assets or property from any Borrower or any Subsidiary to any Canadian Foreign Subsidiary provided that all Foreign Subsidiary Non-Guarantor Expenditures outstanding at any time, including the aggregate net value (after giving effect to any consideration received) of the property to be sold, leased or transferred pursuant to this paragraph (c)(i) and all Foreign Subsidiary Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $7,500,000 in the aggregate; and (ii) sales, leases or transfers of assets or property from any Borrower or any Subsidiary to any Non-Wholly-Owned Entity provided that all Joint Venture Non-Guarantor Expenditures outstanding at any time, including the aggregate net value (after giving effect to any consideration received) of the property to be sold, leased or transferred pursuant to this paragraph (c)(ii) and all Joint Venture Non-Guarantor Expenditures made prior to the Closing Date that remain outstanding, does not exceed $15,000,000 in the aggregate;

               (d) the sale of any Capital Stock of any Non-Wholly Owned Entity to the extent that the cash proceeds of such sale received by any Loan Party are treated as Equity Offering Proceeds and are applied in accordance with Section 2.10; or

               (e) transactions permitted by Sections 6.4 and 6.6.

     SECTION 6.6 Sale of Assets. Make any Disposition other than (a) sales of inventory in the ordinary course of business, (b) sales and transfers of property under Service Contracts in accordance with the terms of such Service Contracts, (c) Dispositions of Permitted Liquid Investments, (d) Dispositions by the Borrowers and the Subsidiaries of properties or assets representing in the aggregate no more than (i) $1,000,000 of net book value in any Annual Fiscal Period and (ii) $5,000,000 of net book value during the term of this Agreement, (e) Dispositions to any Borrower or any Subsidiary Guarantor and (f) transfers permitted under Sections 6.4 and 6.5 (other than Section 6.5(e)).

     SECTION 6.7 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (x) otherwise permitted under this Agreement and (y) consummated upon terms no less favorable to any Loan Party or a Subsidiary thereof than it would obtain in a comparable arm’s-length transaction with a Person that was not an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions among Holdings, the Borrowers and Subsidiaries otherwise permitted by this Agreement, (ii) Distributions permitted under Section 6.16, (iii) any purchase by Holdings of Capital Stock of any Borrower, or any contribution by Holdings to the equity capital of any Borrower, so long as any additional Capital Stock of such Borrower is pledged to the Administrative Agent pursuant to Section 5.11 or (iv) any of the transactions contemplated by Section 6.4.

     SECTION 6.8 Business of Holdings and its Subsidiaries. (a) In the case of each of the Borrowers and the Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it on the Closing Date and any other business activities reasonably related or incidental thereto (it being understood that an acquisition of a food, beverage or merchandise business having up to five permanent stand-alone locations and a brand, identity or method of doing business that will be, and is in fact, rolled out to at least one of the Borrowers’ or their Subsidiaries’ then existing food service venues (each a “Brand Acquisition”) within one year after the date of acquisition thereof shall be deemed reasonably related to the business currently conducted by the Borrowers and the Subsidiaries on the Closing Date); provided, however that an amount up to $15,000,000 (or such greater amount as may be approved in writing by the Administrative Agent) in aggregate purchase price may be expended by the Loan Parties to acquire any other business or business activity after the Closing Date of a type of business or business activity other than the business currently conducted by the Borrower and their Subsidiaries on the Closing Date and activities reasonably related or incidental thereto so long as such acquisition constitutes a Permitted Business Acquisition, such acquisition does not exceed the dollar limitations (individually or in the aggregate) set forth in Section 6.15(a) and such acquisition meets all of the other requirements and conditions set forth in Section 6.15(a), (b) in the case of Holdings, engage at any time in any business or business activity other than (i) the ownership of all the outstanding capital stock of VSA, together with activities directly related thereto, (ii) performance of its obligations under the Loan Documents and the other Transaction Documents and the related transactions; and (iii) if applicable, actions required by law to maintain its status as a corporation, and (c) in the case of VSA, engage at any time in any business or business activity other than (i) the ownership of all the outstanding Capital Stock of the Borrowers (other than VSA), together with activities directly related thereto, (ii) performance of its obligations under the Loan Documents and the other Transaction Documents and the Related Transactions; and (iii) if applicable, actions required by law to maintain its status as a corporation. Neither Holdings nor any Borrower shall create or acquire any Subsidiaries on or after the Closing Date, except in compliance with Section 5.11.

     SECTION 6.9 Material Agreements; Constituent Documents. (a) (i) Enter into any Service Contract other than a Permitted Service Contract, (ii) sell, assign, transfer or otherwise dispose of any right under or interest in any Service Contract (other than under the Security Documents or to another Loan Party) except in connection with a transaction permitted by Sections 6.4, 6.5 or 6.6 or (iii) amend or modify any Service Contract in any way if such Service Contract as amended would not constitute a Permitted Service Contract if it were entered into on the date of such amendment or modification or would otherwise result in a Material Adverse Effect.

               (b) (i) Directly or indirectly, make any payment, retirement, repurchase or redemption on account of the principal of or directly or indirectly prepay or defease (x) any of the Holdings Subordinated Notes, or any other Indebtedness subordinated in right of payment to the Obligations and (y) if an Event of Default has occurred, any other Indebtedness (other than the Obligations), in each case prior to the stated maturity date of such Indebtedness, (ii) make any payment or prepayment of any such Indebtedness that would violate the terms of this Agreement or of such Indebtedness, any agreement or document evidencing, related to or securing the payment or performance of such Indebtedness or any subordination agreement or provision applicable to such Indebtedness or (iii) pay in cash any amount in respect of such Indebtedness that may at the Borrowers’ option be paid in kind thereunder.

               (c) Amend or modify in any manner adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such action shall be adverse to the Lenders), the articles or certificate of incorporation or bylaws, or memorandum and articles of association. of any Loan Party or any of their respective Subsidiaries.

               (d) Amend or modify the Holdings Subordinated Notes Indenture, any other Holdings Subordinated Note Document, or any other document or agreement governing or evidencing any other Indebtedness subordinated in right of payment to the Obligations if the effect of such amendment or modification is to (i) increase the interest rate applicable to the Holdings Subordinated Notes, Deferred Subordinated Note Interest, any other Indebtedness governed or evidenced thereby, (ii) change to an earlier date the scheduled dates of payment of any component of principal, interest or other amounts thereon, (iii) increase principal prepayments or amortization payments thereon, (iv) alter the redemption, prepayment or subordination provisions thereof, (v) add to or alter the covenants (including without limitation financial covenants), defaults and events of default set forth therein in a manner that would make such provisions more onerous or restrictive to Holdings or any Subsidiary, or (v) otherwise increase the obligations of any Loan Party or any Subsidiary in respect of the Holdings Subordinated Notes, Deferred Subordinated Note Interest, or other Indebtedness governed thereby or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to any Loan Party or any of its Subsidiaries or to the Administrative Agent or the Lenders.

               (e) If a Significant Service Contract or a Material Service Contract is terminated without being replaced with another Service Contract with no change in the parties thereto or the properties or facilities subject thereto, fail to comply with Sections 6.10, 6.11, and 6.12 as of the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered, giving pro forma effect to the termination of such Significant Service Contract or Material Service Contract as if such termination had occurred on the first day of the 12-Monthly Fiscal Periods being tested.

     SECTION 6.10 Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Monthly Fiscal Period ending during the period set forth below to be less than the ratio set forth below for such period:

Minimum Interest
Applicable Period:	Coverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	1.80 to 1.00
Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter	1.75 to 1.00

     SECTION 6.11 Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any Monthly Fiscal Period ending on or after the Closing Date to be greater than 5.25 to 1.00.

     SECTION 6.12 Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the end of any Monthly Fiscal Period ending during the period set forth below to be greater than the ratio set forth below for such Monthly Fiscal Period:

Maximum Senior
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	2.50 to 1.00
Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter	2.40 to 1.00

     SECTION 6.13 Capital Stock. (a) Issue any Capital Stock of any of the Borrowers or any Subsidiary, except (i) shares of Capital Stock issued to Loan Parties and pledged to the Administrative Agent pursuant to the Pledge Agreement, (ii) shares of Capital Stock of Canadian Foreign Subsidiaries permitted to be issued pursuant to Section 6.4(a)(v) to the extent that the requirements of Section 5.11 are met, and (iii) shares of Capital Stock of any Subsidiary that constitutes a Non-Wholly-Owned Entity permitted to be issued pursuant to Section 6.4(a)(vi) to the extent that the requirements of Section 5.11 are met; or (b) sell, transfer, lease or otherwise dispose of, or make subject to any subscription, option, warrant, call, right or other agreement or commitment of any nature, the Capital Stock of any Subsidiary, other than (i) pursuant to the Security Documents, (ii) pursuant to a transaction permitted pursuant to Sections 6.4 or 6.5 and (iii) with respect to directors’ qualifying shares.

     SECTION 6.14 Foreign Revenues. Permit revenues of Subsidiaries located in countries other than the United States or Canada in any Annual Fiscal Period to be greater than 25% of the consolidated revenues of the Loan Parties in such Annual Fiscal Period.

     SECTION 6.15 Limitations with respect to Capital Expenditures. Make any Capital Expenditures, including without limitation Consolidated Service Contract Capital Expenditures, except to the extent expressly permitted under paragraphs (a) through (f), inclusive, of this Section 6.15.

               (a) Maximum Total Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures (including, without limitation, Capital Expenditures in respect of any existing or new service contracts) during any of the following periods that exceed in the aggregate the amount set forth below opposite of such period:

Maximum Total Capital
Applicable Period	Expenditures per Period
Fiscal Year 2005	$40,000,000
Fiscal Year 2006	$35,000,000
Fiscal Year 2007	$24,000,000
Fiscal Year 2008	$26,000,000
Fiscal Year 2009	$41,000,000
Fiscal Year 2010	$25,000,000

; provided, however, that for purposes of determining compliance with the Capital Expenditure covenant set forth above in this paragraph (a), the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount (the “Carry Over Amount”) equal to the lesser of (i) 25% of the amount of permitted Capital Expenditures for the immediately prior period (without giving effect to any carryover permitted under this proviso), and (ii) the amount (if any) equal to the positive difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period (without giving effect to any carryover permitted under this proviso) minus the actual amount of any Capital Expenditures expended during such prior period, and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.

               (b) Maximum Capital Expenditures for Existing Service Contracts. Holdings and its Subsidiaries on a consolidated basis shall not make, or enter into any renewal or extension of any Existing Service Contract that requires the making of, Capital Expenditures under the renewal or extension of any Existing Service Contract in excess of $10,000,000 in the aggregate at any time after the Closing Date; provided, however, that: (i) with respect to the Material Service Contract, such Dollar limitation on Capital Expenditures set forth above in this Section 6.15(b) shall be deemed to be $15,000,000; and (ii) upon the written request of the Borrowers to the Administrative Agent and the Lenders made after the Closing Date, the Required Lenders may approve an increase in the Capital Expenditure Dollar limit set forth above in this Section 6.15(b)(i) in excess of $15,000,000 with respect to the Material Service Contract, such approval not to be unreasonably withheld by the Lenders so long as (x) no Default or Event of Default exists or would result therefrom, (y) the Borrowers have demonstrated to the satisfaction of Required Lenders that the Borrowers have the financial capacity to make such additional Capital Expenditures and that, immediately prior to and after giving effect to such additional Capital Expenditures, the Borrowers are in compliance with each of the financial covenant tests set forth in Section 6.19.

               (c) Maximum Capital Expenditures for New Service Contracts. Holdings and its Subsidiaries on a consolidated basis shall not make, or enter into any New Service Contract after the Closing Date that requires the making of, Capital Expenditures under any New Service Contract in excess of $7,500,000 in the aggregate at any time after the Closing Date, provided, however, that Administrative Agent may (but is not under any obligation to)

approve Capital Expenditures under New Service Contracts in excess of $7,500,000 that are proposed to be entered into by the Borrowers and identified to the Administrative Agent in writing prior to the Closing Date.

               (d) Consolidated Service Contract Capital Expenditures made with any return of capital or repayment of Indebtedness with respect to Capital Expenditures otherwise permitted under this Section 6.15 when initially made or existing on the Closing Date.

               (e) Capital Expenditures made with (i) proceeds of asset sales described in the first proviso of the definition of “Asset Sale Proceeds”, (ii) proceeds of insurance awards described in the first proviso of the definition of “Insurance Proceeds” and (iii) unamortized contract value proceeds described in the first proviso of the definition of “Unamortized Contract Value Proceeds”, each of which are otherwise available for reinvestment to fund Consolidated Service Contract Capital Expenditures.

               (f) Capital Expenditures made with the proceeds from the issuance of Capital Stock of Holdings described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, to the extent such proceeds are not required to prepay the Obligations under Section 2.10, and are not applied to investments permitted under Sections 6.4(k) and 6.5(a).

     SECTION 6.16 Dividends and Distributions. Authorize, declare or pay, or permit any of its Subsidiaries to authorize, declare or pay, any Distributions; provided, however, that:

               (a) any Subsidiary of the Borrowers may declare and pay cash Distributions to any Loan Party, or in the case of any Subsidiary that is a Non-Wholly-Owned Entity, to any Borrower or any Subsidiary and to each other owner of Capital Stock of such Non-Wholly-Owned Entity on a pro rata basis (or more favorable basis from the perspective of such Borrower or such Subsidiary) based on their relative ownership interests;

               (b) any Borrower or any Subsidiary may purchase or redeem the Capital Stock of any minority shareholder or equity holders of a Non-Wholly Owned Entity in which any Borrower or any Subsidiary also owns Capital Stock, provided that that such purchase or redemption results in such Non-Wholly-Owned Entity becoming a Wholly-Owned Subsidiary and a Loan Party, and (ii) no Default or Event of Default exists or would result therefrom;

               (c) the Borrowers may make Distributions consisting of Dividends or payments on the Borrower Intercompany Indebtedness to Holdings for the purpose of funding Holdings Administrative Expenses in an amount not to exceed during any Annual Fiscal Period the lesser of (i) $1,000,000 or (ii) the amounts budgeted therefor in the Borrower’s Projections most recently delivered to the Lenders pursuant to Section 4.2(s) or Section 5.4(f), as the case may be;

               (d) the Borrowers and any Subsidiary may make Distributions consisting of Dividends or payments on the Borrower Intercompany Indebtedness and Guarantees thereof, directly or indirectly, to Holdings for the purpose of funding tax liabilities of

Holdings that are payable in cash, in each case to the extent incurred by Holdings in connection with its direct or indirect ownership of its Subsidiaries;

               (e) so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) no Interest Deferral Period is in effect pursuant to Section 6.18, (iii) all Deferred Subordinated Note Interest has been paid in full, (iv) no Dividend Suspension Period is in effect pursuant to Section 6.19, and (v) funds in the Cash Collateral Account are at least equal to the Cash Collateral Minimum Balance, Holdings may declare and pay Dividends to the holders of its Capital Stock monthly on each Dividend Payment Date (commencing as of the Dividend Payment Date which occurs in the first full Monthly Fiscal Period after the Closing Date), in an amount that does not exceed the Dividend Payment Amount as of the last day of the Monthly Fiscal Period for which the most recent Monthly Report has been delivered, and each Borrower may make Distributions consisting of Dividends or payments on the Borrower Intercompany Indebtedness to Holdings on (or the Business Day immediately preceding) such Dividend Payment Date for the purpose of funding such Dividends paid by Holdings;

               (f) subject to the terms of Article 10 of the Holdings Subordinated Note Indenture and so long as no Interest Deferral Period is in effect pursuant to Section 6.18, Holdings may pay interest on the Holdings Subordinated Notes and interest on the Deferred Subordinated Note Interest in cash on each Subordinated Note Interest Payment Date (commencing as of the Subordinated Note Interest Payment Date which occurs in the first full Monthly Fiscal Period after the Closing Date), in an amount that does not exceed the Available Cash for the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered and the Borrowers may make Distributions on the Borrower Intercompany Indebtedness to Holdings on (or the Business Day immediately preceding) such Subordinated Note Interest Payment Date for the purpose of funding such Distributions paid by Holdings;

               (g) subject to the terms of Article 10 of the Holdings Subordinated Note Indenture and so long no Interest Deferral Period is in effect pursuant to Section 6.18, Holdings may pay the Deferred Subordinated Note Interest (i) at any time from the funds in the Dividend/CapEx Funding Account or, to the extent permitted by Section 2.22, from the funds in the CapEx Funding Account; provided, that any funds withdrawn from the Dividend/CapEx Funding Account and CapEx Funding Account to pay Deferred Subordinated Note Interest are applied to pay such Deferred Subordinated Note Interest within one Business Day of such withdrawal and (ii) otherwise on each Subordinated Note Interest Payment Date from Available Cash (to the extent remaining after the payment of interest permitted under paragraph (i) above); provided that with respect to payments pursuant to clause (ii), (x) at any time on or prior to December 10, 2007 if the payment of interest has been deferred pursuant to Section 6.18 for three consecutive Subordinated Note Interest Payment Dates or for six cumulative Subordinated Note Interest Payment Dates since December 10, 2003 and (y) at any time after December 10, 2007, Deferred Subordinated Note Interest may only be paid to the extent that after giving pro forma effect to the amount of Deferred Subordinated Note Interest to be paid, the Senior Leverage Ratio measured as of the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered would be less than 1.25:1.00; provided, further that if the Monthly Report for the most recently ended Monthly Fiscal Period has not been timely delivered in accordance with Section 5.4(a), no payments of Deferred Subordinated Note Interest may be paid under clause (ii) of this paragraph (g); and

               (h) Holdings may redeem its securities in connection with the sale of IDS Securities by GECC or Blackstone after the Closing Date pursuant to the Secondary Registration, provided that such redemption does not require any cash payment or distribution by any Loan Party to any Person as consideration for, or in order to effectuate, such redemption.

SECTION 6.17 [Reserved].

     SECTION 6.18 Deferral of Subordinated Note Interest. Pay any interest on the Holdings Subordinated Notes or any Deferred Subordinated Note Interest otherwise due and payable on any Subordinated Note Interest Payment Date if, on such Subordinated Note Interest Payment Date, (a) the Interest Coverage Ratio, the Total Leverage Ratio or the Senior Leverage Ratio as of the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered does not meet the threshold required in clauses (i), (ii) or (iii), respectively, below, as reported in such Monthly Report, or (b) the Monthly Report for the second Monthly Fiscal Period immediately preceding such Subordinated Note Interest Payment Date is not timely delivered to the Lenders pursuant to Section 5.4(a) for such Monthly Fiscal Period. If one or more of the conditions described in the immediately preceding clauses (a) and (b) exist, then the payment of interest on the Holdings Subordinated Notes and on Deferred Subordinated Note Interest otherwise due and payable on such Subordinated Note Interest Payment Date shall be deferred, and such deferred interest shall not be required to be paid, prior to December 18, 2008. Payment of interest on a Subordinated Note Interest Payment Date will be deferred on the Holdings Subordinated Notes if on the last day of the Monthly Fiscal Period for which a Monthly Report was most recently delivered prior to such Subordinated Note Interest Payment Date:

                    (i) The Interest Coverage Ratio is less than 1.90 to 1.00;

                    (ii) The Total Leverage Ratio is greater than 4.95 to 1.00; or

                    (iii) The Senior Leverage Ratio is greater than:

Maximum Senior
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	2.40 to 1.00
Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter	2.30 to 1.00

Notwithstanding the foregoing or any other provision of any Loan Document, but subject to the terms of Article 10 of the Subordinated Notes Indenture, (i) the payment of interest on the Holdings Subordinated Notes may be deferred on no more than twenty-four (24) Subordinated Note Interest Payment Dates during the initial five-year period during which the Holdings Subordinated Notes are outstanding, (ii) the payment of interest on the Holdings Subordinated Notes may be deferred for no more than ten (10) Subordinated Note Interest Payment Dates in the aggregate during any subsequent five-year period during which the Holdings Subordinated Notes are outstanding, before current interest payments, including interest on Deferred Subordinated Note Interest, must be resumed; provided, however, that for purposes of calculating the foregoing limitation, (x) any payment of deferred interest by Holdings will be applied, first, to the interest payment, including interest on Deferred Subordinated Note Interest, that (but for the deferral) would have been required to be made on the most recent Subordinated Note Interest Payment Date on which interest was deferred, and thereafter (to the extent of any excess), successively, to the interest payment, including interest on Deferred Subordinated Note Interest, that (but for the deferral) would have been required to be made on each next preceding Subordinated Note Interest Payment Date on which interest was deferred, and (y) the number of Subordinated Note Interest Payment Dates for which interest will be treated as being deferred will be reduced by the number of Subordinated Note Interest Payment Dates, if any, with regard to which interest was treated as paid in full pursuant to the foregoing ordering rule; and (iii) the payment of interest on the Holdings Subordinated Notes shall not be deferred (A) after December 10, 2008 unless all Deferred Subordinated Note Interest accrued on and prior to December 10, 2008 (together with accrued and unpaid interest thereon) has been paid in cash or (B) if an Event of Default (as defined in the Holdings Subordinated Note Indenture) has occurred and is continuing and payment of the Holdings Subordinated Notes has been accelerated. Notwithstanding anything contained in the Loan Documents to the contrary, but subject to the provisions of Article 10 of the Subordinated Notes Indenture, all Deferred Subordinated Note Interest, all unpaid interest thereon and all unpaid interest on the Holdings Subordinated Notes may be paid on December 10, 2008.

Payments of current interest on the Holdings Subordinated Notes and current interest on Deferred Subordinated Note Interest may resume on any Subordinated Note Interest Payment Date if on the last day of the second Monthly Fiscal Period ending immediately preceding such Subordinated Note Interest Payment Date, (x) the Interest Coverage Ratio is greater than the level set forth above and the Total Leverage Ratio and the Senior Leverage Ratio are less than the levels set forth above, and (y) all conditions set forth in Section 6.16(f) have been satisfied. Payments of Deferred Subordinated Note Interest may resume on any Subordinated Note Interest Payment Date if on the last day of the second Monthly Fiscal Period ending immediately preceding such Subordinated Note Interest Payment Date, (x) the Interest Coverage Ratio is greater than the level set forth above and the Total Leverage Ratio and the Senior Leverage Ratio are less than the levels set forth above, all on a subsequent Subordinated Note Interest Payment Date and (y) all conditions set forth in Section 6.16(g) have been satisfied.

     SECTION 6.19 Suspension of Dividend Payments on Holdings Capital Stock. Pay any Dividends on the Capital Stock of Holdings if, on such Dividend Payment Date, (a) the Interest Coverage Ratio, the Total Leverage Ratio or the Senior Leverage Ratio as of the last day of the most recently ended Monthly Fiscal Period for which a Monthly Report has been delivered does not meet the threshold required in clauses (i), (ii) or (iii), respectively, below, as reported in such Monthly Report, or (b) the Monthly Report for the second Monthly Fiscal Period immediately preceding the relevant Dividend Payment Date is not timely delivered to the Lenders pursuant to Section 5.4(a) for such Monthly Fiscal Period. If one or more of the conditions described in the immediately preceding clauses (a) and (b) exist, then the payment of any Dividends on the Capital Stock of Holdings will be suspended. Payment of Dividends on the Capital Stock of Holdings on a Dividend Payment Date shall be suspended if on the last day of the Monthly Fiscal Period for which a Monthly Report was most recently delivered prior to such Dividend Payment Date:

                    (i) The Interest Coverage Ratio is less than:

Minimum Interest
Applicable Period	Coverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2006	2.05 to 1.00
Monthly Fiscal Periods ending in Annual Fiscal Period 2007 and thereafter	2.00 to 1.00

                    (ii) The Total Leverage Ratio is greater than 4.65 to 1.00; or

                    (iii) The Senior Leverage Ratio is greater than:

Maximum Senior
Applicable Period	Leverage Ratio
As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter through and including the Annual Fiscal Period 2007	2.25 to 1.00
Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter	2.15 to 1.00

Payments of Dividends on the Capital Stock of Holdings may resume on any Dividend Payment Date if on the last day of the second Monthly Fiscal Period ending immediately preceding such Dividend Payment Date, (x) the Interest Coverage Ratio is greater than the level set forth above and the Total Leverage Ratio and the Senior Leverage Ratio are less than the levels set forth above, all on a subsequent Dividend Payment Date and (y) all conditions set forth in Section 6.16(e) have been satisfied.

     SECTION 6.20 Dividend/CapEx Funding Account, CapEx Funding Account and Cash Collateral Account.

               (a) Fail to maintain at all times the Dividend/CapEx Funding Account and the Cash Collateral Account, unless all monies contained therein have been applied to prepay the Obligations after an Event of Default has occurred and is continuing in accordance with Section 2.10; fail to maintain the CapEx Funding Account at all times after the deposit therein of any portion of Annual Excess Cash Flow for any Annual Fiscal Period, commencing with the Annual Fiscal Period 2005, unless all monies contained therein have been applied to prepay the Obligations after an Event of Default has occurred and is continuing in accordance with Section 2.10 or applied in a manner contemplated by Section 2.22; or

               (b) Withdraw funds from (i) the Dividend/CapEx Funding Account other than to the extent permitted in Section 2.20, (ii) the Cash Collateral Account other than to the extent permitted in Section 2.19, or (iii) the CapEx Funding Account other than to the extent permitted in Section 2.22.

     SECTION 6.21 Cash Collateral Account and Control Agreements. Amend, modify or change any provision of the Cash Collateral Agreement, or the Control Agreements related to the Dividend/CapEx Funding Account and the CapEx Funding Account, without the prior written consent of the Required Lenders.

     SECTION 6.22 Restrictions on Intercompany Transfers; Negative Pledge Clauses.

               (a) Restrictions on Intercompany Transfers. Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between the Borrowers, except in each case for prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Loan Documents; (ii) applicable law; (iii) restrictions in effect on the date of this Agreement contained in the Holdings Subordinated Note Indenture as in effect on the date of this Agreement, and, if the Indebtedness under the Holdings Subordinated Notes is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions taken as a whole are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, (iv) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices, (v) any restriction or encumbrance with respect to any asset of the Borrowers or any of their Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (vi) customary provisions in joint venture agreements and other similar agreements, which place restrictions on distributions of the property or assets of the joint venture entity to the joint venture partners and/or restrictions on the granting of liens on property or assets owned by the joint venture entity (but not any Loan Party), entered into in the ordinary course of business in connection with joint ventures permitted under this Agreement, and (vii) customary net worth limitations in leases.

               (b) Negative Pledge Clauses. Directly or indirectly become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent on behalf of the Secured Parties, except (i) this Agreement and the other Loan Documents; (ii) restrictions in effect on the date of this Agreement contained in the Holdings Subordinated Note Indenture as in effect on the date of this Agreement, and, if the Indebtedness under the Holdings Subordinated Notes is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions taken as a whole are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced, (iii) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices, (iv) operating leases, Capital Leases or Licenses which prohibit Liens upon the assets or properties that are subject to such operating lease, Capital Lease or License, (v) any restriction or encumbrance with respect to any asset of the Borrowers or any of their Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (vi) customary provisions in joint venture agreements and other similar agreements, which place restrictions on distributions of the property or assets of the joint venture entity to the joint venture partners and/or restrictions on the granting of liens on the property or assets owned by the joint venture entity (but not any Loan Party), entered into in the ordinary course of business in connection with joint ventures permitted under this Agreement, (vii) restrictions on Liens set forth in any Service Contracts to the extent and only to the extent any such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, (viii) restrictions on Liens set forth in any Service Contracts to the extent and only to the extent that such provisions restrict liens on real property, improvements thereon, fixtures affixed thereto or other tangible property (other than equipment and inventory), in each case located at the venue(s) to which such Service Contract relates, (ix) any Permitted Lien Restriction, and (x) any Permitted JV Lien Restriction.

     SECTION 6.23 Speculative Transactions. Engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

     SECTION 6.24 Change of Corporate Name or Location; Change of Fiscal Year. (a) Change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or the locations at which Collateral is held or stored, or the location of its records concerning the Collateral as indicated on the Schedules to the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 10 days prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgment that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of the Secured Parties, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year.

ARTICLE VII

EVENTS OF DEFAULT

          If any of the following events (“Events of Default”) occur:

               (a) any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall be false or misleading in any material respect when so made, deemed made or furnished by such Loan Party;

               (b) failure to pay any principal of any Loan or other Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

               (c) failure to pay interest on any Loan or any other Obligation or to pay any Fees or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days or more;

               (d) failure of any Loan Party to observe or perform any covenant, condition or agreement contained in Sections 5.1(a) (with respect to any Borrower or Holdings), 5.4, 5.5(a), 5.8, 5.11, 5.17, 5.18(a), 5.19 or in Article VI;

               (e) failure of any Loan Party to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent or the Required Lenders to the Borrower or (ii) any Responsible Officer of any Loan Party having actual knowledge thereof;

               (f) failure of any Loan Party or any of its Subsidiaries to observe or perform any term, covenant, condition or agreement contained in any other agreement or instrument evidencing or governing the Holdings Subordinated Notes, or any other Indebtedness (other than any Indebtedness under any Loan Document) having an aggregate principal or notional amount in excess of $5,000,000, if the effect of any such failure is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity, or any Loan Party or any of its Subsidiaries shall (i) fail to pay any principal in respect of any such Indebtedness at the stated maturity thereof or (ii) fail to pay any interest with respect to the Holdings Subordinated Notes, including any Deferred Subordinated Note Interest, when due;

               (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any of its Subsidiaries, or of a substantial part of the property or assets of such Loan Party or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any of its Subsidiaries or for a substantial part of the property or assets of such Loan Party or any of its Subsidiaries or (iii) the winding-up or liquidation of such Loan Party or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered;

               (h) any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or such Subsidiary or for a substantial part of the property or assets of such Loan Party or such Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

               (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged in writing its obligation to cover) or non-monetary judgments that would have a Material Adverse Effect shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the affected Loan Party or Subsidiary to enforce any such judgment;

               (j) (i) a Reportable Event or Reportable Events (other than with respect to which the requirement of notice thereof to the PBGC is waived), or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1)(A) of the Code), shall have occurred with respect to any Plan or Plans, (ii) a trustee shall be appointed by a United States district court to administer any Plan or Plans, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or any Borrower or any ERISA Affiliate shall file for a distress termination of a Plan under Section 4041(c) of ERISA, (iv) Holdings, any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (v) such Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, (vi) Holdings, any Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to involve taxes, penalties or other liabilities affecting Holdings, any Borrower or any ERISA Affiliate in an aggregate amount in excess of $5,000,000 or require payments with respect to such taxes, penalties or other liabilities exceeding $5,000,000 in the aggregate;

               (k) (i) any Guarantee Agreement, any other Loan Document or any provision thereof shall for any reason cease to be, or shall be asserted by a Loan Party not to be, a legal, valid and binding obligation of any party thereto, (ii) any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guarantee Agreement to which it is a party, (iii) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee Agreement to which it is a party; or (iv) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by a Loan Patty not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby;

               (l) any taxation authority recharacterizes as equity any of the indebtedness of any Borrower or Holdings, or their respective affiliates or otherwise denies any interest deduction for Holdings, any Borrower or its respective affiliates contemplated in the Prospectus, or Canadian or U.S. withholding taxes that were not contemplated by and disclosed in the Prospectus shall be assessed on any payments made by Holdings, any Borrower or its affiliates in respect of the IDSs, the Holdings Subordinated Notes, the Revolving Credit Commitments, the Term Loan or the other Loan Documents, with the result in each case that there is a Material Adverse Effect;

               (m) there shall have occurred a Change of Control;

               (n) from and after the Revolving Credit Maturity Date, such Borrower shall have failed to replace the Revolving Credit Commitments with, or failed to maintain, a revolving credit facility with a term equal to or beyond the remaining term of the Term Loan and in an amount equal to no less than $100,000,000 (less the amount of any repayments of Revolving Loans made prior to the Commitment Termination Date that result in a permanent reduction to the Revolving Credit Commitments); or

               (o) failure of any Loan Party or any of its Subsidiaries to observe or perform any Service Contract where such failure could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, (iii) demand cash collateral pursuant to Section 2.18(c)(ii), (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and Holdings, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the applicable Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon, all unpaid accrued fees and all other liabilities of such Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.18(c)(ii), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by such Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives (including for purposes of Section 9.21): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

ARTICLE VIII

AGENTS AND LENDERS

     SECTION 8.1 Assignment and Participations.

               (a) Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment and Acceptance Agreement”) substantially in the form attached hereto as Exhibit B and otherwise in form and substance reasonably satisfactory to, and acknowledged by, the Administrative Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and the Administrative Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $2,000,000 in the case of Revolving Credit Commitments and, with respect to Term Loans, $1,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $2,000,000 in the case of Revolving Credit Commitments and, with respect to Term

Loans, $1,000,000; (iv) include a payment to the Administrative Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed. In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of the Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Applicable Percentage of the applicable Commitment. In the event the Administrative Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, the Administrative Agent or any such Lender shall so notify the Borrower Representative and the Borrowers shall, upon the request of the Administrative Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

               (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by the Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Security Documents or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13, 2.17 and 8.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrowers to the participant and the participant shall be considered to be a “Lender”; provided that in no event shall participant be entitled to greater compensation than the Lender who sold such participation to such participant. Except as set forth in the preceding sentence no Borrower or Loan Party shall have any obligation or duty to any participant. Neither the Administrative Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

               (c) Except as expressly provided in this Section 8.1, no Lender shall, as between the Borrowers and that Lender, or Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

               (d) Any Lender may furnish any information concerning Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.15.

               (e) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.11(b), increased costs under Section 2.11(a), an inability to fund Eurodollar Loans under Section 2.12(a), or withholding taxes in accordance with Section 2.17(a).

               (f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and Administrative Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.1(f) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

     SECTION 8.2 Appointment of Administrative Agent. GECC is hereby appointed to act on behalf of all Lenders as Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 8.2 are solely for the benefit of Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Administrative Agent shall have no duties or responsibilities except for those expressly set forth in this

Agreement and the other Loan Documents. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Administrative Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GECC or any of its Affiliates in any capacity. Neither Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

          If Administrative Agent shall request instructions from Required Lenders, Required Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Required Lenders, Required Revolving Lenders or all affected Lenders, as the case may be, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to Environmental Claims or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders, Required Revolving Lenders, or all affected Lenders, as applicable.

     SECTION 8.3 Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 8.4 GECC and Affiliates. With respect to its Commitments hereunder, GECC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if GECC were not Administrative Agent and without any duty to account therefor to Lenders. GECC and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. GECC or one or more of its Affiliates has also purchased certain equity interests in Holdings and holds certain Holdings Subordinated Notes. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Loans, GECC or one or more of its affiliates as a stockholder, or holder of Holdings Subordinated Notes and GECC as Administrative Agent.

     SECTION 8.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements referred to in Section 5.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

     SECTION 8.6 Indemnification. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of the Borrowers hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by Loan Parties.

     SECTION 8.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent who shall be a Lender or a Qualified Assignee. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by Required Lenders hereunder (or by the Administrative Agent on behalf of the Required Lenders) shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that (x) such approval shall not be required if a Default or an Event of Default has occurred and is continuing and (y) such approval shall not be required if the successor Administrative Agent is a Revolving Lender with Revolving Loan Commitments of at least $10,000,000 and the Administrative Agent or the Required Lenders shall have consulted with Borrowers prior to such appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement and the other Loan Documents.

     SECTION 8.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 8.9, each Lender is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Applicable Percentage thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Applicable Percentage of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Applicable Percentages (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.17). Each Lender’s obligation under this Section 8.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Applicable Percentage of the Swingline Loans under Section 2.3. Each Loan Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Applicable Percentage of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

SECTION 8.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

               (a) Advances; Payments.

                    (i) Revolving Lenders shall refund or participate in the Swingline Loan in accordance with Sections 2.3. If the Swingline Lender declines to make a Swingline Advance or if Swingline Availability is zero, Administrative Agent shall notify Revolving Lenders, promptly after receipt of a Borrowing Request and in any event prior to 1:00 p.m. (New York time) on the date such Borrowing Request is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Applicable Percentage of such Revolving Loans available to Administrative Agent in same day funds by wire transfer to Administrative Agent’s Collection Account not later than 1:00 p.m. (New York time) on the requested funding date, in the case of an ABR Loan, and not later than 12:00 p.m. (New York time) on the requested funding date, in the case of a Eurodollar Loan. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Administrative Agent shall make the requested Revolving Loans to such Borrower designated by the Borrower Representative in the Borrowing Request. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                    (ii) On the 2nd Business Day of each calendar week or more frequently at Administrative Agent’s election (each, a “Settlement Date”), Administrative Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Applicable Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Loans required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Lender such Lender’s Applicable Percentage of principal, interest and Fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Loans or failed to fund the purchase of all such participations, Administrative Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Applicable Percentage of all payments received from the Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Schedule 9.11 or the applicable Assignment and Acceptance Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

               (b) Availability of Lender’s Applicable Percentage. Administrative Agent may assume that each Revolving Lender will make its Applicable Percentage of each Revolving Loan available to Administrative Agent on each funding date. If such Applicable Percentage is not, in fact, paid to Administrative Agent by such Revolving Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Applicable Percentage forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower Representative and the Borrowers shall immediately repay such amount to Administrative Agent. Nothing in this Section 8.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Administrative Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

               (c) Return of Payments.

                    (i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from the Borrowers and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                    (ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

               (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder or to purchase any participation in any Swingline Advance to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Required Lenders” or “Required Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement.

               (e) Dissemination of Information. Administrative Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party, with notice of any Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s gross negligence or willful misconduct. Lenders acknowledge that the Borrowers are required to provide Financial Statements and Collateral reports to Lenders in accordance with Section 5.4 herein and agree that Administrative Agent shall have no duty to provide the same to Lenders.

               (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Loan Party, Administrative Agent, Lenders and their respective successors and assigns (including, in the case of any Loan Party, a debtor-in-possession on behalf of such Loan Party), except as otherwise provided herein or therein. No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Administrative Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of Administrative Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

     SECTION 9.2 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 9.2. Any letter of interest, commitment letter or fee letter (other than the GECC Fee Letter) or confidentiality agreement, if any, between any Loan Party and Administrative Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

     SECTION 9.3 Amendments and Waivers.

               (a) Except for actions expressly permitted to be taken by Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent and Borrowers, and by Required Lenders, Required Revolving Lenders or all affected Lenders, as applicable. Except as set forth in paragraphs (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

               (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.1 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Administrative Agent, Required Revolving Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Sections 2.18 and 4.1 unless the same shall be in writing and signed by Administrative Agent, Required Revolving Lenders and Borrowers.

               (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under paragraphs (b) through (f)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release all or substantially all Guaranties or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Loan Party to sell or otherwise dispose of, all or substantially all Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 9.3 or the definitions of the terms “Required Lenders” or “Required Revolving Lenders” insofar as such definitions affect the substance of this Section 9.3. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent or Letter of Credit Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent or Letter of Credit Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.3 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

               (d) If, in connection with any proposed amendment, modification, waiver or termination: (i) requiring the consent of all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at Borrower Representative’s request, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance Agreement.

          (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against the Administrative Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person pursuant to Sections 2.13, 2.17, 2.18 or 9.4(b) hereof asserting any damages, losses or liabilities that are indemnified pursuant to Sections 2.13, 2.17, 2.18 or 9.4(b) hereof, the Administrative Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

     SECTION 9.4 Fees and Expenses; Indemnity.

               (a) Fees and Expenses. The Borrowers shall reimburse (A) the Administrative Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors), and (B) Administrative Agent (and, with respect to paragraphs (iii) and (iv) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:

                    (i) the forwarding to the Borrowers or any other Person on behalf of the Borrowers by Administrative Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);

                    (ii) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                    (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Administrative Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this paragraph (iii) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

                    (iv) any attempt to enforce any remedies of Administrative Agent against any or all of the Loan Parties or any other Person that may be obligated to Administrative Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                    (v) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

                    (vi) efforts to appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral (subject to the limitations on audits prior to an Event of Default set forth in Section 5.7); including, as to each of paragraphs (i) through (vi) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 9.4, all of which shall be payable, on demand, by the Borrowers to Administrative Agent; provided, however, that the obligation of the Borrowers in this Section 9.4 to reimburse the Administrative Agent for any fees and expenses of its counsel incurred in connection with any of the matters described in paragraphs (i) and (ii) above of this Section 9.4 (excluding fees and expenses relating to the negotiation or preparation of any amendments and waivers in connection with, or during the existence of, any Default or Event of Default) shall be limited to the fees and expenses one special counsel to the Administrative Agent and one local counsel to the Administrative Agent per each jurisdiction where any Loan Party is organized or conducts business, with respect to any fees or expenses incurred by such counsel in connection with the preparation or negotiation of the Loan Documents on and prior to the Closing Date, and any amendments thereto (other than amendments entered into during the existence of a Default or Event of Default). Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

               (b) Indemnity. Each Loan Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of the Administrative Agent, the Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted by any third party or by any Loan Party against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Loan Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

     SECTION 9.5 No Waiver. Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 9.3, none of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Loan Party shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Administrative Agent and the applicable required Lenders, and directed to the Borrowers specifying such suspension or waiver.

     SECTION 9.6 Remedies. Administrative Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

     SECTION 9.7 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

     SECTION 9.8 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     SECTION 9.9 Confidentiality. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such

Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Loan Parties and designated as confidential for a period of 5 years following receipt thereof to the extent such confidential information directly or indirectly relates to any Service Contract and for a period of 3 years following receipt thereof with respect to any other confidential information that does not directly or indirectly relate to any Service Contract, except that the Administrative Agent and any Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.9 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in paragraph (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which the Administrative Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of the Administrative Agent or any Lender.

     SECTION 9.10 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES, ADMINISTRATIVE AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT ADMINISTRATIVE AGENT, LENDERS AND THE LOAN PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ADMINISTRATIVE AGENT. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE

SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SCHEDULE 9.11 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

     SECTION 9.11 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 9.11); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule 9.11 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Administrative Agent) designated in Schedule 9.11 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     SECTION 9.12 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     SECTION 9.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

     SECTION 9.14 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR

OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

     SECTION 9.15 Press Releases and Related Matters. Each Loan Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GECC or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least 2 Business Days’ prior notice to GECC and without the prior written consent of GECC unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with GECC before issuing such press release or other public disclosure. Each Loan Party consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

     SECTION 9.16 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     SECTION 9.17 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 9.10 and 9.14, with its counsel.

     SECTION 9.18 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received. taken or reserved by any Lender or Letter of Credit Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or the Letter of Credit Issuer, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or the Letter of Credit Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

     SECTION 9.20 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 9.21 Cross-Guaranty. (a) Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9.21 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 9.21 shall be absolute and unconditional, irrespective of, and unaffected by:

                    (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

                    (ii) the absence of any action to enforce this Agreement (including this Section 9.21) or any other Loan Document or the waiver or consent by the Administrative Agent and Lenders with respect to any of the provisions thereof;

                    (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent and Lenders in respect thereof (including the release of any such security);

                    (iv) the insolvency of any Loan Party; or

                    (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

                    (vi) Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

               (b) Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 9.21 and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement.

               (c) Each Borrower agrees that the provisions of this Section 9.21 are for the benefit of the Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

               (d) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 9.21(g), each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 9.21, and that the Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.21(d).

               (e) If the Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9.21. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by

Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 9.21, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

               (f) Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9.21 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

                    (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

                    (ii) the amount that could be claimed by the Administrative Agent and Lenders from such Borrower under this Section 9.21 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.21(g).

               (g) To the extent that any Borrower shall make a payment under this Section 9.21 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                    (i) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 9.21 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                    (ii) This Section 9.21(g) is intended only to define the relative rights of the Borrowers and nothing set forth in this Section 9.21(g) is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.21(a). Nothing contained in this Section 9.21(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

                    (iii) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Borrower to which such contribution and indemnification is owing.

                    (iv) The rights of the indemnifying the Borrowers against other Loan Parties under this Section 9.21(g) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

               (h) The liability of the Borrowers under this Section 9.21 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

     SECTION 9.22 Representations of the Lenders with Respect to the Source of Funds. Each of the Lenders hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder (referred to in this Section 9.22 as a “Source”):

                    (i) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA;

                    (ii) the Source is either a “plan” as such term is defined in Section 3(3) of ERISA or Section 4975(e) of the Code (an “ERISA Plan”), more than one ERISA Plan or a separate account or trust fund comprised of one or more ERISA Plans, each of which has been identified to the Group Companies in writing pursuant to this paragraph (ii);

                    (iii) the Source is an “insurance company general account” as the term is defined in Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995 as amended by PTE 2002-13 (“PTE 95-60”)) in respect of which the reserves and liabilities for the general account contract(s) held by or on behalf of any ERISA Plan (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”), together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any ERISA Plan maintained by the same employer (or affiliate thereof with the meaning of Section V(a) of PTE 95-60) or by the same employee organization in the general account to not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile;

                    (iv) the Source is a separate account of an insurance company that is maintained by the Lender solely in connection with such Lender’s fixed contractual obligations under which the amounts payable, or credited, to an ERISA Plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such ERISA Plan (including any annuitant) are not affected in any manner by the investment performance of the separate account;

                    (v) the Source is either (x) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (y) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as the Lender has disclosed to the Group Companies in writing pursuant to this paragraph (v), no ERISA Plan or group of ERISA Plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                    (vi) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no ERISA Plan’s assets that are included in such investment fund, when combined with the assets of all other ERISA Plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in any Borrower and (x) the identity of such QPAM and (y) the names of all ERISA Plans whose assets are included in such investment fund have been disclosed to the Group Companies in writing pursuant to this paragraph (vi);

                    (vii) the Source constitutes assets of a “plan” or more than one “plan with the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or “INHAM”, within the meaning of Part IV of the INHAM Exemption, the conditions of Section I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in any Borrower and (i) the identity of such INHAM and (ii) the name(s) of the ERISA Plan(s) whose assets constitute the Source have been disclosed to the Group Companies in writing pursuant to this paragraph (vii); or

                    (viii) the Source is a governmental plan.

     As used in this Section 9.22, the terms “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

     SECTION 9.23 Appointment of Documentation and Syndication Agents; No Responsibilities of the Agents. The Administrative Agent shall have the sole right upon consultation with the Borrower Representative to appoint other Lenders as Documentation Agent or Syndication Agent (or other such agents for league table purposes) hereunder and the cover page of this Agreement may be amended to reflect such titles without the further consent of any party hereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent and the Documentation Agent shall not have any duties or responsibilities, nor shall the Syndication Agent or the Documentation Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent and the Co-Documentation Agent. Furthermore, the Syndication Agent and the Documentation Agent shall not be entitled to receive any compensation in connection with such appointment, other than compensation that such Syndication Agent or Documentation Agent would otherwise receive in the ordinary course under this Agreement in their capacity as a Lender.

[Remainder of page is intentionally blank; next page is signature page]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VOLUME SERVICES AMERICA, INC.

	By:	/s/	Kenneth R. Frick

	Name:		Kenneth R. Frick
nbsp;
	Title:		Executive Vice President and CFO

VOLUME SERVICES, INC.

	By:	/s/	Kenneth R. Frick

	Name:		Kenneth R. Frick
nbsp;
	Title:		Executive Vice President and CFO

SERVICE AMERICA CORPORATION

	By:	/s/	Kenneth R. Frick

	Name:		Kenneth R. Frick
nbsp;
	Title:		Executive Vice President and CFO

CENTERPLATE, INC.

	By:	/s/	Kenneth R. Frick

	Name:		Kenneth R. Frick
nbsp;
	Title:		Executive Vice President and CFO

Credit Agreement
Signature Page
1963927

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender and
as Administrative Agent

By:	/s/	Brian E. Miner

Name:		Brian E. Miner

Title:		Senior Risk Manager

Credit Agreement
Signature Page
1963927

GECC CAPITAL MARKETS GROUP, INC.,
as Lead Arranger and Book Runner

By:	/s/	Greber Wicander

Name:		Greber Wicander

Title:		SVP

Credit Agreement
Signature Page
1963927

EXHIBIT A

FORM OF MONTHLY REPORT

[DATE]

General Electric Capital Corporation,
  as Administrative Agent under the
  Credit Agreement referred to below
401 Merritt 7, 2nd Floor
Norwalk, CT 06858
Each of the Lenders (as defined below) from time to
time party to the Credit Agreement (as defined below)

Re: Fiscal Month ending ________ ___, 200___(the “Reported Month”)

          The undersigned, the ___of Volume Services America, Inc., Volume Services, Inc., and Service America Corporation, each a Delaware corporation (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), and the ___of Centerplate, Inc., a Delaware corporation (“Holdings”), give this certificate to General Electric Capital Corporation, as Administrative Agent, and to each of the Lenders (as defined below) in accordance with the requirements of Section 5.4(a) of that certain Credit Agreement, dated as of April 1, 2005 (the “Credit Agreement”), among the Borrowers, Holdings, each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Bookrunner and the Administrative Agent and is entitled to the benefits of the Credit Agreement and all other Loan Documents referred to therein. Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement.

          The undersigned hereby certify that:

          1. They are duly authorized to execute and deliver this Certificate on behalf of the Borrowers and Holdings.

          2. Attached hereto as Exhibit A are copies of the consolidated cash flow statement and the consolidated balance sheet for Holdings and its Subsidiaries for the Reported Month and year-to-date. Such statements were prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnotes) and present fairly the financial condition and results of operations of each of Holdings and its Subsidiaries as of such dates and for such periods.

          3. EBITDA for the twelve Monthly Fiscal Periods ending on the last day of the Reported Month is $___. Section A of Exhibit B sets forth a true and correct calculation of EBITDA for such period.

          4. Adjusted EBITDA for the twelve Monthly Fiscal Periods ending on the last day of the Reported Month is $___. Section B of Exhibit B sets forth a true and correct calculation of the Adjusted EBITDA for such period.

General Electric Capital Corporation,
  as Administrative Agent

          5. The Interest Coverage Ratio as of the last day of the Reported Month is ___:1.0. Section C of Exhibit B sets forth a true and correct calculation of the Interest Coverage Ratio as of the last day of the Reported Month. Based on the foregoing ratio, the Borrowers and Holdings:1

     (a) are [not] in compliance with Section 6.10 of the Credit Agreement;

     (b) [do not] meet the requirement set forth in Section 6.18(i) of the Credit Agreement for the payment of interest on the Holdings Subordinated Notes and Deferred Subordinated Note Interest; and

     (c) [do not] meet the requirement set forth in Section 6.19(i) of the Credit Agreement for the payment of dividends on the Capital Stock of Holdings.

          6. The Total Leverage Ratio as of the last day of the Reported Month is ___:1.0. Section D of Exhibit B sets forth a true and correct calculation of the Total Leverage Ratio as of the last day of the Reported Month. Based on the foregoing ratio, the Borrowers and Holdings:2

     (a) are [not] in compliance with Section 6.11 of the Credit Agreement;

     (b) [do not] meet the requirement set forth in Section 6.18(ii) of the Credit Agreement for the payment of interest on the Holdings Subordinated Notes and Deferred Subordinated Note Interest; and

     (c) [do not] meet the requirement set forth in Section 6.19(ii) of the Credit Agreement for the payment of dividends on the Capital Stock of Holdings.

          7. The Senior Leverage Ratio as of the last day of the Reported Month is ___:1.0. Section E of Exhibit B sets forth a true and correct calculation of the Senior Leverage Ratio as of the last day of the Reported Month. Based on the foregoing ratio, the Borrowers and Holdings:3

     (a) are [not] in compliance with Section 6.12 of the Credit Agreement;

     (b) [do not] meet the requirement set forth in Section 6.18(iii) of the Credit Agreement for the payment of interest on the Holdings Subordinated Notes and Deferred Subordinated Note Interest; and

     (c) [do not] meet the requirement set forth in Section 6.19(iii) of the Credit Agreement for the payment of dividends on the Capital Stock of Holdings.

[1]	Complete as appropriate to make representations true and correct.

[2]	Complete as appropriate to make representations true and correct.

[3]	Complete as appropriate to make representations true and correct.

General Electric Capital Corporation,
  as Administrative Agent

          8. The Available Cash for the Reported Month is $___. Section F of Exhibit B sets forth a true and correct calculation of Available Cash for the Reported Month.

          9. The amount of interest on the Holdings Subordinated Notes and the amount of interest on Deferred Subordinated Note Interest to be paid on the Subordinated Note Interest Payment Date immediately following delivery of this Monthly Report (the “Pending Subordinated Note Interest Payment Date”) is $___and $___, respectively, which in the aggregate (excluding the amount paid from funds withdrawn from the Dividend/CapEx Funding Account or the CapEx Funding Account) is less than the Available Cash for the Reported Month.

          10. The payment of interest on the Holdings Subordinated Notes and interest on the Deferred Subordinated Note Interest contemplated in Section 9 above is permitted under Section 6.16(f) of the Credit Agreement. Each of the Borrowers and Holdings represents and warrants that the following statements are true and correct as of the last day of the Reported Month and on the date that this Monthly Report is delivered, and form the basis on which the certification in the immediately preceding sentence is given:

     (a) [This Monthly Report has been timely delivered, and each of the Interest Coverage Ratio, Total Leverage Ratio and Senior Leverage Ratio as of the last day of the Reported Month reported in Sections 5 through 7 above meets the requirements set forth in Section 6.18.] OR [This Monthly Report has not been timely delivered, or one or more of the Interest Coverage Ratio, Total Leverage Ratio and Senior Leverage Ratio as of the last day of the Reported Month reported in Sections 5 through 7 above does not meet the requirements set forth in Section 6.18, but interest on the Holdings Subordinated Notes been deferred for 24 or more Subordinated Note Interest Payment Dates occurring prior to the delivery of this Monthly Report];4 AND

     (b) No Interest Deferral Period in effect, and the payment of interest on the Holdings Subordinated Notes and interest on Deferred Subordinated Note Interest is not prohibited by Article 10 of the Subordinated Notes Indenture.

[If the certifications in both paragraphs (a) and (b) cannot be made, then Section 10 of the Monthly Report is to be replaced in its entirety with the following: “The payment of interest on the Holdings Subordinated Notes and interest on the Deferred Subordinated Note Interest contemplated in Section 9 above on the Pending Subordinated Note Interest Payment Date is NOT permitted under Section 6.16(f) of the Credit Agreement for the following reasons [Describe reasons, including which parts of clauses (a) and (b) above are not true and correct].]

          11. The aggregate outstanding amount of Deferred Subordinated Note Interest, if any, as of the last day of the Reported Month is $___.

[4]	Select one of the two options for each Monthly Report.

General Electric Capital Corporation,
  as Administrative Agent

          12. Holdings elects to prepay $___of the outstanding Deferred Subordinated Note Interest on the Pending Subordinated Note Interest Payment Date. Each Borrower will repay a portion of the Borrower Intercompany Indebtedness to Holdings in an equal amount thereto, of which $___will be withdrawn by the Borrowers from the Dividend/CapEx Funding Account or, to the extent permitted by Section 2.22 of the Credit Agreement, the CapEx Funding Account (the “Funding Account Deferred Interest”) and $___will be applied from Available Cash for the Reported Month (the “Available Cash Deferred Interest”).

[If no Deferred Subordinated Note Interest will be paid on the Pending Subordinated Note Interest Payment Date, then Section 12 of the Monthly Report is to be replaced in its entirety with the following: “No Deferred Subordinated Note Interest will be paid or prepaid on the Pending Subordinated Note Interest Payment Date.”, and Section 13 of the Monthly Report is to be replaced in its entirety with “Reserved”.]

[If Holdings will prepay Deferred Subordinated Note Interest on the Pending Subordinated Note Interest Payment Date solely from funds in the Dividend/CapEx Funding Account or the CapEx Funding Account, if any, then Section 12 of the Monthly Report is to be replaced in its entirety with the following: “Holdings elects to prepay $___of the outstanding Deferred Subordinated Note Interest on the Pending Subordinated Note Interest Payment Date. Each Borrower will repay a portion of the Borrower Intercompany Indebtedness to Holdings in an equal amount thereto, all of which shall be withdrawn by the Borrowers from the Dividend/CapEx Funding Account or, to the extent permitted by Section 2.22 of the Credit Agreement, the CapEx Funding Account (the “Funding Account Deferred Interest”). No other Deferred Subordinated Note Interest will be paid or prepaid on the Pending Subordinated Note Interest Payment Date.”]

          13. The payment of Deferred Subordinated Note Interest contemplated in Section 12 above is permitted under Section 6.16(g) of the Credit Agreement. Each Borrower and Holdings represents and warrants that the following statements are true and correct as of the last day of the Reported Month and on the date that this Monthly Report is delivered, and form the basis on which the certification in the immediately preceding sentence is given:

     (a) [This Monthly Report has been timely delivered, and each of the Interest Coverage Ratio, Total Leverage Ratio and Senior Leverage Ratio as of the last day of the Reported Month reported in Sections 5 through 7 above meets the requirements set forth in Section 6.18.] OR [This Monthly Report has not been timely delivered, or one or more of the Interest Coverage Ratio, Total Leverage Ratio and Senior Leverage Ratio as of the last day of the Reported Month reported in Sections 5 through 7 above does not meet the requirements set forth in Section 6.18, but interest on the Holdings Subordinated Notes

General Electric Capital Corporation,
  as Administrative Agent

been deferred for 24 or more Subordinated Note Interest Payment Dates occurring prior to the delivery of this Monthly Report];5

     (b) No Interest Deferral Period in effect, and payment of interest on the Holdings Subordinated Notes is not prohibited by Article 10 of the Subordinated Notes Indenture;

     (c) [After giving pro forma effect to the payment of the Funding Account Deferred Interest and the Available Cash Deferred Interest anticipated to be paid on the Pending Subordinated Note Interest Payment Date, the Senior Leverage Ratio measured as of the last day of the Reported Month would be less than 1.25:1.0.] OR [The Pending Subordinated Note Interest Payment Date occurs on or before the fourth anniversary of the Closing Date, and interest on the Holdings Subordinated Notes has not been deferred on each of the three immediately preceding Subordinated Note Interest Payment Dates or cumulatively on any six preceding Subordinated Note Interest Payment Dates.] OR [Deferred Subordinated Note Interest paid on the Pending Subordinated Note Interest Payment Date will be funded solely from funds in the Dividend/CapEx Funding Account or, to the extent permitted by Section 2.22, the CapEx Funding Account, and from no other source;]6 AND

     (d) The Available Cash Deferred Interest is less than or equal to the excess of (i) Available Cash for the Reported Month over (ii) the aggregate amount of interest on the Holdings Subordinated Notes and interest on Deferred Subordinated Note Interest to be paid on the Pending Subordinated Note Interest Payment Date.7

          14. The Distributable Cash as of the last day of the Reported Month is $___ Section G of Exhibit B sets forth a true and correct calculation of Distributable Cash for the Reported Month.

          15. The Dividend Shortfall Amount as of the last day of the Reported Month is $___. Section H of Exhibit B sets forth a true and correct calculation of the Dividend Shortfall Amount for the Reported Month. If a Dividend Shortfall Amount exists, Section H of Exhibit B sets forth a true and correct calculation of the Excess Dividend Amount and the calculations required to show compliance with the conditions set forth in the proviso in the definition of “Dividend Payment Amount” if any Unrestricted Cash on Hand or Available Revolving Loan Advance will be used to pay Dividends as a result of such Dividend Shortfall Amount.

[5]	Select one of the two options for each Monthly Report.

[6]	Select one of the two options for each Monthly Report.

[7]	Replace with “Reserved” if Deferred Subordinated Note Interest will only be repaid from funds in the Dividend/CapEx Funding Account or the CapEx Funding Account.

General Electric Capital Corporation,
  as Administrative Agent

          16. The Dividend Payment Amount as of the last day of the Reported Month is $___. Section I of Exhibit B sets forth a true and correct calculation of Dividend Payment Amount for the Reported Month.

          17. As of the date hereof, the balance in the Cash Collateral Amount is at least $___and the Cash Collateral Minimum Balance is $___.

          18. Holdings elects to pay Dividends on its Capital Stock on the Dividend Payment Date immediately following delivery of this Monthly Report (the “Pending Dividend Payment Date”) in an amount equal to the Dividend Payment Amount. The Borrowers will make Distributions to Holdings consisting of Dividends or payments on the Borrower Intercompany Indebtedness in an aggregate amount equal thereto, of which (A) $___will be withdrawn by the Borrowers from the Dividend/CapEx Funding Account, or to the extent permitted by Section 2.22 of the Credit Agreement, the CapEx Funding Account (the “Funding Account Dividends”), (B) $___will be applied will be applied from Distributable Cash for the Reported Month, and (C) if a Dividend Shortfall exists, to the extent permitted under the proviso in the definition of “Dividend Payment Amount” $___of Unrestricted Cash on Hand and $___of Available Revolving Loan Advance may be used to pay such Dividends (the “Distributable Cash Dividends”).

[If no Dividends will be paid by Holdings on the Pending Dividend Payment Date, then Section 18 is to be replaced in its entirety with the following: “No Distributions will be made by Holdings with respect to its Capital Stock on the Pending Dividend Payment Date.” and Section 19 is to be replaced in its entirety with “Reserved”.]

          19. The payment of dividends by Holdings with respect to its Capital Stock contemplated in Section 18 above is permitted under Section 6.16(e) of the Credit Agreement. Each Borrower and Holdings represents and warrants that the following statements are true and correct as of the last day of the Reported Month and on the date that this Monthly Report is delivered, and form the basis on which the certification in the immediately preceding sentence is given.

     (a) This Monthly Report has been timely delivered, and each of the Interest Coverage Ratio, Total Leverage Ratio and Senior Leverage Ratio as of the last day of the Reported Month reported in Sections 5 through 7 above meets the requirements set forth in Section 6.19;

(b)	No Event of Default has occurred and is continuing;

(c)	No Interest Deferral Period is in effect pursuant to Section 6.18;

(d)	No Deferred Subordinated Note Interest is outstanding;

(e)	No Dividend Suspension Period is in effect pursuant to Section 6.19; AND

General Electric Capital Corporation,
  as Administrative Agent

(f)	Funds in the Cash Collateral Account are at least equal to the Cash Collateral Minimum Balance.

          20. Exhibit C describes the amount, date and source of funds for each addition to, and the amount, date, and use of funds for each withdrawal from, the Dividend/CapEx Funding Account, the Cash Collateral Account and the CapEx Funding Account, if any, during such Reported Month.

          21. Consolidated Service Contract Capital Expenditures, Asset Sale Proceeds, Debt Offering Proceeds, Equity Offering Proceeds, Insurance Proceeds and Unamortized Contract Value Proceeds for the Reported Month and Annual Fiscal Period-to-date are:

	Reported Month	Year-to-Date
Consolidated Service Contract CapEx[8]	$	$

Asset Sale Proceeds	$	$

Debt Offering Proceeds	$	$

Equity Offering Proceeds	$	$

Unamortized Contract Value Proceeds

          22. The return of capital (through the repayment of Indebtedness or otherwise) on Non-Guarantor Expenditures during the Reported Month is $___, the amount of Non-Guarantor Expenditures made during the Reported Month is $___and the aggregate outstanding amount of all Non-Guarantor Expenditures as of the last day of the Reported Month, including all Non-Guarantor Expenditures made prior to the Reported Month and not repaid or returned, is $___.

          23. As of the date hereof, no Default or Event of Default exists.9

          24. The representations and warranties set forth in the Loan Documents are true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date).

          25. As of the date hereof, no default or event of default exists under the Subordinated Note Documents10 and, if any Existing Subordinated Notes are outstanding, as of the date hereof, no default or event of default exists under the Existing Subordinated Notes.11

[8]	Attach as Exhibit D a detailed listing of type and amount of all capital expenditures for the Reported Month and Annual Fiscal Period.

[9]	If a Default or Event of Default has occurred, the undersigned must include a statement attached to this Certificate specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

General Electric Capital Corporation,
  as Administrative Agent

          26. (a) As of the date hereof, the estimated total Capital Expenditures to be made or incurred by the Loan Parties after the Closing Date with respect to all Service Contracts (or any extension or renewal thereof) that contains any restrictions on the granting of Liens on equipment owned by any Loan Party and that constitute New Client Service Contracts is $___.

               (b) As of the date hereof, the actual total amount of Capital Expenditures actually made or incurred by the Loan Parties since the Closing Date with respect to all Service Contracts (or any extension or renewal thereof) that contains any restrictions on the granting of Liens on equipment owned by any Loan Party and that constitute New Client Service Contracts is $___.

               (c) As of the date hereof, the estimated total Permitted Non-Wholly-Owned Entity Capital Expenditures to be made or incurred by the Loan Parties after the Closing Date with respect to any joint venture agreement or joint venture arrangement (or any extension or renewal thereof) entered into by any Non-Wholly-Owned Entities that contains any restrictions on the granting of Liens on equipment owned by any Loan Party purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures, is $___.

               (d) As of the date hereof, the actual total amount of Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Closing Date with respect to any joint venture agreement or joint venture arrangement (or any extension or renewal thereof) entered into by any Non-Wholly-Owned Entities that contains any restrictions on the granting of Liens on equipment owned by any Loan Party purchased or acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures, is $___.

[10]	If a Default or Event of Default has occurred under the Subordinated Note Documents, the undersigned must include a statement attached to this Certificate specifying the nature and extent thereof and any corrective action proposed to be taken with respect thereto.

[11]	If a Default or Event of Default has occurred under the Existing Subordinated Note Documents, the undersigned must include a statement attached to this Certificate specifying the nature and extent thereof and any corrective action proposed to be taken with respect thereto.

General Electric Capital Corporation,
  as Administrative Agent

Dated this ___day of                                         ,                     .

Name:
Title:
(Officer of Borrower)

Name:
Title:
(Officer of Borrower)

Name:
Title:
(Officer of Borrower)

EXHIBIT A

[attach monthly consolidated cash flow statement and balance sheet]

Ex. A - 1

EXHIBIT B

ALL TERMS USED HEREIN SHALL HAVE THE MEANING
ASCRIBED TO SUCH TERMS IN THE CREDIT AGREEMENT

A.	EBITDA

The sum of the following for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month:

	a.	Consolidated net income (or loss)

	b.	Interest Expense

	c.	Depreciation

	d.	Amortization

	e.	Closing Costs in an amount not to exceed $8,000,000

	f.	Tax Provisions

EBITDA (the sum of Items (a) through (f)):

B.	ADJUSTED EBITDA

The sum of the following for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month:

	a.	EBITDA

	b.	Non-Cash Items

Adjusted EBITDA (the sum of Items (a) and (b)):

C.	INTEREST COVERAGE RATIO

1.	Adjusted EBITDA for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month (from Section B above):

2.	Cash Interest Expense for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month, calculated and adjusted as follows:[12]

	a.	All cash interest payments made in respect of all Indebtedness, including, without limitation, cash

[12] For any date of determination prior to the first anniversary of the Closing Date, Cash Interest Expense shall be measured for the period commencing on the Closing Date and ending on the date of determination, divided by the number of days in such period and multiplied by 365.

Ex. B - 1

payments in respect of Deferred Subordinated Note Interest and interest thereon:

	b.	Any interest income (after giving effect to any interest rate hedges):

	c.	Deferred Subordinated Note Interest that has accrued on or prior to the date of determination and not been paid in cash:

Difference (Item (a), less the sum of Items (b) and (c)):

3.	Ratio of Item 1 to Item 2.

4.	Interest Coverage Ratio Test:

	(a)	For purposes of Section 6.10, the Interest Coverage Ratio shall be not less than:

		As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter and including the Annual Fiscal Period 2007:	1.80:1.00

		Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter:	1.75:1.00

	(b)	For purposes of Section 6.18, the Interest Coverage Ratio shall be not less than 1.90:1.00.

	(c)	For purposes of Section 6.19, the Interest Coverage Ratio shall be not less than:

		As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereafter and including the Annual Fiscal Period 2006:	2.05:1.00

		Monthly Fiscal Periods ending in Annual Fiscal Period 2007 and thereafter:	2.00:1.00

5.	Default Indicated in Item 4(a) above?

6.	Interest Deferral Period Indicated in Item 4(b) above?

7.	Dividend Suspension Period indicated in Item 4(c) above?

D.	TOTAL LEVERAGE RATIO

1.	Net Debt, as of the date of determination:

Ex. B - 2

	a.	Funded Indebtedness of Holdings and its Subsidiaries (Note: Use weighted average principal balance of Revolving Credit Exposure outstanding during the immediately preceding twelve Monthly Fiscal Periods):[13]

	b.	The principal amount of the outstanding Term Loan:

	c.	All other Indebtedness of Holdings and its Subsidiaries (including, without limitation, the outstanding principal amount of Holdings Subordinated Notes and Deferred Subordinated Note Interest):

	d.	The amount of cash of Holdings and its Subsidiaries on the balance sheet on such date in excess of $7,500,000 to the extent such excess cash consists of immediately available, unrestricted funds in deposit accounts and at all times subject to Control Agreements (in form and substance reasonably satisfactory to the Administrative Agent) or in deposit account swept on a daily basis to the Concentration Account, excluding for all purposes of this clause (d) all cash in the Cash Collateral Account and all cash held for the benefit of third parties pursuant to Service Contracts (whether or not such cash is held in deposit accounts in the name of Holdings or any of its Subsidiaries):

Net Debt (Item (a), plus Item (b), plus Item (c) minus Item (d)):

2.	Adjusted EBITDA for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month (from Section B above):

3.	Ratio of Item 1 to Item 2:

4.	Total Leverage Ratio Test:

	(a)	For purposes of Section 6.11, the Total Leverage Ratio shall be less than

[13] For any date of determination prior to the first anniversary of the Closing Date, Revolving Credit Exposure outstanding shall be deemed to be an amount equal to the amount set forth on Schedule 1.1(c).

Ex. B - 3

or equal to 5.25:1.00.

	(b)	For purposes of Section 6.18, the Total Leverage Ratio shall be less than or equal to 4.95:1.00.

	(c)	For purposes of Section 6.19, the Total Leverage Ratio shall be less than or equal to: 4.65:1.00.

5.	Default Indicated in Item 4(a) above?

6.	Interest Deferral Period Indicated in Item 4(b) above?

7.	Dividend Suspension Period indicated in Item 4(c) above?

E.	SENIOR LEVERAGE RATIO

1.	Net Senior Debt, as of the date of determination:

	a.	All Indebtedness of Holdings and its Subsidiaries (Note: Use weighted average principal balance of Revolving Credit Exposure outstanding during the immediately preceding twelve Monthly Fiscal Periods):[14]

	b.	the principal amount of the outstanding Term Loan:

	c.	Outstanding principal amount of Holdings Subordinated Notes and Deferred Subordinated Note Interest:

	d.	Any early termination payments that would be owing if all outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedge agreements were terminated as of the date of determination:

	e.	The amount of cash of Holdings and its Subsidiaries on the balance sheet on such date in excess of $7,500,000 to the extent such excess cash consists of immediately available, unrestricted funds in deposit accounts and at all times subject to Control Agreements (in form and substance reasonably satisfactory to the Administrative Agent) or in deposit account swept on a daily basis to the Concentration Account,

[14] For any date of determination prior to the first anniversary of the Closing Date, Revolving Credit Exposure outstanding shall be equal to the amount set forth on Schedule 1.1(d).

Ex. B - 4

excluding for all purposes of this clause (e) all cash in the Cash Collateral Account and the Existing Subordinated Notes Cash Collateral Account:

	f.	Obligations of Holdings or any of its Subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any Service Contract or any reasonable and customary indemnification obligation incurred by Holdings or its Subsidiaries:

Net Senior Debt (Sum of Items (a) plus (b), minus the sum of Items (c) through (f)):

2.	Adjusted EBITDA for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month (from Section B above):

3.	Ratio of Item 1 to Item 2: 4. Senior Leverage Ratio Test:

	(a)	For purposes of Section 6.12, the Senior Leverage Ratio shall be less than or equal to:

		Fiscal Month	Ratio

		As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereof through and in the Annual Fiscal Period 2007:	2.50:1.00

		Fiscal Month Ratio Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter:	2.40:1.00

	(b)	For purposes of Section 6.18, the Senior Leverage Ratio shall be less than or equal to:

		Fiscal Month	Ratio

		As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereof through and in the Annual Fiscal Period 2007:	2.40:1.00

		Fiscal Month Ratio Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter:	2.30:1.00

Ex. B - 5

	(c)	For purposes of Section 6.19, the Senior Leverage Ratio shall be less than or equal to:

		Fiscal Month	Ratio

		As of the Closing Date and for all Monthly Fiscal Periods ending on March 31, 2005 and thereof through and in the Annual Fiscal Period 2007:	2.25:1.00

		Fiscal Month Ratio Monthly Fiscal Periods ending in Annual Fiscal Period 2008 and thereafter:	2.15:1.00

5.	Default Indicated in Item 4(a) above?

6.	Interest Deferral Period Indicated in Item 4(b) above?

7.	Dividend Suspension Period indicated in Item 4(c) above?

F.	AVAILABLE CASH

The sum of the following for the twelve (12) Monthly Fiscal Periods ending on the last day of the Reported Month:

	a.	Adjusted EBITDA (From Section B above):

	b.	Cash Interest Expense related to Senior Indebtedness:

	c.	Principal payments (if any) required or made with respect to the Senior Indebtedness:

	d.	Capital Expenditures made in cash:

	e.	Tax Provisions paid in cash:

	f.	Holdings Administrative Expenses:

	g.	Capital Expenditures made in cash with Asset Sale Proceeds, proceeds of asset sales described in the first proviso of the definition of “Asset Sale Proceeds”, Insurance Proceeds, funds from the Dividend/CapEx Funding Account and the CapEx Funding Account, the Equity Offering Proceeds from the issuance of IDSs to the extent not required to be applied to prepay the Obligations under Section 2.10 of the Credit Agreement, equity issuance proceeds described in clause (b) of the first parenthetical phrase of the definition of “Equity Offering Proceeds”, and repayments of loans or returns of capital under Service Contracts:

Ex. B - 6

	h.	All tax credits and net-operating-loss carry forwards used during the twelve month period end with such period:

	i.	Twelve Month Available Cash (Item (a), less the sum of Items (b) through (f), plus Item (g) plus Item (h)):

	j.	Available Cash for the Reported Month (Item (i) divided by 12):

G.	DISTRIBUTABLE CASH

The sum of the following for the Reported Month:

	a.	Available Cash:

	b.	Cash Interest Expense with respect to the Holdings Subordinated Notes and Deferred Subordinated Note Interest

	c.	Deferred Subordinated Note Interest to the extent paid in cash from funds withdrawn from the Dividend/CapEx Funding Account and, to the extent permitted in Section 2.22 of the Credit Agreement, the CapEx Funding Account:

Distributable Cash for the Reported Month (Item (a) less Item (b) plus Item (c)):

H.	DIVIDEND SHORTFALL AMOUNT

The difference, if greater than zero, of the following for the Reported Month:

	a.	Projected Distributable Cash (from Schedule 1.1(b) to the Credit Agreement for the Reported Month):

	b.	Distributable Cash:

Dividend Shortfall Amount (Item (a) less Item (b), but no less than zero):

I.	DIVIDEND PAYMENT AMOUNT

The sum of the following for the Reported Month:

	a.	Distributable Cash:

	b.	The lesser of (i) funds withdrawn from the Dividend/CapEx Funding Account or, to the extent permitted by Section 2.22 of the Credit Agreement, the CapEx Funding Account by the Borrower

Ex. B - 7

Representative no more than one Business Day prior to the Dividend Payment Date to distribute as Dividends or (ii) the Dividend Shortfall Amount:

	c.	[If a Dividend Shortfall Amount exists, the Excess Dividend Amount [Fiscal YTD Amount: $__________] (see proviso to definition of “Dividend Payment Amount”)]

	d.	Cash Collateral Shortfall Amount

	e.	Dividend Payment Amount (Item (a) plus Item (b), [plus Item (c)] less Item (d)):

J.	NEGATIVE PLEDGE COVENANT

The sum of the following for the date of determination not to exceed the greater of (x) $20,000,000 and (y) 25% of the sum of the total Capital Expenditures made or incurred by the Loan Parties after the Closing Date for all New Client Service Contracts plus the total Permitted Non-Wholly-Owned Entity Capital Expenditures made or incurred by the Loan Parties after the Closing Date.

	a.	the aggregate net book value of equipment owned by the Loan Parties and acquired with Permitted Non-Wholly-Owned Entity Capital Expenditures as of such date of determination that is subject to a restriction on Liens thereon imposed under any joint venture agreement that a Non-Wholly-Owned Entity is a party to or otherwise imposed by the terms of any joint venture arrangement that any Non-Wholly-Owned Entity is subject to:

	b.	the aggregate net book value of equipment owned by the Loan Parties as of such date of determination that is subject to a restriction on Liens thereon imposed under all New Client Service Contracts that prohibit such equipment from being pledged to the Administrative Agent for the benefit of the Secured Parties (A) located at the venue(s) to which such New Client Service Contracts relate, (B) title to which is held by a Loan Party and (C) which is not subject to a Lien in favor of one or more of the clients parties to such Service Contracts:

	c.	Negative Pledge Amount (Item (a) plus Item (b)):

	d.	Permitted Amount of Negative Pledges under the Credit Agreement:

Ex. B - 8

EXHIBIT C

Additions and Withdrawals from Cash Collateral and Funding Accounts:

1. ADDITIONS TO ACCOUNTS:

Account	Amount of Addition	Date of Addition	Source of Funds

2. WITHDRAWALS FROM ACCOUNTS:

Account	Amount of Withdrawal	Date of Withdrawal	Use of Funds[15]

[15]	Describe Use of Funds in detail.

Ex. C - 1

EXHIBIT D

[attach breakdown of type and amount of type and amount
of all capital expenditures for the Reported Month and Annual Fiscal Period]

Ex. D - 1

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

     This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the] [each] Assignee identified in item [2] [3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee hereunder are several and not joint]. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

     For an agreed consideration, the Assignor hereby irrevocably sells, transfers and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement, the other Loan Documents, the Collateral and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Notes, the Revolving Credit Commitments and Loans and identified below (including, to the extent included in any such Loans, Letters of Credit and Swingline Loans) (the “Assigned Interest”). [Such] [Each] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

     1. Credit Agreement: Credit Agreement among Centerplate, Inc. (“Holdings”), Volume Services America, Inc., Volume Services, Inc., and Service America Corporation (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Book Runner and General Electric Capital Corporation as Administrative Agent and Lender, dated as of April 1, 2005 (as amended, restated, extended, supplemented or otherwise modified from time to time and in effect on the date of this Assignment, the “Credit Agreement”).

     2. Assignor:                                                                                                      .

     3. [Assignee:                                                                                                     .1

     4. [Assigned Interest:]2

[1]	Item 3 should list the Assignee if this Assignment is for a single Assignee. In the case of an assignment to funds managed by the same or related investment managers, the Assignees should be listed in the table under bracketed item 4.

[2]	Insert this chart if this Assignment is being used for assignment to funds managed by the same or related investment managers.

		Aggregate Amount	Amount of	Percentage of
		of Commitment/	Commitment/	Assigned
	Tranche	Loans/Term	Loans/Term	Commitment/
	Assigned	Notes for all Lenders	Notes Assigned	Loans/Term Notes [3]
[Name of Assignee]		$___	$___	$___
[Name of Assignee]		$___	$___	$___

     5. [Assigned Interest:]4

	Aggregate Amount of	Amount of	Percentage Assigned
Tranche	Commitment/Loans/	Commitment/Loans/	of Commitment/
Assigned	Term Notes for all Lenders	Term Notes Assigned	Loans/Term Notes[5]
Revolving Credit Commitment/Revolving Loans	$___	$___	$___
Term Notes	$___	$___	$___

     6. Effective Date:                      ___, 200___[TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

Payment Instructions:	Address for Notices:

Attention:	Attention:

Reference:	Reference:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans/Term Notes of all Lenders thereunder for the respective Tranche.

[4]	Insert this chart if this Assignment is being used by a Lender for an assignment to a single Assignee.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans/Term Notes of all Lenders thereunder.

2

The terms set forth in this Assignment are hereby agreed to by:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE] [6]

By:	By:

Name:	Name:

Title:	Title:

[Consented to and accepted by:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Administrative Agent

By:

Name:

	Title:]	[7]

[Consented to and Accepted by:

VOLUME SERVICES AMERICA, INC.

By:

Name:

Title:	8]

[6]	Add additional signature blocks, as needed, if this Assignment is being used for assignment to funds managed by the same or related investment managers.

[7]	Insert only if required pursuant to Section 8.1(a) of the Credit Agreement.

[8]	Insert only if required pursuant to Section 8.1(a) of the Credit Agreement.

3

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ACCEPTANCE AGREEMENT

     1. Representations and Warranties.

          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and the Assignor has not created any adverse claim upon the interest being assigned, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (iv) this Agreement is a legal, valid and binding agreement of Assignor, enforceable according to its terms, (v) the execution and performance by Assignor of its duties and obligations under this Assignment and the Loan Documents will not require any registration with, notice to or consent or approval by any Governmental Authority, and (vi) this Assignment by Assignor to Assignee complies, in all material respects, with the terms of the Loan Documents; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrowers, Holdings or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, Holdings or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

          1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.4 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (c) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) represents and warrants that it is a U.S. person as defined in Section 7701(a)(30) of the Code or is entitled to receive payments under the Loan Documents free and clear of the withholding of any United States federal income taxes and withholding taxes and that as of the Effective Date it does not require the payment of increased costs under Section 2.11(b) of the Credit Agreement; (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, Assignee or otherwise; (g) represents and warrants that it has delivered, to the Administrative Agent, to the extent required, the forms described in Section 2.17(f) of the Credit Agreement, as the case requires; (h) this Assignment is a legal, valid, and binding agreement of Assignee, enforceable according to its terms; (i) the execution and performance by Assignee of its duties and obligations under this Assignment and the Loan Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority; (j) Assignee is familiar with transactions of the kind and scope reflected in the Loan Documents and in this Assignment; (k) Assignee is entering into this Assignment in the ordinary course of its business, and is acquiring its interest in the Loans and Letter of Credit Obligations for its own account and not with a view to or for sale in connection with any subsequent distribution; provided, however, that at all times the distribution of Assignee’s property shall, subject to the terms of the Credit Agreement, be and remain within its control; (l) no future assignment or participation granted by Assignee pursuant to Section 8.1 of the Credit Agreement will require Assignor, the Administrative Agent, or Borrowers to file any registration statement with the Securities and Exchange Commission or to apply to qualify under the blue sky laws of any state; (m) Assignee has no loans to, written or oral agreements with, or equity or other ownership interest in any Loan Party; [and] (n) Assignee will not enter into any written or oral agreement with, or acquire any equity or other ownership interest in, any Loan Party without the prior written consent of the Administrative Agent; [and (o) represents and warrants that it is a Qualified Assignee].9

     2. Payment. From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

     3. Payment of the Assigned Amount. Assignee will pay to Assignor, in immediately available funds, not later than 12:00 noon (New York time) on the Effective Date, an amount equal to its Applicable Percentage of the Assigned Interest.

     4. Payment of Assignment Fee. [Assignor and/or Assignee] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York time) on the Effective Date, the assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 8.1(a) of the Credit Agreement.

     5. Execution and Delivery of Notes. Following payment of the Assigned Interest and the Assignment Fee, Assignor will deliver to the Administrative Agent the Notes previously delivered to Assignor for redelivery to Borrowers and the Administrative Agent will obtain from Borrowers for delivery to [Assignor and] Assignee, new executed Notes evidencing Assignee’s [and Assignor’s respective] Applicable Percentage[s] in the Loans after giving effect to the assignment described in this Assignment. Each new Note will be issued in the aggregate

[9]	Only to extent applicable.

2

maximum principal amount of the [applicable] Commitment [of the Lender to whom such Note is issued] OR [the Assignee].

     6. Limitations of Liability. Neither Assignor (except as provided in this Assignment) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Loan Documents or any other document or instrument furnished pursuant thereto or the Loans, Letter of Credit Obligations or other Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Collateral, (d) the perfection or priority of any Lien upon the Collateral, or (e) the financial condition of any Loan Party or other obligor or the performance or observance by any Loan Party of its obligations under any of the Loan Documents. Neither Assignor nor Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee which has been provided to Assignor or the Administrative Agent by any Loan Party. Nothing in this Assignment or in the Loan Documents shall impose upon the Assignor or the Administrative Agent any fiduciary relationship in respect of the Assignee.

     7. Failure To Enforce. No failure or delay on the part of the Administrative Agent or Assignor in the exercise of any power, right, or privilege hereunder or under any Loan Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Assignment are cumulative with, and not exclusive of, any rights or remedies otherwise available.

     8. Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.

     9. Amendments And Waivers. No amendment, modification, termination, or waiver of any provision of this Assignment will be effective without the written concurrence of Assignor, Agent and Assignee.

     10. Severability. Whenever possible, each provision of this Assignment will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Assignment is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Assignment. In addition, in the event any provision of or obligation under this Assignment is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.

3

     11. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the patties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

4

EXHIBIT C

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

     THIS INTERCOMPANY SUBORDINATION AGREEMENT is made as of April 1, 2005, by and among GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent (the “Senior Agent”) for the banks and other financial institutions (the “Senior Lenders”) from time to time party to the Credit Agreement (as hereinafter defined), CENTERPLATE, INC., a Delaware corporation (the “Subordinated Noteholder”) and VOLUME SERVICES AMERICA, INC., a Delaware corporation, VOLUME SERVICES, INC., a Delaware corporation and SERVICE AMERICA CORPORATION, a Delaware corporation (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”).

WITNESSETH:

     WHEREAS, the Borrowers, the Subordinated Noteholder, the Senior Lenders and the Senior Agent are entering into that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Senior Credit Agreement);

     WHEREAS, in connection with the Transactions, the Subordinated Noteholder has made a loan to the Borrowers in an amount of $132,300,000, which such loan is evidenced by the Borrower Intercompany Note (the “Subordinated Note”);

     WHEREAS, it is a condition under the Senior Credit Agreement that the Subordinated Noteholder execute and deliver this Agreement pursuant to which the Subordinated Noteholder shall, among other things, subordinate the obligations of any Borrower pursuant to the terms of the Subordinated Loan Documents (as hereinafter defined), as more particularly described herein;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

     Section 1.1 Defined Terms. When used herein, the following terms shall have the respective meanings set forth below:

     “Agreement” means this Subordination Agreement as originally in effect on the date hereof, and as hereafter from time to time amended, restated, supplemented or otherwise modified and in effect from time to time.

     “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and the rules promulgated thereunder.

     “Proceeding” means (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Borrower or any of its Subsidiaries or any of their properties or creditors of such, (b) any proceeding for any liquidation, dissolution or other winding-up of any Borrower or any of its Subsidiaries, whether voluntary or involuntary, and whether or not involving insolvency or bankruptcy proceedings, or (c) any assignment for the benefit of creditors or marshaling of assets of any Borrower or any of its Subsidiaries or the appointment of a trustee, receiver, sequestrator, custodian or similar official for any Borrower or any of its Subsidiaries or any of their properties.

     “Senior Loan Documents” means the Senior Credit Agreement, and any document, instrument or agreement that evidences or governs any indebtedness that extends, increases, refinances, renew, replaces or refunds, in whole or in part, Senior Debt or that is incurred pursuant to a credit commitment under a credit facility that extends, increasing refinances, renews, replaces or refunds, in whole or in part, Senior Debt, including, without limitation, successive extensions, increases, refinancings, renewals, replacements and refundings.

     “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of a Proceeding, whether or not such interest constitutes an allowable claim in such Proceeding) on, and all other amounts payable by Holdings or any of its Subsidiaries under or in respect of, any indebtedness incurred under any Senior Loan Document and all other documents, instruments and agreements executed by Holdings and its Subsidiaries in connection with any Senior Loan Document, including, without limitation, all “Fees” (as such term is defined in the Senior Credit Agreement) and indemnities, together with all extensions, increasing refinancings, renewals, replacements and refundings thereof, and all costs and expenses incurred by the Senior Agent, or any holder of Senior Debt in connection with its enforcement of any rights or remedies under any Senior Loan Document or any document executed and delivered in connection therewith, the collection of any Senior Debt or the protection thereof, or the realization of any collateral security for any Senior Debt.

     “Subordinated Debt” means all indebtedness, obligations and liabilities of any Borrower and its Subsidiaries to the Subordinated Noteholder, including, without limitation, the principal of, premium, if any, and interest (including any interest accruing after the commencement of a Proceeding, whether or not such interest constitutes an allowable claim in such Proceeding) on, and all other amounts payable by any Borrower and its Subsidiaries under or in respect of, any indebtedness incurred under the Subordinated Note (including, without limitation, all fees, costs and expenses provided for therein and all amounts for which any Borrower and its Subsidiaries indemnifies the Subordinated Noteholder thereunder).

     “Subordinated Loan Documents” means, collectively, the Subordinated Note and all other documents, instruments and agreements executed by any Borrower or any of its Subsidiaries in connection therewith or with any other Subordinated Debt or otherwise governing, evidencing or securing any Subordinated Debt.

ARTICLE 11. SUBORDINATION OF DEBT

     Section 2.1 Subordination. The Subordinated Debt shall be and hereby is expressly made subordinate to the prior payment in full in cash of all Senior Debt to the extent and in the manner provided in this Agreement. Each of the Borrowers and the Subordinated Noteholder, for themselves and their successors, agree that these subordination provisions are for the benefit of the holders of the Senior Debt. This Article II shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt; and such holders are made obligees hereunder and any one or more of them may enforce the provisions hereof, and all such holders shall be deemed to have relied hereon. The Subordinated Noteholder hereby agrees that prior to the payment in full in cash of all Senior Debt, the Subordinated Debt shall be unsecured and at no time shall the Borrowers grant, nor the Subordinated Noteholder, accept a Lien on any assets of the Borrowers as Collateral for the Subordinated Debt.

     Section 2.2 Payment of Principal Interest or other Amounts. No payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made on account of principal, interest, fees or any other amount of any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, by or for the account of any Borrower or any of its Subsidiaries, at any time during which any Senior Debt shall remain unpaid or any commitment to lend additional Senior Debt shall remain outstanding. Notwithstanding the foregoing, such Borrower may make Distributions and other payments to the Subordinated Noteholder which are expressly permitted under Section 6.16 of the Senior Credit Agreement.

     Section 2.3 Subordination in Event of Insolvency, Etc.

               (a) In the event of any Proceeding: (i) all Senior Debt shall first be paid in full in cash before any payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made by or for the account of any Borrower or any of its Subsidiaries in respect of Subordinated Debt, and (ii) any payment or distribution of assets of any kind which would otherwise (but for this Agreement) be payable or deliverable on account of Subordinated Debt (including, without limitation, any such payment or distribution that is payable or deliverable by or for the account of any Borrower or any of its Subsidiaries on account of Subordinated Debt by virtue or pursuant to the terms of any subordination agreement executed by creditors of any Borrower or any of its Subsidiaries in favor of the Subordinated Noteholder) shall be paid or delivered directly to the Senior Agent for the benefit of the holders of Senior Debt for application to and payment of Senior Debt until all Senior Debt shall have been paid in full in cash.

               (b) So long as any Senior Debt remains outstanding or committed, the Senior Agent is authorized and empowered, in any Proceeding, in its own name or in the names of the Subordinated Noteholder, to (i) file any claim, proof of claim or other instrument of similar character reasonably necessary to enforce the obligations of any Borrower or any of its Subsidiaries in respect of the Subordinated Debt, and (ii) receive and apply to the Senior Debt every payment or distribution referred to in Section 2.3(a) to which such Subordinated Noteholder is entitled in respect thereof and give acceptance therefor. In the event that the Subordinated Noteholder shall fail to take any action requested by the Senior Agent or the Senior Lenders within five (5) Business Days after such request, the Senior Agent may, pursuant to the power of attorney granted pursuant to Section 3.7, take such action on behalf of such Subordinated Noteholder, to (i) demand, sue for, collect and receive any and all such monies or other assets and give acceptance therefor and to file any claim, proof of claim or other instrument of similar character, and (ii) take such other action incidental thereto in its own name or in the name of the Subordinated Noteholder as the Senior Lenders or the Senior Agent may reasonably deem necessary. The Subordinated Noteholder will also (x) execute and deliver such other and further powers of attorney or other instruments as the Senior Agent, the Senior Lenders or any agent or representative designated by them for such purpose, may request in order to accomplish the foregoing, and (y) provide to Senior Agent or the Senior Lenders documents in possession of the Subordinated Noteholder pertaining to the outstanding amount thereof reasonably requested in connection with the filing of any proof of claim therefor.

     Section 2.4 Turnover of Improper Payments. If any payment or distribution, whether direct or indirectly by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be received by the Subordinated Noteholder from any Borrower or any of its Subsidiaries in contravention of any of the terms hereof, such payment or distribution shall be received and held in trust for the benefit of the holders of Senior Debt and shall be promptly paid over and delivered to the Senior Agent for the benefit of the holders of Senior Debt for application to the payment of Senior Debt to the extent necessary to cause all Senior Debt to be paid in full in cash.

     Section 2.5 Enforcement of Subordinated Debt. The Subordinated Noteholder shall not (i) accelerate the maturity of or otherwise declare due and payable any of the Subordinated Debt, (ii) in its capacity as a creditor commence or join with any other creditor in commencing any Proceeding, or (iii) take any other action to collect or enforce any right to receive any payment on account of the Subordinated Debt.

     Section 2.6 Reinstatement. The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt in the event of a Proceeding, all as though such payment had not been made. Without limitation to the foregoing, in the event that any Senior Debt is avoided, disallowed or subordinated pursuant to Section 548 of the Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the Bankruptcy Code, the provisions of this Agreement shall continue to be effective or be reinstated, as the case may be.

     Section 2.7 Instrument Legend. Any and all instruments (and all replacements thereof) evidencing the Subordinated Debt or any part thereof shall be inscribed with a legend conspicuously indicating that the payment thereof is subordinated to the payment of Senior Debt pursuant to the terms of this Agreement.

     Section 2.8 Subordination Non-Impaired. All rights of the holders of Senior Debt and all agreements and obligations of the Subordinated Noteholder hereunder shall remain in full force and effect irrespective of (and the Subordinated Noteholder hereby waives any right to notice of):

               (a) any amendment, modification, waiver or consent of any term or provision set forth in any Senior Loan Document or any other document, instrument or other agreement evidencing or securing any of the Senior Debt;

               (b) any change in the time, manner or place of payment of, or any other term of, all or any portion of the Senior Debt;

               (c) any change, release or non-perfection of any Lien on any collateral securing all or any portion of the Senior Debt, or any amendment or waiver of or consent to the departure from, any guaranty for all or any part of the Senior Debt;

               (d) any act or failure to act on the part of Borrowers or the Subordinated Noteholder or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Borrowers or the Subordinated Noteholders with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged with; or

               (e) any circumstances which might otherwise constitute a defense available to, or a discharge of, any Borrower in respect of any of the Senior Debt, or a defense available to, or a discharge of, Subordinated Noteholder in respect of its obligations under this Agreement.

     Section 2.9 Continuing Subordination. The subordination effected by this Agreement is a continuing subordination, and the Subordinated Noteholder hereby unconditionally waives notice of the incurring of any Senior Debt or any part thereof and reliance by any holder of Senior Debt upon the subordination of Subordinated Debt to Senior Debt. The Subordinated Noteholder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Debt, whether such Senior Debt was created or acquired before or after the incurrence or creation of any Subordinated Debt and whether such holder is now known or hereafter becomes known, and each holder of Senior Debt shall be deemed conclusively to have relied upon such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt and shall be entitled to enforce the provisions of this Agreement directly as if it were a party to this Agreement.

     Section 2.10 Judgments. If at any time hereafter, the Subordinated Noteholder obtains any judgment against any Borrower or any of its Subsidiaries in respect of any Subordinated Debt, such judgment shall be subject to the subordination provisions of this Agreement and the rights of the holders of Senior Debt to the same extent as such rights apply to Subordinated Debt under this Agreement.

     Section 2.11 Prepayments of Subordinated Debt; Amendments and Modifications to Subordinated Loan Documents. Neither any Borrower nor any of its Subsidiaries shall make, and the Subordinated Noteholder shall not accept, any payment or distribution on account of any Subordinated Debt on any date prior to the maturity or due date of the Subordinated Debt except as permitted under Section 2.2 hereof, and any Borrower and the Subordinated Noteholder shall not amend, supplement or otherwise modify any of the Subordinated Loan Documents without the prior written consent of the Senior Agent.

     Section 2.13 Subrogation. Upon payment in full of all Senior Debt and the termination of all commitments to lend additional Senior Debt under any Senior Loan Document, the Subordinated Noteholder shall be immediately subrogated to the rights of the holders of Senior

Debt (to the extent of payments and distributions made by the Subordinated Noteholder to such holders of Senior Debt pursuant to the provisions of this Article 11) to receive payments and distributions on account of Senior Debt until all amounts owing on account of Subordinated Debt shall be paid in full. No payments or distributions on account of Senior Debt which the Subordinated Noteholder shall receive by reason of this subrogation, as between any Borrower or any of its Subsidiaries, any of their respective creditors other than the holders of Senior Debt and the Subordinated Noteholder, shall be deemed to be a payment on account of any Subordinated Debt and, for purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which the Subordinated Noteholder would be entitled except for the provisions of this Agreement, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Debt by the Subordinated Noteholder, as between any Borrower or any of its Subsidiaries, and any of their respective creditors other than the holders of Senior Debt and the Subordinated Noteholder, shall be deemed to be a payment on account of any Senior Debt, it being understood that the provisions of this Agreement are intended solely for the purpose of defining the relative rights of the Subordinated Noteholder, on the one hand, and the holders of Senior Debt, on the other hand.

     Section 2.14 Representations. The Subordinated Noteholder represents and warrants to the Senior Agent and Senior Lenders that:

               (a) the Subordinated Noteholder is the exclusive legal and beneficial owner of all of the Subordinated Debt;

               (b) after giving effect to this Agreement, the Subordinated Debt of Subordinated Noteholder is not subject to any Lien or, financing statement (other than Liens and financing statements in favor of the Administrative Agent for the benefit of the Senior Lenders), or subordination, assignment or other claim except for the subordination of Subordinated Debt owing by Volume Services America, Inc., Volume Services, Inc., and Service America Corporation to Subordinated Noteholder pursuant to the following contracts: (i) Concessions Commissions Guaranty dated as of July 15, 1996 executed by Volume Services America Holdings, Inc., formerly known as VSI Acquisition II Corporation, in favor of the Greenville Memorial Auditorium District; and (ii) Operating Guaranty Agreement dated as of July 15, 1996 executed by Volume Services America, Inc., formerly known as VSI Acquisition II Corporation, in favor of the Greenville Memorial Auditorium District;

               (c) true, correct and complete copies of all Subordinated Loan Documents in effect as of the date hereof have been furnished to the Senior Lenders; and

               (d) the execution, delivery and performance of this Agreement do not contravene any provision of any mortgage, indenture, contract or other agreement binding on the Subordinated Noteholder or affecting its properties, which would prohibit, or cause a default under or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement.

     Section 2.15 Further Assurances. Each of the Subordinated Noteholder and the Borrower agree that they shall promptly execute such further documents and acknowledgments as the Senior Agent may reasonably require to confirm or evidence their respective obligations and the Senior Agent’s and Senior Lenders’ rights under this Agreement.

ARTICLE III. MISCELLANEOUS

     Section 3.1 Successors and Assigns; Third Parties. All covenants and agreements in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of their respective successors and assigns, subject to the provisions of Section 3.5.

     Section 3.2 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF SAID STATE.

     Section 3.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     Section 3.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Senior Agent at the direction and on behalf of the Required Lenders at all times prior to payment in full in cash of all Senior Debt and the termination of all commitments to lend additional Senior Debt under any Senior Loan Document, the Subordinated Noteholder and the Borrowers.

     Section 3.5 Transfers. Subordinated Noteholder shall not sell, assign or otherwise transfer, in whole or in part, any Subordinated Debt or any interest therein, to any Person without the prior written consent of the Senior Lenders. Subordinated Noteholder shall not pledge or grant a Lien in all or any part of any Subordinated Debt or any interest therein, to any Person without the prior written consent of the Senior Lenders. Any sale, assignment, transfer, pledge or security interest granted or entered into in violation of this Section 3.5 shall be null and void and of no further force and effect.

     Section 3.6 Senior Debt. Subordinated Noteholder acknowledges and agrees that all references to “senior debt”, “senior obligations”, “senior indebtedness” and the like in the Subordinated Loan Documents shall hereafter be deemed to refer to Senior Debt as defined herein.

     Section 3.7 Power of Attorney. Subordinated Noteholder hereby irrevocably appoints the Senior Agent as its attorney-in-fact, with full power of substitution, solely for the purpose of (i) filing proofs of claim in a Proceeding, (ii) voting all claims of the Subordinated Noteholder in a Proceeding, (iii) demanding, suing for, collecting and receiving any and all such monies or other assets and give acceptance therefor and to file any claim, proof of claim or other instrument of similar character, and (iv) taking such other action incidental thereto in its own name or in the name of the Subordinated Noteholder as the Senior Lenders or the Senior Agent may reasonably deem necessary. This power of attorney is coupled with an interest and shall be irrevocable. Subordinated Noteholder acknowledges that the Senior Agent and Senior Lenders are relying on this Section 3.7 in agreeing to enter into the Senior Credit Agreement and extend the credit contemplated thereunder.

     Section 3.8 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desire to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, (a) if to the Borrowers or the Senior Agent, to their respective addresses set forth in the Senior Credit Agreement, (b) if to the Subordinated Noteholder, to its address (or telecopy number) set forth on its respective signature page hereto and (c) if to a Senior Lender, to its address (or telecopy number) set forth in the administrative details form delivered to the Senior Agent by such Senior Lender in connection with the execution of the Senior Credit Agreement or in the Assignment and Acceptance Agreement pursuant to which such Senior Lender shall have become a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 3.8 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 3.8.

     Section 3.9 Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     Section 3.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WANES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.10.

     Section 3.11 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Section 3.10, with its counsel.

     Section 3.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 3.13 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

     Section 3.14 Complete Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be modified, altered or amended except as set forth in Section 3.4.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first above written.

SUBORDINATED NOTEHOLDER:

CENTERPLATE, INC.

By:

Name: Kenneth R. Frick
Title: Chief Financial Officer

Address/Telecopier No. for Notices:

201 East Broad Street Spartanburg, SC 29306

Attn: Chief Financial Officer Telecopier No.: 864.598.8695

INTERCOMPANY SUBORDINATION AGREEMENT
SIGNATURE PAGE
1944569

BORROWER:

VOLUME SERVICES AMERICA, INC.

By:

Name: Kenneth R. Frick Title: Chief Financial Officer

VOLUME SERVICES, INC.

By:

Name: Kenneth R. Frick Title: Chief Financial Officer

SERVICES AMERICA CORPORATION

By:

Name: Kenneth R. Frick Title: Chief Financial Officer

INTERCOMPANY SUBORDINATION AGREEMENT
SIGNATURE PAGE
1944569

SENIOR AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION
By:

Name:
Title:

INTERCOMPANY SUBORDINATION AGREEMENT
SIGNATURE PAGE
1944569

EXHIBIT D

FORM OF BORROWING REQUEST

(Revolving Credit Borrowing)

[Date]

General Electric Capital Corporation,
     as Administrative Agent under the
     Credit Agreement referred to below
401 Merritt 7, 2nd FL
Norwalk, CT 06856
Attention:

Ladies and Gentlemen:

     The undersigned, as the Borrower Representative, refers to the Credit Agreement, dated as of April 1, 2005 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), among the Borrowers, Centerplate, Inc., the financial institutions from time to time party thereto (the “Lenders”), GECC Capital Markets Group, Inc., as Lead Arranger and Book Runner and General Electric Capital Corporation, as Administrative Agent (in such capacity, the “Administrative Agent”), and Lender, and hereby gives you irrevocable notice pursuant to Section 2.2(h) of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Borrowing”) as required by Section 2.2(h) of the Credit Agreement:

     1. The aggregate principal amount of the Loans to be incurred pursuant to such Proposed Borrowing is $___.

     2. The Business Day of the Proposed Borrowing is [___].1

     3. The Loans to be incurred pursuant to the Proposed Borrowing shall be [ABR Loans] [Eurodollar Loans].

     4. [The initial Interest Period for the Proposed Borrowing is [one] [two] [three] [six] month[s].]2

[1]	This Borrowing Request is required to be provided to the Administrative Agent prior to 12:00 P.M. New York City time, at least one Business Day prior to each incurrence of ABR Loans and at least three Business Days prior to each incurrence of Eurodollar Loans.

[2]	To be included only for a Proposed Borrowing of Eurodollar Loans.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

     1. There exists no Default or Event of Default;

     2. All representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof and will be true on the date of the Proposed Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

Very truly yours,

VOLUME SERVICES AMERICA, INC.

By:

Name: Title:

Notice of Revolving Credit Loan Signature Page
1944572

EXHIBIT E

FORM OF HOLDINGS GUARANTEE AGREEMENT

     THIS HOLDINGS GUARANTEE AGREEMENT (this “Guarantee”) dated as of April 1, 2005, made by CENTERPLATE, INC., a Delaware corporation (the “Guarantor”), in favor of GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined below). Certain capitalized terms as used herein are defined in Section 20 hereof, and all other capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement.

WITNESSETH:

     WHEREAS, Volume Services America, Inc., Volume Services, Inc., and Service America Corporation (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), the Guarantor, certain financial institutions from time to time party thereto (the “Lenders”), and GECC as Swingline Lender and Administrative Agent (the Administrative Agent together with the Lenders, collectively, the “Secured Parties”) have entered into that certain Credit Agreement dated as of April 1, 2005 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein;

     WHEREAS, each Borrower is a Subsidiary of the Guarantor;

     WHEREAS, it is a condition precedent to the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement, that the Guarantor shall have executed and delivered to the Administrative Agent for the benefit of the Secured Parties this Guarantee;

     WHEREAS, the Guarantor will obtain direct and indirect benefits from the incurrence of Loans by the Borrowers, the issuance of Term Notes and the issuance of, and participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement, and accordingly, desires to execute this Guarantee in order to satisfy the condition described in the preceding paragraph, and to induce the Lenders to make Loans, to purchase Term Notes and to make extensions of credit to the Borrowers;

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

     1. THE GUARANTEE.

          (a) The Guarantor irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of any Borrower, the Guarantor or the other Loan Parties owing to the Lenders, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents and the due performance and compliance by each Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents all such obligations, liabilities and indebtedness under this clause a being herein collectively called the “Guaranteed Obligations”).

As used herein, the term “Guaranteed Party” shall mean each Borrower, the Guarantor and each Subsidiary of any Borrower party to any Loan Document. The Guarantor understands, agrees and confirms that the Secured Parties may enforce this Guarantee up to the full amount of the Guaranteed Obligations against the Guarantor without proceeding against any Borrower or any other Guaranteed Party, or against any security for the Guaranteed Obligations, or under any other guarantee covering all or a portion of the Guaranteed Obligations,

          (b) Additionally, the Guarantor, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrowers or any other Guaranteed Party upon the occurrence in respect of the Borrowers or any other Guaranteed Party of any of the events specified in Article VII (g) or (h) of the Credit Agreement, and unconditionally, absolutely and irrevocably, promises to pay such Guaranteed Obligations to the Secured Parties or order, on demand. This Guarantee is an absolute, present and continuing guarantee of prompt payment and performance and not of collection.

          (c) The provisions of this Guarantee are for the benefit of the Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Guaranteed Party and Administrative Agent or Lenders, the obligations of any Guaranteed Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by any Secured Party to any Person or Persons, any reference to “ Administrative Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.

     2. LIABILITY OF GUARANTOR ABSOLUTE.

          (a) The liability of the Guarantor hereunder is primary, absolute, unconditional and is exclusive and independent of any security for or other guarantee of the indebtedness of any Borrower or any other Guaranteed Party whether executed by such Borrower or any other Guaranteed Party, and the liability of the Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without

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limitation: (a) any direction as to application of payment by any Borrower or any other Guaranteed Party or by any other party, (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guarantee or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower or any other Guaranteed Party, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guarantee, (f) any payment made to any Secured Party on the Guaranteed Obligations which any Secured Party returns to the Borrowers or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Parties as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

          (b) If Guarantor shall engage in any transaction as a result of which any Borrower is required to make a mandatory prepayment with respect to the Guaranteed Obligations under the terms of the Credit Agreement (including any issuance or sale of Guarantor’s Stock or any sale of its assets), Guarantor shall distribute to, or make a contribution to the capital of, one or more of the Borrowers an amount equal to the mandatory prepayment required under the terms of the Credit Agreement.

     3. OBLIGATIONS OF GUARANTOR INDEPENDENT. The obligations of the Guarantor hereunder are independent of the obligations of any Subsidiary Guarantor or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any Borrower or any other Guaranteed Party and whether or not such Borrower or any other Guaranteed Party be joined in any such action or actions. The Guarantor waives the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Borrower or such other Guaranteed Party shall operate to toll the statute of limitations as to the Guarantor.

     4. WAIVERS BY GUARANTOR.

          (a) The Guarantor hereby waives notice of acceptance of this Guarantee and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities by the Administrative Agent or any other Secured Party against, and any other notice to, any party liable thereon (including the Guarantor, any Borrower or any other Guaranteed Party) and the Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Party upon this Guarantee, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guarantee.

          (b) The Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Secured Parties to: (i) proceed against any Borrower, any other Guaranteed Party, or any other party; (ii) proceed against or exhaust any security held

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from any Borrower, any other Guaranteed Party or any other party; or (iii) pursue any other remedy available to the Secured Parties. The Guarantor waives any defense based on or arising out of any defense of any Borrower, any other Guaranteed Party or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Borrower, any other Guaranteed Party, or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guaranteed Party other than payment in full of the Guaranteed Obligations in cash. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or shall, at the direction of the Required Lenders, foreclose on any collateral serving as security held by the Administrative Agent or the other Secured Parties by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Parties may have against any Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. The Guarantor waives any defense arising out of any such election by the Secured Parties, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of the Guarantor against any Borrower, any other Guaranteed Party or any other party or any security.

          (c) The Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new or additional indebtedness. The Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of any Borrower’s and each other Guaranteed Party’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and has adequate means to obtain from any Borrower and each other Guaranteed Party on an ongoing basis information relating thereto and such Borrower’s and each other Guaranteed Party’s ability to pay and perform its respective Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guarantee is in effect. The Guarantor acknowledges and agrees that (i) the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Borrower or any other Guaranteed Party for the benefit of the Guarantor nor to advise the Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of any Borrower or any other Guaranteed Party that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to the Guarantor, or might (or does) increase the risk of the Guarantor as guarantor hereunder, or might (or would) affect the willingness of the Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder, and (ii) the Secured Parties shall have no duty to advise the Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

          (d) The Guarantor hereby acknowledges and agrees that no Secured Party nor any other Person shall be under any obligation (i) to marshal any assets in favor of the Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Loan Documents

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or the obligation of the Guarantor hereunder or (ii) to pursue any other remedy that the Guarantor may or may not be able to pursue itself any right to which the Guarantor hereby waives.

          (e) The Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

          (f) The Guarantor hereby acknowledges and agrees (i) that the waivers set forth herein are intended to benefit the Secured Parties and shall not limit or otherwise effect Guarantor’s liability hereunder or the enforceability of this Guarantee, and (ii) that the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 4 and their rights under this Section 4 shall survive payment in full of the Guaranteed Obligations.

     5. RIGHTS OF SECURED PARTIES. The Secured Parties may at any time and from time to time without the consent of, or notice to, the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations or liabilities of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

          (a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guarantee herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed Obligations and, upon the occurrence and continuation of an Event of Default, sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against any Borrower, any other Guaranteed Party or any other party or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, the Guarantor, other guarantors, the Borrowers, any other Guaranteed Party or other obligors;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower or any other Guaranteed Party to creditors of such Borrower or such other Guaranteed Party other than the Secured Parties;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower or any other Guaranteed Party to the Secured Parties under the

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Loan Documents regardless of which such liabilities of such Borrower or such other Guaranteed Party remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements;

          (h) act or fail to act in any manner which may deprive the Guarantor of its right to subrogation against any Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guarantee; and/or

          (i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantor from its liabilities under this Guarantee (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of the Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Loan Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guarantee, and this Guarantee shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

     6. CONTINUING GUARANTEE; REINSTATEMENT.

          (a) This Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Party would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Party to inquire into the capacity or powers of the Borrowers or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          (b) This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other

6

Secured Party, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any other Guaranteed Party, or otherwise, all as though such payment had not been made. The Guarantor further agrees that, without limiting the generality of this Guarantee, if an Event of Default shall have occurred and be continuing and the Secured Parties are prevented by applicable law, including, without limitation, the imposition of an injunction under Section 105 of the Bankruptcy Code or similar provisions of any United States or foreign law for the relief of debtors, from exercising their remedies under the Loan Documents, the Secured Parties shall be entitled to receive hereunder from the Guarantor, upon demand therefor, the sums which would have otherwise been due from the Borrowers had such remedies been exercised.

     7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTOR. Any indebtedness of any Borrower or any other Guaranteed Party now or hereafter held by the Guarantor is hereby subordinated to the indebtedness of such Borrower or such other Guaranteed Party to the Secured Parties, and such indebtedness of such Borrower or such other Guaranteed Party to the Guarantor, if the Administrative Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by the Guarantor as trustee for the Secured Parties and be paid over to the Secured Parties on account of the indebtedness of such Borrower or such other Guaranteed Party to the Secured Parties, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guarantee. Prior to the transfer by the Guarantor of any note or negotiable instrument evidencing any indebtedness of any Borrower or any other Guaranteed Party to the Guarantor, the Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Guarantor hereby agrees with the Secured Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents or, if the Loan Documents do not provide for the application of such amount, to be held by the Secured Patties as collateral security for any Guaranteed Obligations thereafter existing.

     8. GUARANTEE ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guarantee, the Secured Parties agree (by their acceptance of the benefits of this Guarantee) that this Guarantee may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce this Guarantee or to realize upon the security to be granted by the Security Documents. The Secured Parties further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of the Guarantor (except to the extent such director, officer, employee, partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of the Secured Parties and that, if the Required Lenders so agree (without

7

requiring the consent of the Guarantor), this Guarantee may be directly enforced by any Secured Party.

     9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTOR. In order to induce the Lenders to make Loans to the Borrowers, and issue Letters of Credit for the accounts of the Borrowers pursuant to the Credit Agreement, the Guarantor represents, warrants and covenants that:

          (a) Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its charter and by-laws; and (vi) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) The execution, delivery and performance of this Guarantee and all other Loan Documents and all instruments and documents to be delivered by Guarantor hereunder and under the Credit Agreement are within Guarantor’s corporate power, have been duly authorized by all necessary or proper corporate action, including the consent of stockholders where required, are not in contravention of any provision of Guarantor’s charter or by-laws, do not violate any law or regulation, or any order or decree of any Governmental Authority, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of Guarantor, other than those in favor of Administrative Agent, for itself and the benefit of Lenders, and the same do not require the consent or approval of any Governmental Authority or any other Person except those referred to in Section 3.4 of the Credit Agreement, all of which have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, this Guarantee and each of the Loan Documents to which Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of Guarantor, and each shall then constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in equity or at law).

          (c) the Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to a senior officer of the Guarantor and such officer is familiar with the contents thereof; and

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     (d) the Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Loan Documents to which it is a party.

     10. EXPENSES. The Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Secured Party in connection with the enforcement of this Guarantee and the protection of the Secured Parties’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable out-of-pocket fees and disbursements of counsel employed by the Administrative Agent and each Secured Party).

     11. BENEFIT AND BINDING EFFECT. This Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Secured Parties and their successors and assigns.

     12. AMENDMENTS; WAIVERS. Neither Administrative Agent nor any Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Administrative Agent and then only to the extent therein set forth. A waiver by Administrative Agent, for itself and the ratable benefit of Lenders, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Administrative Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guarantee may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Administrative Agent and Guarantors.

     13. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized, at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of the Guarantor to such Secured Party under this Guarantee, irrespective of whether or not such Secured Party shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

     14. NOTICE. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy, or courier service and all such notices and communications shall, when mailed,

9

telecopied, or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Administrative Agent, any Secured Party or the Guarantor shall not be effective until received by the Administrative Agent, any Secured Party or the Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of the Administrative Agent or any Secured Party, as provided in the Credit Agreement, and (ii) in the case of the Guarantor, at its address set forth opposite its signature page below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

     15. CONTINUING LIABILITY OF GUARANTOR.

          (a) If any claim is ever made upon the Administrative Agent or any Secured Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property or (ii) any settlement or compromise of any such claim effected by such Secured Party with any such claimant (including, without limitation, the Borrowers or any other Guaranteed Party) then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or any other instrument evidencing any liability of the Borrowers or any other Guaranteed Party and the Guarantor shall be and remain liable to the aforesaid Secured Parties hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such Secured Party.

          (b) This Guarantee is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the Guaranteed Obligations, Administrative Agent shall deliver to Guarantors such documents as Guarantors may reasonably request to evidence such termination.

     16. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT MAY REQUIRE APPLICATIONS OF LAWS OF THE OTHER STATE.

          (b) Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and

10

may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Guarantee or the Loan Documents against Guarantor or its properties in the courts of any jurisdiction.

          (c) Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or the other Loan Documents in any New York State or federal court. Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Guarantor irrevocably consents to service of process in the manner provided for notices in Section 14 hereof and as provided for in the Credit Agreement. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

          (e) GUARANTOR WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

     17. COUNTERPARTS, SEVERABILITY. This Guarantee may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when it shall have been executed by each party hereto and when the Administrative Agent shall have received copies hereof. In the event any one or more of the provisions contained in this Guarantee should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     18. PAYMENTS.

          (a) All payments made by the Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under the terms of the Credit Agreement.

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          (b) All payments required to be made by each Guarantor hereunder shall be made to Administrative Agent and Lenders free and clear of, and without deduction for, any and all present and future Taxes as provided in and subject to Section 2.17 of the Credit Agreement.

     19. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

     20. ENTIRE AGREEMENT. This Guarantee, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

     21. SECURITY. To secure payment of Guarantor’s obligations under this Guarantee, concurrently with the execution of this Guarantee, Guarantor [has entered into a Security Agreement pursuant to which Guarantor has granted to Administrative Agent for the benefit of Secured Parties a security interest in substantially all of its personal property] [has entered into a Pledge Agreement pursuant to which Guarantor has pledged all of the Stock of each of its Subsidiaries to Administrative Agent for the benefit of Secured Parties].]

     22. CREDIT AGREEMENT. Guarantor agrees to perform, comply with and be bound by the covenants contained in Articles V and VI of the Credit Agreement (which provisions are incorporated herein by reference).

     23. DEFINITIONS AND INTERPRETIVE PROVISIONS.

          (a) Defined Terms. In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Guarantee and shall have the meanings set forth below:

               “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

               “Borrower” or “Borrowers” shall have the meanings set forth in the recitals hereto.

               “Administrative Agent” shall have the meaning set forth in the preamble hereto.

               “Credit Agreement” shall have the meaning set forth in the recitals hereto.

               “Guarantor” shall have the meaning set forth in the preamble hereto.

               “Guarantee” shall have the meaning set forth in the preamble hereto.

               “Secured Parties” shall have the meaning set forth in the recitals hereto.

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          (b) References to Agreements and Laws. Unless otherwise expressly provided herein, (i) references to agreements (including Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

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     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

Address:	CENTERPLATE, INC.,
a Delaware corporation
201 East Broad Street
Spartanburg, SC 29306
Attn: Chief Financial Officer
Tel: 864.598.8600	By:

Fax: 864.598.8695	Name: Kenneth R. Frick
Title: Chief Financial Officer

FORM OF HOLDINGS GUARANTEE AGREEMENT
SIGNATURE PAGE

Accepted and Agreed to:

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:

Name:

Title:

FORM OF HOLDINGS GUARANTEE AGREEMENT
SIGNATURE PAGE

EXHIBIT F

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

     THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “Agreement”), dated as of April 1, 2005, is made by each of the grantors signatory hereto (each a “Grantor” and collectively, the “Grantors”), in favor of General Electric Capital Corporation, as Administrative Agent (the “Administrative Agent”) for a syndicate of other financial institutions (the “Lenders”) from time to time party to the that certain Credit Agreement, dated as the date hereof, among VOLUME SERVICES AMERICA, INC., VOLUME SERVICES, INC., and SERVICE AMERICA CORPORATION (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), CENTERPLATE, INC., the Lenders and the Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”).

WITNESSETH:

     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans and other extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein; and

     WHEREAS, in connection with the Credit Agreement, the Grantors have executed and delivered a Security Agreement, dated as of the date hereof, in favor of the Administrative Agent on behalf of the Secured Parties (as amended, supplemented, restated or otherwise modified from time to time, the “Security Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Security Agreement); and

     WHEREAS, pursuant to the Security Agreement, each Grantor has pledged and granted to the Administrative Agent for the benefit of itself and on behalf of the Secured Parties a continuing security interest in all of its Intellectual Property; and

     WHEREAS, it is condition under the Credit Agreement that each Grantor execute and deliver this Agreement in furtherance of each such Grantor’s pledge and grant of a security interest in all of its Intellectual Property;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make loans and other extensions of credit to the Borrowers pursuant to the Credit Agreement, each Grantor agrees, for the benefit of the Administrative Agent and on behalf of the Secured Parties, as follows:

     SECTION 1. Grant of Security Interest. In order to secure the full and punctual payment and performance of the Secured Obligations in accordance with the terms thereof, each Grantor hereby pledges, assigns, hypothecates, sets over and conveys to the Administrative Agent on its behalf and on behalf of the Secured Parties and grants to the Administrative Agent on its behalf and on behalf of the Secured Parties a continuing security interest in and to, all of its rights in and to, the Intellectual Property (including, without limitation, Patents, Trademarks and Copyrights set forth on Schedules A, B and C, respectively, hereto).

     SECTION 2. Purpose. This Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office (with respect to the security interests in Patents and Trademarks) and the United States Copyright Office (with respect to the security interest in Copyrights). The security interests granted hereby have been granted to the Administrative Agent on behalf of the Secured Parties in connection with the Security Agreement and are expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

     SECTION 3. Acknowledgment. Each Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interests in the Intellectual Property granted hereby are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

     SECTION 4. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

     SECTION 5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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2

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers as of the day and year first above written.

Signed, sealed, and delivered on this ______	VOLUME SERVICES AMERICA, INC.,
day of ____________, 2005.	a Delaware corporation

By:

Notary Public	Name: Kenneth R. Frick
Title: Chief Financial Officer
[seal]

Signed, sealed, and delivered on this ______	CENTERPLATE, INC., a Delaware corporation
day of ___, 2005.

By:

Notary Public	Name: Kenneth R. Frick
Title: Chief Financial Officer
[seal]

Signed, sealed, and delivered on this ______ day of ____________, 2005.	SERVICE AMERICA CORPORATION, a Delaware corporation

By:

Notary Public	Name: Kenneth R. Frick
Title: Chief Financial Officer
[seal]
Signed, sealed, and delivered on this ______ day of ____________, 2005.	VOLUME SERVICES, INC., a Delaware corporation

By:

Notary Public	Name: Kenneth R. Frick
Title: Chief Financial Officer
[seal]

Form of Intellectual Property Security Agreement
Signature page

Signed, sealed, and delivered on this ______ day of ____________,2005.	GENERAL ELECTRIC CAPITAL CORPORATION,
As Administrative Agent for the Secured Parties

Notary Public
By:

[seal]	Name:
Title:

Form of Intellectual Property Security Agreement
Signature page

SCHEDULE A

PATENTS

		Patent or	Date of Issuance
Grantor	Patent	Application Number	or Application

SCHEDULE B

TRADEMARKS

		Application or	Date of Issuance
Grantor	Patent	Serial Number	or Application

SCHEDULE C

COPYRIGHTS

		Copyright or	Date of
Grantor	Copyright	Registration Number	Registration

EXHIBIT G

FORM OF PLEDGE AGREEMENT

among

THE PLEDGORS PARTY HERETO
and

GENERAL ELECTRIC CAPITAL CORPORATION, as ADMINISTRATIVE AGENT

Dated as of April 1, 2005

(i)

Table Of Contents (Continued)

(ii)

Table Of Contents (Continued)

Page
ANNEX A	-	SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION
ANNEX B	-	SCHEDULE OF SUBSIDIARIES
ANNEX C	-	SCHEDULE OF STOCK
ANNEX D	-	SCHEDULE OF NOTES
ANNEX E	-	SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS
ANNEX F	-	SCHEDULE OF PARTNERSHIP INTERESTS
ANNEX G	-	SCHEDULE OF CHIEF EXECUTIVE OFFICES
ANNEX H	-	FORM OF AGREEMENT REGARDING UNCERTIFICATED SECURITIES, LIMITED LIABILITY COMPANY INTERESTS AND PARTNERSHIP INTERESTS

(iii)

PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT (this “Agreement”), dated as of April 1, 2005, is made by and among each of the undersigned pledgors (each, a “Pledgor” and together, the “Pledgors”) and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent for the benefit of the Secured Parties (as defined below) (together with any successor Administrative Agent, the “Administrative Agent” or the “Pledgee”). Certain capitalized terms as used herein are defined in Section 1 hereof, and all other capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement (as defined below).

WITNESSETH:

     WHEREAS, Centerplate, Inc. (“Holdings”), VOLUME SERVICES AMERICA, INC., VOLUME SERVICES, INC., and SERVICE AMERICA CORPORATION (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), certain financial institutions from time to time party thereto (the “Lenders”), General Electric Capital Corporation, as Swingline Lender, and the Administrative Agent (the Administrative Agent, together with the Lenders, collectively, the “Secured Parties”) have entered into that certain Credit Agreement dated as of April 1, 2005 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, the purchasing of Term Notes from, and the issuance of, and the participation in, Letters of Credit for the account of the Borrower, all as contemplated therein;

     WHEREAS, pursuant to the Holdings Guarantee Agreement, Holdings has guaranteed to the Administrative Agent for the benefit of the Secured Parties the payment when due of all Secured Obligations;

     WHEREAS, pursuant to the Subsidiary Guarantee Agreement, each Subsidiary Guarantor has jointly and severally guaranteed to the Administrative Agent for the benefit of the Secured Parties the payment when due of all Secured Obligations;

     WHEREAS, it is a condition precedent to the making of Loans to, the purchasing of Term Notes from, and the issuance of, and the participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement, that each Pledgor shall have executed and delivered to the Administrative Agent for the benefit of the Secured Parties this Agreement; and

     WHEREAS, each Pledgor will obtain direct and indirect benefits from the incurrence of Loans by the Borrowers, the issuance of Term Notes and the issuance of, and participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement, and accordingly, each Pledgor desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph, and to induce the Lenders to make Loans, to purchase Term Notes and to make extensions of credit to the Borrowers.

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the

Secured Parties and hereby covenants and agrees with the Pledgee for the benefit of the Secured Parties as follows:

     1. DEFINITIONS AND INTERPRETIVE MATTERS.

          1.1 Definitions. The following capitalized terms used herein shall have the definitions specified below:

     The following capitalized terms used herein shall have the definitions specified below:

               “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement.

               “Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.

               “Agreement” shall have the meaning set forth in the first paragraph hereof.

               “Borrower” shall have the meaning set forth in the recitals hereto.

               “Certificated Security” shall have the meaning given such term in Section 8102(a)(4) of the UCC.

               “Clearing Corporation” shall have the meaning given such term in Section 8102(a)(5) of the UCC.

               “Collateral Accounts” shall mean any and all accounts established and maintained by the Pledgee in the name of any Pledgor to which Pledge Agreement Collateral may be credited.

               “Credit Agreement” shall have the meaning set forth in the recitals hereto.

               “Domestic Corporation” shall have the meaning set forth in the definition of “Stock.”

               “Equity Interest” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

               “Excluded Property” shall be the collective reference to (i) any property to the extent that, and only for so long as, a grant of a security interest in such property is prohibited by any requirements of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document with any Person that is not an Affiliate (including any of the foregoing relating to Liens permitted by Section 6.2(h) and (n) of the Credit Agreement), provided, however that such property shall not be considered “Excluded Property” to the extent that (x) such requirement of law is no longer applicable or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is rendered ineffective under applicable law, including, but not limited to under Section 9-406, 9-407 and 9-408 of the UCC, (y) if such property is Equipment, such prohibition of a grant of a security interest on such Equipment does not constitute either a Permitted Lien Restriction (as such term is defined in the Credit Agreement) or, in the case of any Equipment purchased or acquired with Permitted Non-Wholly-Owned Capital Expenditures, a Permitted JV Lien Restriction, (ii) Voting Equity Interests of any First Tier Foreign Subsidiary that are not required to be pledged under the Pledge Agreement, (iii) the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation — Service Systems Associates), (iv) motor vehicles to the extent that the aggregate book value of all such motor vehicles constituting Excluded Property does not exceed at any time $250,000, and (v) employee payroll accounts, pension accounts, trust accounts and deposit accounts maintained solely for the benefit of third parties under Service Contracts. Notwithstanding anything to the contrary in this Agreement, Excluded Property shall not in any event include (x) any rights to receive payments under the Service Contracts or (y) any Proceeds arising from the sale, transfer, disposition or assignment at any time of any of the Service Contracts.

               “Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.

               “Foreign Corporation” shall have the meaning set forth in the definition of “Stock”.

               “Holdings” shall have the meaning set forth in the recitals hereto.

               “Instrument” shall have the meaning given such term in Section 9-102(a)(47) of the UCC.

               “Investment Property” shall have the meaning given such term in Section 9-102(a)(49) of the UCC.

               “Lenders” shall have the meaning set forth in the recitals hereto.

               “Limited Liability Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including all limited liability company capital and interest in other limited liability companies), at any time owned by any Pledgor or represented by any Limited Liability Company Interest.

               “Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.

               “Location” of any Pledgor shall mean such Pledgor’s “location” as determined pursuant to Section 9-307 of the UCC.

               “Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.

               “Notes” shall mean all promissory notes in favor of, payable to or held by any Pledgor at any time and from time to time.

               “Partnership Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including all partnership capital and interest in other partnerships), at any time owned by any Pledgor and/or represented by any Partnership Interest.

               “Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

               “Pledge Agreement Collateral” shall have the meaning set forth in Section 3.1.

               “Pledged Entity” shall mean the issuer of Pledge Agreement Collateral.

               “Pledged Notes” shall mean all Notes at any time pledged or required to be pledged hereunder.

               “Pledgee” shall have the meaning set forth in the first paragraph hereof.

               “Pledgor” shall have the meaning set forth in the first paragraph hereof.

               “Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC.

               “Registered Organization” shall have the meaning given such term in Section 9-102(a)(70) of the UCC.

               “Secured Obligations” shall have the meaning set forth in Section 2.

               “Securities Account” shall have the meaning given such term in Section 8-501(a) of the UCC.

               “Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

               “Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.

               “Security” and “Securities” shall have the meaning given such term in Section 8-102(a)(15) of the UCC and shall in any event also include all Stock and all Notes.

               “Security Entitlement” shall have the meaning given such term in Section 8-102(a)(17) of the UCC.

               “Secured Parties” shall have the meaning set forth in the recitals hereto.

               “Stock” shall mean (i) with respect to corporations incorporated under the laws of the United States or any State or territory thereof or the District of Columbia (each, a “Domestic Corporation”), all of the issued and outstanding shares of capital stock of any Domestic Corporation at anytime owned by any Pledgor and (ii) with respect to corporations not Domestic Corporations (each, a “Foreign Corporation”), all of the issued and outstanding shares of capital stock of any Foreign Corporation at any time owned by any Pledgor.

               “Termination Date” shall have the meaning set forth in Section 19.

               “Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

               “Uncertificated Security” shall have the meaning given such term in Section 8-102(a)(18) of the UCC.

               “Voting Equity Interests” shall mean, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

          1.2 Interpretive Provisions. In this Agreement:

               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

               (b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

               (i) Article, Section, Exhibit and Schedule references are to such portion of this Agreement.

               (ii) The term “including” is by way of example and not limitation.

               (iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

               (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

               (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

               (e) All covenants contained herein shall be given independent effect so that if a particular action or condition is prohibited by any such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

          1.3 References to Agreements and Laws.

   Unless otherwise expressly provided herein, (a) references to agreements (including Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

     2. SECURITY FOR OBLIGATIONS.

This Agreement is made by each Pledgor for the benefit of the Secured Parties to secure:

          (i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities and guaranties thereof) of Holdings, the Borrowers and the other Loan Parties owing to the Administrative Agent and the Lenders, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under its respective Guarantee Agreement) and the due performance and compliance by Holdings, the Borrowers and the other Loan Parties with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents;

          (ii) any and all sums advanced by the Pledgee in order to preserve the Pledge Agreement Collateral or preserve its security interest in the Pledge Agreement Collateral;

          (iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Pledge

Agreement Collateral, or of any exercise by the Pledgee of its rights hereunder, together with attorneys’ fees and court costs;

          (iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.5 of the Credit Agreement; and

          (v) (all amounts owing to the Administrative Agent or any of its affiliates pursuant to any of the Loan Documents in its capacity as such;

all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (i) through (v) of this Section 2 being herein collectively called the “Secured Obligations”, it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

     3. PLEDGE OF SECURITIES, ETC.

          3.1 Pledge.

   To secure the Secured Obligations now or hereafter owed or to be performed by such Pledgor, each Pledgor does hereby grant, pledge and assign to the Pledgee for the benefit of the Secured Parties, and does hereby create a continuing security interest (subject to those Liens permitted to exist with respect to the Collateral pursuant to the terms of all Loan Documents then in effect) in favor of the Pledgee for the benefit of the Secured Parties in, all of its right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Pledge Agreement Collateral”):

               (a) each of the Collateral Accounts (to the extent a security interest therein is not created pursuant to the Security Agreement), including any and all assets of whatever type or kind deposited by such Pledgor in any such Collateral Account, whether now owned or hereafter acquired, existing or arising, including all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Loan Document to be deposited in such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

               (b) all Securities owned or held by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase such Securities;

               (c) all Limited Liability Company Interests owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such Limited Liability Company Interest relates, whether now existing or hereafter acquired, including, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:

               (i) all its capital therein and its interest in all profits, income, surpluses, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

               (ii) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

               (iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

               (iv) all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

               (v) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any such limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of any of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

               (vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

               (d) all Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such Partnership Interest relates, whether now existing or hereafter acquired, including to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:

               (i) all its capital therein and its interest in all profits, income, surpluses, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

               (ii) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

               (iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

               (iv) all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

               (v) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

               (vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and` other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

               (e) all Financial Assets and Investment Property owned by such Pledgor from time to time;

               (f) all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing;

               (g) all Indebtedness owed to such Pledgors and Notes related thereto, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of such Indebtedness; and all additional Indebtedness arising after the date hereof and owing to such Pledgor and evidenced by promissory notes or other instruments, together with such promissory notes and instruments, and all interest, cash, instruments and other property and assets from time to time received, receivable or otherwise distributed in respect of such Indebtedness; and

               (h) all Proceeds of any and all of the foregoing;

provided that (x) no Pledgor shall be required at any time to pledge hereunder more than 65% of the total combined voting power of all classes of Voting Equity Interests of any First Tier Foreign Subsidiary and (y) each Pledgor shall be required to pledge hereunder 100% of the Non-Voting Equity Interests of each First Tier Foreign Subsidiary at any time and from time to time acquired by such Pledgor, which Non-Voting Equity Interests shall not be subject to the limitations described in preceding clause (x). The Pledge Agreement Collateral shall not include, and this Agreement shall exclude from its operation, Excluded Property.

          3.2 Procedures.

  To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Pledge Agreement Collateral, such Collateral shall automatically (and without the taking of any action by such Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within 15 days after it obtains such Pledge Agreement Collateral) for the benefit of the Pledgee and the other Secured Parties:

               (a) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall physically deliver such Certificated Security to the Pledgee, together with stock transfer powers endorsed in blank;

               (b) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), such Pledgor shall cause the issuer of such Uncertificated Security to duly authorize, execute, and deliver to the Pledgee, an agreement for the benefit of the Pledgee and the other Secured Parties substantially in the form of Annex H (appropriately completed to the satisfaction of the Pledgee and with such modifications, if any, as shall be satisfactory to the Pledgee) pursuant to which such issuer agrees to comply with any and all instructions originated by the Pledgee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction;

               (c) with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Pledgor shall promptly notify the Pledgee thereof and shall promptly take (x) all actions required (i) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (ii) to perfect the security interest of the Pledgee under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106(d) of the UCC) and (y) such other actions as the Pledgee reasonably deems necessary or desirable to effect the foregoing;

               (d) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate or is not a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(ii);

               (e) with respect to any Note, physical delivery of such Note to the Pledgee, endorsed in blank, or, at the request of the Pledgee, endorsed to the Pledgee; and

               (f) with respect to cash proceeds from any of the Pledge Agreement Collateral described in Section 3.1, (i) establishment by the Pledgee of a cash account in the name of such Pledgor over which the Pledgee shall have “control” within the meaning of Section 8-106 of the UCC and at any time any Event of Default is in existence no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Pledgee and (ii) deposit of such cash in such cash account.

               (g) In addition to the actions required to be taken pursuant to Section 3.2(a), each Pledgor shall take the following additional actions with respect to the Pledge Agreement Collateral:

          (i) with respect to all Pledge Agreement Collateral of such Pledgor whereby or with respect to which the Pledgee may obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), such Pledgor shall take all actions as may be requested from time to time by the Pledgee so that “control” of such Pledge Agreement Collateral is obtained and at all times held by the Pledgee; and

          (ii) each Pledgor shall from time to time cause appropriate financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the various relevant States, covering all Pledge Agreement Collateral hereunder (with the form of such financing statements to be satisfactory to the Pledgee), to be filed in the relevant filing offices so that at all times the Pledgee’s security interest in all Investment Property and other Pledge Agreement Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including Section 9-312(a) of the UCC) is so perfected.

          3.3 Subsequently Acquired Collateral.

  If any Pledgor shall acquire (by purchase, stock dividend, distribution or otherwise) any additional Pledge Agreement Collateral at any time or from time to time after the date hereof, (i) such Pledge Agreement Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 and, furthermore, such Pledgor will thereafter take (or cause to be taken) all action (as promptly as practicable and, in any event, within 15 days after it obtains such Pledge Agreement Collateral) with respect to such Pledge Agreement Collateral in accordance with the procedures set forth in Section 3.2, and will promptly thereafter deliver to the Pledgee (i) a certificate executed by an authorized officer of such Pledgor describing such Pledge Agreement Collateral and certifying that the same has been duty pledged in favor of the Pledgee (for the benefit of the Secured Parties) hereunder and (ii) supplements to Annexes A through G as are necessary to cause such Annexes to be complete and accurate at such time. Without limiting the foregoing, each Pledgor shall be required to pledge hereunder the Equity Interests of any First Tier Foreign Subsidiary at any time and from time to time after the date hereof acquired by such Pledgor, provided that (x) no Pledgor shall be required at any time to pledge hereunder more than 65% of the total combined voting power of all classes of Voting Equity Interests of any First Tier Foreign Subsidiary and (y) each Pledgor shall be required to pledge hereunder 100% of the Non-Voting Equity Interests of each First Tier Foreign Subsidiary at any time and from time to time acquired by such Pledgor.

          3.4 Transfer Taxes.

   Each pledge of Pledge Agreement Collateral under Section 3.1 or Section 3.3 shall be accompanied by any transfer tax stamps required in connection with the pledge of such Pledge Agreement Collateral.

          3.5 Certain Representations and Warranties Regarding the Pledge Agreement Collateral.

   Each Pledgor represents and warrants that on the date hereof: (i) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B; (ii) the Stock (and any warrants or options to purchase Stock) held by such Pledgor consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the corporations as described in Annex C; (iii) such Stock referenced in clause (ii) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C; (iv) the Notes held by such Pledgor consist of the promissory notes described in Annex D where such Pledgor is listed as the lender; (v) the Limited Liability Company Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex E; (vi) each such Limited Liability Company Interest referenced in clause (v) of this paragraph constitutes that percentage of the issued and outstanding Equity Interest of the issuing Person as set forth in Annex E; (vii) the Partnership Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex F; (viii) each such Partnership Interest referenced in clause (vii) of this paragraph constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex F; (ix) the exact address of each chief executive office of such Pledgor is listed on Annex G; (x) the Pledgor has complied with the respective procedure set forth in Section 3.2(a) with respect to each item of Pledge Agreement Collateral described in Annexes C through F; and (xi) on the date hereof, such Pledgor owns no other Securities, Stock, Notes, Limited Liability Company Interests or Partnership Interests.

     4. APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC.

  The Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Pledge Agreement Collateral, which may be held (in the discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

     5. VOTING, ETC., WHILE NO EVENT OF DEFAULT OR SPECIFIED DEFAULT.

   Unless and until (i) there shall have occurred and be continuing any Event of Default, and (ii) notice shall have been given by the Administrative Agent terminating or suspending such rights, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledge Agreement Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate, result in a breach of any covenant contained in, or be inconsistent with any of the terms of any Loan Document, or which could reasonably be expected to have the effect of impairing the value of the Pledge Agreement Collateral or any part thereof or the position or interests of the Pledgee or any other Secured Party in the Pledge Agreement Collateral, or which would authorize, effect or consent to, unless expressly permitted by the terms of the Credit Agreement:

     (i) the dissolution or liquidation, in whole or in part, of a Pledged Entity;

     (ii) the consolidation or merger of a Pledged Entity with any other Person;

     (iii) the sale, disposition or encumbrance of all or substantially all of the assets of a Pledged Entity, except for Liens in favor of the Administrative Agent;

     (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of a pledged Person or the issuance of any additional shares of its Stock; or

     (v) the alteration of the voting rights with respect to the Stock of a Pledged Entity.

     6. DIVIDENDS AND OTHER DISTRIBUTIONS.

  Unless and until there shall have occurred and be continuing an Event of Default and the Administrative Agent shall have provided notice of such Event of Default to each Pledgor, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Pledge Agreement Collateral shall be paid to the respective Pledgor, provided, that all cash dividends payable in respect of the Pledged Stock which are determined by the Pledgee to represent in whole or in part a liquidating or other distribution in return of capital shall be paid, to the extent so determined to represent a liquidating or other distribution in return of capital, to the Pledgee and retained by it as part of the Pledge Agreement Collateral. The Pledgee shall be entitled to receive directly, and to retain as part of the Pledge Agreement Collateral:

     (i) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Pledge Agreement Collateral; and

     (ii) all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including cash (although such cash may be paid directly to the respective Pledgor so long as no Event of Default then exists)) paid or distributed in respect of the Pledge Agreement Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement.

Nothing contained in this Section 6 shall limit or restrict in any way the Pledgee’s right to receive the proceeds of the Pledge Agreement Collateral in any form in accordance with Section 3. All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 or Section 7 shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Pledgee as Pledge Agreement Collateral in the same form as so received (with any necessary endorsement).

     7. REMEDIES IN CASE OF AN EVENT OF DEFAULT OR A SPECIFIED DEFAULT.

          (a) If there shall have occurred and be continuing an Event of Default, then and in every such case, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Loan Document or by law) for the protection and enforcement of its rights in respect of the Pledge Agreement Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

          (i) to receive all amounts payable in respect of the Pledge Agreement Collateral otherwise payable under Section 6 to the respective Pledgor;

          (ii) to transfer all or any part of the Pledge Agreement Collateral into the Pledgee’s name or the name of its nominee or nominees;

          (iii) to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including to make any demand for payment thereon);

          (iv) subject to delivery of notice in Section 5(ii) to vote (and exercise all rights and powers in respect of voting) all or any part of the Pledge Agreement Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Pledge Agreement Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so); and

          (v) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Pledge Agreement Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase or dispose (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine, provided at least 10 days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Pledgee shall not be obligated to make any such sale of Pledge Agreement Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Pledge Agreement Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Pledge Agreement Collateral and any other security or the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Parties may bid for and purchase all or any part of the Pledge Agreement Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any other Secured Party shall be liable for failure to collect or realize upon any or all of the Pledge Agreement Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto; and

          (vi) to set off any and all Pledge Agreement Collateral against any and all Secured Obligations, and to withdraw any and all cash or other Pledge Agreement Collateral from any and all Collateral Accounts and to apply such cash and other Pledge Agreement Collateral to the payment of any and all Secured Obligations.

          (b) Any sale shall be made at a public or private sale at Administrative Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Administrative Agent may deem fair, and Administrative Agent may be the purchaser of the whole or any part of the Pledge Agreement Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Administrative Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Administrative Agent. EACH PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS ADMINISTRATIVE AGENT AS THE PROXY AND ATTORNEY IN FACT OF PLEDGOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SHARES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED

SHARES, THE APPOINTMENT OF ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SHARES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SHARES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SHARES OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, ADMINISTRATIVE AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO.

          (c) If, at the original time or times appointed for the sale of the whole or any part of the Pledge Agreement Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledge Agreement Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Administrative Agent, in its discretion, that the proceeds of the sales of the whole of the Pledge Agreement Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, Administrative Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

          (d) If, at any time when Administrative Agent shall determine to exercise its right to sell the whole or any part of the Pledge Agreement Collateral hereunder, such Pledge Agreement Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, Administrative Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledge Agreement Collateral or part thereof by private sale in such manner and under such circumstances as Administrative Agent may deem necessary or advisable, but subject to the other requirements of this Section 7, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, Administrative Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledge Agreement Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledge Agreement Collateral or any part thereof. In addition to a private sale as provided above in this Section 7, if any of the Pledge Agreement Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 7, then Administrative Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

          (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

          (ii) as to the content of legends to be placed upon any certificates representing the Pledge Agreement Collateral sold in such sale, including restrictions on future transfer thereof;

          (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about Pledgor and such Person’s intentions as to the holding of the Pledge Agreement Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

          (iv) as to such other matters as Administrative Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws. Each Pledgor recognizes that Administrative Agent may be unable to effect a public sale of any or all the Pledge Agreement Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (f) above. Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. Administrative Agent shall be under no obligation to delay a sale of any of the Pledge Agreement Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if the applicable Pledgor and the Pledged Entity would agree to do so.

          (e) Each Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledge Agreement Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Each Pledgor agrees that it will not interfere with any right, power and remedy of Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Administrative Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of Administrative Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by Administrative Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair Administrative Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against such Pledgor in any respect.

          (f) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 7 will cause irreparable injury to Administrative Agent, that Administrative Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 7 shall be specifically enforceable against such Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

          (g) If there shall have occurred and be continuing an Event of Default and the Administrative Agent shall have provided notice of such Event of Default to the Pledgor, then and in every such case, the Pledgee shall be entitled to vote (and exercise all rights and powers in respect of voting) all or any part of the Pledge Agreement Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Pledge Agreement Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so).

     8. REMEDIES, CUMULATIVE, ETC.

  Each and every right, power and remedy of the Pledgee provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Party of any one or more of the rights, powers or remedies provided for in this Agreement or any other Loan Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Party of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Party to exercise any such right, power or remedy shall operate as a waiver thereof. Notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any other Secured Party to any other or further action in any circumstances without notice or demand. The Secured Parties agree that this Agreement may be enforced only by the action of the Pledgee, in each case, acting upon the instructions of the Required Lenders, and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee for the benefit of the Secured Parties upon the terms of this Agreement and the Security Agreement.

     9. APPLICATION OF PROCEEDS.

   The proceeds of any sale of, or other realization upon, all or any part of the Pledge Agreement Collateral of the Pledgors by the Administrative Agent on behalf of the Secured Parties shall be applied by the Administrative Agent to all of the outstanding Secured Obligations allocated pro rata among the Lenders and the Administrative Agent based on their respective pro rata shares of such Secured Obligations.

     10. PURCHASERS OF COLLATERAL.

  Upon any sale of the Pledge Agreement Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Pledge Agreement Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or non-application thereof.

     11. PLEDGEE NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER.

          (a) Nothing herein shall be construed to make the Pledgee or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Pledgee nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Pledgee shall become the absolute owner of Pledge Agreement Collateral consisting of a Limited Liability Company Interest or a Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Party, any Pledgor and/or any other Person.

          (b) Except as provided in the last sentence of paragraph (a) of this Section 11, the Pledgee, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. The Pledgee shall have only those powers set forth herein and the Secured Parties shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 11.

          (c) The Pledgee and the other Secured Parties shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

          (d) The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Party to appear in or defend any action or proceeding relating to the Pledge Agreement Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Pledge Agreement Collateral.

     12. FURTHER ASSURANCES; POWER-OF-ATTORNEY.

          (a) Each Pledgor agrees that it will join with the Pledgee in executing and, at such Pledgor’s own expense, file and refile under the UCC or other applicable law such financing statements, continuation statements and other documents, in form reasonably acceptable to the Pledgee, in such offices as the Pledgee (acting on its own or on the instructions of the Required Secured Parties) may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect and preserve the Pledgee’s security interest in the Pledge Agreement Collateral hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Pledge Agreement Collateral (including (x) financing statements which list the Pledge Agreement Collateral specifically and/or “all assets” as collateral and (y) “in lieu of"' financing statements) without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder or thereunder.

          (b) Each Pledgor hereby constitutes and appoints the Pledgee its true and lawful attorney-in-fact, irrevocably, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of an Event of Default, in the Pledgee’s discretion, to act, require, demand, receive and give acquittance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Pledge Agreement Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney is coupled with an interest.

     13. THE PLEDGEE AS ADMINISTRATIVE AGENT.

  The Pledgee will hold in accordance with this Agreement all items of the Pledge Agreement Collateral at any time received under this Agreement, and the obligations of the Pledgee as holder of the Pledge Agreement Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article VIII of the Credit Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Article VIII of the Credit Agreement.

     14. TRANSFER BY THE PLEDGORS.

  Except as permitted under the Credit Agreement, no Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Pledge Agreement Collateral or any interest therein.

     15. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS.

          (a) Each Pledgor represents, warrants and covenants as to itself and each of its Subsidiaries that:

          (i) all representations and warranties relating to it contained in the Credit Agreement are true and correct;

          (ii) all of such Pledgor’s Pledge Agreement Collateral (consisting of Securities, Limited Liability Company Interests and Partnership Interests) has been duly and validly issued, is fully paid and non-assessable and is subject to no options to purchase or similar rights;

          (iii) each of such Pledgor’s Pledged Notes constitutes, or when executed by the obligor thereof will constitute, the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law);

          (iv) the pledge, collateral assignment and delivery to the Pledgee of such Pledgor’s Pledge Agreement Collateral consisting of Certificated Securities and Pledged Notes pursuant to this Agreement creates a valid and perfected first priority security interest in such Certificated Securities and Pledged Notes, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities (other than the liens and security interests permitted under the Loan Documents then in effect) and the Pledgee is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Pledge Agreement Collateral;

          (v) “control” (as defined in Section 8-106 of the UCC) has been obtained by the Pledgee over all of such Pledgor’s Pledge Agreement Collateral consisting of Securities (including Notes which are Securities) with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC, except to the extent that the obligation of the applicable Pledgor to provide the Pledgee with “control” of such Pledge Agreement Collateral has not yet arisen under this Agreement; provided that in the case of the Pledgee obtaining “control” over Pledge Agreement Collateral consisting of a Security Entitlement, such Pledgor shall have taken all steps in its control so that the Pledgee obtains “control” over such Security Entitlement;

          (vi) each Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledge Agreement Collateral pledged by such Pledgor to Administrative Agent as provided herein. None of the Pledge Agreement Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

          (vii) no consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (A) for the pledge by Pledgor of the Pledge Agreement Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, or (B) for the exercise by Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledge Agreement Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally;

          (c) Each Pledgor covenants and agrees that it will defend the Pledgee’s right, title and security interest in and to such Pledgor’s Pledge Agreement Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it, will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee by such Pledgor as Pledge Agreement Collateral hereunder and will likewise defend the right thereto and security interest therein of the Pledgee and the other Secured Parties.

          (d) Each Pledgor covenants and agrees that it will take no action which would violate any of the terms of any Loan Document.

     16. LEGAL NAMES; TYPE OF ORGANIZATION.

  The exact legal name of each Pledgor, the type of organization of such Pledgor, whether or not such Pledgor is a Registered Organization, the jurisdiction of organization of such Pledgor, such Pledgor’s Location, the organizational identification number (if any) of each Pledgor, and whether or not such Pledgor is a Transmitting Utility, is listed on Annex A for such Pledgor. No Pledgor shall change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Loan Documents and so long as sane do not involve (x) a Registered Organization ceasing to constitute same except in a transaction permitted by the Credit Agreement or (y) any Pledgor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Administrative Agent not less than 15 days’ prior written notice of each change to the information listed on Annex A (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex A which shall correct all information contained therein for such Pledgor, and (ii) in connection with such change or changes, it shall have taken all action requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Pledge Agreement Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that any Pledgor does not have an organizational identification number on the date hereof and later obtains one, such Pledgor shall promptly thereafter deliver a notification of the Administrative Agent of such organizational identification number and shall take all actions satisfactory to the Administrative Agent to the extent necessary to maintain the security interest of the Administrative Agent in the Pledge Agreement Collateral intended to be granted hereby fully perfected and in full force and effect.

     17. PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC.

  The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Section 18), including:

          (i) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from any Loan Document (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

          (ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms);

          (iii) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee;

          (iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or

          (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

     18. TERMINATION; RELEASE; REINSTATEMENT.

          (a) On the Termination Date (as defined below), this Agreement shall terminate (provided that all indemnities set forth herein shall survive any such termination) and the Pledgee, at the request and expense of such Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments (including UCC termination statements) acknowledging the satisfaction and termination of this Agreement (including UCC termination statements and instruments of satisfaction, discharge and/or reconveyance), and will duly release from the security interest created hereby and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Pledge Agreement Collateral as may be in the possession of the Pledgee and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Pledgee or any of its sub-agents hereunder and, with respect to any Pledge Agreement Collateral consisting of an Uncertificated Security, a Partnership Interest or a Limited Liability Company Interest (other than an Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.2(a)(ii) or by the respective partnership or limited liability company pursuant to Section 3.2(a)(iv)(2). As used in this Agreement, “Termination Date” shall mean the date upon which the Commitments under the Credit Agreement have been terminated, all Loans and Term Notes under the Credit Agreement have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated or cash collateral has been deposited with the Administrative Agent for all Letter of Credit Exposure in a manner consistent with the terms of Section 2.18(k) of the Credit Agreement, and all other Secured Obligations (other than indemnities described Section 9.4 of the Credit Agreement, and any other indemnities set forth in any other Loan Documents, in each case which are not then due and payable) then due and payable have been paid in full.

          (b) In the event that any part of the Pledge Agreement Collateral is sold or otherwise disposed of (to a Person other than a Loan Party) at any time prior to the time at which all Secured Obligations have been paid in full and all commitments and Letters of Credit under the Credit Agreement have been terminated, to the extent permitted by the other Loan Documents, the Pledgee, at the request and expense of such Pledgor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Pledge Agreement Collateral as is then being (or has been) so sold or released and as may be in the possession of the Pledgee (or, in the case of Pledge Agreement Collateral held by any sub-agent designated pursuant to Section 4, such sub-agent) and has not theretofore been released pursuant to this Agreement.

          (c) At any time that a Pledgor desires that the Administrative Agent take any action to acknowledge or give effect to any release of Pledge Agreement Collateral pursuant to the foregoing Section 19(a) or (b), such Pledgor shall deliver to the Administrative Agent a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Pledge Agreement Collateral is permitted pursuant to such Section 19 (a) or (b).

          (d) The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Pledge Agreement Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 19.

          (e) Pledgor consents and agrees that Administrative Agent may at any time, or from time to time, in its discretion:

          (i) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations; and

          (ii) exchange, release and/or surrender all or any of the Collateral (including the Pledge Agreement Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by Administrative Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as Administrative Agent may deem proper, and without notice to or further assent from Pledgor, it being hereby agreed that Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Secured Obligations. Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon Pledgor. No act or omission of any kind on Administrative Agent’s part shall in any event affect or impair this Agreement.

          (f) This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor or any Pledged Entity for liquidation or reorganization, should Pledgor or any Pledged Entity become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s or a Pledged Entity’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     19. NOTICES, ETC.

  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, facsimile, or courier service and all such notices and communications shall, when mailed, faxed, or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by facsimile, except that notices and communications to the Pledgee or any Pledgor shall not be effective until received by the Pledgee or such Pledgor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

          (a) if to any Pledgor, at its address set forth opposite its signature below;

          (b) if to the Pledgee or any Secured Party, at the address specified in the Credit Agreement;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

     20. LIEN ABSOLUTE.

  All rights of Administrative Agent hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

          (c) any exchange, release or non perfection of any other Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

          (d) the insolvency of any Loan Party; or

          (e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor.

     21. WAIVER; AMENDMENT.

  Except as provided in Section 28 and Section 30, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in accordance with the requirements specified in the Security Agreement. No delay on Administrative Agent’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Administrative Agent with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Administrative Agent’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice Administrative Agent’s rights as against Pledgor in any respect.

     22. SUCCESSORS AND ASSIGNS.

  This Agreement shall create a continuing security interest in the Pledge Agreement Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 18, (ii) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Pledgee and the Secured Parties, except in a transaction permitted by the Credit Agreement, and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, the Secured Parties and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Patties and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.

     23. HEADINGS DESCRIPTIVE.

  The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

24. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          (b) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the Loan Documents against any Pledgor or its properties in the courts of any jurisdiction.

          (c) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each Pledgor irrevocably consents to service of process in the manner provided for notices in Section 20 hereof and as provided for in the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (e) EACH PLEDGOR WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PLEDGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 24.

     25. PLEDGOR’S DUTIES.

  It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Pledge Agreement Collateral and the Pledgee shall not have any obligations or liabilities with respect to any Pledge Agreement Collateral by reason of or arising out of this Agreement, except for the safekeeping of Pledge Agreement Collateral actually in Pledgor’s possession, nor shall the Pledgee be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Pledge Agreement Collateral.

     26. COUNTERPARTS.

   This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when it shall have been executed by each party hereto and when the Administrative Agent shall have received copies hereof.

     27. SEVERABILITY.

   In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     28. RECOURSE.

  This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Loan Documents and otherwise in writing in connection herewith or therewith.

     29. ADDITIONAL PLEDGORS.

  It is understood and agreed that any Subsidiary of Holdings that is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Loan Documents, shall become a Pledgor hereunder by (x) executing a counterpart hereof and delivering same to the Pledgee, (y) delivering supplements to Annexes A through G, as are necessary to cause such annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all. actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgee and with all documents and actions required above to be taken to the satisfaction of the Pledgee.

     30. LIMITED OBLIGATIONS.

   It is the desire and intent of each Pledgor and the Secured Parties that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Pledgor constituting a Subsidiary Guarantor have been limited as provided in the Subsidiary Guarantee Agreement.

     31. RELEASE OF PLEDGORS.

  If at any time all of the Equity Interests of any Pledgor owned by Holdings or any of its Subsidiaries are sold (to a Person other than a Loan Party) in a transaction permitted pursuant to the Credit Agreement (and which does not violate the terms of any other Loan Document then in effect), then, such Pledgor shall be released as a Pledgor pursuant to this Agreement without any further action hereunder (it being understood that the sale of all of the Equity Interests in any Person that owns, directly or indirectly, all of the Equity Interests in any Pledgor shall be deemed to be a sale of all of the Equity Interests in such Pledgor for purposes of this Section), and the Pledgee is authorized and directed to execute and deliver such instruments of release as are satisfactory to it. At any time that the Borrower desires that a Pledgor be released from this Agreement as provided in this Section 31, the Borrower shall deliver to the Pledgee a certificate signed by a principal executive officer of the Borrower stating that the release of such Pledgor is permitted pursuant to this Section 31. The Pledgee shall have no liability whatsoever to any other Secured Party as a result of the release of any Pledgor by it in accordance with, or which it believes to be in accordance with, this Section 31.

     32. MISCELLANEOUS.

          (a) Administrative Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

          (b) Pledgor agrees to promptly reimburse Administrative Agent for actual out of pocket expenses, including, without limitation, reasonable counsel fees, incurred by Administrative Agent in connection with the administration and enforcement of this Agreement.

          (c) Neither Administrative Agent, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

VOLUME SERVICES AMERICA, INC., a Pledgor

By:

Name: Kenneth R. Frick Title: Chief Financial Officer

CENTERPLATE, INC., a Pledgor

By:

Name: Kenneth R. Frick Title: Chief Financial Officer

VOLUME SERVICES, INC., a Pledgor

By:

Name: Kenneth R. Frick Title: Chief Financial Officer

SERVICE AMERICA CORPORATION, a Pledgor

By:

Name: Kenneth R. Frick
Title: Chief Financial Officer

FORM OF PLEDGE AGREEMENT]
SIGNATURE PAGE

Accepted and Agreed to:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Administrative Agent

By:

Name:

Title:

FORM OF PLEDGE AGREEMENT]
SIGNATURE PAGE

ANNEX A
to
PLEDGE AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

			Pledgor’s Location	Pledgor's Organization
Exact Legal	Registered	Jurisdiction	(for purposes	Identification Number	Transmitting
Name of	Organization?	of	of NY UCC	(or, if it has none,	Utility?
Each Pledgor	(Yes/No)	Organization	§ 9-307)	so indicate)	(Yes/No)

Annex A-1

ANNEX B
to
PLEDGE AGREEMENT

SCHEDULE OF SUBSIDIARIES

Entity	Ownership	Jurisdiction of Organization

Annex B-1

ANNEX C
to
PLEDGE AGREEMENT

SCHEDULE OF STOCK

1. CENTERPLATE, INC.

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

2. VOLUME SERVICES AMERICA, INC.

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

3. VOLUME SERVICES, INC.

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

* Specify if uncertificated.

** Specify for each Foreign Subsidiary the percentage owned of (x) voting Equity Interests and (y) Non-Voting Equity Interests.

Annex C- 1

4. SERVICE AMERICA CORPORATION

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

Annex C- 2

ANNEX D
to
PLEDGE AGREEMENT

SCHEDULE OF NOTES

1. CENTERPLATE, INC.

	Number of		Sub-clause of Section 3.2(a)
Amount	Shares	Obligor	of Pledge Agreement

2. VOLUME SERVICES AMERICA, INC.

	Number of		Sub-clause of Section 3.2(a)
Amount	Shares	Obligor	of Pledge Agreement

3. VOLUME SERVICES, INC.

	Number of		Sub-clause of Section 3.2(a)
Amount	Shares	Obligor	of Pledge Agreement

4. SERVICE AMERICA CORPORATION

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

Annex D- 1

ANNEX E
to
PLEDGE AGREEMENT

SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS

1. CENTERPLATE, INC.

Name of Issuing		Percentage	Sub-clause of Section 3.2(a)
Limited Liability Company	Type of Interest	Owned	of Pledge Agreement

2. VOLUME SERVICES AMERICA, INC.

Name of Issuing		Percentage	Sub-clause of Section 3.2(a)
Limited Liability Company	Type of Interest	Owned	of Pledge Agreement

3. VOLUME SERVICES, INC.

	Number of		Sub-clause of Section 3.2(a)
Amount	Shares	Obligor	of Pledge Agreement

4. Service America Corporation

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

Annex E- 1

ANNEX F
to
PLEDGE AGREEMENT

SCHEDULE OF PARTNERSHIP INTERESTS

1. CENTERPLATE, INC.

Name of		Percentage	Sub-clause of Section 3.2(a)
Issuing Partnership	Type of Interest	Owned	of Pledge Agreement

2. VOLUME SERVICES AMERICA, INC.

Name of		Percentage	Sub-clause of Section 3.2(a)
Issuing Partnership	Type of Interest	Owned	of Pledge Agreement

3. VOLUME SERVICES, INC.

	Number of		Sub-clause of Section 3.2(a)
Amount	Shares	Obligor	of Pledge Agreement

4. Service America Corporation

Sub-clause of
Name of	Type of	Number of	Certificate	Percentage	Section 3.2(a) of
Issuing Corporation	Shares	Shares	Number*	Owned**	Pledge Agreement

Annex G- 1

ANNEX G
to
PLEDGE AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

Name of Pledgor	Address(es) of Chief Executive Office[1]

[1] For each Pledgor, list the address of its chief executive office on the date of the Security Agreement and each other location (if any) of its chief executive office in the four calendar months preceding said date.

Annex G- 1

ANNEX H
to
PLEDGE AGREEMENT

FORM OF AGREEMENT REGARDING UNCERTIFICATED

SECURITIES, LIMITED LIABILITY COMPANY
INTERESTS AND PARTNERSHIP INTERESTS

     AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this “Agreement”), dated as of [                           , 200_], among the undersigned pledgor (the “Pledgor”), [                                        ], not in its individual capacity but solely as Administrative Agent (the “Pledgee”), and [                                        ], as the issuer of the Uncertificated Securities, Limited Liability Company Interests and/or Partnership Interests (each as defined below) (the “Issuer”).

WITNESSETH:

     WHEREAS, the Pledgor, certain of its affiliates and the Pledgee have entered into a Pledge Agreement, dated as of [                                                        , 200   ] (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Secured Obligations (as defined in the Pledge Agreement), the Pledgor has or will pledge to the Pledgee for the benefit of the Secured Parties (as defined in the Pledge Agreement), and grant a security interest in favor of the Pledgee for the benefit of the Secured Parties in, all of the right, title and interest of the Pledgor in and to any and all [“uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”)] [Partnership Interests (as defined in the Pledge Agreement)] [Limited Liability Company Interests (as defined in the Pledge Agreement)], from time to time by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such [Uncertificated Securities] [Partnership Interests] [Limited Liability Company Interests] being herein collectively called the “Issuer Pledged Interests”); and

     WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Pledgee under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Pledgee control of the Issuer Pledge Interests and to provide for the rights of the parties under this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual pronuses and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and, following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests, not to comply with any instructions or orders regarding any or all of the Issuer

Annex H- 1

Pledged Interests originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction.

     2. The Issuer hereby certifies that (i) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Pledgee) has been received by it, and (ii) the security interest of the Pledgee in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

     3. The Issuer hereby represents and warrants that (i) the pledge by the Pled-OF of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Pledgee, for the benefit of the Secured Parties, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests; and (ii) the Issuer Pledged Interests consisting of capital stock of a corporation are fully paid and nonassessable.

     4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:

[                                                            ]
[                                                            ]
Attention: [                                           ]
Telephone No.: [                                  ]
Telecopier No.: [                                  ]

     5. Following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests and until the Pledgee shall have delivered written notice to the issuer that ail of the Secured Obligations have been paid in full and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgee only by wire transfers to such account as the Pledgee shall instruct.

     6. Except as expressly provided otherwise in Sections 4 and 5, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telecopy, or overnight courier service and all such notices and communications shall, when mailed, telecopied, or sent by overnight courier, be effective when deposited in the mails or delivered to overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telecopier, except that notices and communications to the Pledgee or the Issuer shall not be effective until received. All notices and other communications shall be in writing and addressed as follows:

(a) if to the Pledgor, at:

Annex H- 2

Attention: [                                         ]
Telephone No.: [                                ]
Telecopier No.: [                                ]

(b) if to the Pledgee, at the address given in Section 4;

(c) if to the Issuer, at:

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this Section 6, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

     7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Pledgee, the Issuer and the Pledgor.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

     9. With reference to this Agreement:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

          (ii) Article, Section, Exhibit and Schedule references are to such portion of this Agreement.

          (iii) The term “including” is by way of example and not limitation.

Annex H- 3

          (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex H- 4

     IN WITNESS WHEREOF, the Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[		]

as Pledgor

By:

Name:
Title:

[		]

not in its individual capacity, but solely as Administrative Agent and Pledgee

By:

Name:
Title:

[		]

as the Issuer

[		]

Name:
Title:

Annex H- 5

EXHIBIT H

FORM OF SECURITY AGREEMENT

among

THE GRANTORS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as

ADMINISTRATIVE AGENT

Dated as of April 1, 2005

(i)

Table Of Contents - Continued

(ii)

Annexes

ANNEX A	Schedule of Chief Executive Offices Address(es) of Grantors
ANNEX B	Schedule of Inventory and Equipment Locations
ANNEX C	Schedule of Legal Names; Type of Organization /Filing Offices
ANNEX D	Schedule of Trade and Fictitious Names
ANNEX E	Description of Certain Significant Transactions Occurring Within One Year Prior to the Date of the Security Agreement
ANNEX F	Schedule of Deposit Accounts
ANNEX G	Schedule of Commercial Tort Claims

(iii)

SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (this “Agreement”), dated as of April 1, 2005, is made by each of the undersigned grantors (each, a “Grantor” and together, the “Grantors”) in favor of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, individually and in its capacity as Administrative Agent for the benefit of the Secured Parties (as defined below) (together with any successor Administrative Agent, the “Administrative Agent”). Certain capitalized terms as used herein are defined in Article VI hereof, and all other capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement (as defined below).

WITNESSETH:

     WHEREAS, Volume Services America, Inc., Volume Services, Inc., and Service America Corporation (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), Centerplate, Inc. (“Holdings”), certain financial institutions from time to time party thereto (the “Lenders”), General Electric Capital Corporation, as Swingline Lender, and the Administrative Agent (the Administrative Agent together with the Lenders, collectively, the “Secured Parties”) have entered into that certain Credit Agreement dated as of April 1, 2005 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein;

     WHEREAS, pursuant to the Holdings Guarantee Agreement, Holdings has guaranteed to the Administrative Agent for the benefit of the Secured Parties the payment when due of all Obligations;

     WHEREAS, pursuant to the Subsidiary Guarantee Agreement, each Subsidiary Guarantor has jointly and severally guaranteed to the Administrative Agent for the benefit of the Secured Parties the payment when due of all Obligations;

     WHEREAS, it is a condition precedent to the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement, that each Grantor shall have executed and delivered to the Administrative Agent for the benefit of the Secured Parties this Agreement; and

     WHEREAS, each Grantor will obtain direct and indirect benefits from the incurrence of Loans by the Borrowers, the issuance of Term Notes and the issuance of, and participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement, and accordingly, each Grantor desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph, and to induce the Lenders to make Loans, to purchase Term Notes and to make extensions of credit to the Borrowers.

     NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the

Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

ARTICLE I

SECURITY INTERESTS

     1.1 Grant of Security Interests.

          (a) As security for the prompt and complete payment and performance when due of all of its Secured Obligations, each Grantor does hereby assign and transfer unto the Administrative Agent, and does hereby pledge and grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all personal property and fixtures, including all of tile following personal property and fixtures (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired:

          (i) each and every Account;

          (ii) all money, cash or cash equivalents;

          (iii) the Cash Collateral Account, and all monies, securities, Instruments and other investments deposited or required to be deposited in such accounts;

          (iv) the Dividend/CapEx Funding Account and the CapEx Funding Account, and all monies, securities, Instruments and other investments deposited or required to be deposited in such accounts;

          (v) all Chattel Paper (including all Tangible Chattel Paper and all Electronic Chattel Paper);

          (vi) all Commercial Tort Claims listed on Annex H hereto (to the extent such Annex is modified from time to time pursuant to Section 3.11 hereof);

          (vii) all Contracts, together with all Contract Rights arising thereunder;

          (viii) all Equipment and Fixtures;

          (ix) all Deposit Accounts, including all Blocked Accounts, Concentration Accounts, Disbursement Accounts and all other demand, deposit, time, savings, cash management, checking, passbook and similar accounts maintained by such Grantor with any Person, together with all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

          (x) all Documents;

          (xi) all General Intangibles;

          (xii) all Goods;

          (xiii) all Instruments;

          (xiv) all Inventory;

          (xv) all Investment Property;

          (xvi) all letters of credit and Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

          (xvii) all Permits;

          (xviii) all Supporting Obligations;

          (xix) all books and records pertaining to any of the Collateral (including, without limitation, credit files, software, computer programs, printouts and other computer materials and records but excluding customer lists); and

          (xx) all Proceeds and products of any and all of the foregoing (all of the foregoing, collectively, the “Collateral”)

          (b) The security interest of the Administrative Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement. In addition, to secure the prompt and complete payment, performance and observance of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a right of setoff against the property of such Grantor held by any Secured Party, consisting of property described above in Section 1.1(a) now or hereafter in the possession or custody of or in transit to any Secured Party, for any purpose, including safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power.

          (c) The Collateral shall not include, and this Agreement shall exclude from its operation, Excluded Property.

     1.2 Power of Attorney.

  On the date hereof each Grantor hereby constitutes and appoints the Administrative Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and, during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem to be necessary or advisable to protect the interests of the Secured Parties under the Credit Agreement and the other Loan Documents, which appointment as attorney is coupled with an interest and is irrevocable until the Termination Date. NONE OF ADMINISTRATIVE AGENT, LENDERS OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS

OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

     Each Grantor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

     2.1 Necessary Filings.

  All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Grantor to the Administrative Agent hereby in respect of the Collateral have been accomplished and the security interest granted to the Administrative Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC), by filing a financing statement under the UCC as enacted in any relevant jurisdiction.

     2.2 No Liens.

  Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of all Collateral and has the power to transfer each item of Collateral upon which it purports to grant as a Lien hereunder free from any Lien (other than Permitted Liens), and such Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrative Agent.

     2.3 Other Financing Statements.

As of the date hereof, there is no effective security agreement or financing statement (or similar statement or instrument of registration or continuation under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Grantor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with

Permitted Liens. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

     2.4 Chief Executive Office, Record Locations.

  The chief executive office of such Grantor is, on the date of this Agreement, located at the address indicated on Annex A for such Grantor. During the period of the four calendar months preceding the date of this Agreement, the chief executive office of such Grantor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A for such Grantor.

     2.5 Location of Inventory and Equipment.

  All Inventory and Equipment held on the date hereof, or held at any time during the four calendar months prior to the date hereof, by each Grantor is located at one of the locations shown on Annex B for such Grantor.

     2.6 Legal Names; Type of Organization.

  The exact legal name of each Grantor as it appears in the official filings in the state of its incorporation or other organization, the type of organization of such Grantor as it appears in official filings in the state of its incorporation or other organization, whether or not such Grantor is a Registered Organization, the jurisdiction of organization of such Grantor, such Grantor’s Location, the organizational identification number (if any) of such Grantor, and whether or not such Grantor is a Transmitting Utility, is listed on Annex C for such Grantor. Each Grantor has only one state of incorporation, organization or formation. Such Grantor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any) from that used on Annex C, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Loan Documents and so long as the same do not involve (x) a Registered Organization ceasing to constitute the same (except in a transaction permitted by the Credit Agreement) or (y) such Grantor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Administrative Agent not less than 15 days’ prior written notice of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall correct all information contained therein for such Grantor, and (ii) in connection with any such change or changes, it shall have taken all action requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Grantor does not have an organizational identification number on the date hereof and later obtains one, such Grantor shall promptly thereafter notify the Administrative Agent of such organizational identification number and shall take all actions satisfactory to the Administrative Agent to the extent necessary to maintain the security interest of the Administrative Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

     2.7 Trade Names; Etc.

  As of the date hereof, such Grantor has or operates in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D for such Grantor.

     2.8 Certain Significant Transactions.

  During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Grantor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except as described in Annex E. With respect to any transactions so described in Annex E, the respective Grantor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Grantor, or was liquidated into or transferred all or substantially all of its assets to such Grantor, and shall have furnished to the Administrative Agent such UCC lien searches as may have been requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Grantor by such Person including pursuant to Section 9-316(a)(3) of the UCC).

     2.9 Patents, Trademarks and Copyrights.

. No Grantor has any interest in, or title to, any Patent, Trademark or Copyright except as set forth in Annex H hereto. This Agreement is effective to create a valid and continuing Lien on each Grantor’s Patents, Trademarks and Copyrights and, upon filing of the Intellectual Property Security Agreement with the United States Copyright Office and filing of the Intellectual Property Agreement with the United State Patent and Trademark Office, perfected Liens in favor of the Administrative Agent on behalf of the Secured Parties on each of Grantor’s United States Patents, Trademarks and Copyrights and such perfected Liens are enforceable as such as against any and all creditors of and purchasers from any Grantor. Upon filing of the Intellectual Property Security Agreements with the United States Copyright Office and filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the filing of appropriate financing statements listed on Annex C hereto, all action necessary or desirable to protect and perfect Administrative Agent’s Lien on each of Grantor’s United States Patents, Trademarks or Copyrights shall have been duly taken.

     2.10 As-Extracted Collateral; Timber-to-be-Cut.

On the date hereof, such Grantor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut. If at any time after the date of this Agreement such Grantor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Grantor shall furnish the Administrative Agent with prompt written notice thereof (which notice shall describe in reasonable detail the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed necessary or desirable by the Administrative Agent to perfect the security interest of the Administrative Agent therein.

     2.11 Collateral in the Possession of a Bailee; Landlord Waivers.

  If any Inventory or other Goods are at any time in the possession of a bailee, such Grantor shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall promptly obtain an acknowledgment from such bailee, in form and substance satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and shall act upon the instructions of the Administrative Agent, without the further consent of such Grantor. The Administrative Agent agrees with such Grantor that the Administrative Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Grantor with respect to any such bailee. Each Grantor shall, in accordance with and to the extent required by the terms of the Credit Agreement, obtain waivers or subordinations of Liens from landlords and mortgagees, and each Credit Party shall in all instances obtain signed acknowledgements of Administrative Agent’s Liens from bailees having possession of any Grantor’s Goods that they hold for the benefit of Administrative Agent.

     2.12 Covenants Regarding Patent, Trademark and Copyright Collateral.

          (a) Grantors shall notify Administrative Agent immediately if they know or have reason to know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

          (b) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving Administrative Agent prior written notice thereof, and, upon request of Administrative Agent, Grantor shall execute and deliver any and all Intellectual Property Security Agreements as Administrative Agent may request to evidence Administrative Agent’s Lien on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

          (c) Grantors shall take all actions necessary or requested by Administrative Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

          (d) In the event that any of the Patent, Trademark or Copyright Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 3.11 of this Agreement. Such Grantor shall, unless such Grantor shall reasonably determine that such Patent, Trademark or Copyright is in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as Administrative Agent shall deem appropriate under the circumstances to protect such Patent, Trademark or Copyright Collateral.

2.13	Recourse.

  This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Loan Documents and otherwise in writing in connection herewith or therewith.

2.14	Compliance with Terms of Accounts, etc.; Limitation on Liens on Collateral and Disposition.

  In all material respects, each Grantor will perform and comply with all obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral. No Grantor will create, permit or suffer to exist, and each Grantor will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of Administrative Agent and Secured Parties in and to any of such Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever. No Grantor will sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as permitted by the Credit Agreement.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

     3.1 Additional Representations and Warranties.

  As of the time when each of its Accounts arises, each Grantor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Grantor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, and (ii) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

     3.2 Maintenance of Records.

  Each Grantor will keep and maintain at its own cost and expense accurate records of its Collateral, including but not limited to, its Accounts and Contracts, including originals of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Grantor will make the same available on such Grantor’s premises to the Administrative Agent for inspection upon the Administrative Agent’s reasonable request, at such Grantor’s own cost and expense (provided that any such cost or expense is reasonable) and otherwise in accordance with the Credit Agreement. At the request of the Administrative Agent, such Grantor shall, at its own cost and expense (provided that any such cost or expense is reasonable), deliver all tangible evidence of its Collateral, including but not limited to, its Accounts and Contract Rights (including all documents of such Grantor evidencing the Accounts and all Contracts) and such books and records to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor), subject to applicable confidentiality restrictions. If the Administrative Agent so directs, such Grantor shall legend, in form and manner satisfactory to the Administrative Agent, any Chattel Paper, Instruments, Accounts and Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Chattel Paper, Instruments, Accounts and Contracts with an appropriate reference to the fact that such Chattel Paper, Instruments, Accounts and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein.

     3.3 Direction to Account Debtors; Contracting Parties; etc.

  Upon the occurrence and during the continuance of an Event of Default (or if any rights of set-off (other than set-offs against an Account arising under the Contract giving rise to the same Account) or contra accounts may be asserted with respect to the following)), if the Administrative Agent so directs any Grantor, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Administrative Agent may, at its option and without prior notice to such Grantor, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Administrative Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Without notice to or assent by any Grantor, the Administrative Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 5.4. The costs and expenses of collection (including reasonable attorneys’ fees actually incurred), whether incurred by a Grantor or the Administrative Agent, shall be borne by Holdings, the Borrowers and the other Loan Parties. The Administrative Agent shall deliver a copy of each notice referred to in the preceding clause to the relevant Grantor, provided that (x) the failure by the Administrative Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Administrative Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Article VII(g) or (h) of the Credit Agreement has occurred and is continuing.

     3.4 Modification of Terms; etc.

  Except as permitted by Section 3.5, no Grantor shall rescind or cancel any material indebtedness evidenced by any Account or under any Contract, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract (other than as permitted by the Credit Agreement), or interest therein, in each case, to the extent that any such rescission, cancellation, modification, adjustment, extension, renewal, compromise, settlement or sale would materially impair the rights of the Administrative Agent in the Accounts or Contracts, without the prior written consent of the Administrative Agent. No Grantor will do anything to impair the rights of the Administrative Agent in the Accounts or Contracts.

     3.5 Collection.

  Each Grantor shall cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Administrative Agent after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment. The costs and expenses (including reasonable attorneys’ fees actually incurred) of collection, whether incurred by a Grantor or the Administrative Agent, shall be borne by the relevant Grantor.

     3.6 Instruments.

  If any Grantor owns or acquires any Instrument in excess of $500,000 constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), such Grantor will within 10 Business Days notify the Administrative Agent thereof, and upon request by the Administrative Agent will promptly deliver such Instrument to the Administrative Agent appropriately endorsed to the order of the Administrative Agent.

     3.7 Grantors Remain Liable Under Accounts.

  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured

Party of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

     3.8 Grantors Remain Liable Under Contracts and Licenses.

  Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Contracts and each of its Licenses to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract and Licenses. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by the Administrative Agent or any other Secured Party of any payment relating to such Contract or License pursuant hereto, nor shall the Administrative Agent or any other Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract or License, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract or License, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they maybe entitled at any time or times.

     3.9 Deposit Accounts; Financial Assets, Etc.

  (a) No Grantor maintains, or at any time after the date of this Agreement shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States. Annex F accurately sets forth, as of the date of this Agreement, for each Grantor, each Deposit Account maintained by such Grantor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account. With respect to each Deposit Account, the respective Grantor shall comply with the requirements of Section 5.17 of the Credit Agreement. If any bank with which a Deposit Account is maintained refuses to subordinate all its claims with respect to such Deposit Account to the Administrative Agent’s security interest therein on terms satisfactory to the Administrative Agent, then the Administrative Agent, at its option, may (x) require that such Deposit Account be terminated in accordance with the immediately preceding sentence or (y) agree to a Control Agreement without such subordination, provided that in such event the Administrative Agent may at any time, at its option, subsequently require that such Deposit Account be terminated (within 30 days after notice from the Administrative Agent) in accordance with the requirements of the immediately preceding sentence.

          (b) After the date of this Agreement, no Grantor shall establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause a. At the time any such Deposit Account is established, such Grantor shall comply with the requirements of Section 5.17 of the Credit Agreement.

          (c) If required by the terms of the Credit Agreement and not waived by Administrative Agent in writing (which waiver may be revoked), each Grantor shall obtain authenticated Control Letters from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Grantor.

     3.10 Letter-of-Credit Rights.

  If any Grantor is at any time a beneficiary under a letter of credit with a stated amount of $500,000 or more, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, arrange (i) for the issuer and any confirmer of such letter of credit to consent to a collateral assignment to the Administrative Agent of the proceeds of any drawing under such letter-of credit or (ii) for the Administrative Agent to become the transferee beneficiary of such letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Credit Agreement after the occurrence and during the continuance of an Event of Default.

     3.11 Commercial Tort Claims.

  All Commercial Tort Claims of each Grantor in existence on the date of this Agreement are described in Annex H. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $500,000 or more, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

     3.12 Chattel Paper.

  Upon the reasonable request of the Administrative Agent made at any time or from time to time, each Grantor shall promptly furnish to the Administrative Agent a list of all Electronic Chattel Paper held or owned by such Grantor. Furthermore, if requested by the Administrative Agent, each Grantor shall promptly take all actions so that the Administrative Agent has “control” of all Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC. Each Grantor will promptly (and in any event within 10 days) following any reasonable request by the Administrative Agent, deliver all of its Tangible Chattel Paper to the Administrative Agent.

     3.13 Further Actions.

  Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Administrative Agent may reasonably require.

     3.14 Financing Statements.

  Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request. Each Grantor also ratifies its authorization for the Administrative Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

     3.15 Service Contracts.

  The provisions of this Agreement are not intended to affect or impair the ability of the Guarantors and their Subsidiaries to enter into, amend, waive, modify, renew, replace, continue or terminate any Service Contract.

ARTICLE IV

PROVISIONS CONCERNING ALL COLLATERAL

     4.1 Protection of Administrative Agent’s Security.

  Except as otherwise permitted by the Loan Documents, each Grantor will do nothing to impair the rights of the Administrative Agent in the Collateral. Each Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Loan Documents. Except to the extent otherwise permitted to be retained by such Grantor or applied by such Grantor pursuant to the terms of the Loan Documents, the Administrative Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, if an Event of Default then exists, apply such proceeds in accordance with Section 5.4. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

     4.2 Warehouse Receipts Non-Negotiable.

  Each Grantor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Grantor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the UCC as in effect in any relevant jurisdiction or under other relevant law).

     4.3 Additional Information.

  Each Grantor will, at its own expense (provided that any such expense is reasonable), from time to time upon the request of the Administrative Agent, promptly (and in any event within 15 days after its receipt of the respective request) furnish to the Administrative Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Administrative Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Administrative Agent. Without limiting the foregoing, each Grantor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Administrative Agent such updated Annexes hereto as may from time to time be reasonably requested by the Administrative Agent.

     4.4 Notices; Good Standing Certificates; No Reincorporation; Terminations; Amendments Not Authorized.

  Grantors will advise Administrative Agent promptly, in reasonable detail, (i) of any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereunder or under any other Loan Document. Not less frequently than once during each calendar quarter, each Grantor shall, unless Administrative Agent shall otherwise consent, provide to Administrative Agent a certificate of good standing from its state of incorporation or organization. Without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, no Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of Administrative Agent. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Administrative Agent and agrees that it will not do so without the prior written consent of Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

     4.5 Financing Statements and Other Documents.

  Each Grantor agrees to execute and deliver to the Administrative Agent such documents, in form and substance reasonably acceptable to the Administrative Agent, as the Administrative Agent may from time to time reasonably request or as are necessary or desirable in the reasonable opinion of the Administrative Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Grantor hereby authorizes the Administrative Agent to file any such financing statements without the signature of such Grantor where permitted by law (and such authorization includes describing the Collateral as “all assets” or “all personal property” of such Grantor, subject to the exceptions provided herein).

ARTICLE V

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

     5.1 Remedies; Obtaining the Collateral Upon Default.

  Each Grantor agrees that the Administrative Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under the UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may, if any Event of Default shall have occurred and be continuing, then and in every such case:

          (a) personally, or by agents or attorneys, immediately, take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor, subject to the limitations on access provided for in the Service Contracts;

          (b) instruct the obligor or obligors on any agreement, instrument or other obligation (including the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

          (c) instruct all banks which have entered into a Control Agreement with the Administrative Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account or other account indicated by the Administrative Agent;

          (d) sell, license, lease, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 5.2, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

          (e) take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event such Grantor shall at its own expense:

          (i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent;

          (ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 5.2; and

          (iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain it in good condition;

          (f) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.4; and

          (g) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation.

          Administrative Agent shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of Administrative Agent. Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Administrative Agent’s remedies (for the benefit of Administrative Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

     5.2 Remedies; Disposition of the Collateral.

          (a) If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Administrative Agent under or pursuant to Section 5.1 and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair at the expense of the relevant Grantor which the Administrative Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Administrative Agent may, without notice or publication (except any notice required by law), adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. The Administrative Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 5.2 without accountability to the relevant Grantor. If, under applicable law, the Administrative Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Grantor as hereinabove specified, the Administrative Agent need give such Grantor only such notice of disposition as shall be required by such applicable law. Each Grantor agrees to do or cause to be done all such other acts and things as may be necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense.

          (b) To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 5.1 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would not be commercially unreasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 5.1. Without limitation upon the foregoing, nothing contained in this Section 5.1 shall be construed to grant any rights to any Grantor or to impose any duties on Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 5.1.

          (c) Neither the Administrative Agent nor the Lenders shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof. Neither the Administrative Agent nor the Lenders shall be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document shall be cumulative. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.

     5.3 Waiver of Claims.

  Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

          (a) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

          (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and

          (c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the

Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

     5.4 Application of Proceeds.

  The proceeds of any sale of, or other realization upon, all or any part of the Collateral of the Grantors by the Administrative Agent on behalf of the Secured Parties shall be applied by the Administrative Agent subject to the directions provided in the Credit Agreement. Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.

     5.5 Remedies Cumulative.

  Each and every right, power and remedy hereby specifically given to the Administrative Agent shall be in addition to every other right, power and remedy specifically given to the Administrative Agent under this Agreement and the other Loan Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

     5.6 Discontinuance of Proceedings.

  In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the relevant Grantor, the Administrative Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

     5.7 Grant Of License To Use Intellectual Property Collateral.

  For the purpose of enabling Administrative Agent to exercise rights and remedies under Section 5.6 hereof (including, without limiting the terms of Section 5.6 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Administrative Agent, for the benefit of Administrative Agent and Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

5.8	Limitation On Administrative Agent’s And Lenders’ Duty In Respect Of Collateral.

  Administrative Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Administrative Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

     5.9 Reinstatement.

  This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

ARTICLE VI

DEFINITIONS AND INTERPRETIVE PROVISIONS

     6.1 Definitions.

  The following terms shall have the meanings herein specified.

          “Account” shall mean any “account” as such term is defined in the UCC.

          “Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement.

          “Agreement” shall have the meaning set forth in the first paragraph hereof.

          “As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the UCC.

          “Borrowers” shall have the meaning provided in the recitals hereto.

          “Chattel Paper” shall mean “chattel paper” as such term is defined in the UCC. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

          “Collateral” shall have the meaning provided in Section 1.1(a).

          “Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the UCC.

          “Contract Rights” shall mean all rights of any Grantor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

          “Contracts” shall mean all contracts between any Grantor and one or more additional parties (including any licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

          “Copyright License” shall mean any and all rights of any Grantor under any written agreement granting any right to use any Copyright or Copyright registration.

          “Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or acquires any rights: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          “Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

          “Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the UCC, including the Cash Collateral Account, the Existing Subordinated Notes Cash Collateral Account, the CapEx Funding Account, and the Dividend/CapEx Funding Account.

          “Documents” shall mean “documents” as such term is defined in the UCC.

          “Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the UCC.

          “Equipment” shall mean any “equipment” as such term is defined in the UCC, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

          “Excluded Property” shall be the collective reference to (i) any property to the extent that, and only for so long as, a grant of a security interest in such property is prohibited by any requirements of law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document with any Person that is not an Affiliate (including any of the foregoing relating to Liens permitted by Section 6.2(h) and (n) of the Credit Agreement), provided, however that such property shall not be considered “Excluded Property” to the extent that (x) such requirement of law is no longer applicable or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is rendered ineffective under applicable law, including, but not limited to under Section 9-406, 9-407 and 9-408 of the UCC, (y) if such property is Equipment, such prohibition of a grant of a security interest on such Equipment does not constitute either a Permitted Lien Restriction (as such term is defined in the Credit Agreement) or, in the case of any Equipment purchased or acquired with Permitted Non-Wholly-Owned Capital Expenditures, a Permitted JV Lien Restriction, (ii) Voting Equity Interests of any First Tier Foreign Subsidiary that are not required to be pledged under the Pledge Agreement, (iii) the Capital Stock of Service America/National Business Services Enterprises Joint Venture and Service America Corporation — Service Systems Associates), (iv) motor vehicles to the extent that the aggregate book value of all such motor vehicles constituting Excluded Property does not exceed at any time $250,000, (v) the cash collateral pledged to Keybank National Association on the date of this Agreement in the amount of $20,625,347.99 to secure the obligations of the Grantors to Keybank National Association with respect to the Existing Letters of Credit, pursuant to that certain Account Pledge and Control Agreement, dated as of the date hereof, among Volume Services America, Inc., Keybank National Association and McDonald Investments, Inc., and (v) employee payroll accounts, pension accounts, trust accounts and deposit accounts maintained solely for the benefit of third parties under Service Contracts. Notwithstanding anything to the contrary in this Agreement, Excluded Property shall not in any event include (x) any rights to receive payments under the Service Contracts or (y) any Proceeds arising from the sale, transfer, disposition or assignment at any time of any of the Service Contracts.

          “General Intangibles” shall mean “general intangibles” as such term is defined in the UCC, including, but not limited to, all Licenses, Copyrights, Trademarks and Patents.

          “Goods” shall mean “goods” as such term is defined in the UCC.

          “Grantor” shall have the meaning provided in the first paragraph of this Agreement.

          “Holdings” shall have the meaning provided in the recitals hereto.

          “Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights: (a) all Patents, Copyrights and Trademarks, and (b) Patent Licenses, Trademark Licenses, Copyright Licenses and other licenses to use any of the items described in the preceding clause (a), and any other like-items necessary to conduct or operate the business of such Grantor.

          “Instrument” shall mean “instruments” as such term is defined in the UCC.

          “Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Administrative Agent from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the UCC.

          “Investment Property” shall mean “investment property” as such term is defined in the UCC.

          “Lenders” shall have the meaning provided in the recitals hereto.

          “Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the UCC.

          “License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests of each Grantor in Intellectual Property.

          “Location” of any Grantor, shall mean such Grantor’s “location” as determined pursuant to Section 9-307 of the UCC.

          “Patent License” shall mean any written agreement now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights granting any right with respect to any property, process or other invention on which a Patent is in existence.

          “Patents” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part and extensions thereof.

          “Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

          “Proceeds” shall mean all “proceeds” as such term is defined in the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

          “Registered Organization” shall have the meaning provided in the UCC as in effect in the State of New York.

          “Secured Obligations” shall mean and include, as to each Grantor, all of the following:

          (i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of Holdings, the Borrowers and the other Loan Parties to the Administrative Agent and the Secured Parties, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents (including in the event such Grantor is a Guarantor, all such obligations, liabilities and indebtedness of such Grantor under its Guarantee under the relevant Guarantee Agreement) and the due performance and compliance by Holdings, the Borrowers and the other Loan Parties with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents;

          (ii) any and all sums advanced by the Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

          (iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clause (i) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Administrative Agent of its rights hereunder, together with attorneys’ fees and court costs;

          (iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 9.4 of the Credit Agreement; and

          (v) all amounts owing to any Secured Party pursuant to any of the Loan Documents in its capacity as such;

it being acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

          “Secured Parties” shall have the meaning provided in the recitals of this Agreement.

          “Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the UCC, now or hereafter owned by any Grantor, or in which any Grantor has any rights, and, in any event, shall include, but shall not be limited to all of such Grantor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

          “Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the UCC.

          “Termination Date” shall have the meaning provided in Section 7.8(a).

          “Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the UCC.

          “Titled Vehicles” shall mean vehicles subject to certificates of title.

          “Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

          “Trademark License” shall mean any written agreement now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any such rights granting to any Grantor any right to use any Trademark.

          “Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any such rights: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications (other than any application to register any trademark, service mark or other mark prior to the filing under applicable law of a verified statement of use for the equivalent) for such trademark, service mark or other mark if the creation of a Lien thereon or security interest therein would void or invalidate such trademark, service mark of other mark) in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (b) all reissues, extensions or renewals thereof and (c) all goodwill associated with or symbolized by any of the foregoing.

          “Voting Equity Interests” shall mean, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

     6.2 Interpretive Provisions.

  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

          (ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

          (iii) The term “including” is by way of example and not limitation.

          (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

          (e) All covenants contained herein shall be given independent effect so that if a particular action or condition is prohibited by any such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

     6.3 References to Agreements and Laws.

  Unless otherwise expressly provided herein, (a) references to agreements (including Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE VII

MISCELLANEOUS

     7.1 Notices.

  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, facsimile, or courier service and all such notices and communications shall, when mailed, sent by facsimile, or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by facsimile, except that notices and communications to the Administrative Agent, any Secured Party or any Grantor shall not be effective until received by the Administrative Agent, any Secured Party or such Grantor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

          (a) if to any Grantor:

c/o Volume Services America, Inc.,
Volume Services, Inc., and
Service America Corporation
201 East Broad Street
Spartanburg, SC 29306
Attention: Chief Financial Officer
Telephone No.: 864.598.8600
Facsimile No.: 864.598.8645

          (b) if to the Administrative Agent or any Secured Patty, at such address as such party shall have specified in the Credit Agreement; or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

     7.2 Waiver; Amendment.

  Except as provided in Sections 7.8, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Grantor other than the Grantor so added or released) and the Administrative Agent (with the written consent of the Required Lenders or all of the Lenders, as required under the Credit Agreement).

     7.3 Obligations Absolute.

  The obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Loan Document; or (c) any amendment to or modification of any Loan Document or any security for any of the Secured Obligations; whether or not such Grantor shall have notice or knowledge of any of the foregoing.

     7.4 Successors and Assigns.

  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 7.8, (ii) be binding upon each Grantor, its successors and assigns; provided, however, that no Grantor shall assign, sell, hypothecate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Secured Parties, and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent, the Secured Parties and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.

     7.5 Indemnification.

  In any suit, proceeding or action brought by Administrative Agent or any Secured Party relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, each Grantor will save, indemnify and keep Administrative Agent and Secured Parties harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by any Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, except in the case of Administrative Agent or any Secured Party, to the extent such expense, loss, or damage is attributable solely to the gross negligence or willful misconduct of Administrative Agent or such Secured Party as finally determined by a court of competent jurisdiction. All such obligations of Grantors shall be and remain enforceable against and only against Grantors and shall not be enforceable against Administrative Agent or any Secured Party.

     7.6 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          (b) Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the Loan Documents against any Grantor or its properties in the courts of any jurisdiction.

          (c) Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each Grantor irrevocably consents to service of process in the manner provided for notices in Section 7.1 hereof and as provided for in the Credit Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (e) EACH GRANTOR WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE. THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

          (f) Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of this Section 7.6, with its counsel.

     7.7 Grantor’s Duties.

  It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Administrative Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Administrative Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral.

     7.8 Termination; Release.

(a) On the Termination Date, this Agreement shall terminate (provided, that all indemnities set forth herein shall survive such termination) and the Administrative Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (including UCC termination statements) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Administrative Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Commitments under the Credit Agreement have been terminated, all Loans and Notes under the Credit Agreement have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated or cash collateral has been deposited with the Administrative Agent for all Letter of Credit Exposure in a manner consistent with the terms of Section 2.18(k) of the Credit Agreement, and all other Secured Obligations (other than indemnities described in Section 9.5 of the Credit Agreement, and any other indemnities set forth in any other Loan Documents, in each case which are not then due and payable) then due and payable have been paid in full.

          (b) In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Loan Party) at any time prior to the Termination Date, to the extent permitted by the other Loan Documents, the Administrative Agent, at the request and expense of such Grantor, promptly will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

          (c) At any time that a Grantor desires that the Administrative Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 7.8(a) or (b), such Grantor shall deliver to the Administrative Agent a certificate signed by an authorized officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 7.8(a) or (b).

          (d) The Administrative Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with (or which the Administrative Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 7.8.

     7.9 Counterparts.

  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when it shall have been executed by each party hereto and when the Administrative Agent shall have received copies hereof.

     7.10 Severability.

  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     7.11 The Administrative Agent and the other Secured Parties.

  The Administrative Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Administrative Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article VIII of the Credit Agreement. The Administrative Agent shall act hereunder on the terms and conditions set forth herein and in Article VIII of the Credit Agreement.

     7.12 Additional Grantors.

  It is understood and agreed that any Subsidiary that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Loan Document, shall become a Grantor hereunder by (x) executing a counterpart hereof and delivering same to the Administrative Agent, or by executing a joinder agreement to the Subsidiary Guarantee Agreement, (y) delivering supplements to Annexes A through F, inclusive, and H, as are necessary to cause such Annexes to be complete and accurate with respect to such additional Grantor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Administrative Agent and with all documents and actions required above to be taken to the satisfaction of the Administrative Agent. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

     7.13 Release of Grantors.

  If at any time all of the Capital Stock of any Grantor owned by Holdings or any of its Subsidiaries are sold (to a Person other than a Loan Party) in a transaction permitted pursuant to the Credit Agreement (and which does not violate the terms of any other Loan Document then in effect), then, such Grantor shall be released as a Grantor pursuant to this Agreement without any further action hereunder (it being understood that the sale of all of the Capital Stock in any

Person that owns, directly or indirectly, all of the Capital Stock in any Grantor shall be deemed to be a sale of all of the Capital Stock in such Grantor for purposes of this Section), and the Administrative Agent is authorized and directed to execute and deliver such instruments of release as are satisfactory to it. At any time that the Borrowers desires that a Grantor be released from this Agreement as provided in this Section 7.13, the Borrowers shall deliver to the Administrative Agent a certificate signed by a principal executive officer of the Borrowers stating that the release of such Grantor is permitted pursuant to this Section 7.13. The Administrative Agent shall have no liability whatsoever to any other Secured Party as a result of the release of any Grantor by it in accordance with, or which it believes to be in accordance with, this Section 7.13.

     7.14 Benefit of Lenders.

  All Liens granted or contemplated hereby shall be for the benefit of Administrative Agent, individually, and Lenders, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Credit Agreement.

     7.15 Section Titles.

  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     7.16 No Strict Construction.

  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     7.17 Conflicts.

  To the extent that the provisions hereof conflict with those set forth in the Credit Agreement, the Credit Agreement shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

VOLUME SERVICES AMERICA, INC., a Grantor
By:
Name:
Title:

VOLUME SERVICES, INC., a Grantor
By:
Name:
Title:

SERVICE AMERICA CORPORATION, a Grantor
By:
Name:
Title:

CENTERPLATE, INC., a Grantor
By:
Name:
Title:

SECURITY AGREEMENT
SIGNATURE PAGE
1944584

SERVICE AMERICA CONCESSIONS CORPORATION, a Grantor
By:
Name:
Title:

SERVICE AMERICA OF TEXAS, INC., a Grantor
By:
Name:
Title:

SERVICE AMERICA CORPORATION OF WISCONSIN, a Grantor
By:
Name:
Title:

SECURITY AGREEMENT
SIGNATURE PAGE
1944584

V.S.I. OF MARYLAND, INC., a Grantor
By:
Name:
Title:

SECURITY AGREEMENT
SIGNATURE PAGE
1944584

Accepted and Agreed to:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Administrative Agent

By:

Name:

Title:

SECURITY AGREEMENT
SIGNATURE PAGE
1944584

ANNEX A
to
SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

Name of Grantor                                        Address(es) of Chief Executive Office

Annex A - 1

ANNEX B
to
SECURITY AGREEMENT

SCHEDULE OF INVENTORY AND EQUIPMENT LOCATIONS

Grantor	Location

Annex B - 1

ANNEX C
to
SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

	Type of				Grantor’s
	Organization			Grantor's	Organization
	(or if the			Location	Identification -	Trans-
Exact Legal	Grantor is	Registered	Jurisdiction	(for purposes	Number (or, if-	mitting
Name of	an Individual,	Organization?	of	of NY UCC	it has none,	Utility?
Each Grantor	so indicated)	(Yes/No)	Organization	§ 9-307)	so indicate)	(Yes/No)

Annex C - 1

ANNEX D
to
SECURITY AGREEMENT

SCHEDULE OF TRADE AND FICTITIOUS NAMES

Name of Grantor	Trade and/or Fictitious Names

Annex D - 1

ANNEX E
to
SECURITY AGREEMENT

DESCRIPTION OF CERTAIN
SIGNIFICANT TRANSACTIONS OCCURRING WITHIN
ONE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

Description of any Transactions as
Name of Grantor	required by Section 2.8 of the Security Agreement

Annex E - 1

ANNEX F
to
SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

Jurisdiction of Bank
			Name of Bank,	(as determined in
Name of	Description of		Address and Contact	accordance with
Each Grantor	Deposit Account	Account Number	Information	UCC § 9 304)

Annex F - 1

ANNEX G
to
SECURITY AGREEMENT

DESCRIPTION OF COMMERCIAL TORT CLAIMS

Name of Grantor	Description of Commercial Tort Claims

Annex G - 1

ANNEX H
to
SECURITY AGREEMENT

PATENTS, TRADEMARKS AND COPYRIGHTS

Annex H - 1

EXHIBIT I

FORM OF SUBSIDIARY GUARANTEE AGREEMENT

     THIS SUBSIDIARY GUARANTEE AGREEMENT (this “Guarantee”) dated as of April 1, 2005, made by each of the parties listed on the signature pages hereof as subsidiary guarantors (collectively, the “Subsidiary Guarantors”, and individually, a “Subsidiary Guarantor”) in favor of General Electric Capital Corporation, as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), for the ratable benefit of the Secured Parties (as defined below). Certain capitalized terms as used herein are defined in Section 22 hereof, and all other capitalized terms used herein without definition shall have the meanings assigned to them in the Credit Agreement.

WITNESSETH:

     WHEREAS, Volume Services America, Inc., Volume Services, Inc., and Service America Corporation (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), Centerplate, Inc. (“Holdings”), certain financial institutions from time to time party thereto (the “Lenders”), General Electric Capital Corporation as Swingline Lender, and the Administrative Agent (the Administrative Agent together with the Lenders, collectively, the “Secured Parties”) have entered into that certain Credit Agreement dated as of April 1, 2005 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of such Borrower, all as contemplated therein;

     WHEREAS, each Subsidiary Guarantor is a wholly-owned subsidiary of a Borrower, and each Subsidiary Guarantor will realize substantial direct and indirect benefits as a result of the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers pursuant to such Credit Agreement;

     WHEREAS, it is a condition precedent to the making of Loans to, the purchasing of Term Notes from, and the issuance of, and participation in, Letters of Credit for the account of such Borrower under the Credit Agreement, that each Subsidiary Guarantor shall have executed and delivered to the Administrative Agent for the benefit of the Secured Parties this Guarantee;

     WHEREAS, each Subsidiary Guarantor will obtain direct and indirect benefits from the incurrence of Loans by any Borrower, the issuance of Term Notes and the issuance of, and participation in, Letters of Credit for the account of such Borrower under the Credit Agreement, and accordingly, desires to execute this Guarantee in order to satisfy the condition described in the preceding paragraph, and to induce the Lenders to make Loans, to purchase Term Notes and to make extensions of credit to such Borrower.

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Subsidiary Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Subsidiary Guarantor hereby makes the following representations and warranties to the

Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

     1. THE GUARANTEE.

          (a) Each Subsidiary Guarantor irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including principal, premium, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Borrower, Holdings or any other Loan Party owing to the Lenders, whether now existing or hereafter incurred-under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents and the due performance and compliance by such Borrower, Holdings or any other Loan Party with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents (all such obligations, liabilities and indebtedness under this clause a being herein collectively called the “Guaranteed Obligations”).

As used herein, the term “Guaranteed Party” shall mean any Borrower, Holdings and each Subsidiary of such Borrower party to any Loan Document. Each Subsidiary Guarantor understands, agrees and confirms that the Secured Parties may enforce this Guarantee up to the full amount of the Guaranteed Obligations against such Subsidiary Guarantor without proceeding against each Borrower or any other Guaranteed Party, or against any security for the Guaranteed Obligations, or under any other guarantee covering all or a portion of the Guaranteed Obligations.

          (b) Additionally, each Subsidiary Guarantor, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by each Borrower or any other Guaranteed Party upon the occurrence in respect of the Borrowers or any other Guaranteed Party of any of the events specified in Article VII (g) or (h) of the Credit Agreement, and unconditionally, absolutely and irrevocably, promises to pay such Guaranteed Obligations to the Secured Parties or order, on demand. This Guarantee is an absolute, present and continuing guarantee of prompt payment and performance and not of collection.

          (c) The provisions of this Guarantee are for the benefit of Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Guaranteed Party and Administrative Agent or Lenders, the obligations of any Guaranteed Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by any Secured Party to any Person or Persons, any reference to “Administrative Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.

     2. LIABILITY OF SUBSIDIARY GUARANTOR ABSOLUTE.

          (a) The liability of each Subsidiary Guarantor hereunder is primary, absolute, unconditional and is exclusive and independent of any security for or other guarantee of the indebtedness of any Borrower or any other Guaranteed Party whether executed by such Borrower or any other Guaranteed Party, and the liability of such Subsidiary Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by such Borrower or any other Guaranteed Party or by any other party, (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guarantee or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower or any other Guaranteed Party, (e) the failure of any Subsidiary Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guarantee, (f) any payment made to any Secured Party on the Guaranteed Obligations which any Secured Party returns to any Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Subsidiary Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Parties as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

          (b) If any Guarantor shall engage in any transaction as a result of which any Borrower is required to make a mandatory prepayment with respect to the Guaranteed Obligations under the terms of the Credit Agreement (including any issuance or sale of such Subsidiary Guarantor’s Stock or any sale of its assets), such Subsidiary Guarantor shall distribute to, or make a contribution to the capital of, one or more of the Borrowers an amount equal to the mandatory prepayment required under the terms of the Credit Agreement.

     3. OBLIGATIONS OF SUBSIDIARY GUARANTOR INDEPENDENT. The obligations of each Subsidiary Guarantor hereunder are independent of the obligations of Holdings or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor whether or not action is brought against any Borrower or any other Guaranteed Party and whether or not any Borrower or any other Guaranteed Party joined in any such action or actions. Each Subsidiary Guarantor waives the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Borrower or such other Guaranteed Party shall operate to toll the statute of limitations as to such Subsidiary Guarantor.

     4. WAIVERS BY SUBSIDIARY GUARANTOR. (a) Each Subsidiary Guarantor hereby waives notice of acceptance of this Guarantee and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Party against, and any other notice to, any party liable thereon (including each Subsidiary Guarantor, any Borrower or any other Guaranteed Party) and each Subsidiary Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Party upon this Guarantee, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guarantee.

          (b) Each Subsidiary Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Secured Parties to: (i) proceed against any Borrower, any other Guaranteed Party, or any other party; (ii) proceed against or exhaust any security held from any Borrower, any other Guaranteed Party or any other party; or (iii) pursue any other remedy available to the Secured Parties. Each Subsidiary Guarantor waives any defense based on or arising out of any defense of any Borrower, any other Guaranteed Party or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Borrower, any other Guaranteed Party, or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guaranteed Party other than payment in full of the Guaranteed Obligations in cash. Upon the occurrence and during the continuance of an Event of Default, the the Administrative Agent may, or at the direction of the Required Lenders, shall may foreclose on any collateral serving as security held by the Administrative Agent or the other Secured Parties by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Parties may have against any Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Subsidiary Guarantor waives any defense arising out of any such election by the Secured Parties, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Subsidiary Guarantor against any Borrower, any other Guaranteed Party or any other party or any security.

          (d) Each Subsidiary Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest,-notices of dishonor, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new or additional indebtedness. Each Subsidiary Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guaranteed Party’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each Subsidiary Guarantor assumes and incurs hereunder, and has adequate means to obtain from each Borrower and each other Guaranteed Party on an ongoing basis information relating thereto and each Borrower’s and each other Guaranteed Party’s ability to pay and perform its respective Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guarantee is in effect. Each Subsidiary Guarantor acknowledges and agrees that (i) the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Borrower or any other Guaranteed Party for the benefit of any Subsidiary Guarantor or to advise any Subsidiary Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of any Borrower or any other Guaranteed Party that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to such Subsidiary Guarantor, or might (or does) increase the risk of such Subsidiary Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Subsidiary Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder, and (ii) the Secured Parties shall have no duty to advise any Subsidiary Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

          (e) Each Subsidiary Guarantor hereby acknowledges and agrees that no Secured Party nor any other Person shall be under any obligation (i) to marshal any assets in favor of such Subsidiary Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Loan Documents or the obligation of any Subsidiary Guarantor hereunder or (ii) to pursue any other remedy that any Subsidiary Guarantor may or may not be able to pursue itself, any right to which each Subsidiary Guarantor hereby waives.

          (f) Each Subsidiary Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

          (g) Each Subsidiary Guarantor hereby acknowledges and agrees (i) that these waivers are intended to benefit the Secured Parties and shall not limit or otherwise effect any Subsidiary Guarantor’s liability hereunder or the enforceability of this Guarantee, and (ii) that the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 4 and their rights under this Section 4 shall survive payment in full of the Guaranteed Obligations.

     5. RIGHTS OF SECURED PARTIES. The Secured Parties may at any time and from time to time without the consent of, or notice to, any Subsidiary Guarantor, without incurring responsibility to the Subsidiary Guarantors, without impairing or releasing the obligations or liabilities of the Subsidiary Guarantors hereunder, upon or without any terms or conditions and in whole or in part:

          (a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, or renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guarantee herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed Obligations and, during the occurrence and continuation of an Event of Default, sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against any Borrower, any other Guaranteed Party or any other party or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, any Subsidiary Guarantor, other guarantors, any Borrower, any other Guaranteed Party or other obligors;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower or any other Guaranteed Party to creditors of such Borrower or such other Guaranteed Party other than the Secured Parties;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower or any other Guaranteed Party to the Secured Parties under the Loan Documents regardless of which such liabilities of such Borrower or such other Guaranteed Party remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements;

          (h) act or fail to act in any manner which may deprive any Subsidiary Guarantor of its right to subrogation against any Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guarantee; and/or

          (i) (i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Subsidiary Guarantor from its liabilities under this Guarantee (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of any Subsidiary Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against any Subsidiary Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Loan Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guarantee, and this Guarantee shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute or legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

     6. CONTINUING GUARANTEE; REINSTATEMENT.

          (a) This Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Party would otherwise have. No notice to or demand on the Subsidiary Guarantors in any case shall entitle the Subsidiary Guarantors to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Party to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Party to inquire into the capacity or powers of any Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          (b) This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any other Guaranteed Party, or otherwise, all as though such payment had not been made. Each Subsidiary Guarantor further agrees that, without limiting the generality of this Guarantee, if an Event of Default shall have occurred and be continuing and the Secured Parties are prevented by applicable law, including, without limitation, the imposition of an injunction under Section 105 of the Bankruptcy Code or similar provisions of any United States or foreign law for the relief of debtors, from exercising their remedies under the Loan Documents, the Secured Parties shall be entitled to receive hereunder from such Subsidiary Guarantor, upon demand therefor, the sums which would have otherwise been due from the Borrowers had such remedies been exercised.

     7. SUBORDINATION OF INDEBTEDNESS HELD BY SUBSIDIARY GUARANTOR. Any indebtedness of any Borrower or any other Guaranteed Party now or hereafter held by the Subsidiary Guarantors is hereby subordinated to the indebtedness of such Borrower or such other Guaranteed Party to the Secured Parties, and such indebtedness of such Borrower or such other Guaranteed Party to the Subsidiary Guarantors, if the Administrative Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by any Subsidiary Guarantor as trustee for the Secured Parties and be paid over to the Secured Parties on account of the indebtedness of such Borrower or such other Guaranteed Party to the Secured Parties, but without affecting or impairing in any manner the liability of any Subsidiary Guarantor under the other provisions of this Guarantee. Prior to the transfer by any Subsidiary Guarantor of any note or negotiable instrument evidencing any indebtedness of any Borrower or any other Guaranteed Party to such Subsidiary Guarantor, such Subsidiary Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Subsidiary Guarantor hereby agrees with the Secured Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents or, if the Loan Documents do not provide for the application of such amount, to be held by the Secured Parties as collateral security for any Guaranteed Obligations thereafter existing.

     8. GUARANTEE ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guarantee, the Secured Parties agree (by their acceptance of the benefits of this Guarantee) that this Guarantee may be enforced only by the action of the Administrative Agent, in each case acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce this Guarantee or to realize upon the security to be granted by the Security Documents. The Secured Parties further agree that this Guarantee may not be enforced against any director, officer, employee, partner, member or stockholder of the Subsidiary Guarantors (except to the extent such director, officer, employee, partner, member or stockholder is also a Subsidiary Guarantor hereunder). It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of the Secured Parties and that, if the Required Lenders so agree (without requiring the consent of any Subsidiary Guarantor), this Guarantee may be directly enforced by any Secured Party.

     9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SUBSIDIARY GUARANTOR. In order to induce the Lenders to make Loans to any Borrower, and issue Letters of Credit for the account of any Borrower pursuant to the Credit Agreement, each Subsidiary Guarantor represents, warrants and covenants that:

          (a) Subsidiary Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its charter and by-laws; and (vi) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) The execution, delivery and performance of this Guarantee and all other Loan Documents and all instruments and documents to be delivered by Guarantor hereunder and under the Credit Agreement are within Guarantor’s corporate power, have been duly authorized by all necessary or proper corporate action, including the consent of stockholders where required, are not in contravention of any provision of Guarantor’s charter or by-laws, do not violate any law or regulation, or any order or decree of any Governmental Authority, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of Guarantor, other than those in favor of Administrative Agent, for itself and the benefit of Lenders, and the same do not require the consent or approval of any Governmental Authority or any other Person except those referred to in Section 3.4 of the Credit Agreement, all of which have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, this Guarantee and each of the Loan Documents to which Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of Guarantor, and each shall then constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in equity or at law).

          (c) each Subsidiary Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct;

          (d) on and after the Closing Date and until the termination of the Commitments and until such time as no Letter of Credit remains outstanding (other than Letters of Credit, together with all Fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, and all Guaranteed Obligations have been paid in full (other than indemnities described in Section 9.4 of the Credit Agreement and analogous provisions in the Loan Documents which are not then due and payable), such Subsidiary Guarantor will comply, and will cause each of its Subsidiaries to comply, with all Of the applicable provisions, covenants and agreements contained in Articles V and VI of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it is not in violation of any provision, covenant or agreement contained in Articles V and VI of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of any Subsidiary Guarantor or any of its Subsidiaries;

          (e) such Subsidiary Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents has been made available to a senior officer of such Subsidiary Guarantor and such officer is familiar with the contents thereof; and

          (f) such Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Loan Documents to which it is a party.

     10. EXPENSES. Each Subsidiary Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Secured Party in connection with the enforcement of this Guarantee and the protection of the Secured Parties’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable out-of-pocket fees and disbursements of counsel employed by the Administrative Agent and each Secured Party).

     11. BENEFIT AND BINDING EFFECT. This Guarantee shall be binding upon the Subsidiary Guarantors and their successors and assigns and shall inure to the benefit of the Secured Parties and their successors and assigns.

     12. AMENDMENTS; WAIVERS. Neither Administrative Agent nor any Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Administrative Agent and then only to the extent therein set forth. A waiver by Administrative Agent, for itself and the ratable benefit of Lenders, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Administrative Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guarantee may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Administrative Agent and Guarantors.

     13. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized, at any time or from time to time, without notice to any Subsidiary Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Party to or for the credit or the account of any Subsidiary Guarantor, against and on account of the obligations and liabilities of such Subsidiary Guarantor to such Secured Party under this Guarantee, irrespective of whether or not such Secured Party shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

     14. NOTICE. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail-, telecopy, or courier service and all such notices and communications shall, when mailed, telecopied, or sent by courier, be effective when deposited in the mails, delivered to overnight courier, or sent by telecopier, except that notices and communications to the Administrative Agent, any Secured Party or the Subsidiary Guarantors shall not. be effective until received by the Administrative Agent, any Secured Party or any Subsidiary Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of the Administrative Agent or any Secured Party, as provided in the Credit Agreement, and (ii) in the case of each Subsidiary Guarantor, at its address set forth opposite its signature page below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

     15. CONTINUING LIABILITY OF SUBSIDIARY GUARANTOR. (a) If any claim is ever made upon the Administrative Agent or any Secured Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid Secured Parties repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property or (ii) any settlement or compromise of any such claim effected by such Secured Party with any such claimant (including, without limitation, the Borrowers or any other Guaranteed Party) then and in such event each Subsidiary Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Subsidiary Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or any other instrument evidencing any liability of the Borrowers or any other Guaranteed Party and such Subsidiary Guarantor shall be and remain liable to the aforesaid Secured Parties hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such Secured Party.

          (b) This Guarantee is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the Guaranteed Obligations, Administrative Agent shall deliver to Guarantors such documents as Guarantors may reasonably request to evidence such termination.

     16. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

          (a) THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT MAY REQUIRE APPLICATIONS OF LAWS OF THE OTHER STATE.

          (b) Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Subsidiary Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Guarantee or the Loan Documents against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

          (c) Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or the other Loan Documents in any New York State or federal court. Each Subsidiary Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each Subsidiary Guarantor irrevocably consents to service of process in the manner provided for notices in Section 14 hereof and as provided for in the Credit Agreement. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

          (e) EACH SUBSIDIARY GUARANTOR WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH SUBSIDIARY GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

     17. CONTRIBUTION.

          (a) In the event that any Subsidiary Guarantor (the “Funding Guarantor”) shall make any payment or payments under this Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Subsidiary Guarantor (a “Contributing Guarantor”) shall contribute to such Funding Guarantor an amount equal to such Contributing Guarantor’s pro rata share of such payment or payments made, or losses suffered, by such Funding Guarantors, determined as of the date on which such payment was made or loss was suffered by reference to the ratio of (i) such Contributing Guarantor’s maximum obligations as set forth in Section 18 of this Guarantee as of such date (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate maximum guarantee liability of all Subsidiary Guarantors (including the Funding Guarantors). Each Subsidiary Guarantor agrees and covenants that its rights to receive any contribution hereunder from a Contributing Guarantor shall be subordinate and junior in right of payment to all obligations of the Subsidiary Guarantors to the Secured Parties and the Administrative Agent.

          (b) This Section 17 is intended only to define the relative rights of Subsidiary Guarantors and nothing set forth in this Section 17 is intended to or shall impair the obligations of Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

          (c) The rights of the parties under this Section 17 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations and the termination of the Credit Agreement.

     18. SAVINGS CLAUSE. It is the intent of each Subsidiary Guarantor and the Guaranteed Parties that each Subsidiary Guarantor’s maximum Obligations hereunder shall be, but not in excess of:

          (a) in a case or proceeding commenced by or against any Subsidiary Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Subsidiary Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

          (b) in a case or proceeding commenced by or against any Subsidiary Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Subsidiary Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

          (c) in a case or proceeding commenced by or against any Subsidiary Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Subsidiary Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

          (d) To the extent set forth in Section 18(a),(b), and (c), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions, if any Subsidiary Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with any unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Subsidiary Guarantor, the maximum Guaranteed Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Subsidiary Guarantor to the Guaranteed Parties), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 18 is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Subsidiary Guarantor to be subject to avoidance under the Avoidance Provisions, and neither the Subsidiary Guarantors nor any other Person shall have any right or claim under this Section 18 as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.

     19. COUNTERPARTS, SEVERABILITY. This Guarantee may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when it shall have been executed by each party hereto and when the Administrative Agent shall have received copies hereof. In the event any one or more of the provisions contained in this Guarantee should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     20. PAYMENTS. (a) All payments made by the Subsidiary Guarantors hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under the terms of the Credit Agreement.

          (b) All payments required to be made by each Guarantor hereunder shall be made to Administrative Agent and Lenders free and clear of, and without deduction for, any and all present and future Taxes as provided in and subject to Section 2.17 of the Credit Agreement.

     21. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

     22. ENTIRE AGREEMENT. This Guarantee, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

     23. SECURITY. To secure payment of Guarantor’s obligations under this Guarantee, concurrently with the execution of this Guarantee, Guarantor [has entered into a Security Agreement pursuant to which Guarantor has granted to Administrative Agent for the benefit of Lenders a security interest in substantially all of its personal property] [has entered into a Pledge Agreement pursuant to which Guarantor has pledged all of the Stock of each of its Subsidiaries to Agent for the benefit of Lenders].

     24. CREDIT AGREEMENT. Each Subsidiary Guarantor agrees to perform, comply with and be bound by the covenants contained in Articles V and VI of the Credit Agreement (which provisions are incorporated herein by reference) as if such Subsidiary Guarantor were a Loan Party signatory to the Credit Agreement.

25. DEFINITIONS AND INTERPRETIVE PROVISIONS

          (a) Defined Terms. In addition to any other defined terms used herein, the following terms shall constitute defined terms for purposes of this Guarantee and shall have the meanings set forth below:

               “Avoidance Provisions” shall have the meaning set forth in Section 18 hereto.

               “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

               “Borrower” or “Borrowers” shall have the meanings set forth in the recitals hereto.

               “Administrative Agent” shall have the meaning set forth in the preamble hereto.

               “Contributing Guarantor” shall have the meaning set forth in Section 17 hereto.

               “Credit Agreement” shall have the meaning set forth in the recitals hereto.

               “Funding Guarantor” shall have the meaning set forth in Section 17 hereto.

               “Guarantee” shall have the meaning set forth in the preamble hereto.

               “Holdings” shall have the meaning set forth in the recitals hereto.

               “Secured Parties” shall have the meaning set forth in the recitals hereto.

          (b) References to Agreements and Laws. Unless otherwise expressly provided herein, (i) references to agreements (including Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each Subsidiary Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

SERVICE AMERICA CONCESSIONS
CORPORATION,
a Maryland corporation

By:

Name:
Title:

SERVICE AMERICA OF TEXAS, INC., a Texas
corporation

By:

Name:
Title:

SERVICE AMERICA CORPORATION OF
WISCONSIN,
a Wisconsin corporation

By:

Name:
Title:

SUBSIDIARY GUARANTEE AGREEMENT
SIGNATURE PAGE
1962011

V.S.I. OF MARYLAND, INC.,
a Maryland corporation

By:

Name:
Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTEE AGREEMENT]

Accepted and Agreed to:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent

By:

Name:
Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTEE AGREEMENT]

EXHIBIT J

FORM OF TERM NOTE

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR STATE SECURITIES LAWS.

VOLUME SERVICES AMERICA, INC.,
VOLUME SERVICES, INC.,
and SERVICE AMERICA CORPORATION

TERM NOTE DUE OCTOBER __, 2010

[Register No.]	,200
[Amount]	[PPN]

     FOR VALUE RECEIVED, the undersigned, VOLUME SERVICES AMERICA, INC., VOLUME SERVICES, INC., and SERVICE AMERICA CORPORATION (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), each a Delaware corporation, hereby promise to pay on a joint and several basis to [Name of Term Lender], or registered assigns, the principal sum of [written amount] ($                    ) or, if less, the amount of this Term Note outstanding on [Term Loan Maturity Date], and to pay interest monthly on each Interest Payment Date on the unpaid principal balance thereof at a rate equal to the rate provided in Section 2.6 of the Credit Agreement (defined below). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Credit Agreement (defined below). Payments of principal and interest with respect to this Term Note are to be made in lawful money of the United States of America at the address shown in the register maintained by the Borrowers for such purpose or at such other place as the Borrowers shall have designated by written notice to the holder of this Term Note as provided in the Credit Agreement.

     This Term Note is issued pursuant to the Credit Agreement, dated as of April 1, 2005 (as from time to time amended, restated, modified or supplemented, the “Credit Agreement”), among the Borrowers, Centerplate, Inc., each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Bookrunner and General Electric Capital Corporation as Administrative Agent and Lender and is entitled to the benefits of the Credit Agreement and all other Loan Documents referred to therein.

     This Term Note is a registered Term Note and, as provided in the Credit Agreement, upon surrender of this Term Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Term Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrowers may treat the Person in whose name this Term Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrowers will not be affected by any notice to the contrary.

     This Term Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.

     If an Event of Default occurs and is continuing, the principal of this Term Note may be declared or otherwise become due and payable in the manner, at the price, and with the effect provided in the Credit Agreement.

     Time is of the essence of this Term Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrowers.

     THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK AS THE APPLICABLE INTEREST LAW.

VOLUME SERVICES AMERICA, INC.

By:

Name:

Title:

VOLUME SERVICES, INC.

By:

Name:

Title:

SERVICE AMERICA CORPORATION

By:

Name:

Title:

EXHIBIT K

FORM OF REVOLVING NOTE

     THIS REVOLVING NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR STATE SECURITIES LAWS.

VOLUME SERVICES AMERICA, INC.,
VOLUME SERVICES, INC.,
and SERVICE AMERICA CORPORATION

REVOLVING NOTE DUE APRIL __, 2010

R-	,200
$	PPN:

     FOR VALUE RECEIVED, the undersigned, VOLUME SERVICES AMERICA, INC., VOLUME SERVICES, INC., and SERVICE AMERICA CORPORATION (sometimes collectively referred to herein as the “Borrowers” and individually as a “Borrower”), each a Delaware corporation, hereby promise to pay on a joint and several basis to [Name of Lender], or registered assigns, the principal sum of ($                    ) or, if less, the amount of the Revolving Loans outstanding on the Revolving Credit Maturity Date, and to pay interest monthly on each Interest Payment Date on the unpaid principal balance thereof, at a rate equal to the rate provided in Section 2.6 of the Credit Agreement (defined below). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Credit Agreement.

     Payments of principal and interest with respect to this Revolving Note are to be made in lawful money of the United States of America at the address shown in the register maintained by the Borrower Representative for such purpose or at such other place as the Borrower Representative shall have designated by written notice to the holder of this Revolving Note as provided in the Credit Agreement.

     This Revolving Note is issued pursuant to the Credit Agreement, dated as of April 1, 2005 (as from time to time amended, restated, modified or supplemented, the “Credit Agreement”), among the Borrowers, Centerplate, Inc., each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Book Runner and General Electric Capital Corporation, as Administrative Agent and Lender and is entitled to the benefits of the Credit Agreement and all other Loan Documents referred to therein.

     This Revolving Note is a registered Revolving Note and, as provided in the Credit Agreement, upon surrender of this Revolving Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Revolving Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Borrowers may treat the Person in whose name this Revolving Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Borrowers will not be affected by any notice to the contrary.

     This Revolving Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Credit Agreement, but not otherwise.

     If an Event of Default occurs and is continuing, the principal of this Revolving Note may, without demand, notice or legal process of any kind, be declared or otherwise become due and payable in the manner, at the price (including without limitation any applicable breakage cost arising pursuant to Section 2.13 of the Credit Agreement), and with the effect provided in the Credit Agreement.

     Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrowers.

     THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK AS THE APPLICABLE INTEREST LAW.

VOLUME SERVICES AMERICA, INC.

By:

Name:

Title:

VOLUME SERVICES, INC.

By:

Name:

Title:

SERVICE AMERICA CORPORATION

By:

Name:

Title:

EXHIBIT L

FORM OF SWINGLINE NOTE

$	New York, New York]

     FOR VALUE RECEIVED, the undersigned, VOLUME SERVICES AMERICA, INC., VOLUME SERVICES, INC., and SERVICE AMERICA CORPORATION, each a Delaware corporation (each a “Borrower”, and collectively, the “Borrowers”), HEREBY PROMISE TO PAY on a joint and several basis to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Swingline Lender”) at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as the Administrative Agent (in such capacity, the “Administrative Agent”) at the Administrative Agent’s address at                                                                                 , or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of                                          DOLLARS AND NO CENTS ($                    ) or, if less, the aggregate unpaid amount of all Swingline Advances made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

     This Swingline Note is issued pursuant to the Credit Agreement dated as of April 1, 2005 (as from time to time amended, restated, modified or supplemented, the “Credit Agreement”), among the Borrowers, Centerplate, Inc., each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Bookrunner and General Electric Capital Corporation as Administrative Agent and Lender and is entitled to the benefits of the Credit Agreement and all other Loan Documents referred to therein.. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Swingline Advance made by Swingline Lender to Borrowers, the rate of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Administrative Agent on its books; provided that the failure of Administrative Agent to make any such recordation shall not affect the obligations of Borrowers to make a payment when due of any amount owing under the Credit Agreement or this Swingline Note in respect of the Swingline Advances made by Swingline Lender to Borrowers.

     The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

     If any payment on this Swingline Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     Upon and after the occurrence of any Event of Default, this Swingline Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

     Time is of the essence of this Swingline Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

     THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK AS THE APPLICABLE INTEREST LAW.

VOLUME SERVICES AMERICA, INC.

By:

Name:

Title:

VOLUME SERVICES, INC.

By:

Name:

Title:

SERVICE AMERICA CORPORATION

By:

Name:

Title:

EXHIBIT M

CLOSING CHECKLIST
for
GENERAL ELECTRIC CAPITAL CORPORATION
REVOLVING AND TERM LOAN CREDIT FACILITY
to
VOLUME SERVICES AMERICA, INC.,
VOLUME SERVICES, INC., and
SERVICE AMERICA CORPORATION
As Borrowers,

Reference is made to that certain Credit Agreement dated as of April 1, 2005 (the “Credit Agreement”) among the Borrowers referenced above, Centerplate, Inc. (“Centerplate”), General Electric Capital Corporation, a Delaware corporation, individually and in its capacity as Administrative Agent for Lenders (in such capacity, the “Administrative Agent”), GECC Capital Markets Group, Inc., as Lead Arranger and Sole Book Runner, and the Persons designated as Lenders in the Credit Agreement. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement. In addition to, and not in limitation of, the conditions described in Section 4.2 of the Credit Agreement, the following items must be received by Administrative Agent in form and substance satisfactory to Administrative Agent on or prior to the Closing Date:

NO.	DOCUMENT
1.
1.1	Credit Agreement
1.1.1	Exhibits
	Exhibit A	Form of Monthly Report
	Exhibit B	Form of Assignment and Acceptance Agreement
	Exhibit C	Form of Intercompany Subordination Agreement
	Exhibit D	Form of Revolving Loan Borrowing Request
	Exhibit E	Form of Holdings Guarantee Agreement
	Exhibit F	Form of Intellectual Property Security Agreement
	Exhibit G	Form of Pledge Agreement
	Exhibit H	Form of Security Agreement
	Exhibit I	Form of Subsidiary Guarantee Agreement
	Exhibit J	Form of Term Note
	Exhibit K	Form of Revolving Note
	Exhibit L	Form of Swingline Note
	Exhibit M	Form of Closing Checklist
	Exhibit N	Form of Master Documentary Agreement
	Exhibit O	Form of Master Standby Agreement

NO.	DOCUMENT
1.1.2	Schedules
	Schedule 1.1(b)	Projected Distributable Cash
	Schedule 1.1(c)	Net Debt
	Schedule 1.1(d)	Net Senior Debt
	Schedule 2.2	Revolving Credit Commitment and Term Loan Commitments
	Schedule 2.18	Existing Letters of Credit
	Schedule 3.5(c)	Fiscal Periods
	Schedule 3.8	Subsidiaries
	Schedule 3.14	Tax Matters
	Schedule 3.16	ERISA Matters
	Schedule 3.17	Environmental Matters
	Schedule 3.20	Labor Matters
	Schedule 3.21	Insurance
	Schedule 3.25	Non-Guarantor Expenditures
	Schedule 3.26	Capital Stock; Interest in Joint Ventures
	Schedule 3.27	Broker
	Schedule 3.28	Intellectual Property
	Schedule 3.29	Deposit and Disbursement Accounts
	Schedule 3.30	Government Contracts
	Schedule 4.2(a)	Other Counsel to Loan Parties
	Schedule 6.1	Indebtedness
	Schedule 6.2	Liens
	Schedule 6.4	Investments
	Schedule 9.11	Notices Addresses
1.2	Promissory Notes
1.2.1	Revolving Note
1.2.2	Term Loan Note
1.2.3	Swingline Note
1.3	Security Agreement
1.3.1	Schedule A: Schedule of Chief Executive Offices
1.3.2	Schedule B: Schedule of Inventory and Equipment Locations
1.3.3	Schedule C: Schedule of Legal Names, Type of Organization / Filing Offices
1.3.4	Schedule D: Schedule of Trade and Fictitious Names
1.3.5	Schedule E: Description of Certain Significant Transactions Occurring Within One Year Prior to the date of the Security Agreement
1.3.6	Schedule F: Schedule of Deposit Accounts
1.3.7	Schedule G: Schedule of Commercial Tort Claims
1.4	Power of Attorney for each Credit Party
1.5	Intellectual Property Security Agreement
1.5.1	Schedule A: Patents
1.5.2	Schedule B: Trademarks
1.5.3	Schedule C: Copyrights
1.6	Subsidiary Guarantee Agreement

2

NO.	DOCUMENT
1.7	Holdings Guarantee Agreement
1.8	Pledge Agreement
1.8.1	Annex A:	Schedule of Legal Names, Type of Organization
1.8.2	Annex B:	Schedule of Subsidiaries
1.8.3	Annex C:	Schedule of Stocks (Centerplate, VSA, VS, SAC)
1.8.4	Annex D:	Schedule of Notes (Centerplate, VSA, VS, SAC)
1.8.5	Annex E:	Schedule of LLC Interests (Centerplate, VSA, VS, SAC)
1.8.6	Annex F:	Schedule of Partnership Interests (Centerplate, VSA, VS, SAC)
1.8.7	Annex G:	Schedule of Chief Executive Offices
1.8.8	Annex H:	Form of Agreement regarding Uncertificated Securities, LLC Interests and Partnership Interests
1.8.9	Stock Certificates
1.8.10	Stock Powers, undated and executed in blank
1.8.11	Pledged Instruments (including Intercompany Note), together with undated endorsements in blank
1.9	Intercompany Note Subordination Agreement
1.10	Master Standby Letter of Credit Agreement
1.11	Master Documentary Letter of Credit Agreement
1.11.1	GECC Fee Letter
1.12	Post Closing Letter Agreement
2.	CORPORATE DOCUMENTS
2.1	Secretary’s Certificates / Incumbency Certificates required by §4.2(c)
2.1.1	VSA
2.1.2	VS
2.1.3	SAC
2.1.4	Centerplate, Inc.
2.1.5	Service America Concessions Corporation
2.1.6	Service America of Texas, Inc.
2.1.7	Service America Corporation of Wisconsin
2.1.8	V.S.I. of Maryland, Inc.
2.2	Certified Articles/Certificate of Incorporation
2.2.1	VSA
2.2.2	VS
2.2.3	SAC
2.2.4	Centerplate, Inc.
2.2.5	Service America Concessions Corporation
2.2.6	Service America of Texas, Inc.

3

NO.	DOCUMENT
2.2.7	Service America Corporation of Wisconsin
2.2.8	V.S.I. of Maryland, Inc.
2.3	Good Standing Certificates
2.3.1	VSA
2.3.2	VS
2.3.3	SAC
2.3.4	Centerplate, Inc.
2.3.5	Service America Concessions Corporation
2.3.6	Service America of Texas, Inc.
2.3.7	Service America Corporation of Wisconsin
2.3.8	V.S.I. of Maryland, Inc.
2.4	Corporate Bylaws
2.4.1	VSA
2.4.2	VS
2.4.3	SAC
2.4.4	Centerplate, Inc.
2.4.5	Service America Concessions Corporation
2.4.6	Service America of Texas, Inc.
2.4.7	Service America Corporation of Wisconsin
2.4.8	V.S.I. of Maryland, Inc.
2.5	Board Resolutions of Loan Parties
2.5.1	VSA
2.5.2	VS
2.5.3	SAC
2.5.4	Centerplate, Inc.
2.5.5	Service America Concessions Corporation
2.5.6	Service America of Texas, Inc.
2.5.7	Service America Corporation of Wisconsin
2.5.8	V.S.I. of Maryland, Inc.
3.	SECURITY INTERESTS AND CODE FILINGS
3.1	UCC-1 Financing Statements
3.2	UCC, tax, and judgment lien searches against Loan Parties
4.	PAYOFF LETTERS; TERMINATION STATEMENTS/RELEASES.
4.1	Payoff Letter from KeyBank National Association regarding obligations of Prior Creditors
4.1.1	UCC-3 Termination Statements in respect of financing statements related to collateral securing the obligations under the Prior Credit Agreement, together with filing authorization letter from each secured party

4

NO.	DOCUMENT
5.	LEGAL OPINIONS
5.1	Opinion of Borrowers’ counsel
5.2	Opinion of South Carolina counsel to Borrowers
5.3	Local Counsel Opinion of Texas counsel to Borrower
5.4	Local Counsel Opinion of Wisconsin counsel to Borrower
6.	REAL PROPERTY MATTER
6.1	Landlord Waiver for 201 East Broad Street, Spartanburg, SC
7.	OTHER DELIVERABLES
7.1	Officer’s Closing Certificate
7.2	Solvency Certificate
7.3	Officer’s Certificate Regarding Indenture
7.4	Certificate(s) of Insurance and evidence that Administrative Agent has been named loss payee and additional insured clauses or endorsements
7.5	Initial Notice of Revolving Credit Loan
8.	MISCELLANEOUS
8.1	Satisfactory Due Diligence of Administrative Agent and its counsel
8.2	Financial Statements
8.3	Evidence of Debt Rating from Moody’s required pursuant to Section 4.2(bb)
9.	PAYMENTS
9.1	Pay Proceeds Letter

5

EXHIBIT N

MASTER AGREEMENT
FOR
DOCUMENTARY LETTERS OF CREDIT

TERMS AND CONDITIONS

General Electric Capital Corporation
401 Merritt 7, 2nd Floor
Norwalk, CT 06856

     The undersigned (“Applicant”) will require, from time to time, Documentary Letters of Credit. General Electric Capital Corporation (“GE Capital”) will, upon Applicant’s application therefor, a`nd to the extent such application is approved by GE Capital in its sole discretion, arrange for the issuance of Credits (as defined herein) through GE Capital Trade Services, Limited or another subsidiary of GE Capital appointed in accordance with Section 3(d) (the “Issuer”), an indirect wholly-owned subsidiary of GE Capital. Each Credit will be governed by and interpreted in accordance with the following terms and conditions. Capitalized terms shall have the meanings accorded them in Section 9, Definitions, below.

          1. Payment Terms.

     In addition to all commissions, charges, fees and expenses payable in connection with Credits pursuant to the Credit Agreement (including, without limitation the Letter of Credit Fee, as defined in the Credit Agreement), Applicant agrees to pay to GE Capital on demand, at GE Capital’s office located at 401 Merritt 7, 2nd Floor, Norwalk, CT 06856 or at such other address or account as may be designated in writing by GE Capital, in Dollars, in immediately available funds: (i) each amount drawn under any Credit in Dollars or in the event that the Credit permits Drafts under such Credit to be payable in a currency other than Dollars, the Dollar Equivalent of each amount so drawn; (ii) interest on each amount (or the Dollar Equivalent thereof) so drawn for each day from the date of payment of the relevant Draft to and including the date of payment in full of such amount by Applicant to GE Capital, at the rate specified in the Credit Agreement; and (iii) any and all commissions and charges of, and any and all costs and expenses incurred by, GE Capital, Issuer and each of their correspondents in relation to the Credits and all Drafts thereunder. A schedule of commissions and charges is attached hereto as Annex I.

          2. Security Interest.

     To secure the payment and performance of all Obligations (including, without limitation, Letter of Credit Obligations), the Applicant hereby grants to Administrative Agent a security interest in the Collateral, including, without limitation, the unqualified right to the possession and disposal of all property shipped under or in connection with each Credit, whether released to the Applicant under security agreements or otherwise, and also in and to all shipping documents, documents of title, or Drafts drawn under each Credit and in and to all other property owned by the Applicant, in or coming into GE Capital’s possession or custody, and in any deposit balances now or hereafter held by a bank as custodian for GE Capital for the Applicant’s account, together with the proceeds of each and all of the foregoing, until the Termination Date (subject to reinstatement as provided in the Loan Documents). The grant of a security interest in the preceding sentence supplements, rather than limits or supersedes, any grant of a security interest by Applicant in the Loan Documents. If Issuer honors any presentation or demand and Applicant fails to reimburse GE Capital therefor in accordance with the terms of the Credit Agreement, GE Capital and Issuer may assert their rights of subrogation under applicable law, whether Issuer’s honor satisfies all or only part of the underlying obligation. The Applicant must, on reasonable notice, cooperate with Issuer and GE Capital in their assertion of the Applicant’s rights against the Beneficiary, the Beneficiary’s rights against the Applicant, and any other rights that Issuer or GE Capital may have by subrogation or assignment. Subject to the terms of the Credit Agreement, the Applicant agrees to make upon demand such cash deposits with GE Capital as GE Capital may require to further secure the Applicant’s Letter of Credit Obligations.

          3. Administration of Credit.

          (a) Applicant will promptly examine a copy of each Credit (and any amendments thereof) sent to Applicant, as well as all other instruments and documents delivered to Applicant from time to time in connection with such Credit, and, in the event Applicant has any claim of non-compliance with the instructions or of any discrepancy or other irregularity, Applicant will notify GE Capital thereof in writing within two business days after its receipt of a copy of such Credit (and any amendments thereof), and Applicant will conclusively be deemed to have waived any such claim against GE Capital, Issuer and their subcontractors, servicers and agents unless such notice is given as aforesaid.

          (b) Neither Issuer, GE Capital nor any of their correspondents shall be responsible for, and neither Issuer’s and GE Capital’s powers and rights hereunder nor Applicant’s Obligations shall be affected by: (i) any act or omission pursuant to Applicant’s instructions; (ii) any other act or omission of Issuer, GE Capital or their subcontractors, servicers and agents or their respective agents or employees other than any such arising from its or their gross negligence or willful misconduct; (iii) the validity, accuracy or genuineness of Drafts, documents or required statements, even if such Drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Applicant shall have notified Issuer or GE Capital thereof); (iv) failure of any Draft to bear any reference or adequate reference to the applicable Credit; (v) errors, omissions, interruptions or delays in transmission of delivery of any messages however sent and whether or not in code or otherwise; (vi) any act, default, omission, insolvency or failure in business of any other person (including any correspondent) or any consequences arising from causes beyond Issuer’s or GE Capital’s control; (vii) any acts or omissions of any Beneficiary of any Credit or transferee of any Credit, if transferable; (viii) any act or omission of GE Capital or Issuer required or permitted under any (1) law or practice to which a Credit is subject, (2) applicable order, ruling or decree of any court, arbitrator or governmental agency, or (3) published statement or interpretation on a matter of law or practice; (ix) honor or other recognition of a presentation or demand that includes forged or fraudulent

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documents or that is otherwise affected by the fraudulent or illegal conduct of the Beneficiary or other person (excluding GE Capital’s and Issuer’s employees), or (x) dishonor of any presentation that does not strictly comply with the terms of the applicable Credit or that is fraudulent, forged or otherwise not entitled to be honored. Without limiting the generality of the foregoing, Issuer may (1) act in reliance on any oral, telephone, telegraphic, electronic, facsimile or written request, notice, or instruction believed in good faith to be from or have been authorized by the Applicant, (2) receive, accept or pay as complying with the terms of a Credit any Drafts or other documents, otherwise in order, which are signed by or issued to any person or entity acting as the representative of, or in the place of, the party in whose name such Credit provides that any Drafts or other documents should be drawn or issued and (3) waive its stipulation that the bank nominated in the applicable Credit shall accept or pay the Drafts, and Issuer may then accept presentations of Drafts and documents for payment directly.

          (c) Notwithstanding any waiver by Applicant of discrepancies in Drafts, documents or required statements, GE Capital or Issuer, either one acting alone, has the right in its sole judgement, to decline to approve any discrepancies and to refuse payment on that basis under any Credit issued hereunder. Such right is in addition to and not in limitation of rights of Issuer under the UCP (as defined in paragraph 15(e) below).

          (d) GE Capital may appoint any of its other subsidiaries as “Issuer” at any time and any such Issuer may assign all or any portion of its rights under this Agreement or any Credit, including without limitation any reimbursement obligation owing to it to any subsidiary of GE Capital, in each case without prior notice to Applicant.

          4. Extensions, Increases and Modifications of Credit.

     Each Applicant agrees that GE Capital, acting through Issuer may at any time and from time to time, in its discretion, by agreement with one or more other Applicants (whether or not such Applicant shall have been appointed as the “Agent Applicant” in the Joint Signature Agreement contained in the Application): a) further finance or refinance any transaction under any Credit; b) renew, extend or change the time of payment or the manner, place or terms of payment of any of the Obligations; c) settle or compromise any of the Obligations or subordinate the payment thereof to the payment of any other debts of or claims against any Applicant which may at the time be due or owing to Issuer; or d) release any Applicant or any Guarantor or any Collateral, or modify the terms under which such Collateral is held, or forego any right of setoff, or modify or amend in any way this Agreement or any Credit, or give any waiver or consent under this Agreement; all in such manner and on such terms as Issuer may deem proper and without notice or further assent from such Applicant. In any such event, such Applicant shall remain bound by such event and this Agreement after giving effect to such event, and the Obligations under this Agreement shall be continuing obligations in respect of any transaction so financed or refinanced and, in either case, if the Obligations are contingent, may be treated by GE Capital as due and payable for their maximum face amount.

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          5. Reserve Requirements and Similar Costs.

     If Issuer is now or hereafter becomes subject to any reserve, special deposit or similar requirement against assets of, deposits with, or for the account of, or credit extended by, Issuer, or any other condition is imposed upon Issuer which imposes a cost upon Issuer, and the result, in the determination of Issuer is to increase the cost to Issuer of maintaining a Credit or paying or funding the payment of any Draft thereunder, or to reduce the amount of any sum received or receivable, directly or indirectly, by Issuer hereunder, Applicant will pay to Issuer upon demand such amounts required to compensate Issuer for such increased cost or reduction. In making the determinations contemplated hereunder, Issuer may make such estimates, assumptions, allocations and the like which Issuer in good faith determines to be appropriate, but Issuer’s selection thereof, and Issuer’s determinations based thereon, shall be final and binding and conclusive upon Applicant.

          6. Possession of Property by Applicant.

     If the Applicant accepts or retains possession of documents, goods or other property, if any, covered by a Credit, prior to Issuer’s review of documents, then all discrepancies and other irregularities of said documents shall be deemed waived by the Applicant, and Issuer is authorized and directed to pay any Drafts drawn or purporting to be drawn upon such Credit.

          7. Partial Shipments.

          (a) Except as otherwise expressly stated in any Credit (i) partial shipments may be made under such Credit, and Issuer may honor the relative Drafts without inquiry regardless of any apparent disproportion between the quantity shipped and the amount of the relative Draft and the total amount of such Credit and the total quantity to be shipped under such Credit, and (ii) if such Credit specifies shipments in installments within stated periods and the shipper fails to ship in any designated period, shipments of subsequent installments may nevertheless be made in their respective designated periods and Issuer may honor the relative Drafts.

          8. Events of Default, Remedies; Pre-funding.

          (a) If any Event of Default has occurred and is continuing, other than an Event of Default specified in Article VII (g) or (h) of the Credit Agreement, Issuer may direct GE Capital in its capacity as Administrative Agent under the Credit Agreement to pursue any of the remedies provided for in the Loan Documents, including without limitation declaring that all of the Obligations (including any such Obligations that may be contingent and not matured) are immediately due and payable. If an Event of Default under Article VII (g) or (h) of the Credit Agreement has occurred, the Obligations shall automatically be due and payable.

          (b) Without limiting the generality of the foregoing, Applicant agrees that if: i) any Default or Event of Default shall have occurred and be continuing; ii) GE

4

Capital at any time and for any reason deems itself or Issuer to be insecure or the risk of non-payment or non-performance of any of the Obligations to have increased; or iii) in the event that a Credit is denominated in a currency other than Dollars, GE Capital determines that such currency is unavailable or that the transactions contemplated by this Agreement are unlawful or contrary to any regulations to which GE Capital, Issuer or any agent, servicer or subcontractor of either of them may be subject or that due to currency fluctuations the Dollar Equivalent of the amount of a Credit exceeds the amount of Dollars that Issuer in its sole judgment expected to be its maximum exposure under such Credit, then Applicant will upon demand pay to GE Capital an amount equal to the undisbursed portion, if any, of such Credit, and such amount shall be held as additional Collateral for the payment of all Letter of Credit Obligations, and after the expiration hereof, to the extent not applied to the Letter of Credit Obligations, shall be returned to Applicant (unless otherwise provided in the Credit Agreement or any other Loan Document).

          9. Definitions.

     As used herein, the following terms shall have the following meanings:

     “Administrative Agent” shall have the meaning given such term in the Credit Agreement.

     “Agreement” shall mean, collectively, these terms and conditions [each Application for Documentary Letter of Credit entered into between GE Capital and/or Issuer and Applicant, the Joint Signature Agreement and the Authorization and Agreement of Account Party appended hereto], as the same may be amended, modified, supplemented or restated from time to time.

     “Applicant” shall mean the person or entity executing this Agreement as Applicant; provided that if two or more persons or entities shall have executed this Agreement as Applicant or as Joint Applicant, the terms “Applicant” and “Applicants” shall mean each and all of such persons and entities, individually and collectively, except that, if the term “Applicant” is preceded by the word “any” or “each” or a word or words of similar import, such terms shall be deemed to refer to each of such persons or entities, individually.

     “Beneficiary” shall mean, as to any Credit, the beneficiary of that Credit.

     “Collateral” shall have the meaning given such term in the Credit Agreement.

     “Credit” shall mean a Documentary Letter of Credit issued by Issuer upon Applicant’s request of GE Capital, as the same may be amended and supplemented from time to time, and any and all renewals, increases, extensions and replacements thereof and therefor.

     “Credit Agreement” shall mean the Credit Agreement as from time to time amended, restated, modified or supplemented, dated as of April 1, 2005 among the

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Borrowers, Centerplate, Inc., each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Book Runner and General Electric Capital Corporation as Administrative Agent and Lender.

     “Default” shall have the meaning given such term in the Credit Agreement.

     “Dollar Equivalent” shall mean: a) the number of Dollars that is equivalent to an amount of a currency other than Dollars, determined by applying the selling rate of First Union National Bank, First Union Bank International or another bank of comparable size selected by Issuer; or b) in the event that Issuer shall not at the time be offering such a rate, the amount of Dollars that Issuer, in its sole judgment, specifies as sufficient to reimburse or provide funds to Issuer in respect of amounts drawn or drawable under a Credit; in either case as and when determined by Issuer.

     “Dollars” shall mean lawful currency of the United States of America.

     “Draft” shall mean any Draft (sight or time), receipt, acceptance, cable or other written demand for payment.

     “Event of Default” shall have the meaning given such term in the Credit Agreement.

     “Guarantor” shall have the meaning given such term in the Credit Agreement.

     “Letter of Credit Obligations” shall have the meaning given such term in the Credit Agreement.

     “Loan Documents” shall have the meaning given such term in the Credit Agreement.

     “Obligations” shall have the meaning given such term in the Credit Agreement.

     “Termination Date” shall have the meaning given such term in the Credit Agreement.

          10. Expenses; Indemnification.

     Applicant agrees to reimburse GE Capital and Issuer upon demand for and to indemnify and hold GE Capital and Issuer harmless from and against all claims, liabilities, losses, costs and expenses (“Indemnified Liabilities”) including attorneys’ fees and disbursements, incurred or suffered by GE Capital and/or Issuer in connection with any Credit. Such Indemnified Liabilities shall include, but not be limited to, all such Indemnified Liabilities incurred or suffered by GE Capital and/or Issuer in connection with (a) GE Capital and/or Issuer’s exercise of any right or remedy granted to it hereunder or under the Loan Documents, (b) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement including, without limitation, as a result of any act or omission by a Beneficiary, (c) the collection or enforcement of the Obligations, and (d) any of the events or circumstances referred to in

6

paragraph 3(b) hereof. None of GE Capital, Issuer or any subcontractor, servicer or agent of either of them shall be liable to Applicant for any special, indirect, consequential or punitive damages arising with respect to any Credit. Applicant must in all instances mitigate damages claimed against Issuer or GE Capital or any subcontractor, servicer or agent of either of them arising with respect to any Credit.

          11. Licenses; Insurance.

     The Applicant shall procure or cause the Beneficiaries of each Credit to procure promptly any necessary import and export or other licenses for import or export or shipping of any goods referred to in or pursuant to such Credit and to comply and to cause the Beneficiaries to comply with all foreign and domestic governmental regulations in regard to the shipment and warehousing of such goods or otherwise relating to or affecting such Credit, including governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as GE Capital may at any time require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be satisfactory to GE Capital, and to cause GE Capital’s interest to be endorsed thereon, and to furnish GE Capital on demand with evidence thereof. Should the insurance upon said goods for any reason be unsatisfactory to GE Capital, GE Capital may, at its expense, obtain insurance satisfactory to it.

          12. No Waivers of Rights Hereunder; Rights Cumulative.

     No delay by GE Capital or Issuer in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver or amendment of any provision of this Agreement shall be enforceable against GE Capital or Issuer unless in writing and signed by an officer of GE Capital, and unless it expressly refers to the provision affected, any such waiver shall be limited solely to the specific event waived. All rights granted GE Capital or Issuer hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to GE Capital or Issuer under the Loan Documents or applicable law and nothing herein shall be construed as limiting any such other right.

          13. Continuing Agreement; Termination.

     This Agreement shall continue in full force and effect until the Termination Date (subject to reinstatement, as provided in the Loan Documents).

          14. Performance Standards.

     Notwithstanding any provision to the contrary herein, GE Capital reserves the right to decline (i) any request made by the Applicant for the issuance of a Credit or (ii) any instruction provided by the Applicant if, in its discretion, GE Capital determines that the issuance of such Credit or the carrying out of such instruction contravenes GE Capital’s customary procedures or policy or any applicable law, rule or regulation.

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          15. Governing Law; Jurisdiction; Certain Waivers.

          (a) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, and with respect to all security interests granted in connection herewith, GE Capital and Issuer shall have the rights and remedies of a secured party under applicable law, including but not limited to the Uniform Commercial Code of New York.

          (b) APPLICANT AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT SHALL BE LITIGATED ONLY IN COURTS LOCATED WITHIN THE STATE OF NEW YORK AND THAT SUCH COURTS ARE CONVENIENT FORUMS THEREFOR, AND APPLICANT SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS.

          (c) Applicant waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to Applicant at its address last specified for notices hereunder, and service so made shall be deemed completed two (2) days after the same shall have been so mailed.

          (d) APPLICANT WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN IT AND GE CAPITAL OR ISSUER AND WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

          (e) Each Credit and this Agreement shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500, or the most recent revision thereof (the “UCP”), the terms of which are known to us, and the same shall be considered as incorporated herein. Solely for purposes of interpreting the UCP’s application to this Agreement and Credits issued hereunder, Issuer shall be deemed to be a “bank” as such term is used in the UCP.

          16. Notices.

     Any notice to GE Capital or Issuer shall be effective only if in writing or by authenticated teletransmission acceptable to GE Capital or Issuer, as applicable, directed to the attention of and received by GE Capital or Issuer’s Letter of Credit Group, as applicable. Any notice to or demand on Applicant, or, if more than one Applicant executes this Agreement, the Agent Applicant, shall be binding on all Applicants and shall be effective when made to Applicant, or if more than one Applicant executes this Agreement, the Agent Applicant, by mail, telegraph, facsimile, telephone or otherwise, in the case of mailed, telegraphed or cabled notices, to the address appearing below such Applicant’s signature or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this paragraph, and in the case of telephonic or facsimile notices, to the telephone number of such Applicant appearing

8

below Applicant’s signature. Any requirements under applicable law of reasonable notice by GE Capital or Issuer to Applicant of any event shall be met if notice is given to Applicant or Agent Applicant, as the case may be, in the manner prescribed above at least seven days before (a) the date of such event or (b) the date after which such event will occur.

          17. Third Party Beneficiary.

     Applicant hereby acknowledges that Issuer is a third party beneficiary under this Agreement and may enforce its rights under this Agreement directly against the Applicant as if Issuer were named herein as a party.

          18. General.

          (a) If this Agreement is executed by two or more Applicants, they shall be jointly and severally liable hereunder, and all provisions hereof regarding the Collateral shall apply to the Obligations and Collateral of any or all of them.

          (b) This Agreement shall be binding upon the heirs, executors, administrators, assigns and successors of each of the Applicant(s) and shall inure to the benefit of and be enforceable by GE Capital, Issuer and their respective successors, transferees and assigns.

          (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) This Agreement shall be deemed to be a “Loan Document” for all purposes under the Credit Agreement.

          (e) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          (f) If any provision contained in this Agreement conflicts with any provision in the Credit Agreement, the provision contained in the Credit Agreement shall govern and control.

[Remainder of Page Intentionally Left Blank]

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Date: April 1, 2005

Name of Applicant:	VOLUME SERVICES AMERICA, INC.

By:

Name:

Title:

Address of Applicant:

Fax No. ( )

VOLUME SERVICES, INC.

By:

Name:

Title:

Address of Applicant:

Fax No. ( )

SERVICE AMERICA CORPORATION

By:

Name:

Title:

Address of Applicant:

Fax No. ( )

Master Agreement for Documentary Letters of Credit
Signature Page
1954969

GENERAL ELECTRIC CAPITAL
CORPORATION

By:

Name:

Title:

Master Agreement for Documentary Letters of Credit
Signature Page
1954969

Joint Signature Agreement

     In consideration of your establishment from time to time of a Credit substantially as applied for herein, it is further agreed that this Agreement shall be the joint and several agreement of the undersigned and all property referred to in this Agreement as belonging to Applicant shall be understood to refer to the joint property of any or all of the several Applicants as well as to the individual property of each of them. The happening of any Event of Default as specified in paragraph 6 of this Agreement with respect to any Applicant shall mature the obligations of all Applicants. A demand made on any Applicant pursuant to paragraph 1 of this Agreement shall fix the exchange rate as to all Applicants.

     It is agreed that [           ] shall appear in [each] Credit as Account Party and that [          ] (“Agent Applicant”) has the exclusive right to issue all instructions on any and all matters relating to such Credit, including, without limitation, instructions as to disposition of documents and any unutilized funds, and waivers of discrepancies, and to agree with you upon any amendments, modifications, extensions, renewals, or increases in such Credit or any other matter.

Joint Applicant	Joint Applicant

By:		By:

	Authorized Signature		Authorized Signature

Address of Joint Applicant	Address of Joint Applicant

Authorization and Agreement of Account Party

Gentlemen:

     We hereby join the request of Applicant to issue from time to time the Credits, described on page 1 with our name appearing as Account Party.

     In consideration of your issuing each Credit in this form it is agreed that Applicant has the exclusive right to issue all instructions on any and all matters relating to such Credits including, without limitation, instructions as to disposition of documents and any unutilized funds, and waivers of discrepancies, and to agree with you upon any amendments, modifications, extensions, renewals, or increases in each Credit or any other matters irrespective of whether the same may now or hereafter affect our rights or those of our successors or assigns.

Account Party

By:

Authorized Signature

Address of Account Party:

(SAMPLE)

ANNEX I

     The Applicant agrees to pay the following fees with respect to the Credits:

     1. upon issuance thereof, the greater of (a) 1/8 of 1% of the amount of the Credit or (b) $150;

     2. upon any amendment which increases the amount thereof, the greater of (c) 1/8 of 1% of such increased amount or (d) $150;

     3. upon any other amendment thereof, $45;

     4. upon the negotiation thereof, the greater of (e) 1/8 of 1% of the amount thereof or (f) $150; and

     5. with respect to any other activity related to such Credit, the standard fees and charges of Issuer for such activity.

EXHIBIT O

MASTER AGREEMENT
FOR
STANDBY LETTERS OF CREDIT

TERMS AND CONDITIONS

General Electric Capital Corporation
401 Merritt 7, 2nd Floor
Norwalk, CT 06856

     The undersigned (“Applicant”) will require, from time to time, Standby Letters of Credit. General Electric Capital Corporation (“GE Capital”) will, upon Applicant’s application therefor, and to the extent such application is approved by GE Capital in its sole discretion, issue Standby Letters of Credit or arrange for the issuance thereof through an indirect wholly-owned subsidiary of GE Capital. Each Credit will be governed by and interpreted in accordance with the following terms and conditions. Capitalized terms shall have the meanings accorded them in Section 9, Definitions, below.

          1. Payment Terms.

In addition to all commissions, charges, fees and expenses payable in connection with Credits pursuant to the Credit Agreement (including, without limitation the Letter of Credit Fee, as defined in the Credit Agreement), Applicant agrees to pay to GE Capital on demand, at GE Capital’s office located at 401 Merritt 7, 2nd Floor, Norwalk, CT 06856 or at such other address or account as may be designated in writing by GE Capital, in Dollars, in immediately available funds: (i) each amount paid by GE Capital under any Credit (which payment is permitted or required under this Agreement, ISP 98 or applicable law) in Dollars or in the event that the Credit permits Drafts under such Credit to be payable in a currency other than Dollars, the Dollar Equivalent of each amount so drawn; (ii) interest on each amount (or the Dollar Equivalent thereof) so drawn for each day from the date of payment of the relevant Draft to and including the date of payment in full of such amount by Applicant to GE Capital, at the rate specified in the Credit Agreement; and (iii) any and all commissions and charges of, and any and all costs and expenses incurred by, GE Capital and its subcontractors or agents in relation to the Credits and all Drafts thereunder. A schedule of commissions and charges is attached hereto as Annex I. If a Credit provides for sight payment, reimbursement by Applicant is due on the day on which GE Capital pays on the applicable Draft. All payments by Applicant hereunder shall be made without withholding, deduction or set-off and shall be made free and clear of taxes.

          2. Security Interest.

     To secure the payment and performance of all Obligations (including, without limitation, Letter of Credit Obligations), the Applicant hereby grants to Administrative Agent a security interest in the following, including, without limitation, the unqualified right to the possession and disposal of all property shipped under or in connection with each Credit, whether released to the Applicant under security agreements or otherwise, and also in and to all shipping documents, documents of title, or Drafts drawn under each Credit and in and to all other property owned by the Applicant, in or coming into GE Capital’s possession or custody, and in any deposit balances now or hereafter held by a bank as custodian for GE Capital for the Applicant’s account, together with the proceeds of each and all of the foregoing, until the Termination Date (subject to reinstatement as provided in the Loan Documents). The grant of a security interest in the preceding sentence supplements, rather than limits or supersedes, any grant of a security interest by Applicant in the Loan Documents. If GE Capital honors any presentation, demand or Draft and Applicant fails to reimburse GE Capital therefor in accordance with the terms of the Credit Agreement, GE Capital may assert its rights of subrogation under applicable law, whether GE Capital’s honor satisfies all or only part of the underlying obligation. The Applicant must, on reasonable notice, cooperate with GE Capital in its assertion of the Applicant’s rights against the Beneficiary, the Beneficiary’s rights against the Applicant, and any other rights that GE Capital may have by subrogation or assignment. Such cooperation shall include without limitation the prompt return of all Drafts, documents, instruments and statements in Applicant’s possession that were presented by or on behalf of Beneficiary in connection with any draw under a Credit. Subject to the terms of the Credit Agreement and the terms of Section 8(b) below, the Applicant agrees to make upon demand such cash deposits with GE Capital as GE Capital may require to further secure Applicant’s Letter of Credit Obligations.

          3. Administration of Credit.

          (a) Applicant will promptly examine a copy of each Credit (and any proposed amendments thereto) sent to Applicant, as well as all other instruments and documents delivered to Applicant from time to time in connection with such Credit, and, in the event Applicant has any claim of non-compliance with the instructions or of any discrepancy or other irregularity or any objection to any action taken or proposed to be taken by GE Capital with respect to any Credit, Applicant will notify GE Capital thereof in writing within three business days after its receipt of a copy of such Credit, any amendments thereto, or such instruments or documents or notice of any such proposed action, and Applicant will conclusively be deemed to have waived any such claim against GE Capital and its subcontractors, servicers and agents or any defense to payment of GE Capital, its subcontractors or agents, unless such notice is given as aforesaid. This Section 3(a) is intended to substitute three business days for the “not unreasonable time period” set forth in Rule 5.09 of ISP 98.

          (b) Neither GE Capital nor any of its agents, subcontractors or servicers shall be responsible for, and neither GE Capital’s powers and rights hereunder nor Applicant’s obligations shall be affected by: (i) any act or omission pursuant to Applicant’s instructions; (ii) any other act or omission of GE Capital or its subcontractors, servicers, agents or employees other than any such arising from its or their gross negligence or willful misconduct; (iii) the validity, accuracy or genuineness of Drafts, documents or required statements, even if such Drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Applicant shall have notified GE Capital thereof); (iv) failure of any Draft to bear any reference or adequate reference to the applicable Credit; (v) errors, omissions, interruptions or delays in transmission of delivery of any messages however sent and whether or not in code or otherwise; (vi) any act, default, omission, insolvency or failure in business of any other person (including any agent, subcontractor or employee) or any consequences arising from causes beyond GE Capital’s control; (vii) any acts or omissions of any Beneficiary of any Credit or transferee of any Credit, if transferable;

(viii) any act or omission of GE Capital required or permitted under any (1) law or practice to which a Credit is subject (including ISP 98), (2) applicable order, ruling or decree of any court, arbitrator or governmental agency, (3) a published statement or interpretation on a matter of law or practice (including ISP 98); (ix) honor or other recognition of a presentation or demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the Beneficiary or other person (excluding GE Capital’s employees), including payment to a person who forges the signature of a Beneficiary or the signature of an assignee of a Credit’s proceeds, (x) honor of a presentation without regard to any nondocumentary condition(s) in the Credit, regardless of whether Rule 4.11 of ISP 98 applies, or (xi) dishonor of any presentation that does not strictly comply with the terms of the applicable Credit or that is fraudulent, forged or otherwise not entitled to be honored. Without limiting the generality of the foregoing, GE Capital may (1) act in reliance on any oral, telephone, telegraphic, electronic, facsimile or written request, notice, or instruction believed in good faith to be from or have been authorized by the Applicant, (2) receive, accept or pay as complying with the terms of a Credit any Drafts or other documents, otherwise in order, which are signed by or issued to any person or entity acting as the representative of, or in the place of, the party in whose name such Credit provides that any Drafts or other documents should be drawn or issued and (3) waive its stipulation that the bank nominated in the applicable Credit shall accept or pay the Drafts, and GE Capital may then accept presentations of Drafts and documents for payment directly.

          (c) Subject to GE Capital’s obtaining any necessary consent from the Beneficiary or other third party, GE Capital may for Applicant’s account at any time (i) treat a Credit as governed by the law of the place where GE Capital or the Beneficiary is located, notwithstanding a choice of law provision in the Credit, and, in case of conflict, treat the law as prevailing over practice in such place or vice versa; (ii) shorten or lengthen the examination period; (iii) specify or amend a specified place or manner of receiving a presentation, effecting honor, or giving notice of dishonor; or (iv) discount an accepted Draft or deferred obligation incurred under the Credit.

          (d) Unless GE Capital is enjoined by a court of competent jurisdiction, GE Capital may assume that any Beneficiary or other presenter acts in good faith and that any presentation or other demand is nonfraudulent.

          (e) Unless the Credit specifically permits and GE Capital specifically agrees, GE Capital need not check the authenticity or authority of any purported Beneficiary signature, even if in other transactions the Beneficiary is a customer or its signature is otherwise known to GE Capital.

          (f) Unless specifically committed to do so in a writing signed by GE Capital, GE Capital need not consent to any amendment of a Credit. GE Capital may, without authorization from or notice to Applicant, send a notice of non-extension to the Beneficiary under a Credit if it provides for automatic extension. Any notice of dishonor given by GE Capital within six business days after presentation of documents to GE Capital shall not be deemed to be unreasonable. This Section 3(d) is intended to substitute six business days for the three business days set forth in Rule 5.01a of ISP 98.

          (g) Notwithstanding any waiver by Applicant of discrepancies in Drafts, documents or required statements, GE Capital acting alone has the right in its sole judgement, to decline to approve any discrepancies and to refuse payment on that basis under any Credit issued hereunder.

          (h) GE Capital may assign its rights and delegate its duties hereunder to any subsidiary of GE Capital, in each case without prior notice to Applicant; provided that such assignment and delegation does not diminish Applicant’s rights or increase Applicant’s duties hereunder.

          (i) No Credit shall be issued hereunder providing for the acceptance of time Drafts or the incurrence of deferred payment undertakings.

          (j) Notwithstanding any provision herein contained to the contrary, if Applicant approves the issuance of a Credit requiring payment of a Draft on the same day on which such Draft is presented, GE Capital shall be entitled to honor such Draft without review or examination by Applicant and Applicant waives all defenses to reimbursement thereof based on irregularities that may have been revealed by Applicant’s review or examination.

          4. Letter of Credit Text; Extensions, Increases and Modifications of Credit.

          (a) Applicant is responsible for preparing or approving the text of each Credit as issued by GE Capital and as received by the Beneficiary. GE Capital’s recommendation or drafting of text or GE Capital’s use or non-use or refusal to use text submitted by Applicant shall not affect Applicant’s ultimate responsibility for the final text and its receipt by the Beneficiary. Applicant is responsible for the effect, or lack of effect under ISP 98, Rule 4.11 or applicable law, of a provision in any Credit that requires GE Capital to verify facts rather than examine documents or that fails to identify the documents to which the provision applies.

     Applicant is responsible for including suitable provisions in the underlying agreement that permit Applicant to review the text of the Credit as received by the Beneficiary and that describe the circumstances under which: a drawing under the Credit may be made, Credit proceeds may be applied to the underlying agreement, and part or all of those proceeds may be returned. Applicant accepts the risk that the text of the Credit is consistent with the underlying obligation, suitable for Applicant’s purposes, and received by the Beneficiary in time to permit the Beneficiary and Applicant to review the Credit and to request any desired amendments.

          (b) Each Applicant agrees that GE Capital may at any time and from time to time, in its discretion, by agreement with one or more other Applicants (whether or not such Applicant shall have been appointed as the “Agent Applicant” in the Joint Signature Agreement contained in the Application): a) further finance or refinance any transaction under any Credit; b) renew, extend or change the time of payment or the manner, place or terms of payment of any of the Obligations; c) settle or compromise any of the Obligations or subordinate the payment thereof to the payment of any other debts of or claims against any Applicant which may at the time be due or owing to GE Capital; or d) release any Applicant or any Guarantor or any Collateral, or modify the terms under which such Collateral is held, or forego any right of setoff, or modify or amend in any way this Agreement or any Credit, or give any waiver or consent under this Agreement; all in such manner and on such terms as GE Capital may deem proper and without notice or further assent from such Applicant. In any such event, such Applicant shall remain bound by such event and this Agreement after giving effect to such event, and the Obligations under this Agreement shall be continuing obligations in respect of any transaction so financed or refinanced and, in either case, if the Obligations are contingent, may be treated by GE Capital as due and payable for their maximum face amount.

          5. Reserve Requirements and Similar Costs.

     If GE Capital is now or hereafter becomes subject to any reserve, special deposit or similar requirement against assets of, deposits with, or for the account of, or credit extended by, GE Capital, or any other condition is imposed upon GE Capital which imposes a cost upon GE Capital, and the result, in the determination of GE Capital is to increase the cost to GE Capital of maintaining a Credit or paying or funding the payment of any Draft thereunder, or to reduce the amount of any sum received or receivable, directly or indirectly, by GE Capital hereunder, Applicant will pay to GE Capital upon demand such amounts required to compensate GE Capital for such increased cost or reduction. In making the determinations contemplated hereunder, GE Capital may make such estimates, assumptions, allocations and the like which GE Capital in good faith determines to be appropriate, but GE Capital’s selection thereof, and GE Capital determinations based thereon, shall be final and binding and conclusive upon Applicant.

          6. Possession of Property by Applicant.

     If the Applicant accepts or retains possession of documents, goods or other property, if any, covered by a Credit, prior to GE Capital’s review of such documents, then all discrepancies and other irregularities of said documents shall be deemed waived by the Applicant, and GE Capital is authorized and directed to pay any Drafts drawn or purporting to be drawn upon such Credit.

          7. Partial Shipments.

          (a) Except as otherwise expressly stated in any Credit (i) partial shipments may be made under such Credit, and GE Capital may honor the relative Drafts without inquiry regardless of any apparent disproportion between the quantity shipped and the amount of the relative Draft and the total amount of such Credit and the total quantity to be shipped under such Credit, and (ii) if such Credit specifies shipments in installments within stated periods and the shipper fails to ship in any designated period, shipments of subsequent installments may nevertheless be made in their respective designated periods and GE Capital may honor the relative Drafts.

          8. Events of Default, Remedies; Pre-funding.

          (a) If any Event of Default has occurred and is continuing, other than an Event of Default specified in Article VII (g) or (h) of the Credit Agreement, GE Capital as issuer hereunder and in its capacity as Administrative Agent under the Credit Agreement may pursue any of the remedies provided for in the Loan Documents, including without limitation declaring that all of the Obligations (including any such Obligations hereunder that may be contingent and not matured) are immediately due and payable. If an Event of Default under Article VII (g) or (h) of the Credit Agreement has occurred, the Obligations shall automatically be due and payable.

          (b) Without limiting the generality of the foregoing, Applicant agrees that if: i) any Default or Event of Default shall have occurred and be continuing; ii) GE Capital at any time and for any reason deems itself to be insecure or the risk of non-payment or non-performance of any of the Obligations to have increased; or iii) in the event that a Credit is denominated in a currency other than Dollars, GE Capital determines that such currency is unavailable or that the transactions contemplated by this Agreement are unlawful or contrary to any regulations to which GE Capital or any agent, servicer or subcontractor of GE Capital may be subject or that due to currency fluctuations the Dollar Equivalent of the amount of a Credit exceeds the amount of Dollars that GE Capital in its sole judgment expected to be its maximum exposure under such Credit, then Applicant will upon demand pay to GE Capital an amount equal to the undisbursed portion, if any, of such Credit, and such amount shall be held as additional Collateral for the payment of all Letter of Credit Obligations, and after the expiration hereof, to the extent not applied to the Letter of Credit Obligations, shall be returned to Applicant (unless otherwise provided in the Credit Agreement or any other Loan Document).

          9. Definitions.

     As used herein, the following terms shall have the following meanings:

     “Administrative Agent” shall have the meaning given such term in the Credit Agreement.

     “Agreement” shall mean, collectively, this Agreement [each Application for Standby Letter of Credit entered into between GE Capital and Applicant, the Joint Signature Agreement and the Authorization and Agreement of Account Party appended hereto], as the same may be amended, modified, supplemented or restated from time to time.

     “Applicant” shall mean the person or entity executing this Agreement as Applicant; provided that if two or more persons or entities shall have executed this Agreement as Applicant or as Joint Applicant, the terms “Applicant” and “Applicants” shall mean each and all of such persons and entities, individually and collectively, except that, if the term “Applicant” is preceded by the word “any” or “each” or a word or words of similar import, such terms shall be deemed to refer to each of such persons or entities, individually.

     “Beneficiary” shall mean, as to any Credit, the beneficiary of that Credit.

     “Collateral” shall have the meaning given such term in the Credit Agreement.

     “Credit” shall mean a Standby Letter of Credit issued by GE Capital upon Applicant’s request of GE Capital, as the same may be amended and supplemented from time to time, and any and all renewals, increases, extensions and replacements thereof and therefor.

     “Credit Agreement” shall mean the Credit Agreement as from time to time amended, restated, modified or supplemented , dated as of April 1, 2005 among the Borrowers, Centerplate, Inc., each of the lenders and other financial institutions from time to time party thereto, GECC Capital Markets Group, Inc., as Lead Arranger and Book Runner and General Electric Capital Corporation as Administrative Agent and Lender.

     “Default” shall have the meaning given such term in the Credit Agreement.

     “Dollar Equivalent” shall mean: a) the number of Dollars that is equivalent to an amount of a currency other than Dollars, determined by applying the selling rate of First Union National Bank, First Union Bank International or another bank of comparable size selected by GE Capital; or b) in the event that GE Capital shall not at the time be offering such a rate, the amount of Dollars that GE Capital, in its sole judgment, specifies as sufficient to reimburse or provide funds to GE Capital in respect of amounts drawn or drawable under a Credit; in either case as and when determined by GE Capital.

     “Dollars” shall mean lawful currency of the United States of America.

     “Draft” shall mean any Draft (sight or time), receipt, acceptance, cable or other written demand for payment.

     “Event of Default” shall have the meaning given such term in the Credit Agreement.

     “Guarantor” shall have the meaning given such term in the Credit Agreement.

     “Letter of Credit Obligations” shall have the meaning given such term in the Credit Agreement.

     “Loan Documents” shall have the meaning given such term in the Credit Agreement.

     “Obligations” shall have the meaning given such term in the Credit Agreement.

     “Termination Date” shall have the meaning given such term in the Credit Agreement.

          10. Expenses; Indemnification.

     Applicant agrees to reimburse GE Capital and its subcontractors, servicers and agents upon demand for and to indemnify and hold GE Capital harmless from and against all claims, liabilities, losses, costs and expenses (“Indemnified Liabilities”) including attorneys’ fees and disbursements, incurred or suffered by GE Capital and its subcontractors, servicers and agents in connection with this Agreement or any Credit. Such Indemnified Liabilities shall include, but not be limited to, all such Indemnified Liabilities incurred or suffered by GE Capital and its subcontractors, servicers and agents in connection with (a) GE Capital’s exercise of any right or remedy granted to it hereunder or under the Loan Documents, (b) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement including, without limitation, as a result of any act or omission by a Beneficiary, (c) the collection or enforcement of the Obligations, and (d) any of the events or circumstances referred to in paragraph 3(b) hereof, including any defense by GE Capital in an action in which Applicant obtains an injunction against presentation or honor of any Draft. None of GE Capital or any subcontractor, servicer or agent of GE Capital shall be liable to Applicant for any special, indirect, consequential or punitive damages arising with respect to any Credit. Applicant must in all instances mitigate damages claimed against GE Capital or any subcontractor, servicer or agent arising with respect to any Credit. If GE Capital honors a Draft or presentation under a Credit for which Applicant claims it is not obligated to reimburse GE Capital, Applicant shall nonetheless pay to GE Capital the amount paid by GE Capital, without prejudice to Applicant’s claims against GE Capital to recover fees and costs paid by Applicant with respect to the honored presentation plus any direct damages resulting therefrom which Applicant is unable to avoid or reduce. Applicant’s prevailing in an action based on forgery or fraud of the Beneficiary or other presenter does not relieve Applicant from its obligation to pay GE Capital’s costs and expenses in contesting the entry or maintenance of injunctive relief.

          11. Licenses; Insurance.

     If any Credit assures payment for goods to be imported, the Applicant shall procure or cause the Beneficiaries of each Credit to procure promptly any necessary import and export or other licenses for import or export or shipping of any goods referred to in or pursuant to such Credit and to comply and to cause the Beneficiaries to comply with all foreign and domestic governmental regulations in regard to the shipment and warehousing of such goods or otherwise relating to or affecting such Credit, including governmental regulations pertaining to transactions involving designated foreign countries or their nationals, and to furnish such certificates in that respect as GE Capital may at any time require, and to keep such goods adequately covered by insurance in amounts, with carriers and for such risks as shall be satisfactory to GE Capital, and to cause GE Capital’s interest to be endorsed thereon, and to furnish GE Capital on demand with evidence thereof. Should the insurance upon said goods for any reason be unsatisfactory to GE Capital, GE Capital may, at its expense, obtain insurance satisfactory to it.

          12. No Waivers of Rights Hereunder; Rights Cumulative.

     No delay by GE Capital in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver or amendment of any provision of this Agreement shall be enforceable against GE Capital unless in writing and signed by an officer of GE Capital, and unless it expressly refers to the provision affected, any such waiver shall be limited solely to the specific event waived. All rights granted GE Capital hereunder shall be cumulative and shall be supplementary of and in addition to those granted or available to GE Capital under the Loan Documents or applicable law and nothing herein shall be construed as limiting any such other right.

          13. Continuing Agreement; Termination.

     This Agreement shall continue in full force and effect until the Termination Date (subject to reinstatement, as provided in the Loan Documents).

          14. Performance Standards.

     Notwithstanding any provision to the contrary herein, GE Capital reserves the right to decline (i) any request made by the Applicant for the issuance of a Credit or (ii) any instruction provided by the Applicant if, in its discretion, GE Capital determines that the issuance of such Credit or the carrying out of such instruction contravenes GE Capital’s customary procedures or policy, ISP 98 or any applicable law, rule or regulation.

          15. Governing Law; Jurisdiction; Certain Waivers.

          (a) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, and with respect to all security interests granted in connection herewith, GE Capital shall have the rights and remedies of a secured party under applicable law, including but not limited to the Uniform Commercial Code of New York. This Agreement supplements the Loan Documents, including those provisions relating to Letter of Credit Obligations and, except as expressly provided herein to the contrary, this Agreement does not supersede the Loan Documents.

          (b) APPLICANT AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT SHALL BE LITIGATED ONLY IN COURTS LOCATED WITHIN THE STATE OF NEW YORK AND THAT SUCH COURTS ARE CONVENIENT FORUMS THEREFOR, AND APPLICANT SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS.

          (c) Applicant waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to Applicant at its address last specified for notices hereunder, and service so made shall be deemed completed two (2) days after the same shall have been so mailed.

          (d) APPLICANT WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN IT AND GE CAPITAL WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

          (e) Each Credit and this Agreement shall be subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP 98”) and the same are incorporated herein by reference. Applicant is responsible for knowing applicable letter of credit law and practice, including ISP 98. Solely for purposes of interpreting the ISP 98’s application to this Agreement and Credits issued hereunder, GE Capital shall be deemed to be a “bank” as such term is used in ISP 98. To the extent permitted by applicable law, this Agreement shall prevail in case of a conflict with applicable law or ISP 98, and ISP 98 shall prevail in case of a conflict with applicable law.

          16. Notices.

     Any notice to GE Capital shall be effective only if in writing or by authenticated teletransmission acceptable to GE Capital, as applicable, directed to the attention of and received by GE Capital. Any notice to or demand on Applicant, or, if more than one Applicant executes this Agreement, the Agent Applicant, shall be binding on all Applicants and shall be effective when made to Applicant, or if more than one Applicant executes this Agreement, the Agent Applicant, by mail, telegraph, facsimile, telephone or otherwise, in the case of mailed, telegraphed or cabled notices, to the address appearing below such Applicant’s signature or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this paragraph, and in the case of telephonic or facsimile notices, to the telephone number of such Applicant appearing below Applicant’s signature. Any requirements under applicable law of reasonable notice by GE Capital to Applicant of any event shall be met if notice is given to Applicant or Agent Applicant, as the case may be, in the manner prescribed above at least two days before (a) the date of such event or (b) the date after which such event will occur.

          17. Applicant Status.

     The person identified in this Agreement as Applicant represents and warrants, except as otherwise provided in this Agreement, that:

          (a) it acts for itself and for no other person in requesting issuance of each Credit for its account;

          (b) it may be identified in each Credit as the “applicant,” “account party” or “customer” at whose request and on whose instruction and for those account the Credit is issued;

          (c) it alone (acting through its officers) may authorize GE Capital to issue, amend, pay, or otherwise act under any Credit; and

          (d) it alone has standing to enforce this Agreement or otherwise to assert the rights and remedies of an applicant, including without limitation, to sue for any injunction against honor of any Credit.

          18. General.

          (a) If this Agreement is executed by two or more Applicants, they shall be jointly and severally liable hereunder, and all provisions hereof regarding the Collateral shall apply to the Obligations and Collateral of any or all of them.

          (b) This Agreement shall be binding upon the heirs, executors, administrators, assigns and successors of each of the Applicant(s) and shall inure to the benefit of and be enforceable by GE Capital and its respective successors, transferees and assigns.

          (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) This Agreement shall be deemed to be a “Loan Document” for all purposes under the Credit Agreement.

          (e) This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          (f) If any provision contained in this Agreement conflicts with any provision in the Credit Agreement, the provision contained in the Credit Agreement shall govern and control.

[Remainder of Page Intentionally Left Blank]

Date: April 1, 2005

Name of Applicant:	VOLUME SERVICES AMERICA, INC.

By:

Name:

Title:

Address of Applicant:

Fax No. ( )

VOLUME SERVICES, INC.

By:

Name:

Title:

Address of Applicant:

Fax No. ( )

SERVICE AMERICA CORPORATION

By:

Name:

Title:

Address of Applicant:

Fax No. ( )

Master Agreement for StandBy Letters of Credit
Signature Page
1954970

GENERAL ELECTRIC CAPITAL
CORPORATION

By:

Name:

Title:

Master Agreement for StandBy Letters of Credit
Signature Page
1954970

Joint Signature Agreement

     In consideration of your establishment from time to time of a Credit substantially as applied for herein, it is further agreed that this Agreement shall be the joint and several agreement of the undersigned and all property referred to in this Agreement as belonging to Applicant shall be understood to refer to the joint property of any or all of the several Applicants as well as to the individual property of each of them. The happening of any Event of Default as specified in paragraph 6 of this Agreement with respect to any Applicant shall mature the obligations of all Applicants. A demand made on any Applicant pursuant to paragraph 1 of this Agreement shall fix the exchange rate as to all Applicants.

     It is agreed that [          ] shall appear in [each] Credit as Account Party and that [          ] (“Agent Applicant”) has the exclusive right to issue all instructions on any and all matters relating to such Credit, including, without limitation, instructions as to disposition of documents and any unutilized funds, and waivers of discrepancies, and to agree with you upon any amendments, modifications, extensions, renewals, or increases in such Credit or any other matter.

Joint Applicant	Joint Applicant

By:		By:

	Authorized Signature		Authorized Signature

Address of Joint Applicant	Address of Joint Applicant

Authorization and Agreement of Account Party

Gentlemen:

     We hereby join the request of Applicant to issue from time to time the Credits, described on page 1 with our name appearing as Account Party.

     In consideration of your issuing each Credit in this form it is agreed that Applicant has the exclusive right to issue all instructions on any and all matters relating to such Credits including, without limitation, instructions as to disposition of documents and any unutilized funds, and waivers of discrepancies, and to agree with you upon any amendments, modifications, extensions, renewals, or increases in each Credit or any other matters irrespective of whether the same may now or hereafter affect our rights or those of our successors or assigns.

Account Party

By:

Authorized Signature

Address of Account Party:

(SAMPLE)

ANNEX I

     The Applicant agrees to pay the following fees with respect to the Credits:

I. Issuance:

     Upon issuance thereof, the greater of (a) 25 BP PA of the amount of the Credit or (b) $150

Plus:

     (c) Issuance Fee $150.

II. Amendment:

     Upon any amendment which increases the amount thereof, the greater of (d) 25 BP PA (same BP charge as the issuance) of such increased amount or (e) $150

     Amendments changing a condition of the SBLC (f) $125

III. Evergreen Renewal:

     (g) Issuance fee (a) plus $150.

IV. Document Examination:

     (h) $250